   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 2000.
                                                  REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               MAXTOR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          5045                         77-0123732
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)      CLASSIFICATION NUMBER)            IDENTIFICATION NO.)

                              510 COTTONWOOD DRIVE
                           MILPITAS, CALIFORNIA 95035
                           TELEPHONE: (408) 432-1700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               MICHAEL R. CANNON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               MAXTOR CORPORATION
                              510 COTTONWOOD DRIVE
                           MILPITAS, CALIFORNIA 95035
                           TELEPHONE: (408) 432-1700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             DIANE HOLT FRANKLE                              LARRY W. SONSINI
                HENRY LESSER                                  MICHAEL KENNEDY
      GRAY CARY WARE & FREIDENRICH LLP               WILSON SONSINI GOODRICH & ROSATI
             400 HAMILTON AVENUE                            650 PAGE MILL ROAD
      PALO ALTO, CALIFORNIA 94301-1825                   PALO ALTO, CA 94304-1050
               (650) 833-2000                                 (650) 493-6811

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger of a subsidiary of Quantum Corporation holding the assets of the Quantum Hard Disk Drive Group into Maxtor Corporation pursuant to an Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of October 3, 2000, as described in the enclosed joint proxy statement/prospectus.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(a) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM     PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF          AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED            PER UNIT              PRICE           REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.01 per share...............    138,320,000(1)          $6.07(2)           $839,603,000           $221,700
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of the registrant's common stock to be issued in connection with the merger transaction, based on a conversion ratio of 1.52 shares of Maxtor common stock to be issued for each share of Quantum HDD common stock, and approximately 78,000,000 shares of Quantum HDD common stock estimated to be outstanding at the anticipated closing along with approximately 13,000,000 shares issuable pursuant to options to purchase shares of Quantum HDD common stock outstanding at the anticipated closing.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price per unit is based on the average of the high and low prices of Quantum HDD common stock as reported on the New York Stock Exchange on December 7, 2000, divided by the conversion ratio of 1.52.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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       THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. MAXTOR MAY NOT ISSUE THE COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE TRANSACTIONS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                SUBJECT TO COMPLETION, DATED DECEMBER 11, 2000.


                [MAXTOR LOGO]                                  [QUANTUM LOGO]

                             TO THE STOCKHOLDERS OF
                   MAXTOR CORPORATION AND QUANTUM CORPORATION

               A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT!

     Maxtor Corporation and Quantum Corporation have entered into an amended and restated merger agreement that provides for the split-off by Quantum of its hard disk drive business, Quantum HDD, into a newly formed, wholly owned subsidiary of Quantum, Insula Corporation, or Spinco, and the merger of Spinco into Maxtor. In the merger, holders of Quantum HDD common stock will receive 1.52 shares of Maxtor common stock in exchange for each share of Quantum HDD common stock they own. Maxtor common stock is listed on The Nasdaq National Market under the
trading symbol "MXTR" and closed at $     per share on December   , 2000.
Immediately after completion of the merger, the former holders of Quantum HDD common stock will own between 50.1% and 51% of Maxtor's outstanding common stock. Quantum's DLT and storage systems business, Quantum DSS, will continue operations following the merger under the name Quantum Corporation as a publicly-traded corporation.

     The combined hard disk drive company created by the merger will be called Maxtor Corporation and will be led by Michael R. Cannon, Maxtor's current president and chief executive officer. At closing, on a pro forma basis, Maxtor will have combined annual revenues of over $6 billion and an annual shipping rate of more than 50 million hard disk drives for use in desktop personal computers, Intel-based servers, and consumer electronics applications. Moreover, on a pro forma basis, Maxtor and Quantum expect the merger to generate annualized cost savings of $120 million to $200 million within 18 to 24 months following its completion.

     Maxtor is requesting that its stockholders vote to adopt the merger agreement and approve the merger. If approved, the merger will result in the issuance of approximately 118,600,000 shares of Maxtor common stock in the merger, as well as the amendment and restatement of Maxtor's restated certificate of incorporation to eliminate until the 2004 annual meeting the requirement that the number of directors in each of the three classes into which Maxtor's board of directors is divided be as nearly equal as reasonably possible, and also to increase the authorized number of shares of Maxtor common stock from 250,000,000 to 525,000,000. In addition, in two separate proposals, Maxtor is requesting that its stockholders approve amendments to Maxtor's 1996 stock option plan and 1998 employee stock purchase plan to increase the shares reserved for issuance from 22,975,685 and 4,500,000 to 39,975,685 and 8,000,000, respectively. The approval by Maxtor stockholders of these two additional proposals is not required in order for the merger proposal described above to be approved. If approved, these two additional proposals will take effect only if the merger is completed.

     Quantum is requesting that its stockholders vote to adopt the merger agreement and approve the merger with Maxtor, and as a separate proposal, to amend and restate Quantum's restated certificate of incorporation to delete all provisions relating to the class of tracking common stock designated as "Quantum Corporation -- HDDG Common Stock," and to amend and restate other provisions to reflect the absence of tracking stock, as applicable. The approval by Quantum stockholders of the additional proposal is not required for the merger proposal to be approved. If approved, this additional proposal will take effect only if the merger is completed.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE BOARD OF DIRECTORS OF MAXTOR UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF ITS THREE PROPOSALS AS OUTLINED ABOVE. LIKEWISE, THE BOARD OF DIRECTORS OF QUANTUM UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF ITS TWO PROPOSALS AS OUTLINED ABOVE. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US.

     This joint proxy statement/prospectus provides you with detailed information about the proposed split-off of Quantum HDD and its merger with Maxtor, a summary description of which begins on page 6, and a fuller description of which begins on page 49. YOU SHOULD ALSO CAREFULLY READ THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 25 FOR A DISCUSSION OF SPECIFIC RISKS THAT YOU SHOULD CONSIDER IN DETERMINING HOW TO VOTE ON THE PROPOSED MERGER.

     This joint proxy statement/prospectus is dated December   , 2000 and is
first being mailed to stockholders of Maxtor and Quantum on or about December
  , 2000.

     The dates, times, and places of the two special meetings are as follows:

For Maxtor stockholders:                   For Quantum stockholders:
       February   , 2001, 10:00 a.m.       February   , 2001, 10:00 a.m.
       Sheraton San Jose Hotel             Quantum Corporation Headquarters
       Palo Alto Room                      500 McCarthy Boulevard
       1801 Barber Lane                    Milpitas, California 95035
       Milpitas, California 95035

     We strongly support the proposed transactions and join with our boards of directors in enthusiastically recommending that you vote in favor of the proposals presented to you for approval.

Michael R. Cannon                          Michael A. Brown
President and Chief Executive Officer      Chairman and Chief Executive Officer
Maxtor Corporation                         Quantum Corporation

                             ADDITIONAL INFORMATION

     This joint proxy statement/prospectus incorporates important business and financial information about Maxtor and Quantum from other documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone or over the Internet from the appropriate company at one of the following addresses:

Maxtor Corporation                         Quantum Corporation
Jenifer Kirtland, Investor Relations       Renee Budig
510 Cottonwood Drive                       500 McCarthy Boulevard
Milpitas, California 95035                 Milpitas, California 95035
Phone: (408) 432-4270                      Phone: (408) 324-7044
E-Mail: jenifer_kirtland@maxtor.com        E-Mail: ir@quantum.com
Web Address: www.maxtor.com                Web Address: www.quantum.com

     IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY JANUARY   ,
2001 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS. SEE "WHERE YOU CAN FIND MORE INFORMATION," BEGINNING ON PAGE 139.

                                 [MAXTOR LOGO]

                               MAXTOR CORPORATION
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                 TO BE HELD FEBRUARY [                  ], 2001

     The Special Meeting of Stockholders of Maxtor Corporation will be held in the Palo Alto Room of the Sheraton San Jose Hotel, located at 1801 Barber Lane,
Milpitas, California 95305, on                , February [  ], 2001, at 10:00
a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to adopt the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of October 3, 2000, by and among Maxtor, Quantum Corporation, Hawaii Acquisition Corporation, and Insula Corporation, a wholly owned subsidiary of Quantum ("Spinco"), pursuant to which Spinco will merge with Maxtor, and to approve the merger. Adoption of the merger agreement will also constitute approval of the other transactions contemplated under the merger agreement.

          2. To consider and vote upon a proposal to approve the amendment of Maxtor's amended and restated 1996 stock option plan to increase the number of shares of common stock authorized for issuance thereunder from 22,975,685 to 39,975,685. Even if approved, this proposal will only take effect if the merger is completed.

          3. To consider and vote upon a proposal to approve the amendment of Maxtor's 1998 employee stock purchase plan to increase the number of shares of common stock authorized for issuance thereunder from 4,500,000 to 8,000,000. Even if approved, this proposal will only take effect if the merger is completed.

          4. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the joint proxy statement/prospectus that accompanies this notice.

     The board of directors has fixed the close of business on December   , 2000
as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof.

                                       By Order of the Board of Directors
                                       of Maxtor Corporation

                                       Glenn H. Stevens
                                       Vice President, General Counsel
                                       and Secretary
Milpitas, California
December   , 2000

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 [QUANTUM LOGO]

                              QUANTUM CORPORATION
                             500 MCCARTHY BOULEVARD
                               MILPITAS, CA 95035

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date:   February [  ], 2001
Time:   10:00 a.m. PST
Place:  Quantum Corporation Headquarters
        500 McCarthy Boulevard
        Milpitas, California 95035
                           -------------------------

     At the meeting you will be asked:

          1. To consider and vote upon a proposal to adopt the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of October 3, 2000, by and among Quantum, Maxtor Corporation, Hawaii Acquisition Corporation and Insula Corporation, a wholly owned subsidiary of Quantum ("Spinco"), pursuant to which Spinco will merge with Maxtor, with Maxtor as the surviving corporation, and to approve the merger. In the merger, each share of Quantum HDD common stock will be exchanged for 1.52 shares of Maxtor common stock. Quantum's DLT and storage systems business, Quantum DSS, will continue operations following the merger under the name Quantum Corporation as a publicly-traded corporation. Adoption of the merger agreement will also constitute approval of the other transactions contemplated by the merger agreement.

          2. To consider and vote upon a proposal to amend Quantum's restated certificate of incorporation to delete all provisions relating to the class of common stock designated as "Quantum Corporation -- HDDG Common Stock" and to amend and restate other provisions to reflect the absence of tracking stock, as applicable. Even if approved, the amendment and restatement of the restated certificate of incorporation will take effect only if the merger is completed.

          3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     The attached joint proxy statement/prospectus contains a more complete description of these items of business. Only holders of record of Quantum common
stock at the close of business on December   , 2000, the record date, are
entitled to vote on the matters listed in this notice of special meeting. You may vote in person at the Quantum Special Meeting even if you have returned a proxy.

                                          By Order of the Board of Directors
                                          of Quantum Corporation

                                          Richard L. Clemmer
                                          Chief Financial Officer
Milpitas, California
December   , 2000

 WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED STAMPED
                                   ENVELOPE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS.............     6
  The Companies.............................................     6
  Risk Factors..............................................     7
  The Structure of the Merger...............................     7
  Tax Consequences..........................................     7
  The Merger Agreement......................................     8
  Separation Documents......................................     8
  Relationship with MKE.....................................     9
  Treatment of Stock Options and Restricted Stock...........    10
  Interests of Certain Persons in the Merger................    10
  Maxtor Board Composition..................................    11
  Relative Percentages of Ownership.........................    11
  Fairness Opinions of Financial Advisors...................    11
  Recommendations of the Boards of Directors................    12
  Required Stockholder Approvals............................    12
  The Special Meetings......................................    12
  Tax Loss Insurance........................................    13
  Accounting Treatment......................................    13
  Regulatory Approvals......................................    13
  No Appraisal Rights.......................................    13
  Maxtor Selected Historical Financial Information..........    14
  Quantum Selected Historical Consolidated Financial
     Information............................................    16
  Quantum DSS Selected Historical Combined Financial
     Information............................................    18
  Quantum HDD Selected Historical Combined Financial
     Information............................................    20
  Comparative Per Share Data................................    22
  Market Price Data and Dividend Policy.....................    23
RISK FACTORS................................................    25
  Special Note Regarding Forward-Looking Statements.........    25
  Risks Related to the Merger...............................    25
  Tax Risks Related to the Split-off and Merger.............    30
  Risks Related to the Quantum DSS Business.................    33
  Risks Related to the Combined Company's Business Following
     the Merger.............................................    35
THE MAXTOR SPECIAL MEETING..................................    44
  Date, Time, and Place of Meeting..........................    44
  Voting Rights.............................................    44
  Purpose of the Maxtor Special Meeting.....................    44
  Record Date and Outstanding Shares........................    44
  Share Ownership of Management and Certain Stockholders....    44
  Vote Required.............................................    44
  Quorum; Abstentions; Broker Non-Votes.....................    45
  Solicitation of Proxies; Expenses.........................    45
  Voting of Proxies; Revocation of Proxies..................    45
  No Appraisal Rights.......................................    46
  Recommendation of the Maxtor Board........................    46
THE QUANTUM SPECIAL MEETING.................................    47
  Date, Time, and Place of Meeting..........................    47
  Record Date; Outstanding Shares...........................    47
  Redemption................................................    47
  Revocability of Proxies...................................    47

                                                              PAGE
                                                              ----
  Voting and Solicitation...................................    47
  Vote Required.............................................    48
  Quorum; Abstentions; Broker Non-Votes.....................    48
  No Appraisal Rights.......................................    48
  Recommendation of the Quantum Board.......................    48
MAXTOR AND QUANTUM PROPOSAL NO. 1...........................    49
  Adoption of the Merger Agreement and Approval of the
     Merger Contemplated Thereunder.........................    49
THE MERGER..................................................    49
  Background of the Merger..................................    49
  Reasons for the Merger....................................    53
  Opinion of Maxtor's Financial Advisor.....................    58
  Opinion of Quantum's Financial Advisor....................    65
  Interests of Certain Persons in the Merger................    71
  Treatment of Stock Options and Restricted Stock...........    71
  Relationship with MKE ....................................    72
  Amendments of the Maxtor Restated Certificate of
     Incorporation Effected by the Merger...................    73
  Maxtor Board Composition..................................    75
  Severance Costs...........................................    76
  Structure of the Merger...................................    76
  Material Federal Income Tax Consequences of the
     Separation, the Redemption and the Merger..............    76
  Tax Loss Insurance........................................    81
  Anticipated Accounting Treatment of the Merger............    82
  Maxtor Unaudited Pro Forma Condensed Combined Financial
     Statements.............................................    83
  Regulatory Filings and Approvals Required to Complete the
     Merger.................................................    90
  Delisting of Quantum HDD Common Stock; Registration and
     Listing of Maxtor Common Stock.........................    90
  Restrictions on Resale of Maxtor Common Stock.............    90
THE MERGER AGREEMENT........................................    91
  Separation and Redemption.................................    91
  The Merger................................................    91
  Date of Closing...........................................    91
  Certificate of Incorporation and Bylaws...................    91
  Management of Maxtor and Surviving Corporation............    91
  Conversion of Securities; Adjustment of Exchange Ratio....    91
  Quantum Convertible Notes.................................    92
  Exchange of Certificates..................................    92
  Representations and Warranties............................    92
  Conduct of Business Before Completion of the Merger.......    94
  No Solicitation...........................................    95
  Meetings of Stockholders..................................    97
  Employee Benefit Plans....................................    98
  Conditions to Closing.....................................    99
  Termination...............................................    99
  Termination Fees and Expenses.............................   101
  Amendment and Waiver......................................   102
THE SEPARATION DOCUMENTS....................................   102
  Separation and Redemption Agreement.......................   103
  General Assignment and Assumption Agreement...............   104
  Tax Sharing and Indemnity Agreement.......................   107
  Intellectual Property Agreement...........................   108

                                                              PAGE
                                                              ----
  Indemnification Agreement.................................   109
  Transitional Services Agreement...........................   109
VOTING AGREEMENTS...........................................   111
COMPARISON OF RIGHTS OF HOLDERS OF MAXTOR COMMON STOCK AND
  QUANTUM HDD COMMON STOCK..................................   113
  Nature of the Security....................................   113
  Size of the Board.........................................   113
  Classification............................................   113
  Removal of Directors......................................   114
  Vacancies.................................................   114
  Limitation on Director Liability..........................   114
  Indemnification of Directors and Officers.................   114
  Amendments to Certificate of Incorporation................   114
  Amendments to Bylaws......................................   115
  Authorized Capital Stock..................................   115
  Dividends.................................................   116
  Stock Repurchases, Redemptions, and Conversions...........   116
  Election of Directors.....................................   116
  Action by Written Consent.................................   116
  Annual Meeting............................................   116
  Special Meeting of Stockholders...........................   117
  Advance Notice Requirements of Stockholder Nominations....   117
  Advance Notice Requirements for Other Stockholder
     Business...............................................   117
  Rights of Inspection......................................   117
  Transactions Between the Corporation and Its Directors and
     Officers...............................................   117
  The Corporate Opportunity Doctrine........................   118
  Stockholders' Rights Plan.................................   119
MAXTOR PROPOSAL NO. 2 (FOR MAXTOR STOCKHOLDERS ONLY):
  APPROVAL OF AMENDMENT OF MAXTOR'S 1996 STOCK OPTION PLAN,
  AS AMENDED................................................   120
  Summary of the Provisions of the Amended Option Plan......   120
  Certain Federal Tax Consequences..........................   123
  Amended Plan Benefits.....................................   124
  Vote Required and Board of Directors' Recommendation......   124
MAXTOR PROPOSAL NO. 3 (FOR MAXTOR STOCKHOLDERS ONLY):
APPROVAL OF THE AMENDMENT OF MAXTOR'S 1998 EMPLOYEE STOCK
  PURCHASE PLAN, AS AMENDED.................................   125
  Summary of the Provisions of the Stock Purchase Plan......   125
  Certain Federal Income Tax Consequences...................   127
  Amended Plan Benefits.....................................   127
  Vote Required and Board of Directors' Recommendation......   128
QUANTUM PROPOSAL NO. 2 (FOR QUANTUM STOCKHOLDERS ONLY):
  APPROVAL OF AMENDMENTS TO QUANTUM'S RESTATED CERTIFICATE
  OF INCORPORATION..........................................   129
  General...................................................   129
  Antitakeover Effects of Provisions of the Amended and
     Restated Certificate of Incorporation, and Bylaws and
     of Delaware Law........................................   129
  Vote Required.............................................   130
  Recommendation............................................   130
  Indemnification of Directors and Officers.................   130
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL
  OWNERS....................................................   132
  Maxtor Stock Ownership....................................   132

                                                              PAGE
                                                              ----
  Quantum Stock Ownership...................................   134
  Maxtor Stockholder Agreement with Hyundai.................   135
LEGAL AND TAX MATTERS.......................................   138
EXPERTS.....................................................   138
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL
  MEETING...................................................   138
  Maxtor Annual Meeting.....................................   138
  Quantum Annual Meeting....................................   138
WHERE YOU CAN FIND MORE INFORMATION.........................   139
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   139
WHO CAN HELP ANSWER YOUR QUESTIONS..........................   140
TRANSACTION OF OTHER BUSINESS...............................   141
ANNEXES
  Annex A -- Amended and Restated Agreement and Plan of
     Merger and Reorganization
  Annex B -- Opinion of Salomon Smith Barney
  Annex C -- Opinion of Lehman Brothers
  Annex D -- Form of Amended and Restated Certificate of
     Incorporation of Quantum

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     Q1: WHAT IS THE MERGER TRANSACTION?

     A: In general terms, the merger transaction involves the splitting-off of the hard disk drive business of Quantum, Quantum HDD, from Quantum's DLT and storage systems business, Quantum DSS, and the combination of Quantum HDD and Maxtor. This business combination will be accomplished by separating the assets of Quantum HDD into a newly formed, wholly owned subsidiary of Quantum, Spinco, and merging Spinco into Maxtor, with Maxtor being the surviving corporation. Quantum DSS will continue operations following the merger under the name Quantum Corporation as a publicly-traded corporation.

     Q2: WHAT WILL I RECEIVE IN THE MERGER?

     A: Maxtor stockholders will not receive any consideration in the merger, nor will they receive any consideration from the proposed split-off by Quantum of Quantum HDD. After the merger, Maxtor stockholders will own the same number of Maxtor shares they owned before the merger.

     Quantum HDD stockholders will receive 1.52 shares of Maxtor common stock for each share of Quantum HDD common stock they hold, subject to adjustment as described in "Prospectus Summary -- The Merger Agreement," beginning on page 8.
Based on the closing price of $          for one share of Maxtor common stock on
December   , 2000, 1.52 shares of Maxtor common stock would be valued at
$          . However, the price of Maxtor common stock fluctuates so the closing price as of any date in the past provides no assurance as to the value of Maxtor common stock that Quantum HDD stockholders will receive upon completion of the merger. Immediately following the merger, the holders of Quantum HDD common stock will own between 50.1% and 51% of Maxtor's common stock.

     Quantum DSS stockholders will not receive any consideration for shares of Quantum DSS common stock they hold. Quantum DSS stock will continue to be traded on the New York Stock Exchange under the trading symbol "DSS," just as prior to the transaction, but it will represent all of Quantum.

     Q3: WHAT AM I BEING ASKED TO VOTE UPON?
     A: Maxtor stockholders: You are being asked to adopt the amended and restated agreement and plan of merger and reorganization and approve the merger. Adoption of the merger agreement and approval of the merger will include approval of all other transactions contemplated under the merger agreement. If approved, among other things, the merger will result in:

     - the issuance of approximately 118,600,000 shares of Maxtor common stock in the merger; and

     - the amendment and restatement of Maxtor's restated certificate of incorporation:

       -- to eliminate until the 2004 annual meeting the requirement that the three classes into which the board of directors is divided be as nearly equal in number as reasonably possible; and

       -- to increase the number of authorized shares of common stock to 525,000,000 shares.

     In addition, Maxtor stockholders are being asked to approve two further proposals:

     - the amendment of Maxtor's 1996 stock option plan to increase the number of shares reserved for issuance to 39,975,685; and

     - the amendment of Maxtor's 1998 employee stock purchase plan to increase the number of shares reserved for issuance to 8,000,000.

     The approval by Maxtor stockholders of these two additional proposals is not required in order for the merger proposal to be approved. If approved, the amendments to the stock option plan and stock purchase plan will take effect only if the merger is completed.

     Quantum stockholders: You are being asked to vote to adopt two separate proposals:

     - adoption of the merger agreement and approval of the merger (which if approved will include approval of all other transactions contemplated thereby and will neces-sarily include the split-off of Quantum HDD); and

     - the amendment of Quantum's restated certificate of incorporation to delete all provisions relating to the class of common stock designated as "Quantum Corporation -- HDDG Common Stock" and to amend and restate other provisions to reflect the absence of tracking stock, as applicable.

     The approval of Quantum's second proposal stated above is not required in order for the merger proposal to be approved. If approved, the amendment to the restated certificate of incorporation will take effect only if the merger is completed.

     Q4: WHY ARE WE PROPOSING THE MERGER?

     A: The boards of Maxtor and Quantum each believe that the combination of Maxtor and Quantum HDD will create a stronger, more competitive hard disk drive company, by:

     - creating significant opportunities for cost reduction through the integration of the operations of the two hard disk drive businesses and the elimination of redundant overhead expenses and duplicate sales, marketing, and administrative functions;

     - expanding the combined company's product line to provide a broad portfolio of products, including products for desktop personal computers, Intel-based servers, consumer electronics applications, and network attached storage devices;

     - allowing the combined company to take advantage of the complementary products, channels, partners, technology, logistics, critical skills, and manufacturing approaches of Maxtor and Quantum HDD;

     - providing the combined company with a materially stronger balance sheet than either Maxtor or Quantum HDD has standing alone; and

     - providing the combined company with additional resources through cost savings to explore emerging and higher-profit storage opportunities, such as Intel-based server hard disk drives, network attached storage appliances, sub-3.5-inch hard disk drives, and storage services.

     Quantum further believes that the split-off of Quantum HDD will benefit Quantum DSS by:

     - removing any potential balance sheet risk arising from Quantum HDD obligations; and

     - allowing Quantum DSS to participate in a higher growth segment space by allowing management to focus on emerging markets and technologies.

     A discussion of additional reasons for the merger appears on pages 53 to 58 of this joint proxy statement/prospectus under the heading, "Reasons for the Merger."

     Q5: WHY DOES THE MERGER AGREEMENT PROVIDE FOR THE AMENDMENT OF MAXTOR'S RESTATED CERTIFICATE OF INCORPORATION?

     A: Maxtor's restated certificate of incorporation will be amended and restated as part of the merger to eliminate until the 2004 annual meeting the requirement that the Maxtor classes of directors be as nearly equal in number as possible. This amendment is being made in order to make it clear that, although Quantum HDD stockholders will hold more than 50% of Maxtor's outstanding voting stock immediately following the merger, these stockholders would not be able to take control of the Maxtor board of directors at any time earlier than the third annual meeting after the merger in 2003. This provision confirms and gives effect to the parties' intent that Maxtor would be the acquiring party in the merger.

     Maxtor's restated certificate of incorporation will also be amended and restated as part of the merger to increase the authorized number of shares of its common stock to 525,000,000. Maxtor currently has approximately 105,000,000 shares available for issuance. The increase in the authorized number of shares by 275,000,000 will assure that sufficient shares are available to be issued in connection with the merger, and that an adequate number of shares of common stock will be available for issuance upon the exercise of options for up to approximately 20,000,000 shares of Maxtor common stock assumed in the merger, for future issuance under Maxtor's equity compensation plans and for other purposes that the Maxtor board deems necessary or appropriate.

     These two amendments to Maxtor's restated certificate of incorporation will take effect only if the merger is completed.

     Q6: WHY IS QUANTUM PROPOSING TO AMEND ITS RESTATED CERTIFICATE OF INCORPORATION?

     A: Quantum is proposing to amend and restate its restated certificate of incorporation because, following the completion of the merger, it will consist of only Quantum DSS and there will be no further need for separate business group tracking stocks. Therefore, Quantum intends to delete all provisions in its restated certificate of incorporation relating to the class of common stock designated as "Quantum Corporation -- HDDG Common Stock" and to amend and restate other provisions to reflect the absence of tracking stock, as applicable. If approved, this amendment will take effect only if the merger is completed.

     Q7: WHEN WILL THE PROPOSED SPLIT-OFF OF QUANTUM HDD OCCUR?

     A: If the Maxtor and Quantum stockholders vote to approve the merger and all of the other conditions to the merger are satisfied or waived, Quantum will split off Quantum HDD immediately prior to the closing of the merger. The parties will close as promptly as practicable after the special meeting, subject to obtaining necessary regulatory approvals and satisfying all closing conditions. Either party may terminate the merger if the closing has not occurred prior to June 30, 2001.

     If either the Maxtor stockholders or the Quantum stockholders do not vote to approve the merger, or the merger is otherwise abandoned, then the proposed split-off will not occur, neither Maxtor's nor Quantum's restated certificate of incorporation will be amended in any way, and neither Maxtor's 1996 stock option plan nor its 1998 employee stock purchase plan will be amended.

     Q8: IF I AM A HOLDER OF QUANTUM HDD COMMON STOCK, WHEN SHOULD I SEND IN MY STOCK CERTIFICATES FOR EXCHANGE?

     A: Please do not send in your stock certificates with your proxy card. You must keep your stock certificates until after the merger has been completed, when you will receive a letter of transmittal describing how you may exchange your Quantum HDD stock certificates for certificates representing shares of Maxtor common stock. At that time, you will submit your Quantum HDD stock certificates to the exchange agent with your completed letter of transmittal.

     Q9: HOW DOES MY BOARD OF DIRECTORS RECOMMEND THAT I VOTE ON THE PROPOSALS?

     A: Maxtor stockholders: The Maxtor board of directors unanimously recommends that you vote FOR all three proposals submitted by the Maxtor board.

     Quantum stockholders: The Quantum board of directors unanimously recommends that you vote FOR both of the proposals submitted by the Quantum board.

     Q10: WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

     A: Maxtor stockholders: Proposal No. 1, the proposal for the adoption of the merger agreement and approval of the merger, will require the affirmative vote of holders of a majority of the outstanding shares of Maxtor common stock entitled to vote at the Maxtor special meeting. If you abstain or do not instruct your broker how to vote, your abstention or broker non-vote will have the same effect as a vote against the merger proposal.

     Proposal Nos. 2 and 3, the proposals to amend the stock option plan and stock purchase plan, will require the affirmative vote of holders of a majority of the votes present or represented by proxy and entitled to vote at the special meeting, at which a quorum is present. Abstentions will have the same effect as a negative vote, whereas broker non-votes will not count as a vote either for or against either of these proposals.

     Quantum stockholders: Both Quantum proposals require:

     - the affirmative vote of holders of a majority of the outstanding shares of Quantum common stock entitled to vote at the Quantum special meeting; and

     - the affirmative vote of holders of a majority of the outstanding shares of Quantum HDD common stock, voting as a separate class, entitled to vote at the meeting.

     In addition, pursuant to the merger agreement, Proposal No. 1 requires the affirmative vote of holders of a majority of the votes present or represented by proxy and entitled to vote Quantum DSS common stock at the special meeting, voting as a separate class.

     If you abstain or do not instruct your broker how to vote, your abstention or broker non-vote will have the same effect as a vote against the merger proposal and the proposal for the amendment of the amended and restated certificate of incorporation.

     Q11: WHAT DO I NEED TO DO NOW?

     A: After you read and consider the information in this document, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the appropriate special stockholders' meeting. You should return your proxy card whether or not you plan to attend your special meeting.

     Q12: WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE SENT IN MY PROXY CARD?

     A: You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card at a later date. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to Maxtor or Quantum, as the case may be, before your special meeting. Finally, you can attend your special meeting and vote in person. Simply attending your special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

     Q13: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     A: Your broker will vote your shares only if you provide instructions on how to vote. If you do not provide your broker with instructions on how to vote, your broker non-votes will have the same effect as votes against approval of the merger. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

     Q14: WHAT CONSTITUTES A QUORUM AT THE SPECIAL STOCKHOLDERS' MEETINGS?

     A: A quorum is a majority of the outstanding shares entitled to vote which are present or represented by proxy at the special meetings. A quorum must exist for the transaction of business at the special meetings. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum. Broker non-votes, which are shares held by a broker or nominee that are represented at the special meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal, are also included in determining the presence of a quorum.

     Q15: WHO CAN I CALL WITH QUESTIONS?

     A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact the individuals listed below:

     Maxtor stockholders:

     You should contact:

    MAXTOR CORPORATION
    510 Cottonwood Drive
    Milpitas, California 95035
    Attn: Jenifer Kirtland, Investor Relations
    (408) 432-4270
    E-Mail: jenifer_kirtland@maxtor.com

     If you have additional questions about the solicitation of your proxy by Maxtor, you should contact:

    MACKENZIE PARTNERS, INC.
    156 Fifth Avenue
    New York, New York 10010
    (212) 929-5500 (call collect) or
    (800) 322-2885

     Quantum stockholders:

     You should contact:

    QUANTUM CORPORATION
    500 McCarthy Boulevard
    Milpitas, California 95035
    Attention: Renee Budig
    (408) 324-7044
    E-Mail: ir@quantum.com

     If you have additional questions about the solicitation of your proxy by Quantum, you should contact:

    MORROW & CO., INC.
    445 Park Avenue
    New York, New York 10022-2606
    (212) 754-8000 (call collect) or

    (800) 654-2468

     Maxtor, DiamondMax, and the Maxtor logo are registered trademarks of Maxtor Corporation. MaxAttach and Reflect-It are trademarks of Maxtor. Quantum, Fireball, Atlas and the Quantum logo are registered trademarks of Quantum Corporation. DLTtape is a trademark of Quantum. Other product and brand names are trademarks or registered trademarks of their respective holders.

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

     This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. Even though we have highlighted what we believe is the most important information, we encourage you to read the entire joint proxy statement/prospectus for a complete understanding of the proposed merger with Maxtor after the proposed split-off of Quantum HDD. You should also review the other available information referred to in "Where You Can Find More Information," beginning on page 139.

THE COMPANIES

MAXTOR

     Maxtor designs, develops, manufactures, sells, and supports hard disk drives for desktop computer systems. Maxtor's DiamondMax product family consists of 3.5-inch hard disk drives for the desktop market segment with storage capacities of up to 80 gigabytes. These products provide industry leading benchmark performance and storage capacity to the personal computer marketplace. Maxtor's customers are desktop computer manufacturers, including Apple, Compaq, Dell, Fujitsu, Hewlett Packard, IBM, and NEC; distributors, including Bell Micro, Ingram Micro, and Xander; and retailers, including Best Buy, Comp USA, and Staples.

     Maxtor also designs, develops, manufactures, sells, and supports entry level and mid-range network attached storage products. Maxtor's MaxAttach product family consists of the NAS 3000 with storage capacities of up to 160 gigabytes, the NAS 4000 with storage capacities of up to 320 gigabytes, and Reflect-It backup software.

     Maxtor has manufacturing facilities in Singapore, design and development facilities in Milpitas, California and Longmont, Colorado, and sales and support offices in the United States, Canada, Europe and Asia Pacific.

     The Maxtor common stock that holders of Quantum HDD common stock will receive as a result of the merger is traded and quoted on The Nasdaq National Market under the market symbol "MXTR."

     Maxtor's principal executive offices are located at 510 Cottonwood Drive, Milpitas, California 95035. Maxtor's telephone number is (408) 432-1700.

QUANTUM

     Quantum operates its business through two separate business groups: Quantum HDD and Quantum DSS. Since August 3, 1999, Quantum common stock has consisted of two classes which track separately the performance of the two business groups:
Quantum HDD common stock and Quantum DSS common stock.

     Quantum HDD designs, develops, markets, and supports hard disk drives for the desktop computer systems and for larger computers and servers. Quantum HDD's Fireball product family consists of 3.5-inch hard disk drives for the desktop computer systems market with storage capacities which range up to 40 gigabytes. Quantum HDD's Atlas product family consists of 3.5-inch hard disk drives for the enterprise server market with storage capacities which range up to 73 gigabytes. Quantum HDD's customers include original equipment manufacturers Apple, Compaq, Dell, Fujitsu, Gateway, Hewlett-Packard, IBM, and NEC; and distributors Bell Micro, Computer 2000, Ingram Micro and Wyle Electronics.

     Matsushita-Kotobuki Electronics Industries, Ltd., or MKE, manufactures all of Quantum HDD's hard disk drives at facilities located in Japan and Singapore. MKE's state-of-the-art manufacturing process is highly automated, employing integrated computer networks and advanced control systems.

     Quantum HDD maintains design and development facilities in Shrewsbury, Massachusetts and Milpitas, California and sales and support facilities in the United States, Canada, Europe, and Asia Pacific.

     Quantum DSS designs, develops, manufactures, licenses, services, and markets DLTtape drives, DLTtape media cartridges, and storage solutions. Quantum DSS' storage solutions consist of DLTtape libraries, network attached storage solutions, solid state storage systems, and service. Digital Linear Tape, or DLTtape, is Quantum

DSS' half-inch tape technology that is the industry standard for mid-range UNIX and NT system backup and archive applications. Quantum DSS recently introduced a new family of tape drive products based on Super DLTtape technology, targeted to serve workgroup, mid-range and enterprise business needs.

     Quantum DSS's tape libraries are part of its Enterprise Solutions business and serve the entire tape library data storage market from desktop computers to enterprise class computers. Quantum DSS offers a broad line of automated tape libraries which are used to manage, store and transfer data in enterprise networked computing environments. Quantum DSS is a leading provider of network attached storage, or NAS, solutions for workgroups. Quantum DSS's NAS appliances offer a combination of interoperability, reliability, ease of use and cost-effectiveness that it believes to be better suited to the storage needs of workgroups than other storage alternatives.

     Both Quantum HDD common stock and Quantum DSS common stock trade on the New York Stock Exchange, under the symbols "HDD" and "DSS," respectively. Following the merger, Quantum DSS common stock will continue to trade on the New York Stock Exchange under the symbol "DSS".

     Quantum's principal executive offices are located at 500 McCarthy Boulevard, Milpitas, California 95035. Quantum's telephone number is (408) 894-4000.

RISK FACTORS (PAGE 25)

     The "Risk Factors" beginning on page 25 should be considered carefully by both Maxtor and Quantum stockholders in evaluating whether to adopt the merger agreement and the transactions it contemplates. These risk factors should be considered along with any additional risk factors in documents incorporated by reference in this joint proxy statement/prospectus and any other information included or incorporated by reference herein.

THE STRUCTURE OF THE MERGER (PAGE 76)

     SEPARATION. Immediately prior to the merger, Quantum will separate and transfer the Quantum HDD business to Spinco in exchange for all of Spinco's common stock. In order to effect the separation, Quantum, Spinco, and Maxtor will execute the following agreements:

     - a separation and redemption agreement;

     - a general assignment and assumption agreement;

     - a tax sharing and indemnity agreement;

     - an intellectual property agreement;

     - an indemnification agreement; and

     - a transitional services agreement.

     The separation of Quantum HDD, followed by the merger of Spinco (which will then own Quantum HDD) into Maxtor, is intended to allow Quantum to separate Quantum HDD from Quantum DSS and transfer Quantum HDD's assets to Spinco which will merge with Maxtor, all without Quantum, Spinco or Maxtor incurring corporate-level federal income tax or state income or franchise tax.

     REDEMPTION. As a part of the separation, each share of Quantum HDD common stock will be redeemed in return for a share of Spinco common stock. This will be a book-entry redemption and no Spinco common stock certificates will be issued.

     MERGER. Immediately following the redemption, Spinco will merge into Maxtor. Each share of Spinco common stock will be converted into the right to receive 1.52 shares of Maxtor common stock, subject to possible adjustment as described below.

TAX CONSEQUENCES (PAGE 76)

MAXTOR STOCKHOLDERS AND MAXTOR

     Neither Maxtor stockholders nor Maxtor will recognize gain or loss for United States federal income tax purposes in connection with the merger.

QUANTUM STOCKHOLDERS AND QUANTUM

     Neither Quantum stockholders nor Quantum will recognize gain or loss for United States federal income tax purposes in connection with the merger. Subject to the qualifications, limitations, and assumptions set forth in the opinion, Ernst & Young LLP has opined that none of Quantum, Spinco or the holders of Quantum

HDD common stock should recognize gain or loss for United States federal income tax purposes, or for state income or franchise tax purposes in the three states in which Quantum principally does business, in connection with the separation or the redemption (either by themselves or in conjunction with the merger) under Section 355 of the Internal Revenue Code and the corresponding provisions of those three states' tax laws.

THE MERGER AGREEMENT (PAGE 91)

     The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

     CONVERSION OF SECURITIES; EXCHANGE RATIO ADJUSTMENT (page 91). In the merger, each share of Spinco common stock (which the holders of Quantum HDD common stock will receive in the redemption) will be converted into the right to receive 1.52 shares of Maxtor common stock. However, Maxtor may increase the exchange ratio above 1.52 to the extent it determines such an increase is necessary or advisable in order to have reasonable assurance that the shares of Maxtor common stock to be issued to former Quantum HDD stockholders will, in the aggregate, represent at least 50.1% and, in the sole discretion of Maxtor's board of directors, up to not more than 51.0%, of the combined voting power of all shares of Maxtor common stock immediately after the merger.

     CONDITIONS TO THE MERGER (page 99). Completion of the merger depends upon the satisfaction of a number of conditions, including:

     - approval of the merger and the proposed transactions thereunder by the stockholders of both Maxtor and Quantum;

     - expiration or early termination of the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, and the receipt of clearance for the merger under the applicable laws of any foreign countries or governing bodies;

     - re-issuance by Ernst & Young LLP, without any adverse qualifications or modifications, of its opinion, originally issued at the time the merger agreement was entered into, to the effect that (either by itself or in conjunction with the merger) the split-off should not give rise to federal income tax, or state income or franchise tax in the three states in which Quantum principally does business, for Quantum, Spinco or the holders of Quantum HDD common stock under Section 355 of the Internal Revenue Code and the corresponding provisions of those three states' tax laws;

     - the continuation in full force and effect of an insurance policy that has been issued to cover the risk that the transaction will give rise to federal income tax or state income or franchise tax;

     - receipt by each of Maxtor and Quantum of an opinion of its counsel to the effect that the merger will be treated as a tax-free reorganization under the Internal Revenue Code; and

     - approval for quotation on The Nasdaq National Market of the shares of Maxtor common stock to be issued in the merger.

     NO SOLICITATION (page 95). Subject to certain exceptions, neither Maxtor nor Quantum may solicit or support any proposal for a merger or similar transaction involving any third party, participate in negotiations or discussions concerning any proposed acquisition by a third party, provide any non-public information to any third party relating to any proposed acquisition or approve or recommend any proposed acquisition by a third party.

     TERMINATION (page 99). Either Maxtor or Quantum can terminate the merger agreement if the merger is not completed by June 30, 2001, and in various other circumstances.

     EXPENSES (page 101). In general, all fees and expenses incurred in connection with the merger agreement and the transactions it contemplates shall be paid by the party incurring such expenses, whether or not the merger is completed.

     TERMINATION FEE (page 101). Maxtor and Quantum each have agreed that if the merger agreement is terminated under certain circumstances, one party will pay to the other a termination fee of $35 million.

SEPARATION DOCUMENTS

     In order to effect the separation, Quantum, Spinco (whose obligations will be succeeded to by

Maxtor in the merger) and Maxtor will execute at the time of the separation the following agreements (collectively, the "separation documents"):

SEPARATION AND REDEMPTION AGREEMENT (PAGE 103)

     The separation agreement will outline the general terms and conditions of the separation of Spinco from Quantum and the redemption of all outstanding shares of Quantum HDD common stock in exchange for Spinco common stock. On the separation date, Quantum will transfer to Spinco substantially all of the assets and liabilities relating to Quantum HDD. Each share of Quantum HDD common stock outstanding on the redemption date will be redeemed in return for one share of Spinco common stock.

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT (PAGE 104)

     The assignment agreement will identify which assets and liabilities relating to Quantum HDD Quantum will transfer to Spinco and Spinco will accept from Quantum as part of the separation. This agreement will also describe when and how the transfer will occur.

TAX SHARING AND INDEMNITY AGREEMENT (PAGE 107)

     The tax sharing agreement will provide for the allocation between Quantum and Maxtor of tax liabilities relating to pre-merger Quantum HDD. This agreement will also contain provisions requiring Maxtor to indemnify Quantum for any taxes and related liabilities arising from:

     - the conduct of Quantum before its recapitalization creating two classes of tracking stock and the conduct of Quantum HDD before the redemption, up to certain limits;

     - any transactions undertaken by Quantum in preparation for the redemption;

     - the redemption, except for liabilities resulting from acquisitions of Quantum stock, or actions taken by Quantum, after the redemption, net of insurance proceeds received by Quantum; and

     - the payment by Spinco or Maxtor of the foregoing Quantum liabilities.

INTELLECTUAL PROPERTY AGREEMENT (PAGE 108)
     Under the intellectual property agreement, Quantum will grant to Spinco absolute ownership of certain proprietary and intellectual property rights in and associated with Quantum HDD, and a non-exclusive, world-wide, irrevocable, paid-up and royalty-free license to use other proprietary and intellectual property rights in and associated with Quantum HDD. In addition, Spinco will grant to Quantum a non-exclusive, world-wide, irrevocable, paid-up and royalty-free license to other specified proprietary intellectual property rights in and associated with Quantum HDD for use other than in hard disk drives. Quantum and Spinco will mutually agree to refrain from asserting against one another any claims of infringement for a period of ten years following the separation date. Also, Quantum and Spinco will agree to maintain the confidentiality of the other party's confidential information.

INDEMNIFICATION AGREEMENT (PAGE 109)

     Under the indemnification agreement, Quantum and Spinco will agree to indemnify each other from specified liabilities.

TRANSITIONAL SERVICES AGREEMENT (PAGE 109)

     The transitional services agreement will govern the provision of services needed by either Quantum or Maxtor as a result of the separation for a period of up to two years after the merger. The transitional services agreement also governs the sharing of space and post-closing transfers of interests in real property.

RELATIONSHIP WITH MKE (PAGE 72)

     MKE is the exclusive long-term manufacturer of hard disk drives for Quantum HDD. Under the separation documents, the manufacturing and purchase agreements between Quantum and MKE will not be assigned to Spinco and Maxtor will have no rights or obligations under those agreements. On October 2, 2000, Maxtor and MKE entered into a memorandum of understanding regarding the future relationship between the combined company and MKE. The parties have agreed that prior to the merger they will work together to negotiate and re-assign the manufacturing and purchase agreements currently in place with Quantum to Maxtor.

     Maxtor's Singapore manufacturing operations and world-wide supplier base will continue to be an essential part of the combined company's design and manufacturing strategy.

TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK

MAXTOR PLANS (PAGE 71)

     Maxtor's equity compensation plans include its amended and restated 1996 stock option plan, its 1998 restricted stock plan and its 1998 employee stock purchase plan. The merger constitutes a "change of control" or "transfer of control" of Maxtor under its equity compensation plans. Maxtor will continue in effect all options, restricted stock grants and purchase rights outstanding under these plans following the merger and accordingly there will be no effect under these plans resulting from the merger.

QUANTUM PLANS (PAGE 72)

     Under the terms of the merger agreement, Maxtor has agreed to assume the following options and restricted stock:

     - all Quantum HDD options and Quantum HDD restricted stock held by Quantum employees transferred to Spinco, whether or not their options or restricted stock have vested;

     - vested Quantum HDD options and vested Quantum HDD restricted stock held by individuals who formerly provided services to Quantum; and

     - vested Quantum HDD restricted stock held by any other individual.

     Outstanding Quantum HDD options assumed by Maxtor will be converted into options to purchase Maxtor common stock according to the exchange ratio. As of November 16, 2000, vested Quantum HDD options being assumed in the merger would represent options for up to 9,914,790 shares of Maxtor common stock and unvested Quantum HDD options for Quantum HDD common stock being assumed in the merger would represent options for up to 10,089,747 shares of Maxtor common stock, with the final number of options assumed depending on the number of shares subject to options held by transferred employees and Quantum employees terminated prior to the merger (and excluding vested options in Quantum HDD common stock held by Quantum DSS employees).

     Transferred employees holding vested Quantum DSS options will have a period of time to exercise those options. Unvested Quantum DSS options held by transferred employees will be converted into shares of Quantum DSS restricted stock, which will vest as to 50% of the shares after three months (or earlier upon an involuntary or constructive termination) and as to the remaining 50% of the shares, ratably over the succeeding nine-month period, subject to continued employment by Maxtor.

     All outstanding Quantum HDD options, whether vested or unvested, and all unvested Quantum HDD restricted stock held by individuals other than transferred employees and former service providers, will be converted into Quantum DSS options and Quantum DSS restricted stock.

     If a transferred employee holding unvested Quantum DSS options refuses to convert such unvested Quantum DSS options to Quantum DSS restricted stock, the unvested Quantum DSS options will terminate. If an individual other than a transferred employee or former service provider holding Quantum HDD options (whether vested or unvested) or unvested Quantum HDD restricted stock refuses to convert Quantum HDD options and Quantum HDD restricted stock into Quantum DSS options and Quantum DSS restricted stock, the Quantum HDD options will terminate and the Quantum HDD restricted stock shall be forfeited.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

MAXTOR PERSONS (PAGE 71)

     Some of Maxtor's executive officers are parties to change of control agreements pursuant to which the merger constitutes a change of control. If Maxtor terminates the employment of the chief executive officer without cause within 12 months after the merger, all of his unvested stock options and restricted stock shall become 100% vested. If Maxtor terminates the employment of any such other executive officers without cause within 12 months after the merger, their option vesting will be accelerated by an additional two years and their restricted stock will be vested

50% or prorated based upon the number of months from the restricted stock amendment date, whichever is greater. In addition, Maxtor will owe severance payments of 24 months to the chief executive officer and 12 months for other executives.

QUANTUM PERSONS (PAGE 71)

     Some of the directors and officers of Quantum participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests.

     Some of Quantum's executive officers are entitled to severance payments if they are terminated primarily because of the merger within nine months following the merger. Under the merger agreement, Maxtor has agreed to pay a portion of such severance.

     Under the merger agreement, Maxtor has agreed to honor Quantum's obligations under indemnification agreements between Quantum and its officers and directors in effect before the merger and any indemnification provisions of Quantum's restated certificate of incorporation and bylaws. Maxtor has also agreed to provide for indemnification provisions in the certificate of incorporation and bylaws of the surviving corporation of the merger that are at least as favorable as Quantum's provisions and to maintain these provisions for at least six years after the merger. In addition, Maxtor has agreed to maintain director and officer liability insurance for any claims in connection with the merger agreement covering persons covered by Quantum's directors' and officers' insurance for six years following the merger, provided that Maxtor is not required to pay more than 150% of the current premium for Quantum's insurance.

MAXTOR BOARD COMPOSITION (PAGE 75)

     At the closing of the merger:

     - Maxtor's board of directors will be reduced from eight to seven directors;

     - two existing directors, Y.H. Kim and C.S. Chung, will resign; and

     - Michael A. Brown, chairman and chief executive officer of Quantum, will be appointed to the Maxtor board.

     At the closing, the Maxtor board will consist of Dr. C.S. Park (chairman), Michael R. Cannon, Charles Hill, Thomas L. Chun, Roger W. Johnson, Charles F. Christ and Michael A. Brown. In addition, the classes of the Maxtor board of directors will be adjusted so that two directors, Dr. C.S. Park and Michael R. Cannon, will have a term expiring at the annual meeting of stockholders to be held in 2001; one director, Michael A. Brown, will have a term expiring at the annual meeting of stockholders to be held in 2002; and the four other directors will have terms expiring at the annual meeting of stockholders in 2003.

RELATIVE PERCENTAGES OF OWNERSHIP

     Immediately after the merger, the former holders of Quantum HDD common stock will hold at least 50.1%, but not more than 51%, of the outstanding common stock of Maxtor. The holders of Maxtor common stock will hold the remaining 49% to 49.9% of the outstanding Maxtor common stock immediately after the merger.

FAIRNESS OPINIONS OF FINANCIAL ADVISORS

OPINION OF MAXTOR'S FINANCIAL ADVISOR (PAGE 58)

     In deciding to approve the merger, the Maxtor board of directors considered the opinion of its financial advisor Salomon Smith Barney that, as of the date of its opinion and subject to the assumptions, qualifications and limitations set forth in its opinion, the exchange ratio for the merger was fair, from a financial point of view, to Maxtor. The full text of this opinion is attached as Annex B to this joint proxy statement/prospectus. Maxtor urges its stockholders to read the opinion of Salomon Smith Barney in its entirety.

OPINION OF QUANTUM'S FINANCIAL ADVISOR (PAGE 65)

     In deciding to approve the merger, the Quantum board of directors considered the opinion of its financial advisor Lehman Brothers that, as of the date of its opinion and based on and subject to the assumptions, considerations, and limitations stated in its opinion, the exchange ratio to be offered to the holders of Quantum HDD common stock in the split-off and the merger was fair, from a financial point of view, to the Quantum HDD stockholders. The full text of this opinion is attached as Annex C to this joint proxy statement/prospectus. Quantum stockholders may read the opinion of Lehman Brothers in its entirety.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

MAXTOR BOARD (PAGE 46)

     The Maxtor board of directors believes that the proposed merger is fair to, advisable for, and in the best interest of Maxtor and its stockholders, has unanimously voted to approve the merger agreement, and unanimously recommends that Maxtor stockholders vote FOR the adoption of the merger agreement and approval of the merger, including all transactions contemplated thereby. The Maxtor board of directors also unanimously recommends that Maxtor stockholders vote FOR the approval of the amendment to Maxtor's stock option plan to increase the number of shares reserved for issuance thereunder to 39,975,685 and FOR the approval of the amendment to Maxtor's stock purchase plan to increase the number of shares reserved for issuance thereunder to 8,000,000.

QUANTUM BOARD (PAGE 48)

     The Quantum board of directors believes that the merger is fair to, advisable for, and in the best interest of Quantum and its stockholders, has unanimously voted to approve the merger agreement, and unanimously recommends that Quantum stockholders vote FOR the adoption of the merger agreement and approval of the merger and FOR the amendment of Quantum's restated certificate of incorporation to delete all provisions relating to the class of common stock designated as "Quantum Corporation -- HDDG Common Stock" and to amend and restate other provisions to reflect the absence of tracking stock, as applicable.

REQUIRED STOCKHOLDER APPROVALS

MAXTOR PROPOSALS (PAGE 44)

     For Maxtor, the affirmative vote of holders of a majority of the outstanding shares of Maxtor common stock entitled to vote at the Maxtor special meeting is required for adoption of the merger agreement and approval of the merger. If you abstain or do not vote for this proposal, your abstention or non-vote will have the same effect as a vote against the merger proposal.

     Proposal Nos. 2 and 3 to amend the stock option plan and stock purchase plan, respectively, will require the approval of the holders of a majority of the votes present or represented by proxy and entitled to vote at the special meeting, at which a quorum is present. If you abstain from voting on these proposals, your abstention will have the same effect as a vote against the proposals. Broker non-votes will not count as a vote either for or against any of these proposals.

     As of the record date, Maxtor directors and officers owned in the aggregate approximately 2.75% of the outstanding shares, and Hyundai Electronics America owned approximately 35% of the outstanding shares. Pursuant to voting agreements, Hyundai Electronics America and each Maxtor officer and director have agreed to vote all of his, her, or its shares in favor of the merger proposal.

QUANTUM PROPOSALS (PAGE 47)

     For Quantum, both proposals require the affirmative vote of holders of a majority of the shares of outstanding Quantum common stock entitled to vote at the Quantum special meeting, and the affirmative vote of holders of a majority of the shares of outstanding Quantum HDD common stock, voting as a separate class, entitled to vote at the meeting. In addition, pursuant to the merger agreement, Proposal No. 1 requires the affirmative vote of holders of a majority of the votes present or represented by proxy and entitled to vote Quantum DSS common stock at the special meeting, voting as a separate class.

     As of the record date, the directors and executive officers of Quantum owned in the aggregate approximately 2.0% of the outstanding shares of Quantum HDD common stock. Pursuant to voting agreements, each Quantum officer and director has agreed to vote all of his or her shares in favor of the adoption of the merger agreement and approval of the merger.

THE SPECIAL MEETINGS (PAGES 44 AND 47)

     The special meeting of the stockholders of Maxtor will be held on
               , February   , 2001, at 10:00 a.m., local time, at
the Sheraton San Jose Hotel, Palo Alto Room, 1801 Barber Lane, Milpitas, California 95035.

     The special meeting of the stockholders of Quantum will simultaneously be
held on                , February   , 2001, at 10:00 a.m., local time, at
Quantum Corporation Headquarters, 500 McCarthy Boulevard, Milpitas, California 95035.

TAX LOSS INSURANCE (PAGE 81)

     Maxtor and Quantum have obtained a tax loss insurance policy from a syndicate of major insurance companies. If Quantum sustains an "insured tax loss" (as such term is defined in the policy, generally meaning federal income tax, or state income or franchise tax, liability incurred as a result of the split-off of Quantum HDD as part of the transaction that combines Quantum HDD and Maxtor), the insurers will be contractually obligated to indemnify Quantum for such loss (or indemnify Maxtor or Spinco, to the extent Maxtor or Spinco pay the loss), up to the limits of the policy. The limits of insurance total $300 million, including expenses of a tax contest of up to $2 million. Maxtor has paid the full insurance premiums in the amount of approximately $15.1 million. In the event the merger agreement is terminated, Maxtor is entitled to receive 85% of the premium payments back from the insurers.

     The policy has customary provisions with respect to procedures for making claims and resolving disputes. The policy is also subject to a number of customary conditions, exceptions, and exclusions. Moreover, the insurance will not pay for a tax loss caused by a change in governing tax law material to the insurers' liability. See "Material Federal Income Tax Consequences of the Separation, the Redemption and the Merger," beginning on page 76.

ACCOUNTING TREATMENT (PAGE 82)

     Maxtor will account for the merger of Quantum HDD utilizing the purchase method of accounting. Under purchase accounting, Maxtor will measure the purchase price at the fair value of the consideration given for the Quantum HDD common stock and for options to purchase Quantum HDD common stock assumed by Maxtor, plus the amount of direct transaction and merger restructuring costs. Maxtor will allocate these costs to the individual assets acquired, including tangible assets and various identifiable intangible assets such as acquired technology, acquired trademarks and acquired workforce, and to in-process research and development, based on their respective fair values, and liabilities assumed, including estimated restructuring costs. Intangible assets, including goodwill, will be generally amortized over a three- to seven-year period. The portion of the purchase cost allocated to in-process research and development will be charged to expense immediately upon closing of the transaction.

REGULATORY APPROVALS (PAGE 90)

     The pre-closing waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act, or HSR Act, expired on December 9, 2000.

     On December 8, 2000, the European Union announced that it has approved the merger under the Merger Regulation of the Council of the European Union.

NO APPRAISAL RIGHTS (PAGES 46 AND 48)

     Delaware law does not afford appraisal rights to holders of Maxtor shares or Quantum shares in connection with the merger and, in Quantum's case, in connection with the split-off.

                MAXTOR SELECTED HISTORICAL FINANCIAL INFORMATION

     Maxtor's summary historical consolidated financial data as of and for the fiscal year ended January 1, 2000, the fiscal year ended December 26, 1998, the fiscal year ended December 27, 1997, the nine months ended December 28, 1996, and the fiscal year ended March 30, 1996 has been derived from its consolidated financial statements and related notes thereto incorporated herein by reference. Maxtor's historical figures as of and for the nine months ended October 2, 1999 and September 30, 2000 have been derived from, and should be read in conjunction with, Maxtor's condensed consolidated financial statements and the notes thereto that are incorporated herein by reference. The results of operations for the interim periods presented are unaudited and are not necessarily indicative of the results to be expected for any other interim period or for the fiscal year as a whole. However, in the opinion of Maxtor's management, the interim financial data presented reflects all adjustments, consisting only of normal recurring adjustments, necessary to present a fair statement of the results of operations for all periods presented.

                                           FISCAL     NINE MONTHS     FISCAL       FISCAL       FISCAL      NINE MONTHS ENDED
                                         YEAR ENDED      ENDED      YEAR ENDED   YEAR ENDED   YEAR ENDED   -------------------
                                         MARCH 30,     DEC. 28,      DEC. 27,     DEC. 26,     JAN. 1,     OCT. 2,    SEP. 30,
                                            1996      1996(1)(5)    1997(2)(5)    1998(3)      2000(4)       1999       2000
                                         ----------   -----------   ----------   ----------   ----------   --------   --------
                                                                   (IN MILLIONS, EXCEPT SHARE DATA)
HISTORICAL CONSOLIDATED STATEMENT OF
  OPERATIONS DATA(1)(2)(3)(4)(5):
  Revenue..............................   $1,269.0      $ 798.9      $1,424.3     $2,408.5    $  2,486.1   $1,795.5   $1,977.7
  Cost of revenue......................    1,196.3        888.9       1,352.9      2,108.1       2,287.3    1,678.9    1,706.6
                                          --------      -------      --------     --------    ----------   --------   --------
    Gross profit (loss)................       72.7        (90.0)         71.4        300.4         198.8      116.6      271.1
                                          --------      -------      --------     --------    ----------   --------   --------
Operating expenses:
  Research and development.............       94.7         87.8         106.2        152.4         191.5      140.9      171.1
  Selling, general and
    administrative.....................       82.8         60.7          62.6         75.8          89.3       64.2       74.9
  Stock compensation expense...........         --           --            --         12.1           2.5        2.0        0.7
  Acquired in-process technology.......         --           --            --           --           7.0        7.0         --
  Amortization of goodwill and other
    intangible assets..................         --           --            --           --           3.1        0.6        7.6
  Other................................        4.5           --            --           --            --         --         --
                                          --------      -------      --------     --------    ----------   --------   --------
        Total operating expenses.......      182.0        148.5         168.8        240.3         293.4      214.7      254.3
                                          --------      -------      --------     --------    ----------   --------   --------
  Income (loss) from operations........     (109.3)      (238.5)        (97.4)        60.1         (94.6)     (98.1)      16.8
  Interest expense.....................      (11.8)       (18.0)        (36.5)       (28.8)        (13.7)     (10.0)     (10.4)
  Interest and other income............        1.1          1.0          25.0          7.4          15.6       11.5       21.8
  Gain on sale of investment...........         --           --            --           --          44.1       44.1         --
                                          --------      -------      --------     --------    ----------   --------   --------
  Income (loss) before income taxes....     (120.0)      (255.5)       (108.9)        38.7         (48.6)     (52.5)      28.2
  Provision for (benefit from) income
    taxes..............................        2.8          0.8           1.0          7.5           1.5        1.6        1.4
                                          --------      -------      --------     --------    ----------   --------   --------
  Net income (loss)....................   $ (122.8)     $(256.3)     $ (109.9)    $   31.2    $    (50.1)  $  (54.1)  $   26.8
                                          ========      =======      ========     ========    ==========   ========   ========
  Net income (loss) per
    share -- basic.....................   $  (5.94)     $(17.62)     $  (3.62)    $   0.81    $    (0.48)  $  (0.53)  $   0.23
  Net income (loss) per
    share -- diluted...................   $  (5.94)     $(17.62)     $  (3.62)    $   0.47    $    (0.48)     (0.53)  $   0.22
  Shares used in per share
    calculation -- basic (in
    thousands).........................     20,677       14,552        30,350       38,295       105,503    102,891    114,907
  Shares used in per share
    calculation -- diluted (in
    thousands).........................     20,677       14,552        30,350       65,814       105,503    102,891    119,156
BALANCE SHEET DATA(5):
  Total assets.........................   $  442.5      $ 314.5      $  555.5     $  863.4    $    906.3   $  862.3   $  965.6
  Total current liabilities............   $  413.1      $ 412.9      $  552.2     $  548.9    $    537.2   $  498.8   $  574.2
  Long-term debt.......................   $  100.2      $ 229.1      $  224.3     $  145.0    $    113.8   $  113.2   $   92.3
  Total stockholders' equity
    (deficit)..........................   $  (71.1)     $(327.5)     $ (221.0)    $  169.4    $    255.4   $  250.3   $  299.1

-------------------------
(1) Maxtor changed its fiscal year during the period ended December 28, 1996 to conform its fiscal year to that of Hyundai Electronics America.

(2) Includes recovery of a $20.0 million fully-reserved note.

(3) Total operating expenses, income from operations, income before income taxes and net income for the year ended December 26, 1998 reflect a $12.1 million compensation charge related to certain variable accounting features of our option plan. Without such charge, Maxtor would have had total operating expenses of $228.2 million, income from operations of $72.2 million, income before taxes of $50.8 million and net income of $43.3 million. Maxtor's 1996 stock option plan was amended and restated to remove the variable features and provide for fixed award options.

(4) The stock compensation charges relate to the removal of the 1996 stock option plan's variable features. Maxtor will continue to incur such expense until the year 2001.

(5) Subsequent to Maxtor's acquisition by Hyundai Electronics America in 1996, all common shares of Maxtor were retired in exchange for Series A Preferred Stock. As there were no common shares outstanding as of December 28, 1996 and limited common shares outstanding as of December 27, 1997, net loss per share for the nine months ended December 28, 1996 and fiscal year ended December 27, 1997 was presented as if all outstanding Series A Preferred Stock was converted.

   QUANTUM CORPORATION SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     This summary of consolidated financial information of Quantum for fiscal years 1996 to 2000 should be read together with Quantum's audited consolidated financial statements contained in its annual report on Form 10-K. The summarized financial information, other than the statement of operations data for fiscal years 1996 and 1997 and the balance sheet data at March 31, 1996, 1997 and 1998, was taken from these financial statements. Quantum's historical figures as of and for the six months ended September 26, 1999 and October 1, 2000 have been derived from, and should be read in conjunction with, Quantum's condensed consolidated financial statements and the notes thereto that are incorporated herein by reference. The results of operations for the interim period presented are unaudited and are not necessarily indicative of the results to be expected for any other interim period or for the fiscal year as a whole. However, in the opinion of Quantum's management, the interim financial data presented reflects all adjustments, consisting only of normal recurring adjustments, necessary to present a fair statement of the results of operations for all periods presented.

     A number of items affect the comparability of this information:

     - The results of operations for the six months ended October 1, 2000 include the effect of a $15.9 million special charge reversal, of which $15.8 million is included in cost of revenue and $0.1 million is included in operating expenses. This reversal was primarily due to negotiated lease cancellations and reduced severance and benefits due to attrition and redeployment of certain employees.

     - The results of operations for fiscal year 2000 include the effect of a $59.4 million special charge, of which $57.1 million is included in cost of revenue and $2.3 million is included in operating expenses, associated with Quantum HDD's streamlining of its logistics model, change in customer service strategy and consolidation of certain product development programs. The results of operations for fiscal year 2000 also include the effect of a $40.1 million special charge included in operating expenses associated with Quantum DSS' strategy to reduce overhead expenses and product cost including the transfer of volume manufacturing to Penang, Malaysia.

     - The results of operations for fiscal years 1999 and 2000 include charges of $89 million and $37 million, respectively, for purchased in-process research and development in connection with the acquisitions of ATL Products, Inc. and Meridian Data, Inc., respectively.

     - Through May 1997, Quantum consolidated the results of a recording heads business acquired in October 1994. The recording heads business generated losses from operations of $70 million, $110 million and $9 million in fiscal years 1996 through 1998. In May 1997, Quantum sold a 51% interest in these operations to MKE. Subsequent losses of this joint venture using the equity method of accounting were $66 million in fiscal year 1998 and $41 million in the first half of fiscal year 1999. In October 1998, Quantum and MKE agreed to dissolve the joint venture and, as a result, Quantum recorded a $101 million loss from the investment in the third quarter of fiscal year 1999.

     - The results of operations for fiscal year 1998 include the effect of a $103 million special charge, primarily for inventory write-offs and losses on purchase commitments, related to Quantum's high-end hard disk drive products.

     - The results of operations for the fiscal year 1996 include the effect of a $209 million charge related to the transition of Quantum's high-end products to MKE.

                                                                                                 SIX MONTHS ENDED
                                         AT OR FOR THE YEAR ENDED MARCH 31,                 --------------------------
                           --------------------------------------------------------------   SEPTEMBER 26,   OCTOBER 1,
                              1996         1997         1998         1999         2000          1999           2000
                           ----------   ----------   ----------   ----------   ----------   -------------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA
Revenue..................  $4,422,726   $5,319,457   $5,805,235   $4,902,056   $4,727,204    $2,208,359     $2,406,064
Gross profit.............     542,417      768,741      875,521      871,338      878,960       315,256        521,353
Research and development
  expenses...............     239,116      291,332      321,741      353,223      365,204       182,886        185,890
Sales and marketing,
  general and
  administrative
  expenses...............     207,558      235,878      258,395      284,876      357,768       168,394        197,743
Restructuring/special
  charges (benefit)
  included in operating
  expenses...............     209,122           --           --           --       42,421         2,338            (90)
Purchased in-process
  research and
  development expense....          --           --           --       89,000       37,000        37,000             --
Income (loss) from
  operations.............    (113,379)     241,531      295,385      144,239       76,567       (75,362)       137,810
Loss from investee.......          --           --      (66,060)    (142,050)          --            --             --
Net income (loss)........  $  (90,456)  $  148,515   $  170,801   $  (29,535)  $   40,844    $  (54,372)    $   96,034
Net income (loss) per
  share:
  Basic..................  $    (0.87)  $     1.27   $     1.25   $    (0.18)  $       NM    $       NM     $       NA
  Diluted................  $    (0.87)  $     1.04   $     1.07   $    (0.18)  $       NM    $       NM     $       NA
DLT & Storage Systems
  group
  Net income per share:
  Basic..................  $     0.34   $     0.92   $     1.64   $     0.77   $     0.89    $     0.44     $     0.60
  Diluted................  $     0.31   $     0.75   $     1.37   $     0.73   $     0.86    $     0.42     $     0.57
Hard Disk Drive group
  Net income (loss) per
    share:
  Basic..................  $    (2.43)  $     0.70   $    (0.78)  $    (0.90)  $    (1.26)   $    (1.53)    $     0.10
  Diluted................  $    (2.43)  $     0.58   $    (0.78)  $    (0.90)  $    (1.26)   $    (1.53)    $     0.09
BALANCE SHEET DATA
Property, plant and
  equipment, net.........  $  364,111   $  407,206   $  285,159   $  271,928   $  236,685    $  271,630     $  232,409
Total assets.............   1,975,355    2,158,263    2,438,411    2,483,596    2,533,952     2,457,799      2,457,528
Total long-term debt,
  convertible debt and
  redeemable preferred
  stock..................     598,158      422,906      327,485      344,461      325,338       335,912        324,737

-------------------------
NA=Not applicable

NM=Not meaningful

     Net income (loss) per share for Quantum common stock for fiscal year 2000 and the six months ended September 26, 1999 is not meaningful because the amount is for the period April 1, 1999 through August 3, 1999, the date of the tracking stock recapitalization, and therefore would not be comparable with the preceding fiscal years. Net loss per share for Quantum common stock for this period, basic and diluted, is $(0.10).

     Net income (loss) per share for Quantum DSS and Quantum HDD for the years ended March 31, 1996 through 2000 and the six months ended September 26, 1999 are pro forma, assuming the recapitalization occurred at the beginning of the earliest period presented.

                              QUANTUM DSS SELECTED
                   HISTORICAL COMBINED FINANCIAL INFORMATION

     This summary of combined financial information of Quantum DSS for fiscal years 1996 to 2000 should be read together with Quantum DSS's audited combined financial statements contained in Quantum's annual report on Form 10-K. The summarized financial information, other than the statement of operations data for fiscal years 1996 and 1997 and the balance sheet data at March 31, 1996, 1997 and 1998, was taken from these financial statements. Quantum DSS's historical figures as of and for the six months ended September 26, 1999 and October 1, 2000 have been derived from, and should be read in conjunction with Quantum DSS's combined financial statements and the notes thereto that are incorporated herein by reference. The results of operations for the interim period presented are unaudited and are not necessarily indicative of the results to be expected for any other interim period or for the fiscal year as a whole. However, in the opinion of Quantum DSS's management, the interim financial data presented reflects all adjustments, consisting only of normal recurring adjustments, necessary to present a fair statement of the results of operations for all periods presented.

     A number of items affect the comparability of this information.

     - The results of operations for fiscal year 2000 include the effect of a $40.1 million special charge associated with Quantum DSS's strategy to reduce overhead expenses and product costs including the transfer of volume manufacturing to Penang, Malaysia.

     - The results of operations for fiscal years 1999 and 2000 include charges of $89 million and $37 million, respectively, for purchased in-process research and development in connection with the acquisitions of ATL Products, Inc. and Meridian Data, Inc., respectively.

     - Prior to fiscal year 1999, almost all DLTtape media cartridges were sold directly by Quantum DSS. However, beginning in fiscal year 1999, increased DLTtape media availability allowed licensed third party DLTtape media cartridge manufacturers to sell DLTtape media cartridges for which Quantum DSS receives royalties. Royalty receipts by Quantum DSS are reported as royalty revenue, which is significantly lower than the equivalent DLTtape media cartridge product revenue for Quantum DSS. However, this royalty model has generated income from operations comparable to that generated by DLTtape media cartridge sales made directly by Quantum DSS.

                                                                                              SIX MONTHS ENDED
                                        AT OR FOR THE YEAR ENDED MARCH 31,               --------------------------
                            ----------------------------------------------------------   SEPTEMBER 26,   OCTOBER 1,
                              1996       1997        1998         1999         2000          1999           2000
                            --------   --------   ----------   ----------   ----------   -------------   ----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA
Product revenue...........  $335,565   $719,925   $1,162,725   $1,181,273   $1,232,442    $  603,381     $  625,110
Royalty revenue...........        --      8,088       27,075      121,463      186,429        84,461        102,825
                            --------   --------   ----------   ----------   ----------    ----------     ----------
  Total revenue...........   335,565    728,013    1,189,800    1,302,736    1,418,871       687,842        727,935
Gross profit..............   126,610    270,339      502,214      579,919      648,890       321,856        317,673
Research and development
  expenses................    24,968     30,039       62,825       99,330      122,821        58,205         67,730
Sales and marketing,
  general and
  administrative
  expenses................    19,201     35,240       69,607      114,895      181,495        81,626        113,224
Special charge............        --         --           --           --       40,083            --             --
Purchased in-process
  research and development
  expense.................        --         --           --       89,000       37,000        37,000             --
Income from operations....    82,441    205,060      369,782      276,694      267,491       145,025        136,719
Net income................  $ 34,973   $107,460   $  223,659   $  122,991   $  145,614    $   72,525     $   88,235
Net income per share:
  Basic...................  $   0.34   $   0.92   $     1.64   $     0.77   $     0.89    $     0.44     $     0.60
  Diluted.................  $   0.31   $   0.75   $     1.37   $     0.73   $     0.86    $     0.42     $     0.57
BALANCE SHEET DATA
Property, plant and
  equipment, net..........  $ 30,135   $ 39,114   $   57,399   $   73,122   $   78,137    $   82,060     $   84,763
Total assets..............   238,337    437,925      792,070    1,013,643    1,086,004     1,102,861      1,119,449
Total long-term debt,
  convertible debt and
  redeemable preferred
  stock...................   310,150    281,937      218,324      229,641      216,892       223,942        216,492

     Net income per share for Quantum DSS for the years ended March 31, 1996 through 2000 and the six months ended September 26, 1999 are pro forma, assuming the tracking stock recapitalization occurred at the beginning of the earliest period presented.

         QUANTUM HDD SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION

     This summary of combined financial information of Quantum HDD for fiscal years 1996 to 2000 should be read together with Quantum HDD's audited combined financial statements contained in Quantum's annual report on Form 10-K. The summarized financial information, other than the statement of operations data for fiscal years 1996 and 1997 and the balance sheet data at March 31, 1996, 1997 and 1998, was taken from these financial statements. Quantum HDD's historical figures as of and for the six months ended September 26, 1999 and October 1, 2000 have been derived from, and should be read in conjunction with Quantum HDD's combined financial statements and the notes thereto that are incorporated herein by reference. The results of operations for the interim period presented are unaudited and are not necessarily indicative of the results to be expected for any other interim period or for the fiscal year as a whole. However, in the opinion of Quantum HDD's management, the interim financial data presented reflects all adjustments, consisting only of normal recurring adjustments, necessary to present a fair statement of the results of operations for all periods presented.

     A number of items affect the comparability of this information:

     - The results of operations for the six months ended October 1, 2000 include the effect of a $15.9 million special charge reversal, of which $15.8 million is included in cost of revenue and $0.1 million is included in operating expenses. This reversal was primarily due to negotiated lease cancellations and reduced severance and benefits due to attrition and redeployment of certain employees.

     - The results of operations for fiscal year 2000 include the effect of a $59.4 million special charge, of which $57.1 million is included in cost of revenue and $2.3 million is included in operating expenses, associated with Quantum HDD's streamlining of its logistics model, change in customer service strategy and consolidation of certain product development programs.

     - Through May 1997, Quantum HDD combined the results of a recording heads business acquired from Digital Equipment Corporation in October 1994. These operations generated operating losses of $70 million, $110 million and $9 million in fiscal years 1996 through 1998. In May 1997, Quantum sold a 51% interest in these operations to MKE. Subsequent losses of this joint venture using the equity method of accounting were $66 million in fiscal year 1998 and $41 million in the first half of fiscal year 1999. In October 1998, Quantum and MKE agreed to dissolve the joint venture, and, as a result, Quantum HDD recorded an additional $101 million loss from the investment in the third quarter of fiscal year 1999.

     - The results of operations for fiscal year 1998 include the effect of a $103 million special charge, primarily for inventory write-offs and losses on purchase commitments, related to Quantum HDD's high-end hard disk drive products.

     - The results of operations for fiscal year 1996 include the effect of a $209 million charge related to the transition of Quantum HDD's high-end products to MKE.

     Quantum HDD currently has two primary product lines; desktop hard disk drives and high-end hard disk drives. Quantum HDD has two separate business units that support these two product lines. Quantum HDD's recording heads operation was transferred to MKE and used in the manufacture of hard disk drives for Quantum HDD. The value at which the recording heads were transferred was recorded as an offset to cost of sales.

                                                                                                           SIX MONTHS ENDED
                                                   AT OR FOR THE YEAR ENDED MARCH 31,                 --------------------------
                                     --------------------------------------------------------------   SEPTEMBER 26,   OCTOBER 1,
                                        1996         1997         1998         1999         2000          1999           2000
                                     ----------   ----------   ----------   ----------   ----------   -------------   ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Business unit:
  Desktop
    Revenue........................  $3,349,735   $4,004,828   $3,981,614   $3,079,437   $2,784,808    $1,298,245     $1,330,503
    Gross profit...................     511,390      565,681      453,278      232,036      129,429       (47,772)       111,388
    Unit operating profit (loss)...     290,767      300,287      184,331      (49,132)    (154,963)     (194,557)       (25,085)
  High-end
    Revenue........................  $  737,426   $  586,616   $  633,821   $  519,883   $  526,771    $  222,460     $  356,857
    Gross profit (loss)............     (73,974)     (10,721)     (80,790)      59,383      100,641        41,198         92,292
    Unit operating profit (loss)...    (416,620)    (154,184)    (250,136)     (83,323)     (35,961)      (25,804)        26,176
  Recording heads
    Unit operating loss............     (69,967)    (109,632)      (8,592)          --           --            --             --
    Loss from investee.............          --           --      (66,060)    (142,050)          --            --             --
Combined group
  Revenue..........................  $4,087,161   $4,591,444   $4,615,435   $3,599,320   $3,311,579    $1,520,705     $1,687,360
  Gross profit.....................     415,807      498,402      373,307      291,419      230,070        (6,574)       203,680
  Research and development
    expenses.......................     214,148      261,293      258,916      253,893      242,383       124,681        118,160
  Sales and marketing, general and
    administrative expenses........     188,357      200,638      188,788      169,981      176,273        86,768         84,519
  Restructuring/special charge
    (benefit)......................     209,122           --           --           --        2,338         2,338            (90)
  Income (loss) from operations....    (195,820)      36,471      (74,397)    (132,455)    (190,924)     (220,361)         1,091
  Net income (loss)................  $ (125,429)  $   41,055   $  (52,858)  $ (152,526)  $ (104,770)   $ (126,871)    $    7,799
  Net income (loss) per share:
      Basic........................  $    (2.43)  $     0.70   $    (0.78)  $    (1.90)  $    (1.26)   $    (1.53)    $     0.10
      Diluted......................  $    (2.43)  $     0.58   $    (0.78)  $    (1.90)  $    (1.26)   $    (1.53)    $     0.09
BALANCE SHEET DATA
Property, plant and equipment,
  net..............................  $  333,976   $  368,092   $  227,760   $  198,806   $  158,548    $  189,570     $  147,646
Total assets.......................   1,740,949    1,721,402    1,646,340    1,469,953    1,478,048     1,354,974      1,338,570
Total long-term debt, convertible
  debt and redeemable preferred
  stock............................     288,008      140,969      109,161      114,820      108,446       111,970        108,245

     Net income (loss) per share for Quantum HDD for the years ended March 31, 1996 through 2000 and the six months ended September 26, 1999 are pro forma, assuming the tracking stock recapitalization occurred at the beginning of the earliest period presented.

COMPARATIVE PER SHARE DATA

     In the following tables, we provide you with certain historical per share data and combined per share data on an unaudited pro forma basis after giving effect to the merger assuming that 1.52 shares of Maxtor common stock are issued in exchange for each share of Quantum HDD common stock. This data should be read together with the selected historical financial data set forth herein and the historical financial statements of Maxtor and Quantum HDD and the notes thereto that are incorporated herein by reference. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

                                                    FISCAL YEARS ENDED             NINE MONTHS ENDED
                                            ----------------------------------    -------------------
                                             DEC. 27,      DEC. 26,    JAN. 1,    OCT. 2,    SEP. 30,
                                               1997          1998       2000       1999        2000
                                            -----------    --------    -------    -------    --------
MAXTOR HISTORICAL DATA(D):
  Net income (loss) per share -- basic....  $(58,112.64)    $0.81      $(0.48)    $(0.53)     $0.23
  Net income (loss) per
     share -- diluted.....................  $(58,112.64)    $0.47      $(0.48)    $(0.53)     $0.22
  Book value per share....................  $(29,227.29)    $1.80      $ 2.25     $ 2.21      $2.58

                                                   FISCAL YEARS ENDED              NINE MONTHS ENDED
                                                        MARCH 31,                 --------------------
                                           -----------------------------------    SEP. 26,    OCT. 1,
                                               1998          1999       2000        1999        2000
                                           ------------    --------    -------    --------    --------
QUANTUM HDD PROFORMA AND HISTORICAL
  DATA(A)(D):
  Net income (loss) per share -- basic...    $(0.78)        $(1.90)    $(1.26)     $(1.54)     $0.31
  Net income (loss) per
     share -- diluted....................    $(0.78)        $(1.90)    $(1.26)     $(1.54)     $0.29
  Book value per share...................     $11.27        $ 9.45     $ 8.43      $ 8.93      $8.08

     Basic and diluted net income (loss) per share and weighted average common shares for the twelve months ended March 31, 1998, 1999 and 2000 and the nine months ended September 26, 1999 are pro forma and assume the recapitalization occurred at the earliest period presented.

                                                             FISCAL YEAR ENDED    NINE MONTHS ENDED
                                                             -----------------    ------------------
                                                              JANUARY 1, 2000     SEPTEMBER 30, 2000
                                                             -----------------    ------------------
PRO FORMA COMBINED NET LOSS PER SHARE DATA(B)(C):
  Per Maxtor common share -- basic.........................       $(1.90)               $(0.19)
  Per Maxtor common share -- diluted.......................       $(1.90)               $(0.19)
  Equivalent per Quantum HDD share -- basic................       $(2.89)               $(0.29)
  Equivalent per Quantum HDD share -- diluted..............       $(2.89)               $(0.29)

                                                                                  NINE MONTHS ENDED
                                                                                  ------------------
                                                                                  SEPTEMBER 30, 2000
                                                                                  ------------------
PRO FORMA COMBINED BOOK VALUE PER SHARE(B)(C)(D):
  Per Maxtor share.........................................                             $ 5.86
  Equivalent per Quantum HDD share.........................                             $ 8.91

-------------------------
(A) The Quantum HDD financial information presented has been derived from its financial statements; however, the interim periods shown above are presented to conform more closely with Maxtor's fiscal year-end rather than the historical presentation of Quantum HDD's fiscal year-end at March 31 and nine months ended December 31. The net income of Quantum HDD of $17.0 million for the fiscal quarter ended March 31, 2000 has been included in both periods presented.

(B) The pro forma combined per share information combines financial information of Maxtor for the fiscal year ended January 1, 2000 and the nine months ended September 30, 2000, with the financial information of Quantum HDD for the fiscal year ended March 31, 2000 and the nine months ended

     October 1, 2000, respectively. This information also assumes the merger occurred as of the beginning of the earliest period presented and was accounted for using the purchase method.

(C) The unaudited equivalent Quantum HDD pro forma per share amounts are calculated by multiplying the Maxtor combined pro forma per share amounts by the exchange ratio of 1.52 per share.

(D) Historical book value per share is computed by dividing stockholders' equity (deficit) by the number of shares of common stock outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.

MARKET PRICE DATA AND DIVIDEND POLICY

     Maxtor common stock has been trading on The Nasdaq National Market under the symbol "MXTR" since July 31, 1998. From January 1996 until July 31, 1998, Maxtor was a wholly owned subsidiary of Hyundai Electronics America, and its common stock was not available on the open market. Quantum common stock was traded in the over-the-counter market under the Nasdaq symbol "QNTM" from December 3, 1982 through August 3, 1999. On August 4, 1999, Quantum common stock was divided into two tracking stocks, with each representing a distinct line of business. Quantum DSS common stock currently trades on the New York Stock Exchange under the symbol "DSS." Quantum HDD common stock currently trades on the New York Stock Exchange under the symbol "HDD." This table sets forth, for the calendar quarters indicated, the range of high and low per share closing prices for Maxtor common stock and Quantum HDD common stock as reported by The Nasdaq National Market and the New York Stock Exchange, respectively.

                                                                 MXTR                HDD
                                                            ---------------    ---------------
                                                             HIGH      LOW      HIGH      LOW
                                                            ------    -----    ------    -----
2000
Fourth Quarter*...........................................  $   --    $  --    $   --    $  --
Third Quarter.............................................   11.25     5.50     12.19     7.88
Second Quarter............................................   13.75     9.81     12.69     9.31
First Quarter.............................................   14.69     6.25     11.69     6.31
                                                            ------    -----    ------    -----

1999
Fourth Quarter............................................  $ 7.25    $4.94    $ 7.50    $5.63
Third Quarter.............................................    7.31     4.69      8.88     6.00
Second Quarter............................................    8.25     4.53        NA       NA
First Quarter.............................................   19.56     7.78        NA       NA
                                                            ------    -----    ------    -----

-------------------------
* Through December   , 2000

     The following table sets forth the closing per share sales price of Maxtor common stock and Quantum HDD common stock, as reported by The Nasdaq National Market and the New York Stock Exchange, respectively, and the estimated equivalent per share price, as explained below, of Maxtor common stock on October 3, 2000, the last trading day before the public announcement of the
proposed merger, and on December   , 2000:

                                                                         HDD ESTIMATED
                                                                         EQUIVALENT PER
                                                       MXTR      HDD      SHARE PRICE
                                                       -----    -----    --------------
October 3, 2000......................................  $9.78    $9.56        $14.86
December   , 2000....................................

     The estimated equivalent per share price of a share of Quantum HDD common stock equals the exchange ratio of 1.52 multiplied by the price of a share of Maxtor common stock. We urge you to obtain current market quotations for Maxtor common stock and Quantum HDD common stock. We cannot assure you as to the market prices of Maxtor common stock or Quantum HDD common stock at any time prior to the completion of merger or as to the market price of Maxtor common stock at any time thereafter.

     Following the merger, Maxtor common stock will continue to be quoted on The Nasdaq National Market, and there will be no further market for Quantum HDD common stock.

     Neither Maxtor nor Quantum has paid cash dividends on its common stock.

                                  RISK FACTORS

     You should carefully consider the risks described below regarding the merger and Maxtor's business as combined with Quantum HDD following the merger, together with all of the other information included in this joint proxy statement/prospectus, before making a decision about voting on the proposals submitted for your consideration.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the information in this joint proxy statement/prospectus and in the documents that are incorporated herein by reference, including the risk factors in this section, contains forward-looking statements that involve risks and uncertainties. These statements relate to, among other things, consummation of the merger, future financial and operating results of the combined company and benefits of the pending merger. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms and other comparable terminology. These statements are only predictions. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risk factors described below, elsewhere in this joint proxy statement/prospectus and in the respective companies' periodic filings with the Securities and Exchange Commission incorporated herein by reference. Neither Maxtor nor Quantum is under any obligation (and each expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. Before making a decision regarding the merger, you should take into account that the occurrence of the events described in these risk factors could harm Maxtor's or Quantum DSS' business, operating results, and financial condition.

RISKS RELATED TO THE MERGER

FAILURE TO INTEGRATE SUCCESSFULLY THE BUSINESS OF QUANTUM HDD WITH MAXTOR COULD HARM MAXTOR'S BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

     After the merger, Maxtor and Quantum HDD, each of which had previously operated independently of the other, will need to integrate their respective operations. The integration will require significant efforts from each company, including the coordination of their product plans, research and development, and sales and marketing efforts. The combined company will have a large number of employees in widely dispersed operations in California, Colorado, Massachusetts, Singapore, Ireland, and other locations, which will increase the difficulty of integrating operations. Quantum HDD and Maxtor personnel may leave because of the merger. Quantum HDD or Maxtor customers, distributors, or suppliers may terminate their arrangements with Quantum HDD or Maxtor, or demand amended terms to these arrangements. The challenges involved in integrating the two businesses include, but are not limited to, the following:

     - retaining existing customers of each business;

     - retaining and integrating management and other key employees of each of Maxtor and Quantum HDD;

     - coordinating research and development activities to permit efficient time-to-market introductions and time-to-volume production for new products and technologies;

     - coordinating manufacturing operations in an optimum manner;

     - integrating purchasing and procurement operations in multiple locations;

     - combining product offerings and product lines in a common platform and incorporating acquired technology into new products effectively and quickly;

     - integrating sales efforts so that customers can do business easily with the combined company;

     - transitioning all world-wide facilities to common accounting and information technology systems;

     - developing and maintaining uniform standards, controls, procedures and policies; and

     - controlling the costs associated with integration.

     It is not certain that Maxtor and Quantum HDD will be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized. The risks of unsuccessful integration of the companies include:

     - impairment and/or loss of relationships with employees, customers and/or suppliers;

     - disruption of the combined company's business;

     - distraction of management; and

     - adverse financial results related to unanticipated expenses associated with integration of the two businesses.

     The combined company may not succeed in addressing these risks. Further, neither Maxtor nor Quantum can assure you that the growth rate of the combined company will equal the historical growth rates experienced by Maxtor or Quantum HDD considered separately.

FAILURE OF THE MERGER TO ACHIEVE BENEFICIAL SYNERGIES COULD HARM THE BUSINESS AND OPERATING RESULTS OF THE COMBINED COMPANY.

     Maxtor and Quantum expect that the combination of Maxtor and Quantum HDD will result in beneficial synergies for the combined company. Achieving these anticipated synergies and the potential benefits underlying their reasons for entering into the merger will depend on a number of factors, some of which include:

     - the ability of the combined company to reduce costs through elimination of redundancies in sales, marketing and administrative services and overhead expenses;

     - the ability of the combined company to take advantage of complementary products, channels, partners, technology, logistics, critical skills and manufacturing approaches;

     - the ability of the combined company to explore and pursue emerging and higher-profit storage opportunities;

     - the ability of the combined company to migrate to a common product platform in the future;

     - the ability of the combined company to manufacture in both MKE and Maxtor's facilities; and

     - the combined company's ability to execute successfully in time-to-market introduction and time-to-volume production of high quality products at competitive prices.

     Even if Maxtor is able to integrate the operations of Quantum HDD, neither Maxtor nor Quantum can assure you that the anticipated beneficial synergies will be achieved. The failure to achieve anticipated synergies could harm the business, financial condition and operating results of the combined company.

THE MERGER WILL RESULT IN SUBSTANTIAL DILUTION OF THE OWNERSHIP INTEREST OF CURRENT MAXTOR STOCKHOLDERS.

     Immediately following the merger, the current stockholders of Maxtor will own between 49% and 49.9% of the outstanding common stock of Maxtor. This represents substantial dilution of the ownership interest of the current Maxtor stockholders. In addition, as a result of the merger, Maxtor will assume options for up to approximately 20,000,000 shares of Maxtor common stock based on the exchange ratio, of which as of November 16, 2000, options for up to approximately 9,900,000 shares would be vested.

THE RATIO FOR THE EXCHANGE OF QUANTUM SHARES FOR MAXTOR SHARES IS FIXED WITHIN A NARROW RANGE AND WILL NOT BE ADJUSTED FOR CHANGES IN THE MARKET PRICE OF EITHER COMPANY, WHICH COULD RESULT IN THE AGGREGATE VALUE OF THE MAXTOR COMMON STOCK TO BE EXCHANGED FOR QUANTUM HDD COMMON STOCK AT THE TIME OF THE MERGER BEING SUBSTANTIALLY GREATER THAN OR LESS THAN THE AGGREGATE VALUE OF MAXTOR COMMON STOCK AT THE TIME THE MERGER AGREEMENT WAS EXECUTED.

     The ratio of the number of shares of Maxtor common stock to be exchanged for shares of Quantum HDD common stock is fixed within a narrow range and will not be adjusted for fluctuations in the market prices of either company. Upon completion of the merger, each share of Quantum HDD common stock will be exchanged for approximately 1.52 shares of Maxtor common stock. Maxtor may, prior to the closing, increase the exchange ratio to the extent that Maxtor determines such increase to be necessary or advisable in order for the shares of Maxtor common stock to be issued in the merger to represent at least 50.1%, but not more than 51%, of the combined voting power of all shares of Maxtor common stock that will be outstanding immediately following the merger. However, there will be no adjustment to the exchange ratio for changes in the market price of either Maxtor common stock or Quantum HDD common stock. In addition, neither Maxtor nor Quantum may terminate the merger agreement solely because of changes in the market price of either company's common stock.

     The market prices of Maxtor common stock and Quantum HDD common stock are by nature subject to the general price fluctuations in the market for publicly traded equity securities, and in particular fluctuations in the market prices of equity securities of hard disk drive equipment companies, and have experienced significant volatility. Accordingly, you should obtain recent market quotations for Maxtor common stock and Quantum HDD common stock in order to accurately assess the market value of the Maxtor shares that will be issued in exchange for the Quantum HDD shares.

THE COMBINED COMPANY'S REPORTED FINANCIAL RESULTS WILL SUFFER AS A RESULT OF PURCHASE ACCOUNTING TREATMENT AND THE IMPACT OF AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES RELATING TO THE MERGER.

     Maxtor will account for the merger of Quantum HDD utilizing the purchase method of accounting. Under purchase accounting, Maxtor will measure the purchase price at the fair value of the consideration given for Quantum HDD common stock and options to purchase Quantum HDD common stock assumed by Maxtor, plus the amount of direct transaction costs. Maxtor will allocate these costs to the individual assets acquired, including tangible assets and various identifiable intangible assets such as acquired technology, acquired trademarks and acquired workforce, and to in-process research and development, based on their respective fair values, and liabilities assumed including estimated restructuring costs. Intangible assets, including goodwill, will be generally amortized over a three- to seven-year period. The portion of the purchase price allocated to in-process research and development will be charged to expense immediately upon closing of the merger.

     As described in the "Maxtor Unaudited Pro Forma Condensed Combined Financial Statements," beginning on page 83, the amount of purchase consideration allocated to goodwill and other intangibles is estimated to be approximately $603.4 million. If goodwill and other intangible assets were amortized in equal quarterly amounts over five years following completion of the merger, the accounting charge attributable to these items would be approximately $30.2 million per fiscal quarter or $120.7 million per fiscal year. As a result, purchase accounting treatment of the merger will result in reduction in earnings and earnings per share in the foreseeable future. This change could cause the market price of Maxtor common stock to decline following the merger.

THE FINANCIAL RESULTS OF THE COMBINED COMPANY COULD SUFFER AS A RESULT OF THE COSTS OF THE MERGER AND LIABILITIES ASSUMED BY MAXTOR IN THE MERGER.

     Maxtor and Quantum expect to incur costs, including direct transaction and restructuring expenses, of between $100 million and $180 million in connection with the merger. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to Maxtor stockholders resulting from the issuance of shares of Maxtor common stock in the merger, the combined company's financial results, could suffer, and the market price of Maxtor common stock could decline. In addition, the merger of Quantum HDD into Maxtor, with Maxtor as the surviving entity, will result in Maxtor assuming substantially all of the liabilities of Quantum HDD at the time of the merger, except for certain excluded liabilities. Claims asserted against Quantum HDD after the merger could negatively impact Maxtor's operating results.

THE RIGHTS OF HOLDERS OF QUANTUM HDD COMMON STOCK WILL CHANGE AS A RESULT OF THE MERGER.

     Following the merger, holders of Quantum HDD common stock outstanding immediately prior to the merger will become holders of Maxtor common stock. There are differences between the rights of Maxtor stockholders under Maxtor's restated certificate of incorporation and bylaws and the rights of Quantum HDD stockholders under Quantum's restated certificate of incorporation and bylaws. As a result of these differences, the holders of Quantum HDD common stock may have less control over corporate actions proposed to be taken by Maxtor than those holders had over corporate actions proposed to be taken by Quantum. The following is a description of some of these differences:

     - Maxtor's certificate of incorporation provides for a classified board of directors of which only a portion of all of the members of the board of directors are elected at each annual meeting of stockholders and directors are removable only for cause;

     - Maxtor's certificate of incorporation provides that the holders of at least two-thirds of the shares of Maxtor common stock must approve changes to some of the provisions contained in Maxtor's certificate of incorporation;

     - Maxtor's bylaws may only be amended by its stockholders if the amendment is approved by the holders of at least two-thirds of the shares of Maxtor common stock;

     - Maxtor's certificate of incorporation does not permit holders of Maxtor common stock to cumulate their votes in electing members of Maxtor's board of directors;

     - The holders of Maxtor common stock may not approve any action by written consent; all actions must be approved at a stockholder meeting; and

     - The holders of Maxtor common stock may not call a special meeting of Maxtor stockholders; stockholder meetings may only be called by Maxtor's board of directors, chairman of the board or chief executive officer.

     For more information, see "Comparison of Rights of Holders of Maxtor Common Stock and Quantum HDD Common Stock," beginning on page 113.

IF MAXTOR IS UNSUCCESSFUL IN ENTERING INTO MANUFACTURING AND PURCHASE AGREEMENTS WITH MKE, THE COMBINED COMPANY'S OPERATING RESULTS COULD SUFFER.

     As discussed in "Relationship with MKE," beginning on page 72, Maxtor and MKE have entered into a memorandum of understanding regarding the future relationship between Maxtor and MKE following the merger and have agreed to work together to negotiate and re-assign the manufacturing agreement and supply agreement currently in place between Quantum and MKE prior to closing. If Maxtor is unsuccessful in negotiating a manufacturing and supply agreement with MKE with terms acceptable to Maxtor, or in working out some arrangement for ordering Quantum HDD hard disk drive products, the combined company may not have a source of supply for adequate volume of those products, or it may be forced to accept an agreement with terms disadvantageous to the combined company. In these cases, the revenue of the combined company may be lower than projected, may not be sufficient to cover the costs associated with the Quantum HDD business and the combined company's operating results would suffer.

THE COMBINED COMPANY'S BUSINESS, FINANCIAL CONDITION, AND OPERATING RESULTS MAY SUFFER IF MATERIAL CONTRACTS OF QUANTUM HDD CANNOT BE ASSIGNED TO SPINCO OR MATERIAL CONTRACTS OF MAXTOR ARE NOT CONTINUED FOLLOWING THE MERGER WITHOUT ADVERSE CHANGES TO THEIR EXISTING TERMS AND CONDITIONS.

     The existing material contracts under which Quantum HDD operates must be either assigned from Quantum to Spinco or Maxtor must enter into new contracts with these parties. In many cases, consent is required for the assignment or as a result of the merger of Spinco into Maxtor. The parties to these contracts may not be willing to assign them to Spinco at all or only on terms less favorable than those currently in effect with Quantum. In addition, certain of Maxtor's material contracts require the consent of the other party in connection with the merger and without such consent or assignment the contract may be terminated. If any of the parties to these contracts are unwilling to consent to the merger, the combined company's business, financial condition and operating results could suffer.

OFFICERS AND DIRECTORS OF QUANTUM WILL RECEIVE BENEFITS THAT MAY HAVE INFLUENCED THEM TO SUPPORT OR APPROVE THE MERGER.

     Some of the directors and officers of Quantum participate in arrangements and have continuing indemnification against liabilities that give them interests in the merger that are different from the interests of the stockholders of Quantum, including the following:

     - Some senior executive officers of Quantum will be entitled to severance payments if they are terminated primarily because of the merger within 30 days prior to the closing or within nine months after the merger;

     - Maxtor has agreed to honor Quantum's obligations under indemnification agreements between Quantum and its officers and directors; and

     - Maxtor and Quantum have agreed that Michael A. Brown, the current chief executive officer of Quantum, will be designated by Quantum to serve on Maxtor's board of directors following the merger.

     For the above reasons, the directors and officers of Quantum may have been more likely to approve the terms of the merger than if they did not have these interests. In addition, Quantum's directors and officers hold both Quantum HDD common stock and Quantum DSS common stock. Quantum HDD stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. See "Interests of Certain Persons in the Merger -- Quantum Persons," beginning on page 71.

OFFICERS OF MAXTOR WILL RECEIVE BENEFITS THAT MAY HAVE INFLUENCED THEM TO SUPPORT OR APPROVE THE MERGER.

     Some officers of Maxtor participate in arrangements that give them interests in the merger that are different from the interests of the stockholders of Maxtor. Some officers of Maxtor are entitled to severance benefits and accelerated vesting of options and/or restricted stock if they are terminated by Maxtor within 12 months after the merger. For the foregoing reasons, some of the officers of Maxtor may have been more likely to approve the terms of the merger than if they did not have these interests. Maxtor stockholders should consider whether these interests may have influenced these officers to support or recommend the merger. See "Interests of Certain Persons in the Merger -- Maxtor Persons," beginning on page 71.

IF THE MERGER IS CHALLENGED BY GOVERNMENTAL AUTHORITIES, THE MERGER MAY NOT OCCUR OR MAY OCCUR ON LESS FAVORABLE TERMS IMPOSED BY THE GOVERNMENTAL AUTHORITIES.

     Before the merger may be completed, various approvals must be obtained from or notifications submitted to governmental authorities in the United States and abroad. These governmental entities may attempt to prevent the merger from occurring or attempt to condition their approval of the merger, or of the transfer to Maxtor of certain intellectual property, on the imposition of certain regulatory conditions that may have the effect of imposing additional costs on Maxtor or of limiting the combined company's revenues. In addition, it is possible that one or more individual states could investigate and challenge the merger under federal or state law and attempt to impose conditions. A third party also could challenge the merger on antitrust grounds and neither Maxtor nor Quantum knows what the result of a third party challenge might be. Any of these challenges or the imposition of regulatory conditions could delay the merger and may make it more difficult for the combined company to achieve some of the anticipated beneficial synergies of the merger.

THE PENDENCY OF THE MERGER, OR FAILURE TO COMPLETE IT, COULD CAUSE MAXTOR'S AND/OR QUANTUM HDD'S STOCK PRICE TO DECLINE AND COULD HARM EACH COMPANY'S BUSINESS AND OPERATING RESULTS.

     The merger agreement contains conditions which Maxtor and Quantum must meet in order to complete the merger. In addition, the merger agreement may be terminated by either Maxtor or Quantum under certain circumstances. If the merger is not completed for any reason, Maxtor and Quantum may be subject to a number of risks, including the following:

     - depending on the reasons for termination, Maxtor may be required to pay Quantum, or Quantum may be required to pay Maxtor, a termination fee of $35 million;

     - the market price of Maxtor common stock or Quantum HDD common stock may decline due to the fact that the market may have assumed that the merger would be completed;

     - many costs related to the merger, such as legal, accounting, financial advisor and financial printing fees, must be paid regardless of whether the merger is completed; and

     - there may be substantial disruption to the businesses of Maxtor and Quantum and distraction of their respective workforces and management teams.

     In addition, in response to the announcement of the merger, customers or suppliers of Maxtor or Quantum HDD may delay or defer product purchase or other decisions. Any delay or deferral in product purchase or other decisions by customers or suppliers could harm the business of the relevant company, regardless of whether the merger is completed. Similarly, current and prospective Maxtor or Quantum HDD employees may experience uncertainty about their future roles with Maxtor until the merger is completed and Maxtor's strategies with regard to the integration of operations of Maxtor and Quantum HDD are announced or executed. Accordingly, the ability of Maxtor and Quantum HDD to attract and retain key management, sales, marketing and technical personnel could suffer.

TAX RISKS RELATED TO THE SPLIT-OFF AND MERGER

IF THE SPLIT-OFF AND MERGER OF QUANTUM HDD ARE NOT TAX-FREE, QUANTUM WILL INCUR A SUBSTANTIAL TAX LIABILITY.

     The structure of the combination of Maxtor with Quantum HDD -- namely, the split-off of Quantum HDD from Quantum and the subsequent merger of Spinco (which will then own Quantum HDD) into Maxtor -- is being used with the goal of enabling Quantum to separate Quantum HDD from its other businesses and combine Quantum HDD with Maxtor without incurring corporate-level federal income tax, or state income or franchise tax, on the disposition of Quantum HDD. Maxtor and Quantum have agreed not to request a ruling from the Internal Revenue Service, or IRS, or any state tax authority confirming that this structure will not result in any corporate-level federal income tax or state income or franchise tax, to Quantum, Spinco or the holders of Quantum HDD common stock. Instead, Maxtor and Quantum agreed to effect the split-off and the merger on the basis of:

     - an opinion from Ernst & Young, Quantum's tax advisors, to the effect that, either by themselves or in conjunction with the merger, the contribution and transfer of the assets and liabilities of Quantum HDD to a newly formed subsidiary of Quantum and the redemption by Quantum of the outstanding shares of Quantum HDD common stock in exchange for common stock of the newly formed subsidiary should not result in any federal income tax, or state income or franchise tax in the three states in which Quantum principally does business, for Quantum, Spinco or the holders of

       Quantum HDD common stock under the relevant provisions of the Internal Revenue Code and the corresponding provisions of those three states' tax laws; and

     - an insurance policy issued by a syndicate of major insurance companies covering up to $300 million of the total federal income tax, or state income or franchise tax, payable if Quantum sustains an "insured tax loss" (as such term is defined in the policy) as a result of the split-off of Quantum HDD as part of the transaction that combines Quantum HDD and Maxtor.

     An IRS ruling is not being obtained, and there are no IRS rulings or court decisions that directly apply the relevant provisions of the Internal Revenue Code to the proposed transactions. Further, there are no final Internal Revenue Code regulations in effect under the section of the Internal Revenue Code that specifically addresses the taxability of a split-off followed within two years by a merger of the split-off business with a third party. Accordingly, neither Maxtor nor Quantum can assure you as to the tax consequences of the split-off and merger to Quantum. In an audit of Quantum after the merger, the IRS or a state tax authority might assert that the redemption was a taxable disposition of Quantum HDD by Quantum. If that position prevails, Quantum would incur a substantial tax liability.

     Although Quantum and Maxtor have obtained the Ernst & Young opinion and the insurance policy described above, neither is a guaranty of the tax treatment of the split-off and merger. The Ernst & Young opinion is the professional judgment of Ernst & Young as to what the applicable federal income, and state income and franchise, tax treatment should be and is not binding on the IRS or any other tax authority. The IRS could take a position contrary to that expressed in Ernst & Young's opinion. As noted above, the IRS has not adopted final regulations under one of the key sections of the Internal Revenue Code that is related to the tax treatment to Quantum of the split-off. Accordingly, adoption of the proposed regulations in final form could affect the conclusions reached in Ernst & Young's opinion. Although the merger agreement allows Maxtor or Quantum to decline to complete the merger if Ernst & Young is unable to re-issue its opinion at the time of the merger, it is possible that a change in the relevant tax law could occur after the merger and be retroactive to the merger. See "Material Federal Income Tax Consequences of the Separation, the Redemption and the Merger," beginning on page 76.

IF THE SPLIT-OFF AND MERGER RESULT IN TAX BEING PAYABLE BY QUANTUM AND THE INSURANCE POLICY DOES NOT COVER THE TAXES PAYABLE BY QUANTUM, MAXTOR'S AND/OR QUANTUM'S BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD SUFFER.

     If the split-off and merger are taxable to Quantum, the insurance policy may not cover the tax. In addition to customary exclusions from its coverage, the insurance policy does not cover any federal or state tax payable by Quantum if the split-off and merger become taxable to Quantum as a result of:

     - a change in relevant tax law;

     - an acquisition representing a 50% or greater interest in Quantum during the two-year period following the merger, whether or not approved by Quantum's board of directors;

     - an acquisition representing a 50% or greater interest in Maxtor during the two-year period following the merger, whether or not approved by Maxtor's board of directors; or

     - the number of shares of Maxtor common stock issued to holders of Quantum HDD common stock not resulting in the holders of Quantum HDD common stock collectively owning at least a majority of the outstanding shares of Maxtor common stock immediately after the merger.

     In addition, even if the insurance policy covers the circumstances giving rise to the tax, the insurance proceeds (net of tax) may not be sufficient to cover the entire amount of tax owed by Quantum. The amount of tax that would be payable would be the amount by which the aggregate market value of Quantum HDD (determined by reference to the trading value of Quantum HDD common stock on the closing date) exceeds Quantum's tax basis in the assets comprising Quantum HDD, and depending on what that amount is, the amount of tax for which insurance proceeds net of taxes are not available may be substantial. If the split-off and merger results in tax being payable by Quantum and the insurance policy does not cover the amount of the tax, or if the amount of the tax is substantially greater than the proceeds of the insurance policy, Maxtor's and/or Quantum's business, financial condition and operating results would suffer.

MAXTOR'S AGREEMENT TO INDEMNIFY QUANTUM FOR TAXES PAYABLE BY QUANTUM AS A RESULT OF THE SPLIT-OFF AND MERGER COULD NEGATIVELY IMPACT THE OPERATIONS OF EITHER COMPANY.

     If Quantum is required to pay any federal or state income tax or state franchise tax as a result of the split-off and merger, Maxtor has agreed to indemnify Quantum for the amount of the tax not covered by insurance unless imposition of the tax is the result of Quantum's actions, or acquisitions of Quantum stock, after the merger. The amount of the tax not covered by insurance could be substantial. Payment of the tax by Maxtor could cause Maxtor's business, financial condition and operating results to suffer.

     In addition, if it is ultimately determined that Quantum owes federal or state tax as a result of the split-off and merger, Quantum will be obligated, as the taxpayer, to pay the tax, whether or not the related claim under the insurance policy is still pending. If the circumstances giving rise to the tax are covered by Maxtor's indemnification obligations arise, Maxtor will be required to pay Quantum the amount of the tax at the same time. Although a claim may be made on the insurance policy, there may be a substantial period after Maxtor pays Quantum for the tax before the outcome of the insurance claim is finally known, particularly if the claim is denied by the insurance company and the denial is disputed by Maxtor and/or Quantum. Moreover, the insurance company could prevail in a coverage dispute. In any of these circumstances, Maxtor would have to either use its existing cash resources or borrow money to cover its obligations to Quantum. In either case, Maxtor's payment of the tax, whether covered by insurance or not, could harm Maxtor's business, financial condition and operating results.

     If Maxtor is not able to make the payment to Quantum at the time that Quantum is required to pay the tax or the circumstances giving rise to the tax not covered by Maxtor's indemnification obligations, Quantum would nevertheless be obligated, as the taxpayer, to make the tax payment, which could be substantial. In order to pay the tax, Quantum would have to either deplete its existing cash resources or borrow money to cover its tax obligation. Quantum's payment of the tax prior to Maxtor's payment to it under Maxtor's indemnification obligations, or in circumstances where those obligations do not apply, could harm Quantum's business, financial condition and operating results.

TO AVOID POSSIBLY TRIGGERING A TAX OBLIGATION OF QUANTUM AS A RESULT OF THE SPLIT-OFF AND MERGER, MAXTOR WILL HAVE TO ABIDE BY POTENTIALLY SIGNIFICANT RESTRICTIONS WITH RESPECT TO ITS EQUITY SECURITIES FOR TWO YEARS AFTER THE MERGER WHICH COULD HARM MAXTOR'S BUSINESS.

     Under the federal tax rules applicable to the split-off/merger structure being used for the combination of Maxtor and Quantum HDD, if Maxtor does not wish to risk causing the merger to become taxable to Quantum under circumstances in which the insurance policy will not cover the tax, Maxtor will have to refrain from doing any of the following during the two-year period after the merger because if it does any of the following during that period, Quantum will have the burden, in any dispute with a tax authority, of rebutting the presumption that it did so as part of the split-off plan:

     - issue its voting securities to acquire other companies or businesses or to raise financing for its operations or other business purposes; or

     - issue its voting securities as equity compensation, such as the grant of options or restricted stock, other than in the ordinary course of business consistent with past practices.

Because of the foregoing restrictions, Maxtor may have to forego significant growth and other opportunities and may be at a competitive disadvantage in attracting and retaining key personnel which could harm its business. If Maxtor does not comply with any of the foregoing restrictions and is unable to rebut the presumption that it took any of these actions as part of the split-off plan, the split-off will become taxable to Quantum and Maxtor will be required to pay the amount of the tax to Quantum under its indemnification obligations but the insurance policy will not cover the tax. Maxtor's payment of the tax could harm its business, financial condition and operating results.

IF EITHER MAXTOR OR QUANTUM UNDERGOES A CHANGE OF CONTROL DURING THE TWO-YEAR PERIOD AFTER THE MERGER, THE SPLIT-OFF COULD BECOME TAXABLE TO QUANTUM AND, CONSEQUENTLY, BOTH MAXTOR AND QUANTUM MAY BE LESS ATTRACTIVE ACQUISITION CANDIDATES FOR TWO YEARS.

     Under the federal tax rules applicable to the split-off/merger structure being used for the combination of Maxtor and Quantum HDD, if a 50% or greater interest in either Maxtor or Quantum is acquired within two years after the merger, the split-off will become taxable to Quantum under circumstances not covered by the insurance policy unless Quantum can meet the burden, in any dispute with a tax authority, of rebutting the presumption that the acquisition was part of the split-off plan. If an acquisition of Maxtor triggered the tax, then Maxtor would be required to pay Quantum for the amount of the tax under its indemnification obligations to Quantum. If an acquisition of Quantum triggered the tax, then Quantum would not be indemnified by Maxtor and would be required to pay the tax. Neither Maxtor nor Quantum will have control over all the circumstances under which an acquisition could occur.

     Because of the restriction on acquisitions, each of Maxtor and Quantum:

     - may have to forego significant growth and other opportunities;

     - may not be deemed an attractive acquisition target reducing opportunities for its stockholders to sell or exchange their shares in attractive transactions which might otherwise be proposed; and

     - will be restricted in its ability to initiate a business combination that its board of directors might wish to pursue because it will not be able to structure the transaction as an acquisition, even if that would otherwise be the most attractive structure.

     The foregoing effects of the restriction on acquisitions of Maxtor and Quantum could have a negative impact on their respective businesses and stockholder value.

RISKS RELATED TO THE QUANTUM DSS BUSINESS

QUANTUM MAY INCUR INCREASED COSTS AS A RESULT OF OPERATING SOLELY AS A DLTTAPE AND STORAGE SOLUTIONS BUSINESS.

     Quantum's operations have consisted of the DLTtape and storage solutions business and the hard disk drive business. Quantum cannot assure holders of Quantum DSS common stock that the operating results of the Quantum DSS business alone will not be adversely affected by the loss of one or more of the following attributes that Quantum HDD has given Quantum:

     - the ability to leverage the expertise of Quantum HDD in areas related to Quantum HDD's core competency in hard disk drives;

     - the opportunity to jointly develop various products, such as online storage solutions;

     - the ability to more effectively enable and cost reduce data storage solutions;

     - use of the goodwill and brand recognition associated with Quantum HDD;

     - the benefit of Quantum as a whole having a larger market capitalization related to the two tracking stocks; and

     - diversification associated with a single company serving the DLT tape, storage solutions and hard disk drive markets.

     It is possible that, because Quantum as a whole will not be able to provide a data storage solution that includes Quantum HDD products, customers will seek to find a more complete solution elsewhere. Any loss of the benefits provided by the combination with the Quantum HDD business could seriously harm the operating results of Quantum's DSS business and cause the price of Quantum DSS common stock to decline. Although Maxtor has agreed to hire, or pay the severance associated with, 535 individuals employed by Quantum in its corporate division, the Quantum DSS business may determine that the Quantum infrastructure, including employees and assets, that will remain after the merger of Maxtor and Quantum HDD is not in alignment with the requirements of the Quantum DSS business and any such determination could result in significant charges adversely impacting the operating results of Quantum DSS before or after the merger.

QUANTUM'S DSS BUSINESS MAY EXPERIENCE DIFFICULTY ATTRACTING AND RETAINING QUALITY EMPLOYEES WHICH MAY HURT ITS ABILITY TO OPERATE ITS BUSINESS EFFECTIVELY.

     The ability of Quantum DSS to maintain its competitive technological position will depend, in large part, on its ability to attract and retain highly qualified technical and managerial personnel. The combination of Quantum DSS and Quantum HDD has resulted in faster growth and greater scale for Quantum. After the split-off and merger, without the benefits of a combined business, Quantum DSS may not experience the same success in attracting quality employees. Competition for qualified personnel is intense. There is a risk that some key employees will depart as a result of the split-off and merger. In addition, the announcement of the proposed split-off of Quantum HDD may impede Quantum DSS' ability to attract new employees. Lack of success in attracting qualified employees could lead to lower than expected operating results and delays in the introduction of new products and could have a negative effect on the ability of Quantum DSS to support customers.

THE HISTORICAL FINANCIAL INFORMATION OF QUANTUM DSS MAY NOT BE REPRESENTATIVE OF ITS FUTURE RESULTS AS A SEPARATE COMPANY.

     The historical financial information of Quantum DSS does not necessarily reflect what its financial position, operating results, and cash flows would have been had it been a separate, stand-alone entity during the periods presented. In addition, the historical information is not necessarily indicative of what its operating results, financial position and cash flows will be in the future. Quantum DSS has not made adjustments to reflect many significant changes that may occur in its cost structure, funding and operations as a result of its separation from Quantum HDD, including changes in its employee base, legal structure, costs associated with reduced economies of scale, marketing expenses related to establishing a new brand identity, and costs associated with being a public, stand-alone company.

THE COMBINATION OF MAXTOR AND QUANTUM HDD WILL RESULT IN SIGNIFICANT DILUTION AND SPECIAL COMPENSATION CHARGES RECORDED IN THE RESULTS FOR QUANTUM WHICH COULD RESULT IN A DECLINE IN THE PRICE OF QUANTUM DSS COMMON STOCK.

     All outstanding Quantum HDD options, whether vested or unvested, and all unvested Quantum HDD restricted stock held by individuals other than employees transferred to the combined company, Maxtor, and former service providers, will be converted into Quantum DSS options and Quantum DSS restricted stock, respectively. The intrinsic value of the Quantum DSS options granted and shares of Quantum DSS restricted stock issued in the conversion will be equivalent to the intrinsic value of the Quantum HDD options and restricted stock being converted. Many of the Quantum DSS options issued in the conversion will have an exercise price below the then current fair value of the Quantum DSS common stock. The excess of the market value of the Quantum DSS common stock over the exercise price of the Quantum DSS options will result in a special compensation charge. The Quantum DSS restricted stock issued in the conversion will also result in a special compensation charge for the market value of the stock. In addition, the new shares of Quantum DSS restricted stock issued and certain of the Quantum DSS stock options issued are expected to result in additional dilution for Quantum DSS.

     In conjunction with terminating unvested Quantum DSS options held by employees who transfer to the combined company, Maxtor, or are terminated as part of the merger, these options will be converted into shares of Quantum DSS restricted stock. The fair value of the Quantum DSS restricted stock issued to non-employees will result in a special compensation charge and additional dilution for Quantum DSS.

     Unvested Quantum DSS restricted stock held by employees who transfer to the combined company, Maxtor, will remain restricted stock held by those employees. As these individuals will no longer be employees of Quantum, a special compensation charge will be incurred.

     Estimated dilution of approximately 6 million shares would result from these transactions involving Quantum DDS stock options and restricted stock, based on current stock and option values and estimates of Quantum employees who will transfer to the combined company, Maxtor, or be terminated. The actual dilution may vary significantly based on actual employee transfers and terminations and the actual values of stock and options that are converted.

     The special compensation charges and dilution that will result from these transactions involving Quantum DSS stock options and restricted stock are expected to be significant to Quantum's results and could therefore result in a decline in the price of Quantum DSS common stock.

RISKS RELATED TO THE COMBINED COMPANY'S BUSINESS FOLLOWING THE MERGER

     In addition to the risk factors related to the merger set forth above, after the merger, the combined company will be subject to the following risks:

MAXTOR AND QUANTUM HDD HAVE A HISTORY OF LOSSES AND THE COMBINED COMPANY MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

     Maxtor and Quantum HDD each has a history of significant losses. With the exception of fiscal 1998 for Maxtor and fiscal 1997 for Quantum HDD, Maxtor and Quantum HDD have incurred losses in each of the last five fiscal years. For the nine months ended September 30, 2000, Maxtor had net income of $26.8 million and an accumulated deficit of $765.1 million. For the three months ended October 1, 2000, Quantum HDD had a net loss of $8.7 million. Quantum HDD has no deficit. Although Maxtor achieved profitability for the nine months ended September 30, 2000, neither Maxtor nor Quantum can assure you that the combined company will either achieve or maintain profitability.

THE DECLINE OF AVERAGE SELLING PRICES IN THE HARD DISK DRIVE INDUSTRY COULD CAUSE THE COMBINED COMPANY'S OPERATING RESULTS TO SUFFER AND MAKE IT DIFFICULT FOR THE COMBINED COMPANY TO ACHIEVE PROFITABILITY.

     It is very difficult to achieve and maintain profitability and revenue growth in the hard disk drive industry because the average selling price of a hard disk drive rapidly declines over its commercial life as a result of technological enhancement, productivity improvement and increase in the industry supply. End-user demand for the computer systems that contain Maxtor and Quantum HDD hard disk drives has historically been subject to rapid and unpredictable fluctuations. As a result, the hard disk drive market tends to experience periods of excess capacity and intense price competition. When competitors lower prices to liquidate excess inventories, restructure or attempt to gain market share, average selling prices also decline. This intense price competition could force the combined company to lower prices, which would reduce margins, cause operating results to suffer and make it difficult for the combined company to achieve profitability. In addition, the growth of the lower priced personal computer market has forced the cost of desktop hard disk drives to decline. If the combined company is unable to lower the cost of its hard disk drives for the lower-priced personal computer market, it will not be able to compete effectively and its operating results would suffer.

THE MARKET PRICE OF MAXTOR COMMON STOCK HAS BEEN HIGHLY VOLATILE.

     The market price of Maxtor's common stock and the number of shares traded each day has varied greatly. Such fluctuations may continue after the merger due to factors including:

     - quarterly fluctuations in operating results;

     - announcements of new products by the combined company or its competitors;

     - gains or losses of significant customers;

     - changes in stock market analysts' estimates;

     - the presence or absence of short-selling of its common stock; and

     - events affecting other companies that the market deems comparable to Maxtor.

     Maxtor's stock price also may be affected by events relating to Hyundai Electronics America and its affiliates, including sales of Maxtor's common stock by Hyundai Electronics America or the perception that such sales may occur due to the financial condition of Hyundai Electronics America affiliates or otherwise. Hyundai Electronics America has informed Maxtor that it may consider selling additional Maxtor shares at a time it deems appropriate. Maxtor's stock price also may be subject to extreme fluctuations in response to general economic conditions in the United States, Korea, Southeast Asia and elsewhere, such as interest rates, inflation rates, exchange rates, unemployment rates, and trade surpluses and deficits. It is likely that in some future quarter or quarters Maxtor's operating results will be below the expectations of stock market analysts or investors. In that event, Maxtor's stock price will probably decline.

     In February 1999, DECS Trust IV, a newly formed trust, sold 12,500,000 DECS. The terms of the DECS provide that DECS Trust IV may distribute shares of Maxtor common stock owned by Hyundai Electronics America on or about February 15, 2002, or upon earlier liquidation of DECS Trust IV under certain circumstances. Maxtor does not know how or whether investors in the DECS offering will resell the DECS. Any market that develops for the DECS could reduce the demand for Maxtor's common stock or otherwise negatively impact the market for Maxtor's common stock.

IF THE COMBINED COMPANY FAILS TO CONSISTENTLY EXECUTE ON ITS PRODUCT DEVELOPMENT AND MANUFACTURING PROCESS, IT COULD LOSE MARKET SHARE.

     Most Maxtor and Quantum HDD products are sold to desktop computer manufacturers. These manufacturers select or qualify their hard disk drive supplies based on quality, storage capacity, performance and price. Manufacturers typically seek to qualify three or four suppliers for each hard disk drive product generation. To qualify consistently with these manufacturers, and thus succeed in the desktop hard disk drive industry, the combined company must consistently be among the first-to-market introduction and first-to-volume production at leading storage capacity per disk, offering competitive prices and high quality. Once a manufacturer has chosen its hard disk drive suppliers for a given desktop computer product, it often will purchase hard disk drives from those suppliers for the commercial lifetime of that product line. If the combined company misses a qualification opportunity, it may not have another opportunity to do business with that manufacturer until it introduces its next generation of products. The effect of missing a product qualification opportunity is magnified by the limited number of high volume manufacturers of personal computers. If the combined company does not reach the market or deliver volume production in a timely manner, it may lose opportunities to qualify its products. In such case, its gross margins would decline due to rapidly declining average selling prices, and it would lose market share. Loss of market share would have a negative impact on the combined company's business, financial condition and operating results.

BECAUSE THE COMBINED COMPANY WILL BE SUBSTANTIALLY DEPENDENT ON DESKTOP COMPUTER DRIVE SALES, A DECREASE IN THE DEMAND FOR DESKTOP COMPUTERS WOULD HARM ITS BUSINESS.

     Although there has been significant growth in the demand for desktop computers over the past several years, according to International Data Corporation, the growth rate in desktop computer sales has slowed in recent fiscal quarters. Because the combined company will rely substantially on the desktop segment of the personal computer industry, it will be affected more by changes in market conditions for desktop computers than a company with a broader range of products. Any decrease in the demand for desktop computers could reduce the demand for the combined company's products, harming its business.

IF THE COMBINED COMPANY'S NEW PRODUCT INTRODUCTIONS ARE NOT SUCCESSFUL, ITS OPERATING RESULTS WILL SUFFER.

     To remain a significant supplier of hard disk drives to major manufacturers of personal computers, the combined company will need to offer a broad range of hard disk drive products to its customers. Although the current products of Maxtor and Quantum HDD are designed for the largest segment of the hard disk drive industry, the desktop computer area, demand may shift to other segments over time. Neither Maxtor nor Quantum products yet serve the laptop personal computer segment. Accordingly, the combined company will need to develop and manufacture new products that address additional hard disk drive segments and emerging technologies to remain competitive in the hard disk drive industry. Neither Maxtor nor Quantum can assure you that the combined company will:

     - successfully or timely develop or market any new hard disk drives in response to technological changes or evolving industry standards;

     - avoid technical or other difficulties that could delay or prevent the successful development, introduction or marketing of new hard disk drives;

     - successfully qualify new hard disk drives, particularly high-end hard disk drives, with customers by meeting their performance and quality specifications;

     - quickly achieve high volume production of new hard disk drives; or

     - achieve market acceptance of its new products.

     Any failure of the combined company to successfully develop and introduce new products for its existing customers or to address specifically additional market segments could harm its business, financial condition and operating results.

THE LOSS OF ONE OR MORE OF THE COMBINED COMPANY'S SIGNIFICANT CUSTOMERS WOULD HARM THE COMBINED COMPANY'S BUSINESS AND OPERATING RESULTS.

     Maxtor and Quantum HDD sell most of their respective products to a limited number of customers. For the nine months ended September 30, 2000, two customers, Dell and Xander, accounted for approximately 19% and 11%, respectively, of Maxtor's revenue, and its top five customers accounted for approximately 50% of its revenue. During the three month period ended October 1, 2000, two customers, Dell and Compaq, accounted for approximately 13% and 11%, respectively, of Quantum HDD's revenue, and its top five customers accounted for approximately 50% of its revenue. It is expected that a relatively small number of customers will account for a significant portion of the combined company's revenue after the merger, and the proportion of its revenue from these customers could continue to increase in the future. These customers have a wide variety of suppliers to choose from and therefore can make substantial demands on the combined company. Even if the combined company successfully qualifies a product for a given customer, the customer generally will not be obligated to purchase any minimum volume of products from it and generally will be able to terminate its relationship with the combined company at any time. The combined company's ability to maintain strong relationships with its principal customers is essential to its future performance. If it loses a key customer or if any of its key customers reduce their orders of the combined company's products or require it to reduce its prices before it is able to reduce costs, the combined company's business, financial condition and operating results would suffer.

IF MAXTOR'S QUARTERLY RESULTS FLUCTUATE SIGNIFICANTLY MAXTOR'S STOCK PRICE COULD DECLINE.

     Maxtor's and Quantum HDD's quarterly operating results have fluctuated significantly in the past and the combined company's quarterly operating results may fluctuate significantly in the future. The combined company's future performance will depend on many factors, including:

     - the average selling price of its products;

     - fluctuations in the demand for its products as a result of the cyclical and seasonal nature of the desktop computer industry;

     - the availability, and efficient use, of manufacturing capacity;

     - competitors introducing better products at competitive prices before it does;

     - new competitors entering its market;

     - its ability to successfully qualify its products with its customers;

     - its customers canceling, rescheduling or deferring orders;

     - the combined company's ability to purchase components at competitive prices;

     - the availability of adequate capital resources; and

     - other general economic and competitive factors.

     Many Maxtor and Quantum HDD expenses are relatively fixed and difficult to reduce or modify. As a result, the fixed nature of the combined company's operating expenses will magnify any adverse effect of a decrease in revenue on its operating results. As a result of these and other factors, Maxtor believes that period to period comparisons of its and Quantum HDD's combined historical results of operations are not a good predictor of the combined company's future performance. If the combined company's future operating results are below the expectations of stock market analysts, Maxtor's stock price may decline.

COSTLY NEW DEMANDS BY MAXTOR AND QUANTUM HDD CUSTOMERS ARE INCREASING THE RISK OF INVENTORY OBSOLESCENCE AND DECLINING AVERAGE SELLING PRICES.

     Maxtor and Quantum HDD customers are adopting more sophisticated business models that place additional strains on their respective businesses. For example, many personal computer manufacturers, including some of the largest personal computer manufacturing customers, may adopt build-to-order manufacturing models that reduce their component inventories and related costs and enable them to tailor their products more specifically to the needs of consumers.

     Some Maxtor and Quantum HDD personal computer manufacturing customers also are considering or have implemented a "channel assembly" model in which the manufacturer ships a minimal computer system to the dealer or other assembler, and component suppliers (including hard disk drive manufacturers) ship parts directly to the dealer or other assembler for installation at its location. Finally, some Maxtor and Quantum HDD manufacturing customers have adopted just-in-time inventory management processes that require component suppliers to maintain inventory at or near the customer's production facility. These new business models require Maxtor and Quantum HDD to hold products in inventory longer. These changing policies also increase Maxtor's and Quantum HDD's capital requirements and costs, complicate inventory management strategies and make it difficult to match manufacturing plans with projected customer demand. As a result, there is an increased risk that inventory will become obsolete or average selling price could decline either of which could cause the combined company's operating results to suffer.

INTENSE COMPETITION IN THE HARD DISK DRIVE SEGMENT COULD HARM THE COMBINED COMPANY'S BUSINESS.

     The desktop computer market segment and the overall hard disk drive market are intensely competitive even during periods when demand is stable. Maxtor and Quantum HDD compete primarily with manufacturers of 3.5-inch hard disk drives for the personal computer industry, including Fujitsu, IBM, Samsung, Seagate Technology and Western Digital.

     Quantum HDD also competes with manufacturers of high-capacity 3.5-inch hard disk drives for high performance storage intensive applications, including Fujitsu, Hitachi, IBM and Seagate Technology. Many competitors of Maxtor and Quantum HDD historically have had a number of significant advantages, including larger market shares, a broader array of product lines, preferred vendor status with customers, extensive name recognition and marketing power, and significantly greater financial, technical and manufacturing resources.

     Although the combined company is expected to be one of the largest hard disk drive manufacturer, its size alone will not eliminate all of the advantages of its competitors. Unlike Maxtor and Quantum HDD, some of their competitors make many of their own components which may provide them with benefits including lower costs. The competitors of the combined company also may:

     - consolidate or establish strategic relationships among themselves to lower their product costs or to otherwise compete more effectively against it;

     - lower their product prices to gain market share; or

     - bundle their products with other products to increase demand for their products.

     In addition, new competitors could emerge and rapidly capture market share. If the combined company fails to compete successfully against current or future competitors, its business, financial condition and operating results will suffer.

THE DEPENDENCY OF THE COMBINED COMPANY ON MKE TO MANUFACTURE A PORTION OF ITS HARD DISK DRIVES AND ADVERSE DEVELOPMENTS IN THE RELATIONSHIP WITH MKE COULD HARM THE COMBINED COMPANY'S OPERATING RESULTS.

     Because Quantum HDD's hard disk drives are manufactured by MKE, the combined company will depend on MKE to manufacture a significant portion of Quantum HDD's existing products. As a result, the combined company will rely on MKE to quickly achieve volume production of new hard disk drives at competitive costs, to meet the combined company's quality requirements and to respond quickly to product delivery schedules. If MKE fails to meet these requirements the combined company's operating results could suffer. In addition, MKE's production schedule is based on forecasts of purchase requirements. The combined company may have limited rights to modify short-term purchase orders. The failure of the combined company to accurately forecast its requirements or successfully adjust MKE's production schedule could lead to inventory shortages or surpluses. The combined company will have to negotiate pricing arrangements with MKE on a quarterly basis. Any failure to reach competitive pricing arrangements would also negatively impact the combined company's operating results.

IF THE COMBINED COMPANY DOES NOT HAVE ADEQUATE MANUFACTURING CAPACITY IN THE FUTURE, ITS BUSINESS COULD SUFFER.

     Maxtor's volume manufacturing operations are based primarily in Singapore, and MKE's volume manufacturing operations are based primarily in both Singapore and Japan. A flood, earthquake, political instability or other disaster or condition after the merger affecting either's facilities or ability to manufacture could harm the combined company's business, financial condition and operating results. In addition, the combined company will need to acquire additional manufacturing capacity in the future. Maxtor's inability to add capacity to allow it to meet customers' demands in a timely manner may limit the combined company's future growth and could harm its business, financial condition and operating results. The combined company's future growth will also require that MKE continue to devote substantial financial resources to property, plant and equipment to support the manufacture of a significant portion of the combined company's products. If MKE is unable or unwilling to meet the combined company's manufacturing requirements, an alternative manufacturing source may not be available in the near term and the combined company's business, financial condition and operating results would suffer.

BECAUSE MAXTOR AND MKE ARE DEPENDENT ON A LIMITED NUMBER OF SUPPLIERS, COMPONENT SHORTAGES COULD DAMAGE THE BUSINESS AND OPERATING RESULTS OF THE COMBINED COMPANY.

     A number of the components used in Maxtor and Quantum HDD products are available from a limited number of suppliers. Currently, Maxtor purchases digital signal processor/controller and spin/servo integrated circuits only from Texas Instruments, Inc. and purchases channel integrated circuits only from Lucent Technologies Inc. MKE depends on a limited number of qualified suppliers for components and subassemblies, including recording heads, media and integrated circuits. MKE may qualify only a single source for some parts, magnifying the risk of component shortages. As in the past, some required parts may be periodically in short supply. As a result, the combined company will have to allow for significant ordering lead times for some components. In addition, Maxtor may have to pay significant cancellation charges to suppliers if it cancels orders for components because it reduces production due to market oversupply, reduced demand, transition to new products or technologies or for other reasons. Maxtor orders the majority of its components on a purchase order basis and only has limited long-term volume purchase agreements with some of its existing suppliers. If Maxtor and MKE cannot obtain sufficient quantities of high quality parts when needed, the business, financial condition and operating results of the combined company could suffer. In addition, Maxtor's historical relationship with its suppliers may suffer as a result of its new relationship with MKE.

IF MAXTOR IS UNABLE TO EFFECTIVELY INTEGRATE PARTS FROM THIRD PARTY SUPPLIERS THE COMBINED COMPANY'S BUSINESS WOULD SUFFER.

     Unlike some of Maxtor's competitors, Maxtor does not manufacture any of the parts used in its products. Instead, its products incorporate parts designed by and purchased from third party suppliers. Consequently, the success of its products depends on Maxtor's ability to gain access to and integrate parts that use leading-edge technology. To successfully manage the integration of parts, Maxtor must:

     - obtain high quality parts;

     - hire skilled personnel;

     - effectively integrate different parts from a variety of suppliers;

     - manage difficult scheduling and delivery problems; and

     - develop and maintain relationships with key suppliers.

     If Maxtor is unable to successfully integrate parts obtained from third party suppliers, the combined company's business would suffer.

THE LOSS OF KEY PERSONNEL COULD HARM THE COMBINED COMPANY'S BUSINESS.

     The combined company's success depends upon the continued contributions of key employees, many of whom would be extremely difficult to replace. Neither Maxtor nor Quantum HDD has key person life insurance on any of its personnel. Worldwide competition for skilled employees in the hard disk drive industry is extremely intense. If the combined company is unable to retain existing employees of Maxtor and Quantum HDD or to hire and integrate new employees, the combined company's business, financial condition and operating results could suffer. In addition, companies in the hard disk drive industry whose employees accept positions with competitors often claim that the competitors have engaged in unfair hiring practices. The combined company may be the subject of such claims in the future as it seeks to hire qualified personnel and it could incur substantial costs defending itself against those claims.

IF THE COMBINED COMPANY IS UNABLE TO RAISE MORE CAPITAL IN THE FUTURE ITS BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS MAY SUFFER.

     Maxtor's and Quantum HDD's respective businesses are capital intensive and the combined company may need more capital in the future. The combined company's future capital requirements will depend on many factors, including:

     - the rate of its sales growth;

     - the level of its profits or losses;

     - the timing and extent of its spending to expand manufacturing capacity, support facilities upgrades and product development efforts;

     - the timing and size of business or technology acquisitions; and

     - the timing of introductions of new products and enhancements to its existing products.

     The combined company's ability to raise capital will be affected as a result of the merger. To avoid triggering a tax obligation of Quantum as a result of the split-off and merger, the combined company will be restricted in its ability to issue additional equity to raise capital for two years after the split-off and merger. (See the discussion of these restrictions in "Material Federal Income Tax Consequences of the Separation, the Redemption and the Merger -- Consequences to Quantum," beginning on page 79.) Any future equity financing will decrease the percentage equity ownership of the stockholders of the combined company and may, depending on the price at which the equity is sold, result in significant economic dilution to them. The combined company's board of directors will be authorized under its charter documents to issue preferred stock with rights, preferences or privileges senior to those of the common stock without stockholder approval.

     As a result of the restrictions on its ability to raise money through equity financings after the merger, the combined company may be required to borrow money to meet its capital requirements. Although Maxtor currently does not have a revolving credit facility, it may need such a facility in the future. Maxtor believes that current market conditions for such facilities are not as favorable as they have been at certain times in the past, that for various reasons the number of potential lenders actively providing credit facilities to companies in the data storage industry has decreased recently, and that the terms on which the remaining potential lenders are willing to offer such facilities, in many cases, are restrictive and costly. Consequently, the terms and conditions under which the combined company might obtain such a facility are uncertain. Any failure to obtain adequate credit facilities on acceptable terms could harm the combined company's business, financial condition and operating results.

PROTECTION OF THE COMBINED COMPANY'S INTELLECTUAL PROPERTY IS LIMITED AND WE RISK THIRD PARTY CLAIMS OF INFRINGEMENT.

     Maxtor and Quantum HDD have patent protection on some of their respective technologies. After the merger, the combined company may not receive patents for its pending or future patent applications, and any patents that it owns or that are issued to it may be invalidated, circumvented or challenged. Moreover, the rights granted under any such patents may not provide the combined company with any competitive advantages. Finally, the combined company's competitors may develop or otherwise acquire equivalent or superior technology.

     Maxtor and Quantum HDD also rely on trade secret, copyright and trademark laws, as well as the terms of their respective contracts to protect their proprietary rights. The combined company may have to litigate to enforce patents issued or licensed to it, to protect trade secrets or know-how owned by it or to determine the enforceability, scope and validity of its proprietary rights and the proprietary rights of others. Enforcing or defending the combined company's proprietary rights could be expensive and might not bring it timely and effective relief.

     The combined company may have to obtain licenses of other parties' intellectual property and pay royalties. If the combined company is unable to obtain such licenses, it may have to stop production of its products or alter its products. In addition, the laws of certain countries in which it sells and manufactures its products, including various countries in Asia, may not protect the combined company's products and intellectual property rights to the same extent as the laws of the United States. The combined company's remedies in these countries may be inadequate to protect its proprietary rights. Any failure to enforce and protect the combined company's intellectual property rights could harm its business, financial condition and operating results.

INFRINGEMENT CLAIMS COULD HARM THE COMBINED COMPANY'S BUSINESS.

     Maxtor, on the one hand, and Quantum and MKE, on the other hand, each were sued by Papst Licensing, GmbH, a German corporation, for infringement of patents that relate to hard disk drives. Papst has asserted that Maxtor infringes 13 patents, and that Quantum and MKE infringe 24 patents. Both lawsuits had been pending in the United States District Court for the Northern District of California, but were transferred with other litigation involving Papst patents to the United States District Court for the

Eastern District of Louisiana by the Judicial Panel on Multidistrict Litigation for consolidated or coordinated proceedings. Papst's infringement allegations are based on spindle motors that Maxtor and Quantum purchase from third party motor vendors, including MKE in the case of Quantum, and the use of such spindle motors in hard disk drives. Maxtor purchased the overwhelming majority of the spindle motors used in its hard disk drives from vendors that were licensed under Papst's patents. Quantum purchased many spindle motors used in its hard disk drives from vendors that were not licensed under Papst patents, including MKE.

     Maxtor is in litigation with Magnetic Media Development, LLC, or MMD, for infringement of patents that relate to hard disk drives. MMD has asserted that Maxtor infringes five such patents. Although Quantum is not in litigation with MMD, MMD has asserted its patents against Quantum. MMD's infringement claims are based on magnetic media that Maxtor and MKE, Quantum's manufacturer, purchase from third party media vendors. Maxtor purchased a majority of the media used in its hard disk drives from vendors that were not licensed under MMD's patents. MKE purchased only a limited portion of the media used in Quantum's hard disk drives from vendors that were not licensed under MMD's patents.

     While Maxtor and Quantum believe that the combined company and MKE have valid defenses to Papst's and MMD's claims, the results of any litigation are inherently uncertain and neither Maxtor nor Quantum can assure you that either Papst or MMD will not assert other infringement claims relating to current patents, pending patent applications, and/or future patent applications or issued patents. Additionally, neither Maxtor nor Quantum can assure you that the combined company or MKE will be able to successfully defend itself against this or any other Papst or MMD lawsuit. A favorable outcome for Papst or MMD in these lawsuits could result in the issuance of an injunction against the combined company or MKE and the combined company's products and/or the payment of monetary damages equal to a reasonable royalty. In the case of a finding of a willful infringement, the combined company also could be required to pay treble damages and Papst's or MMD's attorney's fees. Accordingly, a litigation outcome favorable to Papst or MMD could harm the combined company's business, financial condition, and operating results.

     In addition to the Papst and MMD lawsuits, other claims of infringement have been made against Maxtor and Quantum HDD which have not been fully assessed and which could be material. The combined company may have to obtain licenses of other parties' intellectual property and pay royalties. If the combined company is unable to obtain such licenses, it may have to alter or stop production of its products. There can be no assurance that such licenses can be obtained on favorable terms and conditions and failure to obtain such licenses or unfavorable terms and conditions for such licenses could harm the combined company's business, financial condition, and operating results.

THE COMBINED COMPANY WILL FACE RISKS FROM ITS SUBSTANTIAL INTERNATIONAL OPERATIONS AND SALES.

     The combined company will conduct most of its manufacturing and testing operations and purchases a substantial portion of its key parts outside the United States. In addition, Maxtor and Quantum HDD also sell a significant portion of their respective products to foreign distributors and retailers. As a result, the combined company will be dependent on revenue from international sales and will need to manage international operations. Inherent risks relating to overseas operations include:

     - economic slowdown and/or downturn in the computer industry in foreign markets;

     - international currency fluctuations;

     - general strikes or other disruptions in working conditions;

     - political instability;

     - trade restrictions;

     - changes in tariffs;

     - difficulties associated with staffing and managing international operations;

     - generally longer periods to collect receivables;

     - unexpected changes in or impositions of legislative or regulatory requirements;

     - reduced protection for intellectual property rights in some countries;

     - potentially adverse taxes; and

     - delays resulting from difficulty in obtaining export licenses for certain technology and other trade barriers.

     The specific economic conditions in each country impact international sales of Maxtor and Quantum HDD. For example, both Maxtor's and Quantum HDD's international contracts are denominated primarily in U.S. dollars. Significant downward fluctuations in currency exchange rates against the U.S. dollar could result in higher product prices and/or declining margins and increased manufacturing costs. In addition, Maxtor attempts to manage the impact of foreign currency exchange rate changes by entering into short-term, foreign exchange contracts. If the combined company does not effectively manage the risks associated with international operations and sales, its business, financial condition and operating results could suffer.

THE COMBINED COMPANY WILL BE SUBJECT TO RISKS RELATED TO PRODUCT DEFECTS WHICH COULD SUBJECT IT TO WARRANTY CLAIMS.

     Maxtor and Quantum HDD products may contain defects. Maxtor generally warrants its products for one to three years whereas Quantum HDD generally warrants its products for one to five years. The standard warranties used by Maxtor and Quantum HDD contain limits on damages and exclusions of liability for consequential damages and for negligent or improper use of the products. Maxtor and Quantum HDD each establish a provision, at the time of product shipment, in an amount equal to its estimated warranty expenses. Although Maxtor and Quantum believe that the warranty provision of the combined company will be sufficient, the failure to maintain a sufficient warranty provision or the unenforceability of any liability limitations could harm the combined company's business, financial condition and operating results.

THE COMBINED COMPANY COULD BE SUBJECT TO ENVIRONMENTAL LIABILITIES WHICH COULD CAUSE ITS BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS TO SUFFER.

     Although Maxtor uses a limited variety of chemicals in its manufacturing and research operations, it is subject to a wide range of environmental protection regulations in the United States and Singapore. While Maxtor does not believe its operations to date have been harmed as a result of such laws, future regulations may harm the combined company's business, financial condition and results of operations. Even if the combined company is in compliance in all material respects with all present environmental regulations, in the United States, environment regulations often require parties to fund remedial action regardless of fault. As a consequence, it is often difficult to estimate the future impact of environmental matters, including potential liabilities. If the combined company has to make significant capital expenditures or pay significant expense in connection with future remedial actions or to continue to comply with applicable environmental laws, its business, financial condition and operating results could suffer.

ANTITAKEOVER PROVISIONS IN MAXTOR'S CERTIFICATE OF INCORPORATION COULD DISCOURAGE POTENTIAL ACQUISITION PROPOSALS OR DELAY OR PREVENT A CHANGE OF CONTROL OF MAXTOR.

     Maxtor has a number of protective provisions in place designed to provide its board of directors with time to consider whether a hostile takeover is in the best interests of Maxtor and its stockholders. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of Maxtor and also could diminish the opportunities for a holder of Maxtor's common stock to participate in tender offers, including offers at a price above the then-current market price for Maxtor common stock. These provisions also may inhibit fluctuations in Maxtor's stock price that could result from takeover attempts.

                           THE MAXTOR SPECIAL MEETING

DATE, TIME AND PLACE OF MEETING

     The accompanying proxy is solicited by the board of directors of Maxtor for
use at the special meeting of stockholders to be held on February   , 2001, at
10:00 a.m., local time, or at any adjournment thereof. The meeting will be held in the Palo Alto Room of the Sheraton San Jose Hotel, located at 1801 Barber Lane, Milpitas, California 95305. Maxtor's principal executive offices are located at 510 Cottonwood Drive, Milpitas, California 95035. Maxtor's telephone number is (408) 432-1700.

     These proxy solicitation materials were mailed on or about December   ,
2000 to all stockholders entitled to vote at the meeting.

VOTING RIGHTS

     On December   , 2000, Maxtor had outstanding                shares of
common stock, all of which are entitled to vote as a single class with respect to the proposals presented in this joint proxy statement/ prospectus. Each
stockholder of record at the close of business on December   , 2000, is entitled
to one vote for each share held. Maxtor's bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the meeting.

PURPOSE OF THE MAXTOR SPECIAL MEETING

     The purpose of the Maxtor special meeting is to vote upon a proposal to adopt the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of October 3, 2000, by and among Maxtor, Quantum, Hawaii Acquisition Corporation and Insula Corporation, and to approve the merger contemplated thereunder. The adoption of the merger agreement will also constitute approval of the other transactions contemplated thereunder.

     In addition, as two separate proposals, Maxtor is requesting that its stockholders approve an amendment to its stock option plan to increase the number of shares reserved for issuance from 22,975,685 to 39,975,685 shares and an amendment to its employee stock purchase plan to increase the shares reserved for issuance from 4,500,000 to 8,000,000 shares. The approval by Maxtor stockholders of these two additional proposals is not required in order for the merger proposal described above to be approved. If approved, these proposals will take effect only if the merger is completed.

RECORD DATE AND OUTSTANDING SHARES

     The close of business on December   , 2000 has been fixed by the Maxtor
board of directors as the record date for determination of the stockholders of Maxtor entitled to notice of, and to vote at, the Maxtor special meeting or any postponement or adjournment of the Maxtor special meeting. Holders of record of Maxtor common stock at the close of business on the record date are entitled to notice of, and to vote at, the Maxtor special meeting. As of the record date,
there were approximately                stockholders of record holding an
aggregate of approximately           shares of Maxtor common stock. See "Stock
Ownership of Management and Certain Beneficial Owners -- Maxtor Stock Ownership," beginning on page 132.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

     As of the record date, the directors and executive officers of Maxtor collectively owned approximately 2.75% of the outstanding shares, and Hyundai Electronics America owned approximately 35% of the outstanding shares.

VOTE REQUIRED

     Approval of Proposal No. 1 for adoption of the merger agreement and approval of the merger requires the affirmative vote of holders of at least a majority of the outstanding shares of Maxtor common stock entitled to vote at the special meeting of stockholders. Approval of Proposal Nos. 2 and 3 seeking approval of the amendment of Maxtor's stock option plan and stock purchase plan, respectively, each require the affirmative vote of the holders of a majority of the outstanding shares present or represented by proxy and entitled to vote at the special meeting, at which a quorum is present and voting. Each stockholder of record of Maxtor common stock on the record date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of Maxtor at the Maxtor special meeting. Pursuant to voting agreements, Hyundai and each officer and director have agreed to vote all of his, her, or its shares in favor of Maxtor's merger proposal.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding voting shares of Maxtor common stock will constitute a quorum for the transaction of business at the special meeting and any continuation or adjournment thereof. Broker non-votes (i.e. shares held by brokers or nominees which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular purpose) and abstentions will be counted in determining whether a quorum is present at the special meeting. Broker non-votes will not be counted in determining the number of votes necessary for approval of Proposal Nos. 2 and 3 and thus will have no effect on those proposals. However, abstentions and broker non-votes will have the same effect as a negative vote on Proposal No. 1 to adopt the merger agreement and approve the merger, and abstentions will have the same effect as a negative vote on Proposal Nos. 2 and 3.

SOLICITATION OF PROXIES; EXPENSES

     Maxtor will bear the cost of the solicitation of proxies from its stockholders and all related costs. Maxtor has retained the services of MacKenzie Partners, Inc. to aid in the solicitation of proxies. Maxtor estimates that it will pay MacKenzie Partners a fee not to exceed $8,000 for its services and will reimburse MacKenzie Partners for reasonable out-of-pocket expenses. In addition, Maxtor may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Certain directors, officers, or other employees of Maxtor may supplement the original solicitation of proxies by mail with telephone, facsimile, or personal solicitation, without payment of additional compensation.

VOTING OF PROXIES; REVOCATION OF PROXIES

     The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Maxtor board of directors for use at the meeting. Maxtor stockholders are requested to complete, date, and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Maxtor or its solicitor. All properly signed proxies that Maxtor receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, will be voted FOR adoption of the merger agreement and the approval of the merger and FOR approval of the amendments of the stock option plan and stock purchase plan to increase the number of shares reserved for grant thereunder.

     You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

     - delivering a written notice to the secretary of Maxtor by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares.

     Maxtor's board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

NO APPRAISAL RIGHTS

     Delaware law does not afford appraisal rights to holders of shares that are either listed on a national securities exchange, quoted on the New York Stock Exchange or Nasdaq, or held of record by more than 2,000 stockholders, provided that the holders of such shares will not be required to accept in the merger anything other than cash in lieu of fractional shares, or stock of the surviving corporation or another corporation, which corporation in either case must also be listed on a national securities exchange, quoted on the New York Stock Exchange or Nasdaq or held of record by more than 2,000 stockholders.

     Because Maxtor common stock is listed on Nasdaq and Maxtor stockholders will retain their shares in the merger and not receive any consideration, appraisal rights are unavailable to Maxtor stockholders in connection with the merger proposal.

RECOMMENDATION OF THE MAXTOR BOARD

     The Maxtor board of directors has unanimously determined that the merger agreement and the merger are fair to, advisable for, and in the best interests of Maxtor and the Maxtor stockholders. Accordingly, the Maxtor board of directors recommends that Maxtor stockholders vote FOR the proposal to adopt the merger agreement and approve the merger. Approval of the proposal to adopt the merger agreement will constitute approval of all transactions contemplated by the merger agreement, including, without limitation, the issuance of shares in the merger and the amendment and restatement of Maxtor's restated certificate of incorporation to eliminate until the annual meeting in 2004, the requirement that classes of Maxtor's board of directors be as nearly equal in number as possible, and to increase the authorized common stock to 525,000,000 shares. In addition, the Maxtor board of directors also recommends that Maxtor stockholders vote FOR the proposal to increase the number of shares reserved for issuance under Maxtor's stock option plan by 17,000,000 shares and FOR the proposal to increase the number of shares reserved for issuance under Maxtor's stock purchase plan by 3,500,000 shares.

                          THE QUANTUM SPECIAL MEETING

DATE, TIME AND PLACE OF MEETING

     The enclosed proxy is solicited on behalf of Quantum for use at the special
meeting of stockholders to be held                , February   , 2001, at 10:00
a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at Quantum's headquarters located at 500 McCarthy Boulevard, Milpitas, California 95035. Quantum's telephone number is (408) 894-4000.

     These proxy solicitation materials were mailed on or about December   ,
2000 to all stockholders entitled to vote at the meeting.

RECORD DATE; OUTSTANDING SHARES

     Stockholders of record at the close of business on December   , 2000, the
record date, are entitled to notice of and to vote at the special meeting. At
the record date,                shares of Quantum DSS common stock, and
               shares of Quantum HDD common stock, were issued and outstanding. The closing price of the Quantum DSS common stock on the record date, as
reported by the New York Stock Exchange, was $     per share. The closing price
of the Quantum HDD common stock on the record date, as reported by the New York
Stock Exchange, was $     per share.

REDEMPTION

     Quantum's restated certificate of incorporation requires that Quantum give notice setting forth specified information about the redemption to the holders of Quantum HDD common stock not earlier than the 45th trading day and not later than the 35th trading day prior to the date of the redemption. Notice of the proposed redemption is included in a separate document that was mailed to all Quantum stockholders along with this joint proxy statement/prospectus. The redemption is contingent on the consummation of the merger and will not be effected if the merger is not consummated.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Quantum or its transfer agent a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Each share of Quantum DSS common stock has one vote. Each share of Quantum
HDD common stock will have      votes per share (this number has been calculated
in accordance with Quantum's restated certificate of incorporation, which provides that each share of Quantum HDD common stock has a number of votes (including a fraction of one vote) equal to the quotient of the average trading price of Quantum HDD common stock during the 20 trading days prior to the tenth trading day before the record date for the applicable stockholders' meeting, divided by the average trading price of one share of Quantum DSS common stock during the same 20-day trading period). Accordingly, a total of votes may be cast at the special meeting.

     The cost of soliciting proxies will be borne by Quantum. Quantum has retained the services of Morrow & Company to aid in the solicitation of proxies. Quantum estimates that it will pay Morrow & Company a fee not to exceed $17,500 for its services and will reimburse Morrow & Company for reasonable out-of-pocket expenses. In addition, Quantum may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of Quantum's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, telefax, email or otherwise.

VOTE REQUIRED

     Approval of Proposal No. 1 seeking to adopt the merger agreement and approve the merger, and approval of Proposal No. 2 seeking authorization to amend Quantum's restated certificate of incorporation, both require the affirmative vote of holders of a majority of the outstanding shares of Quantum common stock entitled to vote at the Quantum meeting, and the affirmative vote of holders of a majority of the shares of Quantum HDD common stock, voting as a separate class, entitled to vote at the meeting. In addition, pursuant to the merger agreement, Proposal No. 1 requires the affirmative vote of holders of a majority of the votes present or represented by proxy and entitled to vote Quantum DSS common stock at the special meeting, voting as a separate class.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the special meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the record date. Shares that are voted FOR, AGAINST or ABSTAIN on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote, the votes cast, at the special meeting with respect to such matter.

     Both abstentions and broker non-votes will have the same effect as a negative vote on both Quantum proposals.

NO APPRAISAL RIGHTS

     Because Quantum is not a "constituent corporation" in the proposed merger, which involved the merger of Spinco into Maxtor, and because the stockholder approval requirement applicable to Spinco, as a constituent corporation, has been satisfied by Quantum as the current sole stockholder of Spinco, under Delaware law appraisal rights are unavailable to Quantum stockholders in connection with the merger proposal.

RECOMMENDATION OF THE QUANTUM BOARD

     The Quantum board of directors has unanimously determined that the merger agreement and the merger are fair to, advisable for, and in the best interests of Quantum and the Quantum stockholders. Accordingly, the Quantum board of directors recommends that Quantum's stockholders vote FOR the proposal to adopt the merger agreement and approve the merger, and FOR the proposal to amend Quantum's restated certificate of incorporation to delete all provisions relating to the class of common stock designated as "Quantum Corporation -- HDDG Common Stock" and to amend and restate other provisions to reflect the absence of tracking stock, as applicable.

                               MAXTOR AND QUANTUM

                                 PROPOSAL NO. 1

                        ADOPTION OF THE MERGER AGREEMENT
               AND APPROVAL OF THE MERGER CONTEMPLATED THEREUNDER

                                   THE MERGER

     This section of the joint proxy statement/prospectus describes the proposed merger. While Maxtor and Quantum believe that the description in this section covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents Maxtor and Quantum have referred to in this joint proxy statement/prospectus for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

     On May 3, 2000, Michael A. Brown, Quantum's chief executive officer, contacted Michael R. Cannon, Maxtor's president and chief executive officer, to discuss in general terms a possible combination of Maxtor and Quantum HDD. The two executives knew each other as a result of meetings they had held in the past (one in March 1998 and another in August 1999) to discuss business matters of common interest not involving possible transactions between the two companies.

     On May 19, 2000, at Mr. Brown's invitation, the two chief executives met to discuss further the potential benefits of a possible combination of Maxtor and Quantum HDD. Mr. Brown reviewed with Mr. Cannon a proposed structure for the transaction pursuant to which Quantum would split off the Quantum HDD business into a new Quantum subsidiary, Quantum would redeem all of the outstanding shares of Quantum HDD common stock in exchange for shares of the subsidiary and the new subsidiary would merge with Maxtor. Mr. Brown explained that Quantum preferred this split-off/merger structure because it would enable Quantum to separate Quantum HDD from the rest of Quantum's businesses, keep those other businesses, and combine Quantum HDD with Maxtor in a tax-efficient manner.

     Following this meeting, the senior managements of the two companies separately analyzed the possible combination of Maxtor and Quantum HDD. During this time, Quantum consulted with Lehman Brothers, who had been providing financial advisory services to Quantum regarding strategic alternatives. On June 22, July 13, and July 24, 2000, Messrs. Brown and Cannon met and further discussed the possible business combination.

     As a result of these discussions, Maxtor's senior management concluded that the possible combination had the potential for enhancing Maxtor's stockholder value. At a meeting of Maxtor's board of directors on July 31, 2000, Mr. Cannon reported on these discussions and received authority from the board of directors of Maxtor to engage financial advisors to assist Maxtor's senior management in an in-depth evaluation of the possible combination. After this meeting, Maxtor retained Salomon Smith Barney to assist in this evaluation and that firm began studying the matter and conferring with Maxtor's senior management.

     On August 8, 2000, a further meeting took place between Messrs. Brown and Cannon, also attended by Richard L. Clemmer, Quantum's chief financial officer and John Gannon, representing the Quantum HDD division, Paul J. Tufano, Maxtor's chief financial officer, and Phil Duncan, Maxtor's vice president for human resources, at which the parties discussed the proposed combination.

     On August 17, 2000, another meeting was held to discuss the possible combination. In addition to Messrs. Brown, Clemmer, Cannon and Tufano, this meeting was attended by representatives of Salomon Smith Barney and Lehman Brothers. At this meeting, the companies signed a mutual non-disclosure agreement to facilitate the exchange of confidential information as part of a mutual due diligence process. The discussions continued in further meetings and telephone conversations over the next two weeks. Both senior management teams were, by this time, conferring on a regular basis with their companies' respective financial and legal advisors, and discussions were continuing between the parties regarding a mutually acceptable schedule for business, financial, tax, accounting and legal due diligence.

     On August 24, 2000, a meeting took place among the financial, legal, tax and accounting advisors of the two companies to discuss the implications of the proposed structure, as well as the material terms and likely timing of a possible combination of Maxtor and Quantum HDD. On the same day, separate discussions took place between the two companies' financial and legal advisors concerning the principal terms on which the possible combination might be based.

     Also on August 24, 2000, Quantum's board of directors met to review with senior management and Lehman Brothers the rationale and status of the potential transaction. At that meeting, Quantum's counsel discussed the Board's fiduciary duties with respect to the potential transaction as well as possible material terms and the impact of Quantum's "tracking stock" capital structure. After discussion, the Quantum board authorized senior management to continue discussions with Maxtor.

     On August 25, 2000, Maxtor's board of directors met to review the rationale and status of the possible transaction. At that meeting, Maxtor's counsel discussed the board's fiduciary duties with respect to the potential transaction; Mr. Cannon reviewed the benefits it could produce for Maxtor; and Maxtor's chief financial officer discussed the tax considerations affecting the choice of an appropriate structure and the consequences of that structure for the combined company. After discussion, the Maxtor board authorized senior management to continue discussions with Quantum.

     On August 28, 2000, a meeting took place to initiate in-depth mutual due diligence between the companies. This meeting was attended by Messrs. Brown, Clemmer, Cannon and Tufano, other members of the two companies' management and due diligence teams, and representatives of their respective financial and legal advisors. Thereafter, continuing through October 3, 2000, the parties conducted mutual business, financial, tax, accounting and legal due diligence and engaged in negotiations regarding the structure and material terms of the possible combination of Maxtor and Quantum HDD, as well as the detailed provisions of a definitive merger agreement and related documents. During the same period, representatives of Maxtor and Quantum separately held negotiations with representatives of Hyundai Electronics America concerning the terms on which it would be willing to commit to voting its approximately 35% holding of Maxtor common stock in favor of the potential transaction, as well as proposed modifications to its existing stockholder agreement with Maxtor if the transaction was completed.

     On August 31, 2000 Messrs. Brown, Gannon and Cannon met with MKE representatives to advise MKE of the possible transaction and had preliminary discussions regarding the relationships among the companies in the event the transaction was completed.

     On September 7, 2000, Maxtor's board of directors met to review the status of the negotiations. At that meeting, Maxtor's counsel again reviewed the board's fiduciary duties with respect to the potential transaction as well as certain restrictions that would affect Maxtor's activities if it merged with Quantum HDD on the basis of the split-off/merger structure proposed by Quantum; Mr. Cannon reviewed the strategic rationale for combining Maxtor and Quantum HDD and the potential risks of the transaction; Mr. Tufano reviewed the implications of the restrictions that would result from the contemplated tax structure, the risks to Maxtor of indemnifying Quantum against a corporate tax resulting from the structure Quantum had requested and the indications that insurance could be obtained to mitigate that risk; and representatives of Salomon Smith Barney reviewed various financial, structural and pricing considerations. The board discussed the benefits and risks of such a transaction and alternative structures. After discussing these matters, the board authorized senior management to continue to negotiate on the basis of the structure proposed by Quantum.

     On September 8, 2000, Quantum's board of directors met to review the status of the negotiations. Quantum's outside legal and financial advisors reviewed the transaction terms being discussed, the status of the due diligence process and additional open issues. In addition, Quantum's counsel again reviewed the board's fiduciary duties with respect to the transaction, including the impact of Quantum's "tracking stock" capital structure.

     On September 15, 2000, Maxtor's board of directors again met to review the status of the negotiations. Mr. Tufano reviewed the proposed principal terms of the transaction, the status of discussions to obtain tax insurance and a tax opinion, the status of due diligence, and the contemplated timing of a definitive merger agreement. Mr. Cannon discussed the potential risks and benefits of the transaction. He also discussed issues related to the exclusive manufacturing agreement between Quantum and MKE. After discussing these matters, the board authorized senior management to continue to negotiate the terms of the transaction with Quantum. The board also requested that Messrs. Cannon and Tufano seek satisfactory assurance that MKE would support a combination of Maxtor and Quantum HDD.

     On September 21, 2000 and September 26, 2000, Maxtor's board of directors again met to review the status of the negotiations regarding the proposed transaction. At these meetings, Messrs. Cannon and Tufano reviewed the significant terms of the transaction, the status of efforts to obtain tax loss insurance, issues relating to the proposed tax structure for the transaction, the status of due diligence, integration issues and contemplated timing for the transaction.

     On September 29, 2000, Quantum's board of directors again met to review the status of the negotiations. The board further discussed the proposed transaction and the status of open issues. It also received an update on the due diligence process. Representatives of Lehman Brothers reviewed certain financial aspects of the possible transaction. After discussing these matters, the board concluded that Quantum should continue negotiating the terms of the proposed transaction with Maxtor.

     On September 30 and October 1, 2000, Messrs. Cannon, Tufano, Brown, and Gannon met in Japan with representatives of MKE. This meeting resulted in a memorandum of understanding that if Maxtor were combined with Quantum HDD, the combined company and MKE would work together to negotiate and re-assign the manufacturing and purchase agreements then in place with Quantum. MKE also indicated its willingness to publicly announce its support of the combination.

     By October 3, 2000, the due diligence process had been completed and the terms of the merger agreement, the separation documents and the voting agreements had been substantially finalized, subject to review by the boards of directors of Quantum and Maxtor. In addition, Ernst & Young had completed the work necessary to render a tax opinion regarding the split-off/merger structure and commitments had been received for approximately $225 million of tax loss insurance.

     On October 3, 2000, Quantum's board of directors met to consider the proposed transaction. At this meeting, Quantum's board received presentations including, but not limited to, the following:

     - the structure of the transaction and the merger agreement;

     - the board's fiduciary duties in contemplating the proposed transaction;

     - the results of the due diligence investigations;

     - potential regulatory, tax, and accounting issues;

     - the financial analysis relating to the proposed transaction reviewed by Lehman Brothers and Lehman Brothers' oral opinion, subsequently confirmed by delivery of a written opinion dated October 3, 2000, that as of such date, and based on and subject to the assumptions, considerations, and limitations stated in its written opinion, the exchange ratio to be offered to the holders of Quantum HDD common stock in the split-off and the merger was fair, from a financial point of view, to Quantum HDD stockholders;

     - the terms of the merger agreement and the principal terms and conditions of the ancillary agreements to the merger, the separation documents, and the voting agreements; and

     - the impact on outstanding stock options.

     Quantum's board of directors then discussed the transaction generally, including the status of the negotiations with respect to the proposed transaction, the impact of the transaction on both the Quantum HDD and Quantum DSS common stock and potential benefits and risks associated with a combination of the two hard disk drive businesses. The board then unanimously approved the merger agreement and unanimously resolved to recommend adoption of the merger agreement and approval of the merger to Quantum's stockholders.

     Later that same day, Maxtor's board of directors met to consider the merger. At the meeting, Maxtor's board received the following presentations:

     - Mr. Cannon provided a general update and advised the board that Quantum's board of directors had earlier that day considered this merger agreement;

     - Maxtor's counsel reviewed the board's fiduciary duties in considering the merger;

     - Mr. Cannon briefed the board on the results of management's recent discussions with MKE;

     - Salomon Smith Barney reviewed its financial analysis of the merger and delivered its oral opinion, subsequently confirmed by delivery of a written opinion dated October 3, 2000, that as of such date, and based on and subject to the assumptions, qualifications and limitations stated in its written opinion, the exchange ratio was fair to Maxtor from a financial point of view;

     - Maxtor's counsel reviewed the terms of the merger agreement and the separation documents;

     - Maxtor's counsel advised the board regarding the tax loss insurance that had been obtained to date and also reviewed with the board Ernst & Young's opinion to Quantum and a letter permitting Maxtor to rely on the opinion;

     - Maxtor's counsel reviewed the terms of the voting agreement that Quantum required Hyundai and Maxtor's directors and executive officers to sign as a condition to Quantum entering into the merger agreement, and the relationship between those agreements and certain provisions of the merger agreement, as well as a proposed amendment to Hyundai Electronics America's stockholder agreement with Maxtor; and

     - Maxtor's counsel reviewed the resolutions that the board would need to adopt if it decided to approve the merger agreement, including amendments to the restated certificate of incorporation to remove the requirement that the classes of Maxtor's board be as nearly equal in number as reasonably possible and to increase the number of authorized shares of common stock.

     Maxtor's board of directors then discussed the proposed transaction generally, including the strategic rationale and potential risks of the transaction. During this discussion, Dr. C.S. Park, Maxtor's chairman and the chairman and chief executive officer of Hyundai Electronics Industries Co., Ltd., the parent company of Hyundai Electronics America, advised the other directors that Hyundai Electronics America was willing to sign the voting agreement requested by Quantum, as well as the amendment to its stockholder agreement with Maxtor. The board of directors of Maxtor (with Y.H. Kim absent) then unanimously approved the merger agreement and unanimously resolved to recommend adoption of the merger agreement and approval of the merger, including the share issuance required by the merger and the amendments to the certificate of incorporation to Maxtor's stockholders, as well as the share reserve increases to the Maxtor stock option and stock purchase plans.

     Immediately following the meeting of Maxtor's board of directors, the board's affiliated transactions committee, consisting of directors who are not employed by Maxtor or Hyundai Electronics America, unanimously approved the amendment to Hyundai Electronics America's stockholder agreement with Maxtor and the voting agreement between Hyundai Electronics America and Quantum.

     Following these meetings, Quantum and Maxtor finalized and entered into the merger agreement. At the same time, the directors and executive officers of the two companies entered into the voting agreements provided for in the merger agreement and Hyundai Electronics America entered into its voting agreement with Quantum and the amendment of its stockholder agreement with Maxtor. Quantum and Maxtor issued a joint press release announcing the signing of the merger agreement before the opening of the United States stock markets on October 4, 2000.

     In early December 2000, the parties, with the approvals of their respective boards of directors, amended and restated the merger agreement to provide for a merger of Spinco directly into Maxtor rather than a merger of a specially created merger subsidiary of Maxtor into Spinco. All references to the merger agreement herein are referenced to the merger agreement as so amended and restated. In connection with this amendment and restatement, the parties who had previously entered into voting agreements, confirmed in writing that their agreements applied to the amended and restated merger agreement, and Ernst & Young confirmed in writing that its tax opinion applied to the revised structure of the merger.

REASONS FOR THE MERGER

GENERAL

     The boards of directors of Quantum and Maxtor, at separate meetings held on October 3, 2000, each unanimously approved the merger agreement, unanimously found the merger (and, in the case of Quantum's board, the separation and redemption) to be fair to, advisable, and in the best interests of, the applicable company and its stockholders, and unanimously resolved to recommend that the stockholders of the applicable company adopt and approve the merger agreement and the merger.

     In reaching its separate decision, each board consulted with its senior management, and financial and legal advisors, and considered a number of factors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by each board, neither board found it practical to qualify, rank or otherwise assign any relative or specific weights to the factors it considered. In addition, neither board reached any specific conclusion with respect to each of the factors it considered, or any aspect of any particular factor. Instead, each board conducted an overall analysis of the factors it considered. In considering those factors, individual members of each board may have given weight to different factors. Each board considered all of those factors as a whole and believed that those factors supported its decision.

     The factors considered by each board were not identical to the factors considered by the other board. However, both boards identified certain material benefits, common to both companies and their respective stockholders, that both boards expect will result from the merger, as well as certain risks affecting both companies in connection with the merger and certain other considerations common to both companies. These benefits, risks and other considerations are described immediately below. Following the discussion of those matters, the separate factors, both positive and negative, that each board separately considered are described. This section, read as a whole, includes the material factors considered by each board in approving the merger.

JOINT REASONS FOR THE MERGER

     Both boards recognize that the hard disk drive industry, despite (and, in part, because of) consolidations in the past few years, remains highly competitive. They also recognize that demand for products is highly volatile, that average selling prices are expected to continue to decline with resulting intense pressure on profit margins, and that leadership in time-to-market introduction and time-to-volume production are critical factors for success.

     Both boards believe that the combination of Maxtor and Quantum HDD will create a stronger, more competitive industry participant, with enhanced prospects for continued viability, by:

     - creating significant opportunities for cost reduction through the integration of the operations of the two hard disk drive businesses and the elimination of redundant overhead expenses and duplicate sales, marketing and administrative functions;

     - expanding the combined company's product line to provide a broad portfolio of products, including products for desktop personal computers, Intel-based servers, sub-3.5-inch hard disk drives, and consumer electronics applications, and network attached storage devices;

     - allowing the combined company to leverage the complementary products, channels, partners, technology, logistics, critical skills, and manufacturing approaches of each company;

     - providing the combined company with a materially stronger balance sheet than either Maxtor or Quantum HDD has standing alone; and

     - providing the combined company with additional resources through cost savings to explore emerging and higher profit storage opportunities, such as Intel-based server hard disk drives, network attached storage appliances, sub-3.5-inch hard disk drives, and storage services.

     Both boards also recognize the risks inherent in the transaction, including:

     - the challenges of integrating the two hard disk drive businesses, despite the complementary nature of their products and the physical proximity of their headquarters offices, including the challenges posed by the difference in the manufacturing approach of Maxtor, which utilizes its own cell-based, high volume, flexible manufacturing process, and the manufacturing approach of Quantum, which has a long-term exclusive manufacturing relationship with MKE, and the difficulties inherent in moving to a common product platform;

     - the risk that the combined company may not be able to realize, fully or at all, the potential benefits of the combination;

     - the possibility that even if the merger is approved by the stockholders of both companies, it may not be completed;

     - the possibility that potential disruption to existing and prospective relationships could result from the announcement or completion of the merger;

     - the risk of market confusion and potential delay or loss of orders;

     - the risk of potential management and employee disruption, including the departure of key management, technical and sales personnel of Maxtor or Quantum HDD after the merger;

     - the significant adverse impact to the net income of the combined companies that will arise due to the non-cash charges for the amortization of goodwill and other intangibles resulting from the impact of purchase accounting on the merger;

     - the substantial charges to be incurred in connection with the merger, including transaction expenses, the costs of integrating the two businesses, and employee retention and severance costs; and

     - the other risks described under "Risks Related to the Merger" beginning on page 25.

     Both boards determined that the potential benefits of the merger outweighed the potential risks.

     In the course of their separate deliberations, each board also considered the following factors:

     - historical information concerning the businesses, operations, financial condition, results of operations, technology, management, competitive positions, and prospects of Maxtor and Quantum HDD as stand-alone businesses, including result of operations during their most recent fiscal periods;

     - the current and historical economic and market condition and industry environment in the hard disk drive business, including market prices, volatility and trading data for Maxtor common stock and Quantum HDD common stock;

     - the analyses presented by their respective financial advisors;

     - the expected accounting treatment of the merger and related transactions;

     - the impact of the merger on customers; and

     - the results of the mutual due diligence process.

     Each board also determined that the provisions of the merger agreement and the separation documents, including the exchange ratio, the parties' representations, warranties and covenants, and the conditions to their respective obligations, were the reasonable product of vigorous arms-length negotiation. Each board also considered the provisions of the merger agreement that prohibit solicitation of third-party bids and the acceptance, approval or recommendation of any unsolicited third-party bid, and the provisions which require the payment of a termination fee by one or other of the two companies upon certain termination events. Each board concluded that the provisions of the relevant documents reasonably protected the interests of the applicable company's stockholders and did not present any significant impediments to proceeding with the merger considering all of the circumstances.

REASONS OF THE MAXTOR BOARD

     In the course of its deliberations, Maxtor's board of directors considered the following additional factors listed below:

     - The board noted that, as a result of the meeting recently held among representatives of MKE, Maxtor, and Quantum, Maxtor had obtained MKE's support for the merger and that MKE, pursuant to a memorandum of understanding, had agreed that prior to the merger they would work together to negotiate and re-assign the agreements governing manufacturing and supply currently in place with Quantum.

     - The board took into account that, as a result of the exchange ratio, the former holders of Quantum HDD common stock would, immediately following the completion of the merger, collectively own a majority of Maxtor's outstanding shares and that this was necessary in order to satisfy one of the conditions to the transaction not resulting in a corporate tax to Quantum. However, the board of directors considered that this was acceptable because:

       - the merger would provide Maxtor's existing stockholders with a significant potential for increased share value;

       - a taxable transaction was not acceptable to Quantum unless Maxtor was prepared to indemnify Quantum for the resulting tax, and the Maxtor board was not willing to approve such an indemnity in a structure that was certain to result in a tax on Quantum, in light of the very significant tax liability which would be required to be paid by Maxtor and the resulting adverse impact on the combined company's cash position;

       - once the merger was completed, all Maxtor shares would be freely tradable (except for securities law restrictions on affiliates) and the shares would be widely held; and

       - the board received the written opinion of Salomon Smith Barney that, as of October 3, 2000, and based upon and subject to the assumptions, qualifications and limitations stated in that opinion, the exchange ratio was fair to Maxtor from a financial point of view (see "Opinion of Maxtor's Financial Advisor," beginning on page 58).

     - The board considered, as an alternative to the split-off/merger structure proposed by Quantum in which Maxtor would be the acquiring party, the possible acquisition of Maxtor by Quantum in an exchange of Maxtor common stock for Quantum HDD common stock. The board recognized that, in such a transaction, based on the relative market values of Maxtor common stock and Quantum HDD common stock, the exchange ratio was likely to result in the existing Maxtor stockholders collectively holding, immediately following the effective time of the merger, a larger percentage of the outstanding shares of the resulting combined disk drive company than they would own under the split-off/merger structure. However, the board concluded that the expected benefits and synergies of the merger were more likely to be achieved if the combined business was under the management of Mr. Cannon and his team, reporting (through Mr. Cannon) to a board comprised predominantly of directors designated by Maxtor, as provided in the split-off/merger structure.

     - The board also noted that Quantum had specified from the inception of its discussions with Maxtor that it was not interested in a transaction in which Maxtor acquired Quantum in its entirety.

     - The board took into consideration Quantum's insistence that Maxtor indemnify Quantum for any corporate-level tax resulting from the split-off/merger structure. The board also recognized that, in the absence of a favorable ruling from the IRS, neither Maxtor nor Quantum could be sure that the transaction would be viewed by the IRS as meeting all the requirements to qualify as non-taxable to Quantum. However, the board decided that it was preferable to proceed without conditioning the transaction on a favorable IRS ruling because it would likely take several months to determine whether such a ruling would be issued and that it was possible the IRS would decide not to rule on some of the relevant issues. In reaching this decision, the board also noted the following:

       - Ernst & Young had issued its opinion to Quantum dated October 3, 2000 (and a related letter of the same date permitting Maxtor to rely on its opinion) to the effect that, as of such date and subject to the assumptions, qualifications and limitations stated in that opinion (including its reliance on certain certifications from both companies), the separation and the redemption (either by themselves or in conjunction with the merger) should not result in any federal income tax, or state income or franchise tax in the three states in which Quantum principally does business, to Quantum, Spinco or the holders of Quantum HDD common stock under Section 355 of the Internal Revenue Code and the corresponding provisions of those three states' tax laws (see "Material Federal Income Tax Consequences of the Separation, the Redemption and the Merger," beginning on page 76);

       - the merger agreement provided that neither company would be obligated to complete the merger unless, at the closing of the merger, Ernst & Young re-issued and re-dated its opinion, which meant that if any change in tax law occurred before the closing of the merger that adversely affected the opinion of Ernst & Young, Maxtor would not be required to close;

       - based on the opinion of Ernst & Young, and subject to certain customary exceptions and a change-in-law exclusion that was addressed by the requirement that Ernst & Young confirm its opinion at the closing of the merger, a syndicate of major insurance companies had committed to issue to Quantum, Spinco and Maxtor insurance in the total amount of approximately $225 million (which Maxtor management expected to, and which did in fact, subsequently, increase to $300 million) against the risk that Quantum would incur federal or state income or franchise tax as a result of the separation, the redemption and the merger;

       - the fact that, under the merger agreement, neither company would be obligated to complete the merger unless this insurance was still in effect at the closing of the merger (the board also concluded that it was reasonable, given the benefits to Maxtor, for Maxtor to bear the cost of purchasing this insurance as an expense of the transaction); and

       - depending on the market price of Quantum HDD common stock on the date of closing of the merger and if, contrary to the opinion of Ernst & Young, the IRS asserted on audit, and ultimately prevailed in litigation challenging its assertion, that federal income tax was due from Quantum as a result of the transaction, the insurance proceeds (net of tax payable on those proceeds) might not be sufficient to defray the tax, or the insurers might contest coverage and prevail in such contest, in which event Maxtor would be obligated to pay the uninsured amount. However, the board concluded that this combination of eventualities was sufficiently contingent and remote that it was outweighed by the potential benefits of proceeding with the transaction on the basis of the opinion of Ernst & Young and the insurance without requiring a favorable IRS ruling.

     - The board took into account that, under the split-off/merger structure and in light of Maxtor's indemnification obligations to Quantum, Maxtor would be at risk of triggering potentially significant tax for Quantum unless Maxtor abided by potentially significant restrictions on its use of equity as an acquisition, financing or compensation tool for two years following the closing of the merger and that, if Maxtor underwent a change in control during that period, Quantum would incur corporate-level tax as a result of the merger which would not be covered by the insurance and would have to be paid by Maxtor. However, the board considered that these restrictions were acceptable because, having conferred with Maxtor's senior management and advisors, it determined that:

       - it would likely take at least two years for Maxtor to realize the full potential benefits of the merger;

       - accordingly, the unattractiveness of Maxtor as a merger or acquisition candidate (because of its indemnification obligation to Quantum) during that period should not be a significant counterweight to the long-term value of Maxtor common stock following the merger;

       - during that period, it could likely finance its operations with cash from operations and debt financing;

       - the restrictions on equity-based compensation during that period were sufficiently flexible as to permit Maxtor to continue to use options and restricted stock as employee incentives in the ordinary course and consistent with sound compensation practices;

       - while Maxtor was focused on integrating the two businesses, it was unlikely to become interested in pursuing any significant acquisition of another company and it would, in any event, retain the alternative of financing an acquisition with cash; and

       - if these restrictions threatened to deprive Maxtor of a significant business opportunity, the benefits of which outweighed the cost of indemnifying Quantum for the tax resulting from not complying with any of them, Maxtor retained the option of pursuing the opportunity and triggering the tax.

     For the foregoing reasons, the board concluded that the potential benefits of the merger to Maxtor's stockholders outweighed those factors.

REASONS OF THE QUANTUM BOARD

     In the course of its deliberations, Quantum's board of directors considered the following additional factors, among others:

     - the expectation that the separation and the redemption would be tax-free to Quantum and that the merger would be tax-free to the holders of Quantum HDD common stock;

     - the expectation that the merger would be accretive to Quantum's cash flow and earnings;

     - the board's belief that the merger would create more value to the holders of Quantum HDD common stock by providing the holders of Quantum HDD common stock the opportunity to hold an investment in a larger enterprise;

     - the increased value to holders of Quantum HDD common stock that was likely to result from allowing the combined hard disk drive businesses to leverage economies of scale, accelerate the introduction of new products and compete more effectively in their industry, and the increased value to holders of Quantum DSS common stock that may result from the removal of any potential balance sheet risk arising from Quantum HDD obligations;

     - the expectation that the merger would allow Quantum DSS the opportunity to participate in a higher growth segment space by allowing management to focus on emerging markets and technologies;

     - the fact that Maxtor would indemnify Quantum for any corporate-level tax resulting from the structure; and

     - the Lehman Brothers opinion that as of October 3, 2000, and based on and subject to the assumptions, considerations and limitations stated in the Lehman Brothers opinion (see "Opinion of Quantum's Financial Advisor," beginning on page 65), the exchange ratio to be offered to the holders of Quantum HDD common stock in the split-off and the merger was fair, from a financial point of view, to the Quantum HDD stockholders.

     The board also considered the following potentially negative factors in its deliberations concerning the merger:

     - the risk that the merger might not be consummated and the effect of the public announcement of the merger on Quantum's sales, operating results and stock price and ability to attract and retain key management, sales and marketing and technical personnel;

     - the risk associated with fluctuations in Quantum and Maxtor stock price prior to the closing of the merger that the per share value of the consideration to be received by holders of the HDD common stock might be significantly less than the price per share implied by the exchange ratio immediately prior to the announcement of the merger because the exchange ratio will not be adjusted for changes in the market price of either HDD common stock or Maxtor common stock;

     - the risk that the transaction would not be viewed by the IRS as meeting all requirements to qualify as non-taxable to Quantum;

     - the loss of control over future operations of Quantum HDD following the merger; and

     - other applicable risks described in this joint proxy statement/prospectus statement under "Risk Factors," beginning on page 25.

     The board concluded that the potential benefits of the merger to Quantum's stockholders outweighed these factors.

OPINION OF MAXTOR'S FINANCIAL ADVISOR

     Salomon Smith Barney was retained to act as financial advisor to Maxtor in connection with the merger. Pursuant to Salomon Smith Barney's engagement letter with Maxtor, dated September 26, 2000, Salomon Smith Barney rendered an opinion to the Maxtor board of directors on October 3, 2000, to the effect that, based upon and subject to the considerations and limitations set forth in the opinion, its work described below and other factors it deemed relevant, as of that date, the exchange ratio was fair, from a financial point of view, to Maxtor.

     The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex B to this document. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. STOCKHOLDERS ARE URGED TO READ SALOMON SMITH BARNEY'S OPINION CAREFULLY AND IN ITS ENTIRETY.

     In arriving at its opinion, Salomon Smith Barney reviewed a draft of the merger agreement dated as of October 3, 2000, and drafts of the separation and redemption agreement, the general assignment and assumption agreement, the tax sharing and indemnity agreement, the transitional services agreement, the intellectual property agreement, and the indemnification agreement in the forms to be attached to the merger agreement and held discussions with certain senior officers, directors and other representatives and advisors of Maxtor and Quantum concerning the businesses, operations and prospects of Maxtor and Quantum HDD. Salomon Smith Barney examined publicly available business and financial information relating to Maxtor and Quantum HDD. In addition, Salomon Smith Barney reviewed financial forecasts and other information and data for Maxtor, Quantum HDD and Spinco which were provided to or otherwise discussed with Salomon Smith Barney by the managements of Maxtor and Quantum, including certain strategic implications and operational benefits anticipated to result from the merger. Salomon

Smith Barney reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things:

     - current and historical market prices and trading volumes of Maxtor common stock and Quantum HDD common stock;

     - the historical and projected earnings and other operating data of Maxtor and Quantum HDD; and

     - the historical and projected capitalization and financial condition of Maxtor and Quantum HDD.

     Salomon Smith Barney also considered, to the extent publicly available, the financial terms of other similar transactions recently completed that Salomon Smith Barney considered relevant in evaluating the exchange ratio and analyzed other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Maxtor and Quantum HDD. Salomon Smith Barney also evaluated the pro forma financial impact of the merger on Maxtor. In addition, Salomon Smith Barney conducted other analyses and examinations and considered other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney and further relied on the assurances of the managements of Maxtor and Quantum that they were not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Salomon Smith Barney was advised by the managements of Maxtor and Quantum that such forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Maxtor and Quantum as to the future financial performance of Maxtor, Quantum HDD and Spinco and the strategic implications and operational benefits anticipated to result from the merger. Salomon Smith Barney expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based.

     Salomon Smith Barney assumed, with the consent of Maxtor's board of directors, that the merger will be treated as a tax-free reorganization for United States federal income tax purposes under section 368 of the Internal Revenue Code. Salomon Smith Barney further assumed, with the consent of Maxtor's board of directors, that the split-off will be treated as a tax-free reorganization for United States federal income tax purposes under Section 355 of the Internal Revenue Code. Salomon Smith Barney did not independently verify that this tax treatment will be available in respect of the merger and/or the split-off, and Salomon Smith Barney expressed no view with respect to the tax treatment that will be required to be applied to the merger and the split-off.

     Salomon Smith Barney further assumed, with the consent of Maxtor's board of directors, that no indemnification payments in respect of any taxes in connection with the merger or the split-off will be required to be made by Maxtor in excess of any insurance proceeds actually received in respect of those payments. Salomon Smith Barney assumed, with the consent of Maxtor's board of directors, that no adjustments will be made to the exchange ratio. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Maxtor or Quantum HDD nor did Salomon Smith Barney make any physical inspection of the properties or assets of Maxtor or Quantum HDD. Salomon Smith Barney assumed that the final terms of the agreements with respect to the split-off and the merger would not vary materially from those set forth in the drafts reviewed by Salomon Smith Barney. Salomon Smith Barney further assumed that the split-off and the merger would be consummated in a timely fashion in accordance with the terms of the relevant agreements, without waiver of any of the conditions to the split-off or the merger contained in the relevant agreements.

     Salomon Smith Barney noted that its opinion related to the relative values of Maxtor and Spinco. Salomon Smith Barney did not express any opinion as to what the value of Maxtor common stock actually will be when issued in the merger or the price at which Maxtor common stock will trade subsequent to the merger. Salomon Smith Barney was not asked to consider, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Maxtor or the effect of any other transaction in which Maxtor might engage. Salomon Smith Barney was not requested to consider, and its opinion did not address, any term of the split-off or the merger or any of the related transactions or agreements, other than the exchange ratio. Salomon Smith Barney's opinion necessarily was based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney as of the date of the opinion.

     SALOMON SMITH BARNEY'S ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION OF MAXTOR'S BOARD OF DIRECTORS IN ITS EVALUATION OF THE PROPOSED MERGER AND DID NOT CONSTITUTE A RECOMMENDATION OF THE MERGER TO MAXTOR OR A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE ON ANY MATTERS RELATING TO THE PROPOSED MERGER.

     In connection with rendering its opinion, Salomon Smith Barney made a presentation to Maxtor's board of directors on October 3, 2000, with respect to the material analyses performed by Salomon Smith Barney in evaluating the fairness of the exchange ratio. The following is a summary of that presentation. The summary includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY SALOMON SMITH BARNEY, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to October 2, 2000, and is not necessarily indicative of current or future market conditions.

                                *      *      *

COMPARABLE COMPANIES ANALYSIS

     Salomon Smith Barney compared financial, operating and stock market information, and forecasted financial information, for each of Maxtor and Quantum HDD, with the same information for selected publicly traded companies that operate in the disk drive manufacturing business. The forecasted financial information used by Salomon Smith Barney for the selected comparable companies (other than Maxtor and Quantum HDD) in the course of these analyses was based on information published by certain investment banking firms and First Call Corporation. First Call Corporation compiles summaries of financial forecasts published by various investment banking firms. With respect to Maxtor and Quantum HDD, the forecasted financial information used by Salomon Smith Barney was based on information provided by the managements of Maxtor and of Quantum HDD, respectively, as well as information published by certain investment banking firms. Calculations were made based on the closing price per share of each company's common stock on October 2, 2000, which was $9.88 for Maxtor and $9.75 for Quantum HDD.

     The selected comparable companies considered by Salomon Smith Barney were Iomega Corp., Seagate Technology, and Western Digital Corp.

     For Maxtor, Quantum HDD and the selected comparable companies, Salomon Smith Barney derived and compared, among other things:

     - the ratio of each entity's firm value to (a) its revenue for the last twelve-month period ending prior to June 30, 2000 for which results were available, (b) its estimated revenue for 2000 and (c) its estimated revenue for 2001;

     - the ratio of each entity's firm value to (a) its earnings before interest expense, taxes, depreciation and amortization, or EBITDA, for the last twelve-month period ending prior to June 30, 2000 for which results were available, (b) its estimated EBITDA for 2000 and (c) its estimated EBITDA for 2001; and

     - the ratio of the closing price per common share of each company on October 2, 2000 to (a) its estimated earnings per share, or EPS, for 2000 and (b) its estimated EPS for 2001.

     In deriving ratios for the selected comparable companies, Salomon Smith Barney made certain adjustments to the relevant data to take into account certain operational and financial characteristics of, and risks faced by, Maxtor and Quantum HDD.

     Firm value was calculated as the sum of the value of:

     - all common shares assuming the exercise of all in-the-money options, warrants and convertible securities, less the proceeds from such exercise; plus

     - non-convertible indebtedness; plus

     - non-convertible preferred stock; plus

     - minority interests; plus

     - out-of-the-money convertible securities; minus

     - investments in unconsolidated affiliates and cash.

     The following table sets forth the results of these analyses.

                                        COMPARABLE
                                         COMPANIES          HDD BUSINESS                 MAXTOR
                                       -------------   -----------------------   -----------------------
                                                       INVESTMENT                INVESTMENT
                                                          BANK      MANAGEMENT      BANK      MANAGEMENT
                                           RANGE       FORECASTS    FORECASTS    FORECASTS    FORECASTS
                                       -------------   ----------   ----------   ----------   ----------
RATIO OF FIRM VALUE TO:
  (a) Revenue for last
       twelve-month period...........  0.25x - 0.40x       0.1x        0.1x        0.33x           0.33x
  (b) Estimated revenue for 2000.....  0.22x - 0.37x       0.1x        0.1x        0.32x           0.33x
  (c) Estimated revenue for 2001.....  0.20x - 0.35x       0.1x       0.09x        0.32x           0.30x
RATIO OF FIRM VALUE TO:
  (a) EBITDA for last
       twelve-month period...........    3.0x - 5.0x      10.7x       10.7x        11.1x           11.1x
  (b) Estimated EBITDA for 2000......    3.5x - 4.5x       5.2x        5.2x         9.9x            9.1x
  (c) Estimated EBITDA for 2001......    3.0x - 4.5x       2.3x        5.0x         4.8x            8.1x
RATIO OF CLOSING COMMON
  SHARE PRICE TO:
  (a) Estimated EPS for 2000.........  13.0x - 17.0x     105.7x          NM        54.2x          No EPS
                                                                                                Forecast
  (b) Estimated EPS for 2001.........  12.0x - 20.0x      13.5x       43.1x        19.6x          No EPS
                                                                                                Forecast

     Based on the ratios derived for the comparable companies and management estimates, Salomon Smith Barney derived a range of $8.00 to $12.00 for the implied per share value of Quantum HDD and $6.00 to $10.00 for the implied per share value of Maxtor. Based on these ranges, Salomon Smith Barney derived a range of 1.26x to 1.54x for the implied exchange ratio. Salomon Smith Barney noted that the exchange ratio in the merger of 1.52x was within this derived range.

PRECEDENT TRANSACTION ANALYSIS

     Salomon Smith Barney reviewed publicly available information for two acquisition transactions in the disk drive manufacturing sector. The precedent transactions considered by Salomon Smith Barney were: (i) the sale of Seagate Technology's disk drive division to an investor group announced on March 29, 2000; and (ii) the acquisition of Conner Peripherals Inc. by Seagate Technology announced on September 20, 1995.

     For each precedent transaction, Salomon Smith Barney derived the ratio of the firm value of the acquired business based on the consideration paid or proposed to be paid in the transaction to:

          (a) revenue of the acquired business for the last twelve-month period ending prior to the announcement of the transaction for which results were available;

          (b) estimated revenue for the acquired business for the twelve-month period following the announcement of the transaction;

          (c) EBITDA of the acquired business for the last twelve-month period ending prior to the announcement of the transaction for which results were available; and

          (d) estimated EBITDA for the acquired business for the twelve-month period following the announcement of the transaction.

     With respect to the financial information for the companies and businesses involved in the precedent transactions, Salomon Smith Barney relied on information available in public documents and its own equity research reports. In deriving ratios for the acquired businesses in the precedent transactions, Salomon Smith Barney made certain adjustments to the relevant data to take into account certain operational and financial characteristics of, and risks faced by, Maxtor and Quantum HDD.

     The following table sets forth the results of these analyses:

                                                                  RANGE
                                                              -------------
RATIO OF FIRM VALUE OF ACQUIRED BUSINESS TO:
(a) Revenue for last twelve-month period....................  0.35x - 0.45x
(b) Estimated revenue for following twelve-month period.....  0.25x - .035x
(c) EBITDA for last twelve-month period.....................    4.0x - 5.0x
(d) Estimated EBITDA for following twelve-month period......    2.0x - 3.0x

     Based on the ratios derived for the precedent transactions and management estimates, Salomon Smith Barney derived a range of $9.50 to $12.50 for the implied per share value of Quantum HDD and $6.00 for $10.50 for the implied per share value of Maxtor. Based on these ranges, Salomon Smith Barney derived a range of 1.34x to 1.64x for the implied exchange ratio. Salomon Smith Barney noted that the exchange ratio in the merger of 1.52x was within this derived range.

     For the acquisition of Conner Peripherals by Seagate Technology for which such information was available, Salomon Smith Barney also derived the premium paid per common share based on the closing price per common share of Conner Peripherals one day and one month prior to the announcement of the transaction. These premiums were 23.7% and 56.1%, respectively. Based on the exchange ratio, Salomon Smith Barney noted that the implied premium in the merger was 29.5% of the average closing price per share of Quantum HDD common stock over the 30-day period prior to announcement of the merger and 50.1% of the closing price per share of Quantum HDD common stock one day prior to announcement of the merger.

DISCOUNTED CASH FLOW VALUATION

     Using a discounted cash flow, or DCF, methodology, Salomon Smith Barney derived the per share equity value of each of Maxtor and Quantum HDD as of December 31, 2000 based on the present value of estimated future free cash flows of Maxtor and Quantum HDD assuming each were to remain independent and perform in accordance with management forecasts through the year ended December 31, 2002.

     Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. Equity value was calculated as:

     - firm value, less

     - non-convertible and convertible indebtedness, less

     - non-convertible and convertible preferred stock and minority interest;
       plus

     - cash and investments in consolidated subsidiaries.

     Equity value per share represents equity value divided by fully diluted shares outstanding.

     Salomon Smith Barney derived present values utilizing a weighted average cost of capital, or WACC, ranging from 10.0% to 16.0%. The range of terminal values for each entity was calculated by applying multiples ranging from 3.0x to 5.0x to that entity's estimated EBITDA through December 31, 2002. Salomon Smith Barney's DCF analysis resulted in a range of implied equity values of $6.50 to $8.00 per share for Quantum HDD and $4.50 to $7.00 per share for Maxtor. Based on these ranges, Salomon Smith Barney derived a range of 1.22x to 1.49x for the implied exchange ratio. Salomon Smith Barney noted that the upper limit of the derived range was lower than the exchange ratio of 1.52x in the merger.

     Salomon Smith Barney also used a DCF methodology to derive a value per share as of December 31, 2000 of the aggregate synergies forecasted by management to result from the merger through the year ended December 31, 2005. In performing this analysis, Salomon Smith Barney used the same WACC range and range of terminal value multiples as used in the DCF analyses for each of Maxtor and Quantum HDD as an independent entity.

     Based on this analysis, Salomon Smith Barney derived a range for the total value of the forecasted cost savings as of December 31, 2000 of $607 million to $999 million. Salomon Smith Barney then derived a range of $296 million to $487 million for the value of those cost savings to Maxtor based on the pro forma fully-diluted ownership of the combined entity by Maxtor stockholders immediately following the merger. Based on this information, Salomon Smith Barney derived a range of $11.50 to $13.50 for the equity value per share for Quantum HDD by adjusting the DCF equity value per share derived for Quantum HDD as an independent entity by the value of those cost savings to Maxtor per share of Quantum HDD common stock. Based on this range and the equity value per share derived for Maxtor as an independent entity, Salomon Smith Barney derived a range of 2.09x to 2.55x for the implied exchange ratio. Salomon Smith Barney noted that the lower limit of the derived range was higher than the exchange ratio of 1.52x in the merger.

IMPLIED HISTORICAL EXCHANGE RATIO AND PREMIUM ANALYSIS

     Salomon Smith Barney derived implied historical exchange ratios by dividing the closing price per share of Maxtor common stock by the closing price per share of Quantum HDD common stock for each trading day in the period from September 29, 1999 through September 29, 2000. Salomon Smith Barney calculated that the implied exchange ratio as of September 29, 2000 was 0.95x, the highest implied exchange ratio during the period was 1.53x and the lowest implied exchange ratio during the period was 0.76x. Salomon Smith Barney also calculated the average implied exchange ratio for each of the following periods ending September 29, 2000:

Last Month..................................................  1.16x
Last Three Months...........................................  1.20x
Last Six Months.............................................  1.10x
Last Nine Months............................................  1.07x
Last 1 Year.................................................  1.07x

     Salomon Smith Barney noted that if the derived range of implied exchange ratios for the one-year period ending September 29, 2000 is adjusted to reflect the median premium of 24% derived from the precedent transactions analysis, then the range for that one-year period would be 1.20x to 1.90x. Salomon Smith Barney noted that the exchange ratio in the merger of 1.52x is within that range.

RELATIVE CONTRIBUTION ANALYSIS

     Salomon Smith Barney analyzed the relative contribution of each of Maxtor and Quantum HDD to the pro forma merged entity with respect to certain market and financial data, including:

     - revenue for the last twelve-month period ending prior to October 2, 2000 for which results were available;

     - estimated revenue for 2000, 2001 and 2002;

     - gross profit for the last twelve-month period ending prior to October 2, 2000 for which results were available; and

     - estimated gross profit for 2000, 2001 and 2002.

     In performing this analysis, Salomon Smith Barney did not take into account any anticipated cost savings, revenue enhancements or other similar potential effects of the merger. Estimated financial data for Maxtor and Quantum HDD were based on management estimates. The following table sets forth the results of Salomon Smith Barney's relative contribution analysis.

                                                              MAXTOR    HDD BUSINESS
                                                              ------    ------------
Revenue for last 12 months..................................   43.5%        56.5%
Estimated revenue for 2000..................................   43.5%        56.5%
Estimated revenue for 2001..................................   43.3%        56.7%
Estimated revenue for 2002..................................   44.5%        55.5%
Gross profit for last 12 months.............................   41.1%        58.9%
Estimated gross profit for 2000.............................   46.3%        53.7%
Estimated gross profit for 2001.............................   45.1%        54.9%
Estimated gross profit for 2002.............................   47.5%        52.5%

     Salomon Smith Barney compared the results set forth above to the implied 48.8% pro forma fully diluted ownership interest in the merged entity that the shareholders of Maxtor will have immediately following the completion of the merger. In addition, based on the contribution analysis, Salomon Smith Barney derived a range of 1.75x to 2.10x for the implied exchange ratio. Salomon Smith Barney noted that the exchange ratio in the merger of 1.52x was below this derived range.

                                    *  *  *

     The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to the board of directors of Maxtor, but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentation to the board of directors of Maxtor. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable companies and precedent transaction analyses summarized above, Salomon Smith Barney selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business; however, no company utilized in these analyses is identical to Maxtor or Quantum HDD and no precedent transaction is identical to the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or public trading value of the subject companies to which Maxtor and Quantum HDD are being compared. In its analyses,

Salomon Smith Barney made numerous assumptions with respect to Maxtor, Quantum HDD, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Maxtor and Quantum.

     Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Maxtor, Quantum, the board of directors of Maxtor, the board of directors of Quantum, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the exchange ratio in the merger and were provided to the board of directors of Maxtor in that context.

     The opinion of Salomon Smith Barney was only one of the factors taken into consideration by the board of directors of Maxtor in making its determination to approve the merger agreement and the merger. See "Reasons for the Merger," beginning on page 53.

     Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Maxtor selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with Maxtor. Salomon Smith Barney and its predecessors and affiliates have previously provided and currently are providing investment banking services to Maxtor and Quantum unrelated to the merger, for which Salomon Smith Barney has received and will receive compensation. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of both Maxtor, Spinco and Quantum for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Maxtor, Spinco and Quantum and their respective affiliates.

     Pursuant to Salomon Smith Barney's engagement letter, Maxtor agreed to pay Salomon Smith Barney the following fees for its services rendered in connection with the merger: (i) $9,000,000 that will become payable promptly upon the completion of the merger, and (ii) if the merger is terminated or abandoned during the term of Salomon Smith Barney's engagement or within 12 months thereafter, 10% of any termination, break-up or similar fee received by Maxtor in connection with such termination or abandonment, or of any profit from any shares (or option to acquire shares or assets) of Quantum or any of its affiliates acquired in connection with the merger, in each case payable in cash promptly upon receipt of such fee or profit by Maxtor. Maxtor has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

OPINION OF QUANTUM'S FINANCIAL ADVISOR

     Lehman Brothers has acted as financial advisor to Quantum in connection with the split-off and merger. As part of its role as financial advisor to Quantum, Lehman Brothers rendered an oral opinion (subsequently confirmed in writing) to the Quantum board of directors as of October 3, 2000 as to the fairness, from a financial point of view, of the exchange ratio to be offered to the holders of Quantum HDD common stock in the split-off and the merger.

     The full text of the Lehman Brothers written opinion, dated as of October 3, 2000, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Quantum HDD stockholders may read the opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. This summary of the Lehman Brothers opinion is qualified by reference to the full text of the opinion.

     Except as described below, no limitations were imposed by Quantum on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Quantum HDD, but made its determination as to the fairness, from a financial point of view, to the holders of Quantum HDD common stock of the exchange ratio to be offered to such stockholders on the basis of financial and comparative analyses described below. The Lehman Brothers opinion was provided for the information and assistance of Quantum's board of directors and was rendered in connection with Quantum's board of directors' consideration of the split-off and merger. The Lehman Brothers opinion is not intended to be, and does not constitute, a recommendation to any Quantum stockholder as to how such stockholder should vote with respect to the split-off and merger. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, Quantum's underlying business decision to proceed with or effect the split-off and the merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed:

     - the merger agreement, together with the exhibits thereto, including the separation agreement, the general assignment and assumption agreement, the tax sharing agreement, the transitional services agreement, the intellectual property agreement, the indemnification agreement, and the specific terms of the split-off and the merger;

     - publicly available information concerning Quantum, Quantum HDD and Maxtor that it believed to be relevant to its analysis, including the annual report for Quantum on Form 10-K for the fiscal year ended March 31, 2000, the quarterly report for Quantum on Form 10-Q for the quarter ended July 2, 2000, the annual report for Maxtor on Form 10-K for the fiscal year ended January 1, 2000, and the quarterly report for Maxtor on Form 10-Q for the quarter ended July 1, 2000;

     - financial and operating information with respect to the business, operations, and prospects of Quantum, Quantum HDD and Spinco furnished to it by Quantum;

     - financial and operating information with respect to the business, operations, and prospects of Maxtor furnished to it by Maxtor;

     - a trading history of Quantum HDD common stock from July 26, 1999 to September 29, 2000 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

     - a trading history of Maxtor common stock from July 26, 1999 to September 29, 2000 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

     - a comparison of the historical financial results and present financial condition of Quantum HDD and Maxtor with those of other companies that Lehman Brothers deemed relevant;

     - a comparison of the financial terms of the split-off and the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

     - the potential pro forma impact of the split-off and the merger on Maxtor including the cost savings, operating synergies and strategic benefits expected by the respective managements of Quantum and Maxtor to result from a combination of the businesses of Quantum HDD and Maxtor; and

     - the relative contributions of Quantum HDD and Maxtor to the historical and future financial performance of the combined company on a pro forma basis.

     In addition, Lehman Brothers has had discussions with the respective managements of Quantum and Maxtor concerning the respective businesses, operations, assets, financial conditions, and prospects of

Quantum HDD and Maxtor and have undertaken such other studies, analyses and investigations as it deemed appropriate.

     In arriving at its opinion, Lehman Brothers has assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and has further relied upon the assurances of the respective managements of Quantum and Maxtor that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Quantum HDD and Maxtor on a stand-alone basis and the financial projections of Maxtor on a pro forma basis following consummation of the split-off and the merger, upon advice of Quantum and Maxtor, Lehman Brothers has assumed that such projections have been reasonably prepared on a basis reflecting, as of October 3, 2000, the best available estimates and judgments of the respective managements of Quantum and Maxtor as to the future financial performance of Quantum HDD and Maxtor, as the case may be, and that on a stand alone basis Quantum HDD and Maxtor would perform, and on a pro forma basis Maxtor will perform, substantially in accordance with such projections. Lehman Brothers has relied upon such management projections in performing its analyses. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Quantum or Quantum HDD and has not made or obtained any evaluations or appraisals of the assets or liabilities of Quantum or Quantum HDD.

     Upon the advice of Quantum and its legal advisors and with Quantum's consent, Lehman Brothers has assumed that the split-off will qualify as a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code, and the merger will qualify as a tax-free reorganization within the meaning of Section 355(e) of the Internal Revenue Code, and therefore that the entire proposed split-off and merger will be a tax-free transaction for Quantum and the holders of Quantum HDD common stock. The Lehman Brothers opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of October 3, 2000, the date of the opinion.

     Lehman Brothers did not express any opinion as to the prices at which shares of common stock of Maxtor will actually trade following the consummation of the split-off and the merger and the Lehman Brothers opinion should not be viewed as providing any assurance that the market value of the shares of Maxtor common stock to be received by holders of Quantum HDD common stock pursuant to the split-off and the merger will be in excess of the market value of the shares of Quantum HDD common stock owned by such stockholder at any time prior to announcement or consummation of the split-off and the merger.

     In connection with its opinion dated October 3, 2000, Lehman Brothers performed a variety of financial and comparative analyses as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Certain of the analyses include information presented in tabular format as set forth below. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses listed in the tables and described below must be considered as a whole and that considering any portions of such analyses and factors without considering all analyses and factors could create a misleading or incomplete view of the process underlying its opinion. In its analysis, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Quantum, Quantum HDD and Maxtor. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

EXCHANGE RATIO ANALYSIS

     Lehman Brothers compared the fixed exchange ratio of 1.52 to be offered to the holders of Quantum HDD common stock with the average ratios of the closing prices of Quantum HDD common stock to the closing prices of Maxtor common stock. The following table shows the fixed exchange ratio to be offered in the proposed split-off and the merger, as well as the average exchange ratios for the 30 days prior to September 29, 2000, the 60 days prior to September 29, 2000 and the six months prior to September 29, 2000:

                                   MERGER (FIXED   30-DAY AVERAGE   60-DAY AVERAGE   6-MONTH AVERAGE
                                     EXCHANGE         EXCHANGE         EXCHANGE         EXCHANGE
                                      RATIO)           RATIO            RATIO             RATIO
                                   -------------   --------------   --------------   ---------------
Exchange Ratio...................      1.52             1.16             1.26             1.10

COMPARABLE COMPANY ANALYSIS

     The comparable company analysis provides a market valuation benchmark based on the common stock trading multiples of selected comparable companies. Lehman Brothers compared selected financial data of Quantum HDD with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of Quantum HDD. Lehman Brothers included in its selected comparable companies Maxtor, Western Digital Corporation and Iomega Corporation. For the comparable companies, Lehman Brothers calculated the enterprise value, defined as the market value of the respective company's common equity plus total debt less cash and cash equivalents, as a multiple of the latest twelve months, or LTM, EBITDA, the estimated calendar year, or CY, 2000 EBITDA and the estimated CY 2001 EBITDA. Lehman Brothers also calculated the equity value, defined as the market value of the respective company's common equity, as a multiple of the CY 2000 and CY 2001 net income. For the comparable companies, projected financial information was based on third party research analyst reports. For Quantum HDD, Lehman Brothers calculated multiples for EBITDA and net income based on projections provided by Quantum's management. While Western Digital was included in the comparable companies group, no meaningful estimates were available for EBITDA and net income.

     Enterprise values were calculated as of September 29, 2000 with the exception of Maxtor which was calculated as of September 27, 2000 to exclude the effect of a share increase just prior to announcement of the transaction. Maxtor's share price experienced an increase from $7.94 to $10.50 from September 27 to September 29 following publication of a BusinessWeek article stating that Maxtor would be acquired for $20 a share by an unnamed computer data-storage company.

     Lehman Brothers also calculated the implied offer price per share for Quantum HDD common stock of $12.07 based on the exchange ratio of 1.52 times Maxtor's share price of $7.94 as of September 27, 2000 and derived enterprise value and equity value multiples for Quantum HDD based on this premium price. The following table presents the aforementioned multiples for LTM, CY 2000 and CY 2001 for Quantum HDD based on stand-alone management estimates at the merger premium price, Quantum HDD based on stand-alone management estimates at the market price as of September 29, 2000 and the median of the comparable companies:

                                             HDD AT           HDD AT       MEDIAN COMPARABLE
                                          PREMIUM PRICE    MARKET PRICE        COMPANIES
                                          -------------    ------------    -----------------
LTM EBITDA..............................      15.8x           10.1x               6.4x
CY 2000 EBITDA..........................       7.6x            4.9x               5.6x
CY 2001 EBITDA..........................       7.3x            4.7x               5.8x
CY 2000 Net Income......................         NM              NM              23.1x
CY 2001 Net Income......................      59.3x           48.8x              15.6x

     Because of the inherent differences between the business, operations and prospects of Quantum HDD and the business, operations and prospects of the companies included in the comparable companies Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Quantum HDD and the comparable companies that would affect the public market valuations of such companies.

COMPARABLE TRANSACTION ANALYSIS

     The comparable transaction analysis provides a market benchmark based on the consideration paid in selected transactions. Using publicly available information, Lehman Brothers compared selected financial data for Quantum HDD in the proposed split-off and merger to similar data for selected transactions in the storage sector during the time period from August 1993 through September 2000 which Lehman Brothers deemed relevant. These comparable transactions included: Silver Lake Partner's acquisition of Seagate Technology's operating assets; Compaq Computer Corporation's acquisition of Digital Equipment Corporation; Fujitsu Limited's acquisition of the remaining 58% public ownership of Amdahl Corporation; Compaq Computer Corporation's acquisition of Tandem Computers Inc.; Hyundai Electronics America's acquisition of the remaining 60% public ownership of Maxtor; Seagate Technology's acquisition of Connor Peripherals, Inc.; Quantum's purchase of Digital Equipment Corporation's disk drive business; and Hyundai Electronics America's acquisition of a 40% stake in Maxtor. Lehman Brothers reviewed the prices paid in the comparable transactions in terms of the transaction enterprise value, defined as the total consideration paid including total debt assumed less cash and cash equivalents transferred to the acquiror, as a multiple of the LTM EBITDA. Lehman Brothers also calculated the transaction enterprise value for Quantum HDD based on the implied offer price as a multiple of LTM EBITDA and the CY 2000 EBITDA. The following table sets forth the LTM EBITDA multiple for Quantum HDD based on the implied offer price, the CY 2000 EBITDA multiple for Quantum HDD based on the implied offer price and the median LTM EBITDA multiple of the comparable transactions:

                                     HDD (BASED ON           HDD (BASED ON           MEDIAN OF
                                  IMPLIED OFFER PRICE)    IMPLIED OFFER PRICE)       COMPARABLE
                                          LTM                   CY 2000           TRANSACTIONS LTM
                                  --------------------    --------------------    ----------------
EBITDA Multiple.................         15.8x                     7.6x                 7.1x

     Because the reasons and the circumstances surrounding each of the comparable transactions were specific to such transactions, and because of the inherent differences among the businesses, operations and prospects of Quantum HDD and the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analysis and, accordingly, also made qualitative judgments concerning differences between the terms and characteristics of the split-off and the merger and the comparable transactions that would affect the transaction values of Quantum HDD and such acquired companies.

TRANSACTION PREMIUM ANALYSIS

     Lehman Brothers compared the premium received by Quantum HDD in the merger to premiums paid in selected transactions. Lehman Brothers reviewed the one-day premium paid in the aforementioned comparable transaction analysis. In addition, Lehman Brothers calculated one-day premiums paid in selected announced transactions in the technology sector valued between $500 million and $2.0 billion during the time period from April 2000 through September 2000. The following table compares the merger premium for Quantum HDD based on Maxtor's September 27, 2000 price to the range of one-day premiums for the comparable transaction premiums and the median one-day premium for recent technology transactions:

                                                     RANGE OF COMPARABLE    MEDIAN OF RECENT
                                          MERGER         TRANSACTION           TECHNOLOGY
                                          PREMIUM         PREMIUMS              PREMIUMS
                                          -------    -------------------    ----------------
Premium.................................    21%           11% - 46%                31%

     Because the reasons and the circumstances surrounding each of the comparable transactions were specific to such transactions, and because of the inherent differences among the businesses, operations and prospects of Quantum HDD and the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the transaction premium analysis and, accordingly, also made qualitative judgments concerning differences between the terms and characteristics of the proposed split-off and merger and the comparable transactions that would affect the transaction premiums of Quantum HDD and such acquired companies.

DISCOUNTED CASH FLOW ANALYSIS

     The discounted cash flow, or DCF, analysis provides a net present valuation of management's stand-alone projections of the after-tax unlevered free cash flows (defined as operating cash flow available after working capital, capital expenditures, tax and other operating requirements). Lehman Brothers performed a DCF analysis for Quantum HDD using projections provided by the management of Quantum for 2000 through 2003 and management's assumptions as to revenue growth and operating margins for 2004 and 2005. The DCF was calculated assuming discount rates ranging from 14% to 16% for Quantum HDD, and was comprised of the sum of the net present value of the free cash flow for the period January 1, 2001 through December 31, 2005 and a terminal value for 2005 based on a range of multiples of 6.0x to 8.0x projected EBITDA. Using this method, Lehman Brothers calculated estimated valuations for Quantum HDD common stock ranging from $13.62 to $15.17 per share.

RELATIVE CONTRIBUTION ANALYSIS

     The relative contribution analysis measures the relative contribution of Quantum HDD to the combined company for various measures such as revenues and EBITDA as well as the fully-diluted pro forma ownership attained in the combined company. Lehman Brothers performed the relative contribution analysis using projections from the respective managements of both Quantum and Maxtor for the CY 2000 and CY 2001. The following table presents the contribution of Quantum HDD to the combined company based on those financial projections:

                                                              PRO FORMA COMBINED
                                                                 CONTRIBUTION
                                                              ------------------
                                                              HDD         MAXTOR
                                                              ----        ------
REVENUES
  2000 Estimated............................................  56.5%        43.5%
  2001 Estimated............................................  56.7%        43.3%
EBITDA
  2000 Estimated............................................  40.2%        59.8%
  2001 Estimated............................................  38.3%        61.7%
Fully Diluted Ownership of Combined Company.................  52.7%        47.3%

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Quantum's board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Quantum and the storage industry generally and because its investment banking professionals have substantial expertise in transactions similar to the split-off and the merger.

     The engagement of Lehman Brothers in connection with the proposed split-off and merger was formalized by an engagement letter dated August 17, 2000 between Quantum and Lehman Brothers pursuant to which Quantum has agreed to pay Lehman Brothers customary fees, a substantial portion of which is contingent upon consummation of the proposed split-off and merger. In addition, Quantum has agreed to reimburse Lehman Brothers for reasonable expenses incurred by Lehman Brothers and to indemnify Lehman Brothers and certain related persons for certain liabilities that may arise out of its engagement and the rendering of this opinion.

     Lehman Brothers has performed investment banking services for Quantum in the past including the creation of the tracking stocks for Quantum HDD and Quantum DSS in July 1999, and has received customary fees for its services. In the ordinary course of Lehman Brothers' business, Lehman Brothers may actively trade in the equity and debt securities of Quantum HDD, Quantum DSS and Maxtor for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

MAXTOR PERSONS

     Certain Maxtor executive officers are parties to change of control agreements pursuant to which the merger constitutes a change of control. Accordingly, if Maxtor terminates the employment of any of these executive officers without cause within 12 months following the closing of the merger, for the chief executive officer, all unvested stock options and restricted stock shall become 100% vested and any other such executives will have their option vesting accelerated by an additional two years and their restricted stock shall be vested 50% or prorated based upon the number of months from the restricted stock amendment date, whichever is greater. Maxtor will owe severance payments of 24 months to the chief executive officer and 12 months for other executives.

QUANTUM PERSONS

     Some Quantum executive officers are entitled to severance payments if they are terminated primarily because of the merger within 30 days prior to or within 9 months following the merger. Under the merger agreement, Maxtor has agreed to pay a portion of such severance. Some of the directors and officers of Quantum participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests.

     Under the merger agreement, Maxtor has agreed to honor Quantum's obligations under indemnification agreements between Quantum and its officers and directors in effect before the completion of the merger and any indemnification provisions of Quantum's restated certificate of incorporation and bylaws. Maxtor has also agreed to provide for indemnification provisions in the certificate of incorporation and bylaws of the surviving corporation of the merger that are at least as favorable as Quantum's provisions and to maintain these provisions for at least six years from the completion of the merger. In addition, Maxtor has agreed to provide director and officer liability insurance for claims arising under the merger agreement for six years following the completion of the merger, provided that Maxtor is not required to pay more than 150% of the current premium for Quantum's insurance for persons currently covered under Quantum's directors' and officers' liability insurance.

TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK

MAXTOR PLANS

     Maxtor's equity plans include its amended and restated 1996 stock option plan, its 1998 restricted stock plan, and its 1998 employee stock purchase plan. The merger qualifies as a "change of control" or "transfer of control" of Maxtor under certain of its employee stock plans. The following is a description of the potential effect of the merger on those plans:

     - The Maxtor stock option plan provides that unless the acquiring or surviving corporation assumes Maxtor's rights and obligations under outstanding options or substitutes equivalent options, all unvested options will be accelerated in full effective ten days prior to consummation of the merger. However, the Maxtor board of directors has adopted resolutions providing that Maxtor, as the surviving corporation, will continue in effect under their existing terms all options and restricted stock grants outstanding under the stock option plan. Accordingly, options held by employees, directors or consultants under the stock option plan will remain outstanding and their vesting will not accelerate as a result of the transfer of control.

     - The restricted stock plan is unaffected by the merger.

     - The amended purchase plan provides that if the surviving corporation elects not to assume rights and obligations under the amended purchase plan, the purchase date of the current offering period is accelerated to a date before the date of the merger, without any adjustment to the number of shares subject to the purchase rights. Purchase rights which are not assumed or exercised prior to the merger would terminate as of the effective time of the merger. However, the Maxtor board of directors has adopted resolutions providing that employees who are participants in the amended purchase plan will remain participants on the same terms following the merger.

See "Interests of Certain Persons in the Merger -- Maxtor Persons," beginning on page 71.

QUANTUM PLANS

     Under the terms of the merger agreement, Maxtor has agreed to assume the following options and restricted stock:

     - all Quantum HDD options and Quantum HDD restricted stock held by employees who accept offers of employment with Spinco and Maxtor, or "transferred employees," whether or not the options or restricted stock have vested; and

     - vested Quantum HDD options and vested Quantum HDD restricted stock held by individuals who formerly provided services to Quantum, or former service providers; and

     - vested Quantum HDD restricted stock held by any other individual.

     The outstanding options to purchase Quantum HDD common stock held by transferred employees and vested options to purchase Quantum HDD common stock held by former Quantum employees and consultants will be assumed by Maxtor and converted into options to purchase Maxtor common stock according to the exchange ratio of 1.52 shares of Maxtor common stock for each share of Quantum HDD common stock, subject to any change in the exchange ratio as described above. As of November 16, 2000, vested options for Quantum HDD common stock being assumed in the merger would represent options for up to 9,914,790 shares of Maxtor common stock and unvested options for Quantum HDD common stock being assumed in the merger would represent options for up to 10,089,747 shares of Maxtor common stock, with the exact number of options being assumed depending on the number of shares subject to options held by transferred employees and Quantum employees terminated prior to the merger; these figures do not include vested options for Quantum HDD common stock held by Quantum DSS employees who will not become transferred employees and are not likely to be terminated prior to the merger. Outstanding shares of Quantum HDD common stock issued under Quantum's restricted stock plan and held by transferred employees, and vested shares of Quantum HDD restricted stock held by other individuals, and not subject to repurchase, will be assumed by Maxtor and converted according to the exchange ratio into shares of Maxtor common stock, subject to repurchase as provided under Quantum's restricted stock plan to the extent such shares were subject to repurchase prior to the merger.

     Transferred employees holding vested DSS options will have a period of time to exercise those options. Unvested DSS options held by transferred employees will be converted into shares of DSS restricted stock, which will vest as to 50% of the shares after three months (or earlier upon an involuntary termination) and as to the remaining 50% of the shares ratably over the succeeding nine-month period, assuming continued employment with Maxtor.

     All outstanding Quantum HDD options held by individuals other than transferred employees and former service providers, whether vested or unvested, and all unvested Quantum HDD restricted stock held by individuals other than transferred employees and former service providers will be converted into DSS options and DSS restricted stock.

RELATIONSHIP WITH MKE

     MKE manufactures all of Quantum HDD hard disk drives at facilities located in Japan and Singapore. Quantum HDD's relationship with MKE, which has been continuous since 1984, is governed by manufacturing and purchase agreements which continue through 2007, unless terminated sooner as a result of certain specified events including a change-in-control of either Quantum or MKE. The agreements give MKE the exclusive worldwide right to manufacture and Quantum HDD the exclusive worldwide right to design and market hard disk drives. Quantum HDD works closely with MKE to regularly adjust its purchase orders as market requirements change. Quantum HDD and MKE also work together to develop strategic relationships with leading suppliers of many of the key components for Quantum HDD's hard disk drives.

     Under the separation documents, the agreements between Quantum and MKE will not be assigned to Spinco. As a result, after the merger Maxtor will have no rights or obligations under these agreements. On October 2, 2000, Maxtor and MKE entered into a memorandum of understanding regarding the future relationship between the combined company and MKE. The parties have agreed to operate under the following principles:

     - Maxtor and MKE agree to work on a common design, which will be manufacturable in both Maxtor Singapore facilities and MKE facilities. It is anticipated that this will be achieved in early 2002 or sooner if practical. This common design should not adversely impact the capital tooling requirements of either company.

     - Until a common design is achieved, both Maxtor and Quantum platforms will be maintained and manufactured in each respective factory, until 7200 rpm volumes are sufficient to utilize most of MKE's capacity.

     - Upon implementation of the common design platforms in early 2002, it is agreed that MKE will be the beneficiary of anticipated volume growth, so long as product cost, quality, flexibility and time to volume is equal to or more competitive than Maxtor's own manufacturing capability.

     - Maxtor will evaluate leveraging MKE's vertical integration capabilities in the areas of components and sub-assemblies, provided they are competitive in the areas of quality, flexibility, price and terms.

     - Maxtor and MKE will work together to improve flexibility in supply chain management and logistics.

     The parties also agreed that prior to the completion of the merger, Maxtor and MKE will work together to negotiate and re-assign the various manufacturing and purchase agreements currently in place with Quantum. Negotiations between Maxtor and MKE are currently continuing.

     Maxtor's Singapore manufacturing operations and world-wide supplier base will continue to be an essential part of the combined company's design and manufacturing strategy.

AMENDMENTS OF THE MAXTOR RESTATED CERTIFICATE OF INCORPORATION EFFECTED BY THE MERGER

AMENDMENT TO ELIMINATE UNTIL 2004 THE REQUIREMENT THAT THE NUMBER OF DIRECTORS IN EACH MAXTOR BOARD CLASS BE REASONABLY EQUAL

     Article Sixth, A. of Maxtor's restated certificate of incorporation currently provides, among other things, that Maxtor's directors shall be divided into three classes, as nearly equal in number as reasonably possible. The merger agreement provides for the amendment of Maxtor's restated certificate of incorporation to eliminate until the annual meeting of stockholders to be held in 2004 the requirement that its three classes of directors be reasonably equal in number. The Maxtor board proposes to reconstitute the board at the closing of the merger so that Class III of the board, whose term expires at the annual meeting of stockholders in 2001, will consist of two directors, Michael R. Cannon and Chong Sup Park; Class I of the board, whose term expires at the annual meeting of stockholders in 2002, will consist of one director, Michael A. Brown; and Class II of the board, whose term expires at the annual meeting of stockholders in 2003, will consist of four directors, Thomas L. Chun, Roger W. Johnson, Charles Hill, and

Charles F. Christ. From and after the annual meeting of the board to be held in 2004, the board classes would again be reconstituted so that they were as nearly equal in number as possible.

     Under Maxtor's current classified board provision, a person could not take control of the board for at least two annual meetings. Under the provision as proposed to be amended, a person could not take control of the board until the third annual meeting after the closing of merger, since a majority of the directors would not stand for election until that third annual meeting. From and after the fourth annual meeting in 2004, however, the classes would again be required to be as nearly equal in numbers as practicable.

     This change is being made pursuant to the merger agreement in order to make it clear that, although Quantum HDD stockholders will hold more than 50% of Maxtor's outstanding voting stock immediately following the merger, these stockholders would not be able to take control of the Maxtor board of directors any earlier than the third annual meeting after the merger in 2003, since a majority of the board will not stand for election until 2003, and since a classified board of directors can only be removed for cause. This provision confirms and gives effect to the parties' intent in entering into the transaction that Maxtor would be the acquiring party in the merger. As a result, under the accounting rules, the historical financial statements of the combined entity will be those of Maxtor, not Quantum HDD, and the allocation of the purchase price for the transaction to intangible assets such as goodwill will be based upon the fair value of Quantum HDD's assets, rather than Maxtor's assets.

     On the effective date of the merger, Article Sixth, A. of Maxtor's restated certificate of incorporation will be amended and restated to read in its entirety as follows:

     The number of directors shall be fixed from time to time exclusively by the Board of Directors. Prior to the annual meeting of stockholders held in 2004, the directors shall be divided into three classes, which need not be equal in number, the size to be fixed exclusively by the Board of Directors. From and after the annual meeting of stockholders to be held in 2004, the classes shall be as nearly equal in number as reasonably possible as determined exclusively by Board of Directors. All determinations by the Board of Directors under this Article Sixth, A. shall be pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorship at the time any such resolution is presented to the Board for adoption). Each director shall be elected to a three-year term.

AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     Under Delaware law, Maxtor may only issue shares of common stock to the extent such shares have been authorized for issuance under Maxtor's restated certificate of incorporation. The restated certificate of incorporation currently authorizes the issuance by Maxtor up to 250,000,000 shares of common stock. As of November 9, 2000, 116,169,646 shares of Maxtor common stock were issued and outstanding, 22,975,685 shares of common stock were reserved for issuance under Maxtor's stock option plan (proposed to be increased to 39,975,685 under Proposal No. 2, 4,500,000 shares of common stock were reserved for issuance under Maxtor's stock purchase plan (proposed to be increased to 8,000,000 under Proposal No. 3), 390,000 shares of common stock were reserved for issuance under Maxtor's restricted stock plan, and 154,153 shares were reserved for issuance upon the exercise of stock options assumed in Maxtor's acquisition of Creative Design Solutions, Inc. Approximately 118,600,000 shares of common stock are proposed to be issued to holders of Quantum HDD common stock pursuant to the merger, and, in addition, up to approximately 20,000,000 shares of Maxtor common stock must be reserved effective as of the closing of the merger for options exercisable for Quantum HDD common stock assumed by Maxtor pursuant to the merger agreement, and 4,716,676 shares of Maxtor common stock must be reserved for the possible conversion of Quantum's convertible subordinate notes for which Maxtor is obligated to reimburse Quantum under the merger agreement. As a result, even if Proposal Nos. 2 and 3 are not approved by Maxtor stockholders, without an increase in authorized shares Maxtor would not have sufficient shares available in order to issue the required number of shares in the merger. The merger agreement provides for the amendment of Maxtor's restated certificate of incorporation to increase the number of shares of common stock authorized for issuance to 525,000,000 shares.

     The purpose of the proposed amendment to the certificate of incorporation pursuant to the merger agreement is to authorize additional shares of common stock which will be available for issuance in the merger, for a reserve for issuance upon exercise of stock options assumed in the merger, and also in the event the board of directors determines that it is necessary or appropriate to issue additional shares in connection with a stock dividend, additional equity incentives to employees and officers, or for other corporate purposes. The availability of additional shares of common stock is particularly important in the event that Maxtor needs to undertake any of the foregoing actions on an expedited basis and wishes to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of common stock. Maxtor has no present agreement or arrangement to issue any of the additional authorized shares other than in connection with the merger and the exercise of options assumed in the merger.

     The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders except the effects of the merger described in this joint proxy statement/prospectus. However, the board will have the authority to issue common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law. To the extent that additional shares are issued in the future, they may decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

     The increase in the authorized number of shares of common stock and the subsequent issuance of shares could have the effect of delaying or preventing a change in control of Maxtor without further action by the stockholders. Shares of authorized and unissued common stock could, within the limits imposed by applicable law, be issued in one or more transactions which make a change in control of Maxtor more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of Maxtor. The board of directors is not currently aware of any attempt to acquire Maxtor. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized common stock is not prompted by any specific effort or takeover threat currently perceived by management.

MAXTOR BOARD COMPOSITION

     Upon the closing of the merger:

     - Maxtor's board of directors will be reduced from eight to seven directors;

     - two existing directors, Y.H. Kim and C.S. Chung, will resign; and

     - Michael A. Brown, chairman and chief executive officer of Quantum corporation, will be appointed to the Maxtor board.

     At the closing, the Maxtor board will be comprised of Dr. C.S. Park (chairman), Michael R. Cannon, Charles Hill, Thomas L. Chun, Roger W. Johnson, Charles F. Christ, and Michael A. Brown. In addition, the classes of the Maxtor board of directors will be adjusted so that two directors, Dr. C.S. Park and Michael R. Cannon, will have a term expiring at the annual meeting of stockholders to be held in 2001, one director, Michael A. Brown, will have a term expiring at the annual meeting of stockholders to be held in 2002, and the four other directors will have terms expiring at the annual meeting of stockholders in 2003. See "Amendments of the Maxtor Restated Certificate of Incorporation Effected by the Merger -- Amendment to Eliminate Until 2004 the Requirement that the Number of Directors in Each Maxtor Board Class be Reasonably Equal," beginning on page 73.

SEVERANCE COSTS

     Pursuant to the merger agreement, Maxtor has agreed to hire, or in the event Maxtor does not hire, pay the severance costs associated with the termination of up to 2,600 individuals employed by Quantum in Quantum HDD and 535 individuals employed by Quantum in its corporate division, provided such individuals are terminated within 30 days prior to the completion of the merger or within nine months thereafter. The projected aggregate cost of such severance is estimated to be approximately $71 million. In addition, Maxtor has agreed to pay for a portion of the severance costs associated with the termination of seven identified members of Quantum's senior management, in the event such individuals are terminated primarily because of the merger within nine months following the completion of the merger. Maxtor's maximum obligation with regard to the potential severance costs associated with these seven individuals is $7,646,600.

STRUCTURE OF THE MERGER

     SEPARATION. Immediately prior to the closing of the merger, Quantum will transfer to Spinco Quantum HDD in exchange for all of Spinco's common stock in a tax-free transaction. In order to effect the separation, Quantum, Spinco and Maxtor will execute the following agreements:

     - a general assignment and assumption agreement;

     - a separation and redemption agreement;

     - a tax sharing and indemnity agreement;

     - an intellectual property agreement;

     - an indemnification agreement; and

     - a transitional services agreement.

     The split-off of Quantum HDD from the rest of Quantum, followed by the merger of Spinco (which will then own Quantum HDD) into Maxtor, is intended to enable Quantum to separate Quantum HDD from its other businesses, to keep those other businesses, and combine Quantum HDD with Maxtor, all without incurring corporate-level federal income, or state income or franchise tax. See "Tax Risks Related to the Split-Off and Merger," beginning on page 30; and "Material Federal Income Tax Consequences of the Separation, Redemption and the Merger," beginning on page 76.

     REDEMPTION. As a part of this transaction, Quantum HDD common stock will be redeemed in return for an equal number of shares of Spinco common stock. This redemption will be handled by book-entry only and no Spinco common stock certificates will be issued.

     MERGER. Immediately after the split-off, Spinco will merge with Maxtor and Maxtor will be the surviving corporation. Each share of Spinco common stock will be converted into the right to receive 1.52 shares of Maxtor common stock, subject to possible adjustment as described below.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE SEPARATION, THE REDEMPTION AND THE MERGER

     The following discussion does not deal with all United States federal income tax consequences that may result from the separation, the redemption and the merger and does not deal with all United States federal income tax considerations that may be relevant to particular stockholders in light of their particular circumstances, such as stockholders, if any, who are dealers in securities, banks, insurance companies, tax-exempt organizations, or foreign persons, stockholders who acquired their stock through stock option or stock purchase programs or in other compensatory transactions, or who hold their stock as part of an integrated investment (including a "straddle") comprised of shares of stock and one or more other positions, or stockholders who have entered into a constructive sale of their stock under the recently enacted constructive sale provisions of the Internal Revenue Code, or the Code.

     The following discussion does not address the tax consequences of transactions effectuated prior to, at the time of, or after the redemption and merger (whether or not such transactions are in connection with the redemption or merger), including, without limitation, the exercise of options, warrants or similar rights to purchase stock, or the exchange, assumption or substitution of options, warrants or similar rights to purchase Quantum stock for rights to purchase Maxtor common stock. The discussion below assumes that the amount received in the merger with respect to each share of Quantum HDD common stock is approximately equal to the fair market value thereof. No foreign, state or local tax considerations are addressed herein. This discussion is based on legal authorities in existence as of the date hereof. No assurances can be given that future legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the conclusions expressed herein. Any such change, even though made after consummation of the merger, could be applied retroactively. No ruling from the IRS will be requested concerning the federal income tax consequences of the redemption or the merger.

     Quantum and Maxtor have received an opinion from Ernst & Young to the effect that (either by themselves or in conjunction with the merger) the separation and the redemption should qualify as tax-free transactions to Quantum, Spinco and holders of Quantum HDD common stock under section 355 and related sections of the Code. The following discussion of section 355 is based upon the opinion of Ernst & Young. The obligations of the parties to the merger agreement are conditioned on the receipt by Quantum and Maxtor of a re-issued opinion from Ernst & Young to the same effect as its previous opinion without any adverse qualifications or modifications.

     The obligations of the parties to the merger agreement are also conditioned on the receipt by Quantum and Maxtor of an opinion from their respective counsel, Wilson Sonsini Goodrich & Rosati, a Professional Corporation, and Gray Cary Ware & Freidenrich LLP, respectively, to the effect that the merger will constitute a reorganization within the meaning of section 368(a) of the Code.

     The opinion of Ernst & Young issued prior to the execution of the merger agreement was, and the re-issued opinion of Ernst & Young, as well as the separate opinions of Wilson Sonsini Goodrich & Rosati and Gray Cary Ware & Freidenrich, will all be, subject to limitations and qualifications and based on various representations. None of the opinions, nor the description of the material federal income tax consequences set forth in the following discussion, is binding on the IRS or the courts and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

     The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder.

     STOCKHOLDERS ARE ADVISED AND ARE EXPECTED TO CONSULT WITH THEIR OWN LEGAL AND TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE REDEMPTION AND THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AND ANY OTHER CONSEQUENCES TO THEM OF THE REDEMPTION AND THE MERGER UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

CONSEQUENCES TO HOLDERS OF QUANTUM HDD COMMON STOCK

     The following discussion summarizes certain of the material federal income tax considerations of the redemption and merger that are generally applicable to holders of Quantum HDD common stock. The discussion assumes that the holders of Quantum HDD common stock hold their stock for investment.

     HOLDERS OF QUANTUM HDD COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

     If the redemption qualifies as a tax-free transaction under section 355(a) of the Code:

     - Holders of Quantum HDD common stock would not recognize gain, loss, or income on their receipt of Spinco common stock in exchange for their Quantum HDD common stock.

     - The aggregate tax basis of the Spinco common stock received by each holder of Quantum HDD common stock in the redemption would be the same as the aggregate tax basis of Quantum HDD common stock surrendered in the exchange.

     - The holding period of the Spinco common stock received by each holder of Quantum HDD common stock in the redemption would include the period during which the holder held his Quantum HDD common stock.

     If the redemption does not qualify as a tax-free transaction, the federal income tax consequences of the redemption to a particular holder of Quantum HDD common stock would depend on the extent to which the holder also owns Quantum DSS common stock. If a holder of Quantum HDD common stock does not own any Quantum DSS common stock, the holder would recognize capital gain or loss on the redemption measured by the difference between the value of the Spinco common stock received in the redemption and the holder's tax basis in his Quantum HDD common stock. If a holder of Quantum HDD common stock also owns Quantum DSS common stock, and the redemption does not meaningfully reduce the holder's overall interest in Quantum, the distribution of Spinco common stock would be treated as a dividend, to the extent that the value of the stock does not exceed Quantum's earnings and profits. The holder would be subject to tax on the dividend at ordinary income rates. If the value of the Spinco common stock distributed as a dividend exceeds Quantum's earnings and profits, the excess would be treated first as a tax-free return of the holder's investment, up to the holder's basis in his Quantum stock and any remaining excess would be treated as a capital gain. If the holder is a United States corporation, it would generally be able to claim a deduction equal to a portion of any dividends received. Regardless of whether the redemption is treated as a dividend, if the redemption is treated as a taxable transaction, a holder's tax basis in the Spinco common stock received by the holder would equal the fair market value of that stock, and the holder's holding period for the stock would begin on the day following the redemption.

     If the merger qualifies as a reorganization within the meaning of section 368(a) of the Code:

          (a) No gain or loss would be recognized by the holders of Quantum HDD common stock upon the receipt of Maxtor common stock in exchange for their Spinco common stock in the merger.

          (b) A holder of Quantum HDD common stock who receives cash in lieu of a fractional share of Maxtor common stock would be treated as if he had received the fractional share and then had that share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the Maxtor common stock attributable to the fractional share.

          (c) The aggregate tax basis of the Maxtor common stock received by each holder of Quantum HDD common stock in the merger (including any fractional share that the holder would be treated as having received and then had immediately redeemed for cash) would be the same as the aggregate tax basis of the Spinco common stock surrendered in the exchange.

          (d) The holding period of the Maxtor common stock received by each holder of Quantum HDD common stock in the merger would include the period during which the holder held his Quantum HDD common stock.

     If the merger does not qualify as a reorganization, each holder of Quantum HDD common stock would recognize capital gain or loss on the holder's exchange of Spinco common stock for Maxtor common stock. This gain or loss would be measured by the difference between (i) the sum of the value of the Maxtor common stock received by the holder and the amount of any cash received by the holder in lieu of a fractional share of Maxtor common stock, and (ii) the holder's tax basis in his Spinco common stock. If the redemption is treated as a taxable transaction, a holder of Quantum HDD common stock would recognize no further income or gain as a result of the merger, because the holder's basis in the Spinco common stock received in the redemption would equal the fair market value of that stock. If the merger does not qualify as a reorganization, a holder's tax basis in the Maxtor common stock received in the merger would equal the fair market value of that stock, and the holder's holding period for the stock would begin on the day following the merger.

     THE PRECEDING DISCUSSION IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. HOLDERS OF QUANTUM HDD COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE REDEMPTION AND THE MERGER TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS AND THE EFFECTS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

CONSEQUENCES TO HOLDERS OF QUANTUM DSS COMMON STOCK

     Holders of Quantum DSS common stock should not recognize any gain or loss as a result of the redemption or the merger.

CONSEQUENCES TO MAXTOR STOCKHOLDERS

     Maxtor stockholders should not recognize any gain or loss as a result of the redemption or the merger.

CONSEQUENCES TO QUANTUM

     When a parent corporation distributes to its stockholders the stock of a subsidiary, the distribution can qualify for tax-free treatment to both the parent corporation and its stockholders if it meets certain conditions described in section 355 of the Code. The separation and the redemption have been structured to comply with these conditions. Moreover, Ernst & Young has delivered an opinion to Quantum that the separation and the redemption, as well as the merger, if carried out as planned, should meet the conditions prescribed by section 355 and thus should qualify for tax-free treatment to Quantum, Spinco and the holders of Quantum HDD common stock. The following discussion is based upon the opinion of Ernst & Young. The parties' obligations to carry out the merger are conditioned on their receipt of a re-issued opinion from Ernst & Young confirming its prior opinion.

     Even if a parent corporation's distribution of its subsidiary's stock meets the general section 355 conditions, if either the parent corporation or the subsidiary is acquired pursuant to a plan of which the distribution is a part, special rules provided in section 355(e) generally require the parent corporation to recognize gain on the distribution. Specifically, section 355(e) applies if, pursuant to a plan (or series of related transactions) of which the distribution is a part, one or more persons acquire, directly or indirectly, a 50% or greater interest in either the parent or the subsidiary. For this purpose, any acquisitions of stock of either corporation within two years before or after the distribution are presumed to be part of the plan unless the parent corporation establishes otherwise.

     The merger will not itself cause Quantum to recognize gain on the separation and redemption under section 355(e) as long as the holders of Quantum HDD common stock own more than 50% of the Maxtor common stock outstanding immediately after the merger. The exchange ratio in the merger has been set so that the holders of Quantum HDD common stock will own at least 50.1%, and in the sole discretion of Maxtor's board of directors, up to not more than 51.0% of the Maxtor common stock outstanding immediately after the merger. Ernst & Young has specifically opined that, assuming the exchange ratio has been so set, the merger should not result in recognition of gain to Quantum by reason of section 355(e).

     Even if the merger does not by itself result in the application of section 355(e) to the redemption, that section could apply as a result of the combined effect of the merger and other transactions that are, or are treated as, part of the redemption plan. The merger will result in an acquisition of interest in Quantum HDD of up to 49.9% -- just below the 50% threshold of section 355(e). Therefore, if other transactions in stock of Quantum, Spinco, or Maxtor are considered as part of a plan that includes the redemption and the merger, those transactions, together with the merger, could result in an acquisition of a 50% or greater interest in Quantum HDD.

     In rendering its opinion, Ernst & Young considered certain prior and expected future transactions and specifically opined that these transactions should not be treated as acquisitions of shares pursuant to a plan (or series of related transactions) for purposes of section 355(e). In particular, Ernst & Young considered and specifically opined on the following transactions in Quantum stock that occurred during the past two years of which it was advised by Quantum and the following transactions in Maxtor stock that could be expected to occur during the two years following the redemption:

          (a) The issuance of shares of Quantum HDD common stock to the historic shareholders of Snap Division Corporation (previously known as Meridian Data, Inc.), a company acquired by Quantum in October 1999.

          (b) The issuance of shares of Quantum common stock to the historic shareholders of ATL Products, Inc., a company acquired by Quantum in October 1998.

          (c) The issuance of shares of Quantum HDD common stock prior to the merger under existing Quantum equity compensation plans pursuant to (i) the exercise of options or (ii) the grant of restricted stock.

          (d) The issuance of Maxtor shares after the merger under existing Maxtor equity compensation plans pursuant to (i) the exercise of options or
     (ii) the grant of restricted stock in the ordinary course consistent with past practices.

          (e) The issuance of Maxtor shares after the merger pursuant to the exercise of employee options to purchase Quantum HDD common stock that will be assumed by Maxtor.

          (f) The issuance of Maxtor restricted shares pursuant to the exchange by employees of restricted Quantum HDD common stock for restricted Maxtor shares.

          (g) The issuance of shares of Quantum HDD common stock prior to the merger, and the issuance of Maxtor shares after the merger, if any, which are issued to holders of Quantum convertible debentures which were issued in August 1997.

          (h) Public trading in Quantum HDD common stock and in Maxtor shares.

          (i) Quantum's issuance of Quantum HDD common stock and of Quantum DSS common stock to Quantum stockholders in Quantum's reclassification of its stock into tracking stocks in August 1999.

          (j) The issuance of Quantum DSS common stock pursuant to employee options exercisable into Quantum DSS common stock or the issuance of restricted Quantum DSS common stock pursuant to the merger.

          (k) The redemption of Quantum shares pursuant to Quantum's open market stock repurchase programs.

     Ernst & Young has advised that Section 355(e) is a relatively new provision of law. Accordingly, little authoritative guidance exists regarding its interpretation. In particular, there is uncertainty over the analysis to be used to determine whether transactions are part of a plan (or series of related transactions). In addition, such a determination is inherently factual and subject to the interpretation of the facts and circumstances of a particular case. Ernst & Young's opinion particularly notes that the regulations regarding the definition of "plan (or series of related transactions)" under section 355(e) are proposed, and have not become final and that such regulations, when finalized, could affect the conclusions reached in its opinion. In addition, the current proposed regulations have been heavily criticized, and the IRS has announced its intention to withdraw them and issue new proposed regulations. Some of the analysis underlying Ernst & Young's opinion may be inconsistent with the positions reflected in the current proposed regulations or with the positions to be reflected in the as yet unissued new proposed regulations. Consequently, withdrawal of the current proposed regulations and issuance of new proposed regulations could affect the conclusions reached in Ernst & Young's opinion.

     In addition, Ernst & Young's opinion specifically states that its opinions and conclusions are based upon an analysis of the Code as in effect on the date of the opinion, Treasury regulations, current case law, and published IRS authority and that the foregoing are subject to change, which may be retroactively effective. In its opinion, Ernst & Young also expressly disclaims any obligation to update its opinion for changes in facts or law occurring subsequent to the date of its opinion.

     If the redemption was taxable to Quantum under section 355(e), Quantum would recognize taxable gain on the redemption as if it had sold for its fair market value the Spinco common stock distributed in the redemption. The amount of any such tax liability would depend on the value of the Spinco stock when the redemption occurs. Such tax liability could be many hundred million dollars. See "Tax Risks Related to the Split-off and Merger" beginning on page 30.

CONSEQUENCES TO MAXTOR

     Maxtor should not recognize any gain or loss as a result of the redemption or the merger. However, certain of Maxtor's tax attributes, such as its net operating losses, will likely be subject to limitation as a result of the change in ownership of Maxtor occurring as a result of the merger. Under the tax sharing agreement, Maxtor has agreed to indemnify Quantum for certain of Quantum's taxes, penalties and interest. See "The Separation Documents -- Tax Sharing and Indemnity Agreement," beginning on page 107, and "Tax Risks Related to the Split-off and Merger," beginning on page 30.

TAX LOSS INSURANCE

     Maxtor and Quantum have obtained a tax loss insurance policy from a syndicate of major insurance companies. It is a condition to the closing of the merger that this insurance policy be in full force and effect. If an insured tax loss is sustained by Quantum, the insurers will be contractually obligated to indemnify Quantum for such loss (or Maxtor, to the extent Maxtor pays the loss), up to the limits of the policy. The limits of insurance total $300 million, including expenses of a tax contest, up to $2 million. The insurance applies to federal income tax, or state income or franchise tax, liability that Quantum may be determined to have incurred as a result of the split-off of Quantum HDD as part of the transaction that combines Quantum HDD and Maxtor. Maxtor has paid the full insurance premiums in the amount of approximately $15.1 million. In the event the merger agreement is terminated, Maxtor is entitled to receive 85% of the premium payments back from the insurers.

     The policy has customary provisions with respect to procedures for making claims and resolving disputes. The policy is also subject to a number of customary conditions, exceptions and exclusions, including:

     - Quantum, Maxtor and Spinco must give notice of certain communications from tax authorities;

     - Quantum, Maxtor and Spinco must have prepared and filed tax returns and taken reasonable steps to mitigate any insured tax loss;

     - the insurance will not pay for an insured tax loss caused by changes in the operative documents relating to the merger without prior written notification to and consent of the insurers;

     - the insurance will not pay for an insured tax loss caused by failure of Maxtor, Quantum or Spinco to follow conditions stated in the opinion issued by Ernst & Young, the Maxtor officer's tax certificate and certain other documents relating to the merger, provided such failure is material to the insurers' liability; and

     - the insurance will not pay for an insured tax loss caused by a breach in the representations made in the Maxtor officer's tax certificate and certain other documents relating to the merger, provided such failure is material to the insurers' liability.

     In addition, the policy will not pay for a tax loss caused by a change in governing tax law material to the insurer's liability. However, if such a change occurs, Maxtor and Quantum believe it is unlikely that Ernst & Young will be able to re-issue its October 3, 2000 tax opinion, in which the event either of them could decline to complete the merger. See "Material Federal Income Tax Consequence of the Separation, the Redemption and the Merger," beginning on page 76, and "The Merger Agreement -- Conditions to Closing," beginning on page 99.

     The insurance syndicate includes affiliates of Salomon Smith Barney, which is serving as financial advisor to Maxtor in connection with the merger.

ANTICIPATED ACCOUNTING TREATMENT OF THE MERGER

     Maxtor will account for the merger as a purchase of Quantum HDD utilizing the purchase method of accounting. Under purchase accounting, Maxtor will measure the purchase price at the fair value of the consideration given for the Quantum HDD common stock and for options to purchase Quantum HDD common stock assumed by Maxtor, plus the amount of direct transaction and merger restructuring costs. Maxtor will allocate these costs to the individual assets acquired, including tangible assets and various identifiable intangible assets such as acquired technology, acquired trademarks and acquired workforce, and to in-process research and development, based on their respective fair values, and liabilities assumed, including estimated restructuring costs. Intangible assets, including goodwill, will be generally amortized over a three- to seven-year period. The portion of the purchase cost allocated to in-process research and development will be charged to expense immediately upon closing of the transaction.

       MAXTOR UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following Maxtor Unaudited Pro Forma Condensed Combined Financial Statements are presented to illustrate the effects of the merger on the historical financial position and operating results of Maxtor and Quantum HDD. The pro forma condensed combined statements were prepared as if the acquisition had been completed as of December 27, 1998 for statement of operations purposes and as of September 30, 2000 for balance sheet purposes. The pro forma condensed combined statements have been derived from, and should be read in conjunction with, the historical financial statements, including the notes thereto, of each of Maxtor, Quantum and Quantum HDD. For Maxtor, those financial statements are included in Maxtor's quarterly report on Form 10-Q for the quarter ended September 30, 2000, and its annual report on Form 10-K for the fiscal year ended January 1, 2000, which are incorporated into this joint proxy statement-prospectus by reference. For Quantum and Quantum HDD, those financial statements are included in Quantum's quarterly report on Form 10-Q for the period ended October 1, 2000 and annual report on Form 10-K for the fiscal year ended March 31, 2000, which are incorporated into this joint proxy statement-prospectus by reference. See "Where You Can Find More Information," beginning on page 139. In addition, the income statement for the quarter ended March 31, 2000 for Quantum HDD has been used to conform its financial reporting period for the nine month period ended September 30, 2000 to approximate that of Maxtor's.

     The pro forma condensed combined statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase consideration, including estimated merger related costs, to the acquired assets and assumed liabilities of Quantum HDD. The final allocation of the purchase consideration will be determined after the completion of the merger and will be based on comprehensive appraisals of the fair value of Quantum HDD's tangible assets acquired, liabilities assumed, identifiable intangible assets and goodwill at the time of the merger. The final determination of tangible and intangible assets may result in depreciation and amortization expense that is different than the preliminary estimates of these amounts. To the extent that a portion of the purchase price is allocated to in-process research and development as is anticipated, a charge will be recognized for the period in which the merger occurs. That charge may be material to Maxtor's results of operations.

     The pro forma condensed combined statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Maxtor would have been had the merger occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

          MAXTOR UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             AT SEPTEMBER 30, 2000
                                 (IN MILLIONS)

                                                       HISTORICAL
                                               ---------------------------
                                                                 QUANTUM
                                                  MAXTOR           HDD
                                               SEPTEMBER 30,    OCTOBER 1,     PRO FORMA     PRO FORMA
                                                   2000            2000       ADJUSTMENTS    COMBINED
                                               -------------    ----------    -----------    ---------
ASSETS
  Current assets:
     Cash and marketable securities..........     $351.0         $  491.9       $   --       $  842.9
     Accounts receivable, net................      268.5            380.4           --          648.9
     Inventories, net........................      107.3            140.2         13.8(A)       261.3
     Deferred taxes..........................         --             84.0        (84.0)(D)         --
     Prepaid expenses and other..............       18.2             58.0           --           76.2
                                                  ------         --------       ------       --------
       Total current assets..................      745.0          1,154.5        (70.2)       1,829.3
  Property, plant and equipment, net.........      159.2            147.6          7.6(A)       314.4
  Goodwill and other intangible assets,
     net.....................................       47.5              0.3        598.9(B)       646.7
  Other assets...............................       13.9             36.1           --           50.0
                                                  ------         --------       ------       --------
       Total assets..........................     $965.6         $1,338.5       $536.3       $2,840.4
                                                  ======         ========       ======       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
     Short-term borrowings, including current
       portion of long-term debt.............     $ 15.3         $    0.4       $   --       $   15.7
     Accounts payable........................      408.3            307.8           --          716.1
     Accrued and other liabilities...........      150.6            259.4        150.0(C)       560.0
                                                  ------         --------       ------       --------
       Total current liabilities.............      574.2            567.6        150.0        1,291.8
  Deferred taxes.............................         --             40.5        (40.5)(D)         --
  Long-term debt.............................       92.3            108.2        (18.8)(E)      181.7
                                                  ------         --------       ------       --------
       Total liabilities.....................      666.5            716.3         90.7        1,473.5
  Total stockholders' equity.................      299.1            622.2        445.6(F)     1,366.9
                                                  ------         --------       ------       --------
       Total liabilities and stockholders'
          equity.............................     $965.6         $1,338.5       $536.3       $2,840.4
                                                  ======         ========       ======       ========

See accompanying Notes to Maxtor Unaudited Pro Forma Condensed Combined Financial Statements.

                 MAXTOR UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 1, 2000
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                      HISTORICAL
                                           --------------------------------
                                               MAXTOR         QUANTUM HDD
                                             YEAR ENDED        YEAR ENDED       PRO FORMA       PRO FORMA
                                           JANUARY 1, 2000   MARCH 31, 2000    ADJUSTMENTS      COMBINED
                                           ---------------   --------------    -----------      ---------
Revenues.................................     $2,486.1          $3,311.6         $    --        $5,797.7
Cost of revenues.........................      2,287.3           3,081.5             1.5(G)      5,370.3
                                              --------          --------         -------        --------
Gross profit.............................        198.8             230.1            (1.5)          427.4
                                              --------          --------         -------        --------
Operating expenses:
  Research and development...............        191.5             242.4              --           433.9
  Selling, general and administrative....         89.3             176.3              --           265.6
  Stock-based compensation...............          2.5                --            22.0(H)         24.5
  Acquired in-process technology.........          7.0                --              --             7.0
  Amortization of goodwill and other
     intangible assets...................          3.1                --           148.1(I)        151.2
  Special charges........................           --               2.3              --             2.3
                                              --------          --------         -------        --------
     Total operating expenses............        293.4             421.0           170.1           884.5
                                              --------          --------         -------        --------
Loss from operations.....................        (94.6)           (190.9)         (171.6)         (457.1)
Interest and other income, net...........         46.0              12.7            (4.9)(J)        53.8
                                              --------          --------         -------        --------
Loss before income taxes.................        (48.6)           (178.2)         (176.5)         (403.3)
Provision for (benefit from) income
  taxes..................................          1.5             (73.4)          103.4(K)         31.5
                                              --------          --------         -------        --------
Net loss.................................     $  (50.1)         $ (104.8)        $(279.9)       $ (434.8)
                                              ========          ========         =======        ========
Net loss per share -- basic..............     $  (0.48)         $  (1.26)                       $  (1.96)
Net loss per share -- diluted............     $  (0.48)         $  (1.26)                       $  (1.96)
Shares used in per share
  calculation -- basic...................        105.5              83.1                (L)        221.3
Shares used in per share
  calculation -- diluted.................        105.5              83.1                (L)        221.3

See accompanying notes to Maxtor Unaudited Pro Forma Condensed Combined Financial Statements.

                 MAXTOR UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                    HISTORICAL
                                           ----------------------------
                                              MAXTOR        QUANTUM HDD
                                            NINE MONTHS     NINE MONTHS
                                               ENDED           ENDED
                                           SEPTEMBER 30,    OCTOBER 1,      PRO FORMA     PRO FORMA
                                               2000            2000        ADJUSTMENTS    COMBINED
                                           -------------    -----------    -----------    ---------
Revenues.................................    $1,977.7        $2,589.3        $    --      $4,567.0
Cost of revenues.........................     1,706.6         2,253.3            1.1(G)    3,961.0
                                             --------        --------        -------      --------
Gross profit.............................       271.1           336.0           (1.1)        606.0
                                             --------        --------        -------      --------
Operating expenses
  Research and development...............       171.4           180.9             --         352.3
  Selling, general and administrative....        75.3           129.6             --         204.9
  Stock-based compensation...............          --              --            5.1(H)        5.1
  Amortization of goodwill and other
     intangible assets...................         7.6              --          111.0(I)      118.6
  Special charges........................          --            (0.1)            --          (0.1)
                                             --------        --------        -------      --------
     Total operating expenses............       254.3           310.4          116.1         680.8
                                             --------        --------        -------      --------
Income (loss) from operations............        16.8            25.6         (117.2)        (74.8)
Interest and other income, net...........        11.4            14.7           (3.7)(J)      22.4
                                             --------        --------        -------      --------
Income (loss) before income taxes........        28.2            40.3         (120.9)        (52.4)
                                             --------        --------        -------      --------
Provision for income taxes...............         1.4            15.6          (15.6)(K)      (1.4)
                                             --------        --------        -------      --------
Net income (loss)........................    $   26.8        $   24.7         (103.3)     $  (53.8)
                                             ========        ========        =======      ========
Net income (loss) per share -- basic.....    $   0.23        $   0.31                     $  (0.23)
Net income (loss) per share -- diluted...    $   0.22        $   0.29                     $  (0.23)
Shares used in per share
  calculation -- basic...................       114.9            80.7               (L)      232.4
Shares used in per share
  calculation -- diluted.................       119.2            85.8               (L)      232.4

See accompanying notes to Maxtor Unaudited Pro Forma Condensed Combined Financial Statements.

                      NOTES TO MAXTOR UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

     On October 4, 2000, Maxtor and Quantum HDD announced their agreement to merge in a transaction to be accounted for as a purchase, with Maxtor treated as the acquiror. Under the terms of the merger, 1.52 shares of Maxtor common stock will be exchanged for each outstanding share of Quantum HDD common stock at the closing date of the merger. In addition, Maxtor will assume certain outstanding Quantum HDD common stock options as provided in the merger agreement. The estimated purchase price was based on shares outstanding at October 3, 2000 of Quantum HDD common stock and of Quantum HDD options and restricted stock held by Quantum HDD and corporate employees. The actual shares of common stock and options to be issued by Maxtor will depend on the actual number of shares of Quantum HDD common stock and Quantum HDD options outstanding on the closing date of the merger and, with respect to the options, will depend on the options held by transferred employees and Quantum employees terminated prior to the merger. The average market price per share of Maxtor common stock of $9.40 is based on the average closing market price as of October 4, 2000, the date the proposed merger was announced, and for the two trading days prior to and two trading days subsequent to October 4, 2000. The 20,000,000 options, at an adjusted weighted-average exercise price of $5.00, were valued by applying the Black-Scholes valuation model.

     The purchase consideration is estimated as follows (in millions):

Common stock................................................  $1,110.0
Assumption of Quantum HDD options...........................     135.8
Estimated transaction expenses..............................      40.0
                                                              --------
  Total consideration.......................................  $1,285.8
                                                              ========

     The preliminary purchase price allocation, which is subject to change based on Maxtor's final analysis, is as follows (in millions):

     Purchase Price Allocation:

  Tangible assets acquired..................................  $1,275.6
  Intangible assets acquired:
     Core and other existing technology.....................     195.0
     Trademarks.............................................      42.0
     Assembled workforce....................................      96.0
     Goodwill...............................................     266.2
  Deferred compensation.....................................      30.0
  In-process research and development.......................     188.0
  Liabilities assumed.......................................    (697.0)
  Merger and restructuring costs............................    (110.0)
                                                              --------
       Total consideration..................................  $1,285.8
                                                              ========

     Due to their non-recurring nature, the effects of recording acquired in-process research and development and the adjustment to inventory value have been excluded from the pro forma statements of operations. However, they are reflected in the pro forma balance sheet.

2. PRO FORMA ADJUSTMENTS

     The pro forma statements give effect to the allocation of the total purchase consideration to the assets and liabilities of Quantum HDD based on their respective fair values and to the amortization of the fair

                      NOTES TO MAXTOR UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

value over the respective useful lives. The following pro forma adjustments have been made to the Maxtor Unaudited Pro Forma Condensed Combined Financial
Statements:

          (A) To adjust inventories and fixed assets to their estimated fair values. The book values of all other tangible assets acquired are estimated to approximate their fair values.

          (B) To adjust intangible assets to the estimated fair value, comprising core and other existing technology of $195.0 million, trademarks of $42.0 million, assembled workforce of $96.0 million, goodwill of $266.2 million, and eliminates Quantum HDD's intangible asset of $0.3 million.

          (C) To record estimated employee related and other restructuring costs of $110.0 million and merger related fees of $40.0 million. Merger related fees include tax loss insurance policy premiums payable and fees for financial advisors, legal advisors and accountants, printing costs, registration and transfer fees and other nominal charges.

          (D) To record the tax effect of pro forma adjustments at a tax rate of 40% and the adjustment to the valuation allowance, which reduces deferred tax assets to the amount expected to be realizable. The pro forma combined provision (benefit) for income taxes does not represent the amounts that would have resulted had Maxtor and Quantum HDD filed consolidated income tax returns during the periods presented.

          (E) To record the portion of Quantum's convertible subordinated note that Maxtor is obligated to reimburse to Quantum at September 30, 2000. The fair value of all other debts and liabilities are assumed to approximate their book values.

          (F) To eliminate Quantum HDD's historical stockholders' equity, record the purchase consideration of $1,285.8 million and reduce stockholders' equity for in-process research and development costs of $186.2 million and deferred compensation of $30.0 million. The pro forma combined stockholders' equity, after appropriate reclassifications, comprises the following (in millions):

Common stock, $0.01 par value...............................  $    2.3
Additional paid-in capital..................................   2,343.3
Deferred compensation.......................................     (30.0)
Accumulated deficit.........................................    (953.1)
Cumulative other comprehensive income:
  Unrealized gain on investment in equity securities........       4.4
                                                              --------
     Total stockholders' equity.............................  $1,366.9
                                                              ========

          (G) To record depreciation of the fixed asset valuation adjustment related to the merger as if the transaction occurred on December 27, 1998. Depreciation was calculated using estimated fixed asset useful lives of three to ten years.

          (H) To record deferred compensation charges related to the unvested options and restricted stock assumed in the merger.

          (I) To record the amortization of goodwill and other identifiable intangible assets related to the merger as if the transaction occurred on December 27, 1998. Goodwill is amortized over five years and other intangible assets are generally amortized over three to five years.

          (J) To record interest accretion on the portion of Quantum's convertible subordinated notes that, under the merger agreement, Maxtor is obligated to reimburse to Quantum.

          (K) To eliminate the income tax benefit recorded by Quantum which arises from the pre-tax loss generated in the United States. The pro forma presentation assumes that the combined company will incur income taxes for income generated in foreign jurisdictions.

                      NOTES TO MAXTOR UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

          (L) Shares used to calculate pro forma basic and diluted earnings
     (loss) per share were determined by adding the unrestricted shares assumed to be issued in exchange for the outstanding Quantum HDD shares to Maxtor's weighted average shares outstanding. Shares used to calculate pro forma diluted earnings per share exclude the anti-dilutive effects of Maxtor's stock options. The shares so determined also do not include any equivalent shares for the portion of Quantum's convertible subordinated notes that Maxtor is obligated to reimburse to Quantum under the merger agreement. The notes are convertible into a maximum of 4,716,676 shares of Maxtor common stock based on the exchange ratio. Following the merger, each $1,000 note is convertible into 21.587 shares of Quantum DSS common stock and 16.405 shares of Maxtor common stock.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     Maxtor and Quantum have made the required filings concerning the merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the HSR Act, which prevents specified transactions such as the merger from being completed until required information and materials are furnished to those federal agencies and specified waiting periods are terminated or expire. The waiting period applicable to the merger under the HSR Act expired on December 9, 2000.

     Either agency may challenge the merger on antitrust grounds notwithstanding expiration of the HSR Act waiting period. Additionally, at any time before or after the completion of the merger, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

     Maxtor and Quantum have made the requested filings concerning the merger under the Merger Regulation of the Council of the European Union. On December 8, 2000, the European Commission announced that it has approved the merger.

     Maxtor and Quantum conduct operations in a number of foreign countries, some of which have voluntary or mandatory pre-merger or post-merger notification systems for transactions that satisfy certain thresholds. Maxtor and Quantum intend to provide the requisite notification in all foreign jurisdictions in which a failure to do so would likely have a material adverse effect on the merger or on Maxtor following the merger, or where the filing would otherwise be in the best interests of Maxtor following the merger.

DELISTING OF QUANTUM HDD COMMON STOCK; REGISTRATION AND LISTING OF MAXTOR COMMON STOCK

     Quantum HDD common stock is currently listed on the New York Stock Exchange under the symbol "HDD." Upon completion of the merger, Quantum HDD common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended.

     Maxtor common stock is currently listed on The Nasdaq National Market under the symbol "MXTR." This joint proxy statement/prospectus is part of a Maxtor registration statement on Form S-4 to register the shares of Maxtor common stock to be issued as consideration in the merger under the Securities Act of 1933, as amended, or the Securities Act. Maxtor has agreed to list the shares of Maxtor common stock to be issued in connection with the merger on The Nasdaq National Market prior to the closing date of the merger.

RESTRICTIONS ON RESALE OF MAXTOR COMMON STOCK

     The shares of Maxtor common stock to be issued to Quantum stockholders in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Maxtor common stock issued to any person who is an affiliate of Maxtor. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Maxtor and may include some of their respective officers and directors, as well as their respective principal stockholders. Affiliates may not sell their shares of Maxtor common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under paragraph (d) of Rule 145 under the Securities Act or any other applicable exemption under the Securities Act.

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement between Maxtor and Quantum dated as of October 3, 2000. This summary may not contain all of the information that is important to the stockholders of Maxtor and Quantum and thus this description is qualified in its entirety by reference to the merger agreement attached as Annex A hereto, which you are urged to carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the merger agreement.

SEPARATION AND REDEMPTION

     Immediately prior to the closing of the merger, Quantum will transfer Quantum HDD to Spinco in exchange for all of Spinco's common stock in a tax-free transaction. As a part of this transaction, the holders of Quantum HDD common stock will receive, in redemption of their Quantum HDD common stock, the number of shares of Spinco common stock equal to the number of shares of Quantum HDD common stock they hold prior to this redemption. This redemption will be handled by book-entry only and no Spinco common stock certificates will be issued.

THE MERGER

     At the closing of the merger, Spinco, which will hold Quantum HDD as a result of the separation and redemption, will merge with and into Maxtor and Maxtor will be the surviving corporation. As a result, Maxtor will succeed to rights and obligations of Spinco.

DATE OF CLOSING

     The merger agreement provides that the merger will close no later than the fifth business day following the satisfaction or waiver of each of the conditions to the merger, including the adoption of the merger agreement and the approval of the merger by the stockholders of each of Maxtor and Quantum.

CERTIFICATE OF INCORPORATION AND BYLAWS

     Upon the closing of the merger:

     - the restated certificate of incorporation of Maxtor will be amended and restated in two respects, described earlier, and as such, will become the certificate of incorporation of the surviving corporation; and

     - the amended and restated bylaws of Maxtor will become the bylaws of the surviving corporation.

     See "Amendments of the Maxtor Restated Certificate of Incorporation Effected by the Merger," beginning on page 73.

MANAGEMENT OF MAXTOR AND SURVIVING CORPORATION

     The merger agreement provides that, upon the closing of the merger, Maxtor's board of directors shall consist of six directors to be designated by Maxtor and one director to be designated by Quantum, who has been designated as Michael A. Brown, the current chairman and chief executive officer of Quantum. The chief executive officer of Maxtor, currently Michael R. Cannon, will be the chief executive officer of the surviving corporation.

CONVERSION OF SECURITIES; ADJUSTMENT OF EXCHANGE RATIO

     Upon completion of the merger, each share of Spinco common stock will be converted into the right to receive 1.52 shares of Maxtor common stock. However, Maxtor may increase the exchange ratio above 1.52 to the extent it determines such an increase is necessary or advisable to in order to have reasonable assurance that the shares of Maxtor common stock issued to Quantum HDD stockholders will, represent at least 50.1%, and in the sole Maxtor's board of directors, up to not more than 51.0%, of the combined voting power of all shares of Maxtor common stock immediately after the merger.

     Maxtor will not issue any fractional shares. Instead of receiving a fractional share, a Spinco common stockholder will receive cash equal to the same fraction of the average closing price of Maxtor common stock on the five days prior to the closing date of the merger.

QUANTUM CONVERTIBLE NOTES

     The merger agreement requires Maxtor and Quantum to execute, at the closing of the merger, a supplemental indenture relating to the $287 million outstanding principal amount of Quantum's 7% convertible notes. Under the supplement, Maxtor will be obligated, upon conversion of any of these notes after the effective time of the merger, to issue to the noteholder a number of Maxtor shares (calculated in accordance with 1.52 exchange ratio of Maxtor shares for Quantum HDD shares) to reflect the number of Quantum HDD shares that would have been issued to the noteholder if the noteholder had converted the note immediately before the closing. A maximum of 4,716,676 shares of Maxtor common stock are issuable upon conversion of such notes. Also see the discussion of Quantum's convertible notes in "The Separation Documents -- General Assignment and Assumption Agreement -- Payment of Convertible Debt," on page 107.

EXCHANGE OF CERTIFICATES

     Promptly after the completion of the merger, the exchange agent will mail transmittal forms and exchange instructions to each holder of record of Spinco common stock to be used to surrender and exchange certificates evidencing shares of Quantum HDD/Spinco common stock for certificates evidencing the shares of Maxtor common stock (and cash in lieu of any fractional share) to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing Quantum HDD common stock will be able to surrender such certificates to the exchange agent, and each such holder will receive in exchange therefor:

     - a certificate or certificates evidencing the number of whole shares of Maxtor common stock to which such holder is entitled; and

     - any cash which may be payable in lieu of a fractional share of Maxtor common stock.

     Such transmittal forms will be accompanied by instructions specifying other details of the exchange.

     QUANTUM HDD/SPINCO STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND OTHER TRANSMITTAL FORMS.

     After the completion of the merger, each certificate evidencing Quantum HDD/Spinco common stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive:

     - the number of whole shares of Maxtor common stock which the holder of such certificate is entitled to receive; and

     - any cash payment in lieu of a fractional share of Maxtor common stock.

     The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Maxtor until the certificate has been exchanged. Subject to applicable laws, such dividends and distributions, together with any cash payment in lieu of a fractional share of Maxtor common stock, will be paid without interest.

REPRESENTATIONS AND WARRANTIES

     Maxtor and Quantum (together with Spinco) made a number of mutual, customary representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger. Quantum's representations relating to business or commercial matters generally concern only Quantum HDD. The representations of Maxtor to Quantum and Spinco and of Quantum and Spinco to Maxtor cover the following topics, among others, as they relate to each company and its subsidiaries:

     - corporate organization and its qualification to do business;

     - certificate of incorporation and bylaws;

     - capitalization;

     - subsidiaries;

     - authority to enter into the merger agreement;

     - the absence of conflicts under charter documents, applicable laws or material obligations to third parties;

     - required consents or approvals and violations of any instruments or law;

     - financial statements and filings and reports with the Securities and Exchange Commission;

     - the absence of material changes or events in business between July 1, 2000 and October 3, 2000;

     - taxes and tax returns;

     - intellectual property owned or used;

     - compliance with laws and governmental permit requirements, and the absence of any restrictions impairing any business practice;

     - the absence of material litigation;

     - brokers' and finders' fees;

     - employee benefit plans and employment agreements;

     - the absence of liens;

     - environmental laws, claims and other obligations that apply to the company;

     - labor matters;

     - material contracts and commitments;

     - information supplied by this joint proxy statement/prospectus and the related registration statement filed by Maxtor;

     - board of directors approval;

     - the inapplicability of state takeover statutes; and

     - the opinion of the company's financial advisor.

     In addition to these mutual representations, Quantum and Spinco also made representations to Maxtor that cover the following topics:

     - facilities owned or used in connection with Quantum HDD; and

     - the fact that the intellectual property and other assets to be transferred from Quantum to Spinco in the separation includes all of the intellectual property and other assets used in Quantum HDD, or necessary for the conduct of Quantum HDD, as presently conducted.

CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     The parties agreed that until the earlier of the completion of the merger or the termination of the merger agreement or unless the other party consents in writing, each party and its subsidiaries will:

     - carry on its business diligently in the ordinary course in compliance with applicable laws;

     - pay its debts and taxes when due;

     - pay or perform other material obligations when due;

     - in Quantum's case, keep in force all insurance policies relating to Quantum HDD; and

     - use commercially reasonable efforts to preserve intact its present business organization, keep available the services of present officers and employees and preserve its customer, supplier and other business relationships.

     The parties also agreed that until the earlier of the completion of the merger or the termination of the merger agreement or unless the other party consents in writing, neither party nor its subsidiaries would take any of the following actions, except that these restrictions would apply to Quantum only with respect to Quantum HDD and its employees and Spinco:

     - waive any stock repurchase rights, or accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options, granted under any stock plan or authorize cash payments in exchange for any options granted under any stock plan except as required pursuant to such plans or applicable law;

     - adopt any new severance plan or modify any existing severance plan, or grant any severance pay to a director, officer or employee except pursuant to any existing agreement or policy;

     - declare or pay any dividends on or make other distributions in respect of any of its capital stock, or effect certain other changes in its capitalization;

     - purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except for the repurchase of unvested shares in connection with the termination of service;

     - issue, or authorize or propose the issuance of, any shares of its capital stock or securities convertible into shares of its capital stock, or any subscriptions, rights, warrants, or options to acquire, or other agreements obligating it to issue any such shares or other convertible securities, subject to various exceptions including the grant of options granted in the ordinary course of business, consistent with past practice and shares issuable under the parties' employee stock purchase plan;

     - engage in material acquisitions or enter into any joint ventures or strategic alliances, other than in the ordinary course of business consistent with past practice;

     - adopt a plan of liquidation, dissolution, re-capitalization or other reorganization;

     - incur or guarantee any indebtedness, issue or sell any debt securities or enter into any keep well or other agreement to maintain any financial statement condition, other than in connection with ordinary course payable consistent with past practice or pursuant to existing credit facilities in the ordinary course of business; or

     - adopt or amend any employee benefit, stock purchase or stock option plan other than routine amendments in the ordinary course and consistent with past practices or enter into any employment contract or collective bargaining agreement or pay any special remuneration other than in the ordinary course of business consistent with past practices.

     In addition, the parties agreed that until the earlier of the completion of the merger or the termination of the merger agreement or unless the other party consents in writing, neither party nor its subsidiaries will:

     - transfer or license or otherwise extend, amend or modify in any material respect, any rights to its intellectual property, other than in the ordinary course of business;

     - revalue any material of its assets or, except as required by generally accepted accounting principles, make any change in accounting methods, principles or practices;

     - engage in any action that could reasonably be expected to cause the merger to fail to qualify as a reorganization under the Code;

     - sell, license, mortgage or otherwise encumber, any of the assets of its business except for the sale of inventory in the ordinary course of business;

     - change accounting methods relating to its business or the assets or liabilities of that business;

     - amend, terminate or waive any rights under any Maxtor contract relating to its business, except in the ordinary course of business consistent with past practices; or

     - agree to take any of the actions listed in this paragraph or the preceding paragraph.

NO SOLICITATION

     The merger agreement provides that Maxtor will not, directly or indirectly, through any officer, director, employee, representative or agent:

     - solicit, initiate, encourage or induce any offer or proposal (a "Maxtor acquisition proposal") relating to:

      - an acquisition of or tender offer for 15% or more of the voting securities of Maxtor;

      - any merger, consolidation or similar transaction involving Maxtor pursuant to which the stockholders of Maxtor immediately prior to the transaction would hold less than 50% of the equity interest in the surviving entity;

      - any sale, lease, acquisition or disposition of 15% or more of the assets of Maxtor; or

      - any liquidation or dissolution of Maxtor;

     - participate or engage in negotiations or discussions regarding, furnish any nonpublic information relating to, or take any other action to facilitate, the making of any Maxtor acquisition proposal;

     - approve, endorse or recommend any Maxtor acquisition proposal; or

     - enter into any letter of intent or other commitment contemplating or relating to any alternative acquisition transaction that would satisfy one the thresholds set forth above.

     However, nothing contained in the merger agreement prevents Maxtor or its board of directors from providing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written offer to consummate any of the following transactions:

     - a merger, consolidation or similar transaction pursuant to which the stockholders of Maxtor immediately prior to the transaction would hold less than 50% of the equity interest in the surviving entity;

     - a sale of Maxtor's assets representing in excess of 50% of the fair market value of Maxtor's assets immediately prior to that sale; or

     - the acquisition by any person or group of beneficial ownership of in excess of 50% of the voting power of the then outstanding shares of Maxtor capital stock;

that Maxtor's board of directors reasonably determines (after consultation with its financial advisor) to be more financially favorable to Maxtor's stockholders than the merger (a "Maxtor superior offer"), if and only to the extent that:

     - neither Maxtor nor any of its representatives has violated the non-solicitation provisions of the merger agreement;

     - Maxtor's board of directors concludes in good faith, after consultation with its legal counsel, that such action is necessary in order for the board to comply with its fiduciary duties to Maxtor's stockholders;

     - Maxtor gives at least 48 hours notice to Quantum prior to providing any nonpublic information to, or entering into discussions or negotiations with, such person or entity, and Maxtor receives a customary confidentiality and nondisclosure agreement from such person or entity; and

     - at the same time Maxtor provides any nonpublic information to such person or entity, Maxtor provides such nonpublic information Quantum.

     The merger agreement provides that Quantum will not, directly or indirectly, through any officer, director, employee, representative or agent:

     - solicit, initiate, encourage or induce any offer or proposal (an "HDD acquisition proposal") relating to:

      - an acquisition of or tender offer for 15% or more in interest of the total outstanding shares of Quantum HDD common stock;

      - any merger, consolidation or similar transaction involving Quantum pursuant to which the aggregate percentage interest in the surviving entity held by the former holders of Quantum HDD common stock represents 50% or less of the aggregate interest in Quantum represented by their shares of Quantum HDD common stock immediately prior to such transaction; or

      - any sale, lease, acquisition or disposition of 15% or more of the assets of Quantum HDD;

     - participate or engage in negotiations or discussions regarding, furnish any nonpublic information relating to, or take any other action to facilitate the making of any HDD acquisition proposal;

     - approve, endorse or recommend any HDD acquisition proposal; or

     - enter into any letter of intent or other commitment contemplating or relating to any alternative acquisition transaction that would satisfy one of the thresholds set forth above.

     However, nothing contained in the merger agreement prevents Quantum or its board of directors from providing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written offer by a third party to consummate any of the following transactions:

     - a merger, consolidation or similar transaction pursuant to which the holders of Quantum HDD common stock immediately prior to the transaction would hold less than 50% of the equity interest in the surviving entity;

     - a sale of assets by Quantum representing in excess of 50% of the fair market value of the assets that would have been part of Quantum HDD transferred to Spinco if the separation had taken place; or

     - the acquisition by any person or group of beneficial ownership of in excess of 50% of the voting power of the then outstanding shares of Quantum HDD common stock;

that Quantum's board of directors reasonably determines (after consultation with its financial advisor) to be more financially favorable to Quantum's stockholders than the merger (a "Quantum superior offer"), if and only to the extent that:

     - neither Quantum nor any of its representatives has violated the non-solicitation provisions of the merger agreement;

     - Quantum's board of directors concludes in good faith, after consultation with its legal counsel, that such action is necessary in order for the board to comply with its fiduciary duties to Quantum's stockholders;

     - Quantum gives at least 48 hours notice to Maxtor prior to providing any nonpublic information to, or entering into discussions or negotiations with, such person or entity, and Quantum receives a customary confidentiality and nondisclosure agreement from such person or entity; and

     - at the same time Quantum provides any nonpublic information to such person or entity, Quantum provides such nonpublic information to Maxtor.

     In addition, Quantum and Maxtor must provide each other at least 48 hours notice of any board of director's meeting to consider any unsolicited bona fide written acquisition proposal that its board of directors reasonably determines to be more financially favorable to the company's stockholders than the merger (unless a shorter notice is given the directors) and at lest 48 hours written notice of any board of director's meeting at which the board is reasonably expected to recommend such an offer, together with definitive documentation relating to such offer.

     Quantum and Maxtor are required to notify each other orally and in writing, within 24 hours after receipt of any acquisition proposal or request for non-public information which the recipient company reasonably believes could lead to an acquisition proposal, and the identity of the person or group making any such request or proposal.

MEETINGS OF STOCKHOLDERS

     Maxtor and Quantum agreed to take all action necessary in accordance with Delaware law and their respective charter documents to convene meetings of their respective stockholders, to be held as promptly as practicable after the registration statement of which this joint prospectus/proxy statement is a part is declared effective, for the purpose of voting on a proposal to adopt the merger agreement and approve the merger, and to approve other specified matters relating to the consummation of the merger. Subject to the limitations set forth below, Maxtor and Quantum agreed to use commercially reasonable efforts to solicit from their respective stockholders proxies in favor of their respective merger proposals and to take all other action necessary or advisable to secure the vote required to approve such proposals.

     Subject to the exception set forth below, Maxtor's board of directors must recommend that Maxtor stockholders vote in favor of the merger proposal, Maxtor must include a statement to this effect in this proxy statement and Maxtor's board of directors must not withdraw or modify its recommendation. However, nothing in the merger agreement prevents Maxtor's board of directors from withholding, withdrawing or modifying its recommendation in favor of the merger proposals if:

     - Maxtor receives a Maxtor superior offer and such offer is not withdrawn;

     - neither Maxtor nor any of its representatives has violated the non-solicitation provisions of the merger agreement; and

     - Maxtor's board of directors concludes in good faith, after consultation with its legal counsel, that such action is necessary in order for the board of directors to comply with its fiduciary duties to Maxtor's stockholders.

     This exception does not limit Maxtor's obligation to convene and hold the meeting of Maxtor stockholders for the purpose of voting on the merger proposal, regardless of whether the recommendation of Maxtor's board of directors has been withdrawn or modified.

     Subject to the exception set forth below, Quantum's board of directors must recommend that Quantum stockholders vote in favor of the merger proposals, Quantum must include a statement to this effect in this proxy statement and Quantum's board of directors must not withdraw or modify its recommendation. However, nothing in the merger agreement prevents Quantum's board of directors from withholding, withdrawing or modifying its recommendation in favor of the merger proposal if:

     - Quantum receives a Quantum superior offer and such offer is not withdrawn;

     - neither Quantum nor any of its representatives has violated the non-solicitation provisions of the merger agreement; and

     - Quantum's board of directors concludes in good faith, after consultation with its legal counsel, that such action is necessary in order for the board of directors to comply with its fiduciary duties to Quantum's stockholders.

     This exception does not limit Quantum's obligation to convene and hold the meeting of Quantum stockholders for the purpose of voting on the merger proposal, regardless of whether the recommendation of Quantum's board of directors has been withdrawn or modified.

EMPLOYEE BENEFIT PLANS

     At the effective time of the merger, all outstanding options to purchase Quantum HDD common stock and all Quantum HDD restricted stock held by employees who accept offers of employment with Spinco and Maxtor, or transferred employees, will be assumed by Maxtor and converted into options to purchase Maxtor common stock based on the exchange ratio of 1.52 shares of Maxtor common stock for each share of Quantum HDD common stock, subject to any change in the exchange ratio as described above. All vested Quantum HDD options and vested Quantum HDD restricted stock held by former Quantum HDD service providers will be assumed by Maxtor. All vested HDD restricted stock held by any individual will be assumed by Maxtor and converted according to the exchange ratio into shares of Maxtor common stock. Following the effective time of the merger, transferred employees holding vested Quantum DSS options will have a period of time to exercise those options.

     Pursuant to the merger agreement, Maxtor has agreed to hire, or in the event Maxtor does not hire, pay the severance costs associated with the termination of up to, 2,600 individuals employed by Quantum in Quantum HDD and 535 individuals employed by Quantum in its corporate division, provided such individuals are terminated within 30 days prior to the completion of the merger or within nine months thereafter. The maximum aggregate cost of such severance is estimated at $60,000,000. In addition, Maxtor has agreed to pay for a portion of the severance costs associated with the termination of seven identified members of Quantum's senior management, in the event such individuals are terminated primarily because of the merger within nine months following the completion of the merger. Maxtor's maximum obligation with regard to the potential severance costs associated with these seven individuals is $7,646,600. Unvested DSS options held by transferred employees will convert into shares of Quantum DSS restricted stock, which will vest as to 50% of the shares after three months (or earlier) upon termination and as to the remaining 50% of the shares ratably over the succeeding nine-month period, provided the employee stays with Maxtor.

     All options to purchase Quantum HDD common stock and shares of Quantum HDD common stock subject to repurchase which are held by individuals other than transferred employees or former Quantum HDD service providers will be converted into options to purchase Quantum DSS common stock or shares of Quantum DSS common stock subject to repurchase by Quantum.

     As of the date of the separation and redemption, all Quantum employees that will become employees of Spinco and/or Maxtor will cease to participate in Quantum's employee stock purchase plan.

     Maxtor will file a registration statement on Form S-8 to register the shares of Maxtor common stock issuable upon exercise of the options assumed in the merger.

CONDITIONS TO CLOSING

     The respective obligations of Maxtor and Quantum to effect the merger are subject to a number of conditions including the following:

     - the merger agreement and the transactions it contemplates shall have been adopted and approved by the stockholders of each of Maxtor and Quantum;

     - the registration statement filed with the Securities and Exchange Commission for the shares to be issued in the merger by Maxtor shall have become effective and neither the registration statement nor the joint proxy statement shall be the subject of a stop order or proceedings seeking a stop order;

     - all waiting periods under the HSR Act shall have expired or been terminated and clearance shall have been obtained under any applicable comparable laws of foreign countries;

     - Ernst & Young shall have reissued, without any adverse qualifications or modifications, its opinion, originally issued at the time the merger agreement was entered into, to the effect that (either by themselves or in conjunction with the merger) the separation and the redemption should not give rise to federal income tax, or state income or franchise tax in the three states in which Quantum principally does business, for Quantum, Spinco or holders of Quantum HDD common stock under Section 355 of the Code and the corresponding provisions of those three states' tax laws;

     - the insurance policy that has been issued to cover the risk that the transaction will give rise to federal income tax or state income or franchise tax shall continue in full force and effect;

     - Maxtor shall have received a written opinion from Gray Cary Ware & Freidenrich, counsel to Maxtor, and Quantum shall have received an opinion of Wilson, Sonsini, Goodrich & Rosati, special counsel to Quantum, both to the effect that the merger will be treated for United States federal income tax purposes as tax-free reorganization within the meaning of section 368(a) of the Code;

     - the shares of Maxtor common stock to be issued in them merger shall have been approved for quotation on The Nasdaq National Market;

     - the separation and redemption shall have been completed;

     - no person or group shall have acquired beneficial ownership of in excess of 50% of the voting power of the then outstanding shares of Quantum HDD common stock;

     - no decree, judgment or other order issued by any governmental authority which has the effect of preventing or restricting the completion of any transaction contemplated by the merger shall be in effect, nor shall any person have initiated an action seeking such a decree, judgment or other order;

     - subject to certain exceptions, the accuracy of the representations and warranties of the other party set forth in the merger agreement; and

     - subject to certain exceptions, the performance of all obligations of the other party required to be performed under the merger agreement.

     Any of the conditions in the merger agreement may be waived by the party benefited thereby, except those conditions imposed by law.

TERMINATION

     The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the matters presented in connection with the merger by the stockholders of Maxtor or Quantum:

     - by the mutual written consent of Maxtor and Quantum duly authorized by the boards of directors of each company;

     - by either Maxtor or Quantum if the merger shall not have been consummated by June 30, 2001, provided that the right to terminate the merger agreement under this clause is not available to any party whose failure to fulfill any obligation under the merger agreement has resulted in the failure of the merger to occur on or before such date;

     - by either Maxtor or Quantum if a court of competent jurisdiction or other governmental entity, shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree or ruling is final and nonappealable;

     - by Maxtor if, at the Quantum stockholders' meeting, the requisite vote of Quantum's stockholders in favor of the merger agreement and the merger is not obtained, or by Quantum if, at the Maxtor stockholders' meeting, the requisite vote of Maxtor's stockholders in favor of the merger agreement and the merger is not obtained, provided in each case that the right to terminate the merger is not available to any party where the failure to obtain stockholder approval of such party was caused by such party's action;

     - by either Maxtor or Quantum if the other party's breach of a representation, warranty, covenant or agreement is not cured within 30 days notice of such breach;

     - by Maxtor if:

      - Quantum's board of directors has withdrawn or modified its recommendation of the merger agreement or the merger in a manner adverse to Maxtor or has resolved or publicly announced its intention to do so;

      - an alternative transaction is completed or Quantum's board of directors has recommended to Quantum's stockholders an alternative transaction or has resolved or publicly announced its intention to recommend or engage in such an alternative transaction;

      - a tender offer or exchange offer for more than 50% of the outstanding shares of Quantum common stock is commenced, other than by Maxtor or an alternative of Maxtor, and Quantum's board of directors has:

        - recommended that Quantum's stockholders tender their shares in such tender or exchange offer; or

        - resolved or publicly announced its intention to take no position with respect to such tender or exchange offer;

     - by Quantum if:

      - Maxtor's board of directors has withdrawn or modified its recommendation of the merger agreement or the merger in a manner adverse to Maxtor or has resolved or publicly announced its intention to do so;

      - an alternative transaction is completed or Maxtor's board of directors has recommended to Maxtor's stockholders an alternative transaction or has resolved or publicly announced its intention to recommend or engage in such an alternative transaction;

      - a tender offer or exchange offer for more than 50% of the outstanding shares of Maxtor common stock is commenced, other than by Quantum or an affiliate of Quantum, and Maxtor's board of directors has:

        - recommended that Maxtor's stockholders tender their shares in such tender or exchange offer; or

        - resolved or publicly announced its intention to take no position with respect to such tender or exchange offer.

     The merger agreement does not include any provision for termination based on fluctuations in the price of Maxtor common stock or either Quantum HDD common stock or Quantum DSS common stock.

TERMINATION FEES AND EXPENSES

     Except as described below, whether or not the merger is consummated, all fees, costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that all fees and expenses, other than attorneys' fees, incurred in connection with the printing and filing of this joint proxy statement/prospectus or the filing of the merger notification and report form under the HSR Act.

     If the merger agreement is terminated by Quantum because:

     - Maxtor's board of directors has withdrawn or modified its recommendation in favor of the merger;

     - Maxtor's board of directors has approved or recommended an alternative acquisition proposal, or has failed to reaffirm its recommendation in favor of the merger within ten days after Quantum requests in writing that this recommendation be reaffirmed at any time after the announcement of an alternative acquisition proposal;

     - Maxtor has entered into any letter of intent or other agreement relating to an alternative acquisition proposal;

     - a tender or exchange offer relating to securities of Maxtor is commenced by a party unaffiliated with Quantum, and Maxtor does not send its stockholders a statement that Maxtor recommends rejection of the offer; or

     - Maxtor has breached the non-solicitation provisions of the merger agreement;

then Maxtor would be required to pay Quantum a termination fee of $35 million within one business day after notice of termination is delivered.

     In the event the merger agreement is terminated as a result of Maxtor's stockholders not approving the merger proposal at the Maxtor stockholders' meeting, and if:

     - prior to the taking of such vote, a third party has publicly announced, and not publicly withdrawn, a Maxtor acquisition proposal; and

     - within 12 months of termination of the merger agreement, any of the following transactions is consummated or a letter of intent is entered into with Maxtor providing for any of them:

      - a merger, consolidation or similar transaction pursuant to which the stockholders of Maxtor immediately prior to the transaction hold less than 50% of the equity interest in the surviving entity;

      - a sale of Maxtor's assets representing in excess of 50% of the fair market value of Maxtor's assets immediately prior to that sale; or

      - the acquisition by any person or group of beneficial ownership of in excess of 50% of the voting power of the then outstanding shares of Maxtor capital stock;

then Maxtor would be required to pay Quantum a termination fee of $35 million within two business days after demand by Quantum.

     If the merger agreement is terminated by Maxtor because:

     - Quantum's board of directors has withdrawn or modified its recommendation in favor of the merger;

     - Quantum failed to include in its proxy statement the recommendation of its board of directors in favor of the merger proposal;

     - Quantum's board of directors has approved or recommended an alternative acquisition proposal, or has failed to reaffirm its recommendation in favor of the merger within ten days after Maxtor requests in writing that this recommendation be reaffirmed at any time after the announcement of an alternative acquisition proposal;

     - Quantum has entered into any letter of intent or other agreement relating to an alternative acquisition proposal;

     - a tender or exchange offer relating to securities of Quantum is commenced by a party unaffiliated with Maxtor, and Quantum does not send its stockholders a statement that Quantum recommends rejection of the offer; or

     - Quantum has breached the non-solicitation provisions of the merger agreement;

then Quantum would be required to pay Maxtor a termination fee of $35 million within one business day after notice of termination is delivered.

     In the event the merger agreement is terminated as a result of Quantum's stockholders not approving the merger proposal at the Quantum stockholders' meeting, and if:

     - prior to the taking of such vote, a third party has publicly announced, and not publicly withdrawn, an HDD acquisition proposal, and

     - any of the following transactions is consummated in a letter or a letter of intent is entered into with Quantum providing for any of them:

      - a merger, consolidation or similar transaction pursuant to which the aggregate percentage interest in the surviving entity held by the former holders of Quantum HDD common stock represents 50% or less of the aggregate interest in Quantum represented by their shares of Quantum HDD common stock immediately prior to such transaction;

      - a sale of assets by Quantum representing in excess of 50% of the fair market value of the assets that would have been part of Quantum HDD transferred to Spinco if the separation had taken place; or

      - the acquisition by any person or group of beneficial ownership of in excess of 50% of the voting power of the then outstanding shares of Quantum HDD common stock;

then Quantum would be required to pay Maxtor a termination fee of $35 million within two business days after demand by Maxtor.

AMENDMENT AND WAIVER

     The merger agreement may be amended at any time by action taken or authorized by the respective boards of directors of Maxtor and Quantum, but after approval by the stockholders of Quantum of the matters presented in connection with the merger to them, no amendment shall be made which by law requires further approval by such stockholders, without such further approval. Maxtor and Quantum by action taken or authorized by their respective boards of directors, may extend the time for performance of the obligations or other acts of the other parties to the merger agreement, may waive inaccuracies in the representations or warranties contained in the merger agreement or may waive compliance with any agreements or conditions for the benefit of each party contained in the merger agreement.

                            THE SEPARATION DOCUMENTS

     In order to effect the separation, Maxtor, Quantum and Spinco will enter into the following agreements at the time of the separation in substantially the forms attached to the merger agreement. After the separation, as a result of the merger, Maxtor will succeed to the rights and obligations of Spinco set forth in the separation documents.

SEPARATION AND REDEMPTION AGREEMENT

     The separation and redemption agreement, called the separation agreement below, will outline the general terms and conditions of the separation of Spinco from Quantum and the redemption of all outstanding shares of Quantum HDD common stock in exchange for Spinco common stock.

THE SEPARATION

     The separation is scheduled to occur immediately prior to the effective time of the merger of Spinco with Maxtor. On the date of the separation, Quantum and Spinco will execute agreements that govern the transfer of assets and liabilities from Quantum to Spinco and the various relationships between Quantum, Spinco, and Maxtor following the date of the separation. These ancillary agreements include:

     - the general assignment and assumption agreement;

     - the tax sharing and indemnity agreement;

     - the intellectual property agreement;

     - the indemnification agreement; and

     - the transitional services agreement.

     In addition, on the date of the separation, each officer or director of Quantum HDD who will be an employee of Quantum or one of its subsidiaries from and after the date of the separation will resign from his or her position with Quantum HDD, and each officer or director of Quantum or one of its subsidiaries who will be an employee of Spinco or one of its subsidiaries from and after the date of the separation will resign from his or her position with Quantum.

THE REDEMPTION

     The separation agreement will specify that the redemption of Quantum HDD common stock will occur immediately prior to the effective time of the merger of Spinco with Maxtor. Each holder of Quantum HDD common stock on the date of the redemption will be entitled to receive one share of Spinco common stock for each share of Quantum HDD common stock held. The completion of the redemption is conditioned upon determination by Quantum and Maxtor that all of the conditions to the merger have been satisfied, so that the merger can be effected immediately following the redemption.

NONEXCLUSIVE SUPPLY AGREEMENT

     The separation agreement will provide that Quantum will negotiate in good faith and enter into a nonexclusive agreement with Maxtor to supply Maxtor and Spinco with selected hard disk drive products on Maxtor's specifications and otherwise on terms and conditions reasonably requested by Maxtor.

FURTHER INSTRUMENTS

     The separation agreement will provide that Quantum and Spinco will each execute and deliver all instruments of transfer and take such actions necessary to effect the transfer of all assets and the assumption of all liabilities contemplated to be transferred to and assumed by Spinco under the separation agreement and the ancillary agreements.

INFORMATION EXCHANGE

     Under the separation agreement, Quantum and Spinco will agree to provide each other with any information that the requesting party reasonably needs to comply with governmental reporting or filing requirements, administrative proceedings, its obligations under the separation agreement or any of the ancillary agreements or in connection with the ongoing business of Quantum, on the one hand, or of Spinco or Maxtor, on the other. Information provided pursuant to the separation agreement cannot be used as a basis for a claim against the other party.

NO REPRESENTATION OR WARRANTY

     Under the separation agreement, Quantum will not make any representation or warranty to Spinco regarding:

     - the absence of defenses or freedom from counterclaims with respect to any claim to be transferred to Spinco; or

     - the legal sufficiency of any conveyance of title to any asset to be transferred to Spinco.

EMPLOYEE CONFIDENTIALITY AND PROPRIETARY DEVELOPMENTS AGREEMENTS

     Under the separation agreement, the confidentiality and proprietary developments agreements between Quantum and each Quantum employee that as of the date of the separation becomes an employee of Spinco will remain in full force and effect, except that none of the following acts will be deemed to be a breach of such agreements:

     - the use or disclosure of confidential information on behalf of Spinco or its subsidiaries, if such use or disclosure is consistent with the rights granted to and restrictions imposed upon Spinco in the agreements executed in connection with the separation;

     - the disclosure and assignment to Spinco or its subsidiaries of any proprietary developments authored or reduced to practice by a former employee of Quantum or its subsidiaries;

     - the rendering of any services to Spinco or its subsidiaries to the extent that such services are consistent with the rights granted to and restrictions imposed upon Spinco in the separation agreements executed in connection with the separation; or

     - solicitation of the employees of one party by the other party prior to the date of the separation.

     Although Quantum will retain all rights under these agreements that Quantum needs to protect its rights and interests, Quantum will assign to Spinco rights to permit Spinco to enforce them. Under the separation agreement, Quantum and Spinco generally agreed to advise one another of a violation of a confidentiality and proprietary developments agreement.

COOPERATION IN OBTAINING NEW AGREEMENTS

     Also in the separation agreement, Quantum will acknowledge that, prior to the date of the separation, Quantum HDD derived benefits from agreements between Quantum and third parties that are not being assigned to Spinco. Quantum will agree to make introductions to appropriate Maxtor personnel of Quantum's contacts and to provide reasonable assistance so that Maxtor may obtain agreements from those third parties under terms and conditions acceptable to Maxtor.

TERMINATION OF THE AGREEMENT

     The separation agreement may be terminated and the redemption may be abandoned at any time prior to the effective time of the merger by mutual consent of Quantum and Maxtor.

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

     The general assignment and assumption agreement, called the assignment agreement below, will identify which assets and liabilities relating to Quantum HDD that Quantum will transfer to Spinco and Spinco will accept from Quantum as part of the separation. The assignment agreement also describes when and how the transfer will occur.

ASSETS TRANSFERRED

     The assignment agreement will provide that, on the date of the separation, Quantum will transfer the following assets to Spinco:

     - all assets reflected on the balance sheet of Quantum HDD as of June 30, 2000, other than any assets disposed of in the ordinary course of business after the date of the balance sheet;

     - all written off, expensed or fully depreciated assets that would have appeared on the balance sheet of Quantum HDD as of June 30, 2000, had they not been written off, expensed or fully depreciated;

     - all assets that are used primarily by Quantum HDD as of the date of the separation but are mistakenly or unintentionally omitted from the balance sheet of Quantum HDD as of June 30, 2000;

     - all assets that Quantum or its subsidiaries acquired after June 30, 2000, that would have appeared in the balance sheet of Quantum HDD as of the date of the separation if that balance sheet had been prepared using the same principles used to prepare the balance sheet of Quantum HDD dated June 30, 2000;

     - all contingent gains related primarily to Quantum HDD, other than insurance proceeds, specified excluded assets and tax gains covered in the tax sharing agreements;

     - all contracts that relate primarily to Quantum HDD, except as otherwise specified as an excluded asset or provided in another ancillary agreement;

     - all licenses, permits and authorizations issued by any governmental authority that relate solely to Quantum HDD, to the extent transferable with Quantum HDD;

     - all books, records, correspondence and other data relating to past conduct of Quantum HDD;

     - all real estate interests which neither Quantum HDD nor Quantum employees are occupying as of the date of the merger agreement and which are included in the balance sheet of Quantum HDD dated June 30, 2000; and

     - other assets that Maxtor and Quantum expressly agree upon.

EXCLUDED ASSETS

     The assignment agreement will also specify that certain assets, including the following, will not be transferred to Spinco:

     - cash in the amount necessary to satisfy all of Quantum's expenses incurred in connection with the merger, the separation and the transactions contemplated thereby;

     - all intellectual property of Quantum except that specified for transfer to Spinco in the intellectual property agreement;

     - Quantum's rights under specified credit agreements and Quantum's exclusive long-term manufacturing and purchase agreements with MKE;

     - real property interests specified in the assignment agreement; and

     - other assets that Maxtor and Quantum expressly agree will not be transferred.

ASSUMPTION OF LIABILITIES

     The assignment agreement will provide that, on the date of the separation, Spinco will assume the following liabilities from Quantum:

     - all liabilities reflected as liabilities on the balance sheet of Quantum HDD as of June 30, 2000 that have not been discharged after the date of the balance sheet, including up to $98 million of Quantum's obligations under certain subordinated convertible notes;

     - all liabilities of Quantum or its subsidiaries that arise after June 30, 2000, that would have appeared in the balance sheet of Quantum HDD as of the date of the separation if that balance sheet had been prepared using the same principles used to prepare the balance sheet of Quantum HDD as of June 30, 2000;

     - all liabilities that are related primarily to Quantum HDD at the date of the separation but are improperly excluded from the balance sheet of Quantum HDD as of June 30, 2000;

     - the payment obligations for real estate transferred with Quantum HDD except as otherwise provided in the transitional services agreement will be paid by Maxtor to Quantum;

     - taxes for which Spinco and Maxtor indemnify Quantum under the tax sharing agreement;

     - all liabilities primarily resulting from the operation of Quantum HDD or any business it conducts or resulting from any asset that Quantum transferred to Spinco;

     - contingent liabilities primarily related to the conduct of Quantum HDD before the separation other than liabilities relating to employee benefit plans;

     - all accounts payable outstanding as of the separation date relating to Quantum HDD;

     - payroll, bonus, pension, severance and other liabilities for employees as specified in the merger agreement; and

     - other liabilities as expressly agreed by Maxtor and Quantum to belong to the Quantum HDD business.

EXCLUDED LIABILITIES

     The assignment agreement will also specify that the following specific liabilities will remain with Quantum and will not be transferred to Spinco.

     - all liabilities associated with the excluded assets;

     - all contingent liabilities relating to securities law compliance by Quantum relating to Quantum HDD common stock or breach of fiduciary duties by Quantum's board of directors relating to Quantum HDD;

     - all liabilities for taxes, except any tax for which Spinco or Maxtor indemnify Quantum for under the tax sharing agreement;

     - all agreements and obligations of Quantum under the merger agreement and the agreements executed in connection with the separation; and

     - other liabilities that Maxtor and Quantum expressly agree will not be transferred.

ASSETS AND LIABILITIES NOT TRANSFERRED

     The assignment agreement will provide that, if Quantum, Spinco or Maxtor discover that specific assets or liabilities that are primarily related to Quantum HDD were not transferred or assumed pursuant to the assignment agreement, Quantum, Spinco and Maxtor have agreed to cooperate in good faith to effect the transfer or assumption of those assets or liabilities.

DELAYED TRANSFERS

     If it is impracticable to transfer specific assets and liabilities on the date of the separation, the assignment agreement provides that these assets and liabilities will be transferred after the date of the separation.

TERMS OF OTHER SEPARATION AGREEMENTS GOVERN

     To the extent that another separation agreement expressly provides for the transfer of an asset or an assumption of liability, the terms of such other ancillary agreement will determine the manner of the transfer and assumption of liability.

OBTAINING APPROVALS AND CONSENTS

     Under the assignment agreement, Quantum, Spinco and Maxtor will agree to use all reasonable commercial efforts to obtain any required consents, substitutions or amendments required to novate or assign all rights and obligations under any contracts that will be transferred in the separation.

PAYMENT OF CONVERTIBLE DEBT

     Quantum has obligations under certain subordinated convertible notes, which had an aggregate principal amount of approximately $287 million as of the date of the separation. The assignment agreement will provide that, on each date upon which Quantum makes a payment in respect of such convertible notes, Maxtor will pay to Quantum or the trustee the Quantum HDD pro rata portion of that payment. Also under the assignment agreement, at Quantum's request, Maxtor will cooperate in seeking to effectuate a split or similar change to the indentures relating to such convertible notes, such that Maxtor will be the sole obligor with respect to Quantum HDD pro rata portion of such indentures, provided that such split or similar change will not result in any increase in interest rate or other change in terms adverse to Maxtor. See "Maxtor Unaudited Pro Forma Condensed Combined Financial Statements," beginning on page 83.

SPECIFIC CLAIMS AND LITIGATION

     The assignment agreement will also provide that Spinco will assume and manage most pending litigation, that Quantum will defend other agreed-upon pending litigation relating to Quantum HDD at Maxtor's expense and that all other pending litigation involving Quantum will remain with Quantum, and Spinco will have no liability in connection with or responsibility for defending such litigation.

TAX SHARING AND INDEMNITY AGREEMENT

     Under the tax sharing agreement, Spinco and Maxtor will be required to reimburse Quantum for Quantum's taxes, penalties and interest resulting from:

          (1) the conduct of Quantum's business before the issuance of the Quantum DSS common stock in the recapitalization of Quantum common stock into Quantum HDD and Quantum DSS common stock and the conduct of Quantum HDD before the separation and redemption, limited in the aggregate to $142 million plus 50% of any excess over $142 million, excluding the effect of any required gross-up payment, as described in category (4) below;

          (2) any transactions undertaken by Quantum in preparation for the separation and redemption;

          (3) the redemption, except to the extent such liabilities result from one or more acquisitions of Quantum stock after the redemption or actions taken by Quantum after the redemption and except to the extent Quantum receives insurance proceeds related to liabilities resulting from the redemption; and

          (4) the payment by Spinco or Maxtor of the foregoing Quantum liabilities.

     Allocations of liabilities in category (1) above between Quantum HDD and Quantum DSS will be made in a manner consistent with past practices as if Quantum HDD and Quantum DSS were separate taxpayers. Taxes attributable to Quantum DSS before the issuance of the Quantum DSS common stock are subject to indemnification by Spinco and Maxtor because such liabilities were treated as liabilities of Quantum HDD on Quantum HDD's financial statements after the recapitalization. Taxes of Quantum DSS with respect to tax years that include the date of the recapitalization will be allocated between the pre-recapitalization and post-recapitalization period based on the period to which the tax relates, if the taxes can be specifically related to either period, or on a pro-rata basis, if the taxes cannot be specifically related to either period.

     Although the separation, redemption and the merger are intended to be tax-free and some of the potential tax liability relating to the separation and redemption has been insured against, there are limits applicable to the insurance related to taxes, penalties and interest of Quantum resulting from the separation, the redemption and the merger. The tax sharing agreement provides that Maxtor and Spinco are liable to Quantum for any such liabilities regardless of whether such liabilities exceed the limitations applicable to the insurance policy or policies or if, for any reason, a policy exclusion applies so that no insurance proceeds are received, as well as claims under the tax loss insurance policy.

     The tax sharing agreement will require Quantum, Maxtor, and Spinco to cooperate with each other with respect to retention and access to records and preparation and filing of tax returns and other tax related documents. Maxtor will generally be allowed to control Quantum's controversies with taxing authorities to the extent that the resulting tax liability would be subject to indemnity by Maxtor or Spinco, such as claims under the tax loss insurance policy.

INTELLECTUAL PROPERTY AGREEMENT

ASSIGNMENT AND RIGHTS

     Under the terms of the intellectual property agreement:

     - Quantum will grant to Spinco absolute ownership of certain proprietary and intellectual property rights in and associated with Quantum HDD, and a non-exclusive, worldwide, irrevocable, paid-up and royalty free license under other proprietary and intellectual property rights in and associated Quantum HDD to make, use and sell hard disk drives and other products, including but not limited to, network attached storage, storage area networks and magneto-optic devices.

     - Spinco will grant to Quantum a non-exclusive, worldwide, irrevocable, paid-up and royalty-free license to certain proprietary and intellectual property rights in and associated with Quantum HDD to make, use and sell products, including, tape drives, media and libraries, network attached storage and storage area networks, provided however that Quantum was not granted a license to make, use or sell hard disk drives.

     - The preceding licenses will be transferable and sublicensable, in whole or in part, to Maxtor and subsidiaries of Maxtor or to any successor to any part of the business of Maxtor or any of its subsidiaries, or to subsidiaries of Quantum or to any successor to any part of the business of Quantum or any of its subsidiaries.

     - Neither party may assign its rights under the agreement without the prior written consent of the other except in connection with a merger or acquisition, or in connection with the transfer of a business. The agreement will be binding upon and inures to the benefit of any permitted successors and assigns.

NONASSERTION OF INFRINGEMENT CLAIMS

     Under the terms of the intellectual property agreement:

     - For a period of ten years, neither Spinco nor its affiliates will be permitted to assert against Quantum or its subsidiaries or successors any claims of patent infringement with respect to any patents owned or licensable by Spinco or its affiliates based on products that Quantum is licensed to make, use or sell under this agreement.

     - For a period of ten years, neither Quantum nor its affiliates will be permitted to assert against Maxtor or its subsidiaries or successors any claims of infringement with respect to any patents owned or licensable by Quantum or its affiliates based on products that Spinco is licensed to make, use or sell under this agreement.

INDEMNIFICATION AGREEMENT

     In the indemnification agreement, Quantum and Spinco will agree to indemnify each other from certain liabilities. Spinco will agree to indemnify Quantum and its affiliates from any and all liabilities resulting from or relating to:

     - Quantum HDD;

     - any Quantum HDD liability assumed by Spinco;

     - any claim by an employee of Quantum that will be employed by Spinco after the separation; and

     - any breach by Spinco of the separation agreement or any of the ancillary agreements executed in connection with the merger.

     Quantum will agree to indemnify Spinco and its affiliates from any and all liabilities resulting from or relating to:

     - Quantum's businesses other than Quantum HDD;

     - any liabilities of Quantum not assumed by Spinco;

     - any claim by an employee of Quantum that will not be employed by Spinco after the separation; and

     - any breach by Quantum of the separation agreement or any of the ancillary agreements executed in connection with the merger.

     The indemnification agreement will not apply to taxes or tax-related liabilities or the employment matters, covered by the merger agreement. The indemnification agreement also contains provisions governing notice of claims and indemnification procedures.

TRANSITIONAL SERVICES AGREEMENT

SERVICES

     The transitional services agreement will govern the provision of certain services needed by either of the parties for an interim period due to the separation of Quantum and Spinco, if the services were provided for a party's business as it was conducted or proposed to be conducted before the separation, in the case of Quantum and its subsidiaries, by the personnel or with assets transferred to Spinco, and in the case of Spinco, by the personnel or with assets retained by Quantum. Such services will include but will not be limited to: real estate, equipment, accounting, payroll, sales and marketing, product support, inventory maintenance, procurement, costing, warehouse management, information systems, communications, insurance and risk management services, human resources, and any specific services set forth in the schedules to the agreement.

     Each party will be required to set forth in each schedule the time period during which the service will be provided if different from the two-year term of the transitional services agreement, a summary and description of the services to be provided, the estimated charge, if any, for such services and other terms applicable thereto. If no charge is specified, the charge for such services will be direct costs plus 5%.

     Except as the parties agree, no party will be obligated to provide any requested services other than to the extent and at such locations as such services was provided or contemplated to be provided prior to the date of the separation or to the extent that the provision of such services requires assets that will be owned by such party following the date of the separation. The requested services will be available only for the limited purpose of conducting the business of the party requesting such services in the manner it was or was proposed to be conducted prior to the date of the separation.

     The only exceptions to the obligations of the parties to provide any service outlined in the transitional services agreement will be if:

     - causes outside of the reasonable control of a party who is to provide the service prevent such party from doing so;

     - providing such services would be prohibited by law, regulation or court order;

     - providing the services would require the party to continue to employ existing employees who would otherwise be terminated for cause; or

     - the party has provided the requesting party 60 days notice that it plans to terminate the employees providing such service other than for cause and has provided the requesting party an opportunity to offer employment to such employees simultaneous with their termination by the party providing or to provide the services.

HARD DISK DRIVE PRODUCTS

     For a period of two years following the closing date of the merger, Maxtor will be required to use commercially reasonable efforts, to the extent available sources of supply exist, to continue to make hard disk drive products available to Quantum on terms and in volumes reasonably agreed to by the parties. The right to receive from Maxtor hard disk drive products will extend to any entity that is a subsidiary of Quantum as of the date of the closing of the merger, even if that entity ceases to be a subsidiary thereafter, and to any successor to any part of the business of Quantum. Quantum currently contemplates spinning off its SNAP division after the separation and redemption. Quantum has a separate agreement with its SNAP division for the supply of hard disk drives, limited to Quantum's Fireball and Atlas lines of products (and their direct lineal descendants incorporating a majority of the current technology of such products). Quantum, SNAP and Maxtor have agreed that their supply obligations under the agreement between SNAP and Quantum will govern the supply of such products to SNAP notwithstanding the provisions in the Transitional Services Agreement.

REAL ESTATE

     Except for ownership interests in real property that are transferred to Spinco under the assignment agreement, no real estate interests will be transferred to Spinco. Until the parties agree otherwise, the use and occupancy of the real estate interests transferred to Spinco will be shared in a manner consistent with the use and allocation of the space related to such real estate interests immediately prior to the effective time.

     The costs and expenses (including all rents and other expenses associated with the site) of the use and occupancy of the space subject to the real estate interests shall initially be shared by the parties on the basis of their respective user as of the effective time of the merger based on the number of Quantum HDD employees working at the site at the effective time of the merger compared to non-Quantum HDD employees.

     Quantum will use its best efforts, as promptly as practicable after the effective time of the merger, to convey in a manner acceptable to both Quantum and Maxtor any owned site where less than a majority of Quantum's workers are utilized, subject to a leaseback at cost for the six months, and cost plus 5% thereafter, of the amount of space utilized by Quantum as of the effective time of the merger.

INTELLECTUAL PROPERTY

     The transitional services agreements govern the manner of delivery of software and hardware, and related matters. However, the transitional services agreement will not in any way affect the ownership of any intellectual property rights allocated in the other separation agreements, or grant to any party any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.

TERM AND TERMINATION

     Either party may elect to terminate the agreement upon 60 days prior written notice. A party may also terminate the agreement with respect to a specific service if the other party materially breaches a material provision with regard to the particular service and does not cure or take reasonable steps necessary to cure such breach within 30 days of receiving written notice of breach.

     The agreement will expire two years following closing of the merger.

VOTING AGREEMENTS

     The following describes the material terms of the voting agreements between Quantum and Maxtor, on the one hand, and each of the officers and directors of Quantum and Maxtor, respectively, on the other hand, and also, in the case of Maxtor, its voting agreement with Hyundai Electronics America. The voting agreements were entered into to induce Quantum and Maxtor to enter into the merger agreement. In connection with the amendment and restatement of the merger agreement, the parties confirmed that their agreements applied to the amended and restated merger agreement.

VOTING OF SHARES

     From the date of the voting agreements through the earlier of the date when the merger agreement is terminated or the merger becomes effective, the stockholders who are parties to the agreement each agree that, at the special meeting of stockholders and for any other actions requiring stockholder consent:

     - they will cause all securities owned by them to be voted in favor of the adoption of the merger agreement and the other transactions contemplated by the merger agreement;

     - they will cause all securities owned by them to be voted against any proposal for any merger, consolidation, sale of assets, recapitalization, or other business combination involving the other party or any other action or agreement that would result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the other party under the merger agreement or that would result in any of the conditions to the other party's obligations under the merger agreement not being fulfilled; and

     - they will cause all securities owned by them to be voted in favor of any other matter relating to the consummation of the transactions contemplated in the merger agreement.

PROXY AND WAIVER

     The stockholder parties also agree to deliver to Maxtor or Quantum, as the case may be, an irrevocable proxy with respect to the securities owned by it. Furthermore, each stockholder party agrees to give any consent or waiver that is reasonably required for the consummation of the merger under the terms of any agreements to which the affiliate is a party.

RESTRICTIONS ON TRANSFER OF SECURITIES AND VOTING RIGHTS

     The stockholder parties also agree that during the same period, no stockholder party will:

     - tender, sell, or otherwise dispose of any of the securities owned by it or enter into any agreement to tender, sell, or otherwise dispose of any of the securities owned by it;

     - enter into any swap or other derivative transaction that transfers to another any of the economic benefit or risk or ownership of any of the securities;

     - enforce or permit the execution of provisions of any redemption, share purchase or sale, recapitalization, or other agreement with Maxtor or Quantum, as the case may be;

     - deposit any of the securities owned by it into a voting trust or depository facility or enter into a voting agreement or arrangement with respect to the securities or grant any proxy with respect thereto.

     However, the stockholder party is allowed to take any of the above actions if Maxtor or Quantum, as the case may be, approves such action or if the proposed transferee executes a counterpart of the voting agreement and agrees to hold the securities subject to all of the terms of the voting agreement.

NO SOLICITATION

     Each stockholder party agrees that from the date of the voting agreement through the earlier of the date on which the merger agreement is terminated or the merger becomes effective, that party will not, directly or indirectly, solicit, initiate, or encourage any inquiry, proposal, or offer from any third person or negotiate with any third party regarding:

     - any acquisition or purchase from Maxtor or Quantum, as the case may be, by a third person or group of 50% or more of the outstanding voting securities of Maxtor or its affiliates;

     - any tender offer or exchange offer that would result in any person or group beneficially owning 50% or more of the outstanding voting securities of Maxtor or Quantum, as the case may be, or its affiliates;

     - any merger or consolidation of Maxtor or Quantum, as the case may be, which results in these stockholders owning less than 50% of the surviving corporation;

     - any sale, lease or other disposition of 50% or more of Maxtor or Quantum's assets; or

     - any liquidation or dissolution of Maxtor or Quantum, as the case may be.

     Notwithstanding any of the foregoing, none of the stockholder parties is precluded from withholding, withdrawing, amending, or modifying its recommendation in favor of approval of the merger to its stockholders if either a superior offer to that contemplated in the merger agreement is made to its constituent company and is not withdrawn, or the party concludes in good faith, after consultation with its legal counsel, that, in light of such superior offer, the withholding, withdrawal, amendment, or modification of its recommendation for approval is necessary for it to comply with its fiduciary obligations to its stockholders under applicable law.

TERMINATION

     The voting agreements and the accompanying proxies, and all obligations of the stockholder parties thereunder, shall terminate immediately, without any further action being required, upon the earlier of the date which the merger agreement is terminated or the merger becomes effective.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                            MAXTOR COMMON STOCK AND
                            QUANTUM HDD COMMON STOCK

     This section of the joint proxy statement/prospectus describes material differences between the rights of stockholders of Maxtor and the rights of holders of Quantum HDD common stock. The rights compared are those found in the respective companies' charter documents and corporate law provisions of Delaware, which is the state in which both companies are incorporated. While Maxtor believes that these descriptions address the material differences, this summary may not contain all of the information that is important to stockholders of Maxtor and Quantum HDD. Maxtor and Quantum HDD stockholders should consult the respective companies' corporate charters and bylaws as previously filed with the SEC for a more complete understanding of the differences between the rights of Maxtor stockholders, on the one hand, and Quantum HDD stockholders, on the other, at the time of the split-off/merger transaction. If Proposals No. 1 of both Maxtor and Quantum are approved and the merger is completed, the rights of Maxtor stockholders will be altered as set forth in such proposals. If Proposal No. 2 of Quantum is also approved and the merger is completed, the rights of Quantum stockholders will be altered as set forth in such proposal and the amended and restated certificate of incorporation of Quantum that is included as Annex D to this joint proxy statement/prospectus.

NATURE OF THE SECURITY

     Quantum HDD common stock is a tracking stock. Quantum also has a tracking stock which trades under the symbol "DSS," which tracks the other most significant business of Quantum, its digital tape storage business. Quantum's restated certificate of incorporation gives its board of directors discretion to determine the business, assets, properties and liabilities attributable to each of the two businesses. The intention behind a number of the provisions in Quantum's restated certificate of incorporation is to tie the rights of the holders of the Quantum HDD common stock to the hard drive business and the rights of the holders of the Quantum DSS common stock to the digital tape storage business. In contrast, Maxtor common stock is not a tracking stock. Thus, the value of a share of Maxtor common stock depends on the performance of the entire corporation, rather than one business group within the corporation.

     Maxtor's common stock is traded on The Nasdaq National Market, whereas Quantum HDD common stock is traded on the New York Stock Exchange.

SIZE OF THE BOARD

     The size of the Maxtor board is fixed from time to time by resolution of the board of directors. Currently, there are eight directors. There will be seven directors at the time of closing. See "Maxtor Board Composition," beginning on page 75.

     The size of the Quantum board is fixed from time to time by resolution of the board of directors. Currently, there are seven directors.

CLASSIFICATION

     The Maxtor board is divided into three classes, with each class serving a staggered three year term. The Maxtor restated certificate of incorporation currently requires that the directors in each class be as nearly equal in number as reasonably possible.

     In the merger, the Maxtor restated certificate of incorporation will be amended to eliminate the requirement that classes be as nearly equal in number as reasonably possible until the annual meeting of stockholders in 2004. Upon the closing of the merger, the class of directors to be elected at the annual meeting of stockholders to be held in 2001 will consist of two directors and Michael R. Cannon and C.S. Park shall be in that class. The class of directors to be elected at the annual meeting of stockholders to be held in 2002 will consist of Michael A. Brown and the class of directors to be elected at the annual meeting of the stockholders to be held in 2003 will consist of four directors, Charles Christ, Charles Hill, Roger Johnson, and Thomas Chun.

     The Quantum board of directors is not classified. Each director stands for election every year.

REMOVAL OF DIRECTORS

     The Maxtor restated certificate of incorporation provides that directors may be removed only for cause by the majority vote of all the outstanding shares entitled to vote at an election of directors.

     Any Quantum director or the entire board may be removed, with or without cause, by holders of the majority of the capital stock entitled to vote in any election of directors; except that if less than the entire board were removed, no director could be removed if the votes cast against his or her removal would be enough to elect him or her if cumulatively voted at an election of the entire board.

VACANCIES

     Both the Maxtor and Quantum bylaws provide that vacancies may only be filled by a majority of the remaining directors.

LIMITATION ON DIRECTOR LIABILITY

     The Maxtor restated certificate of incorporation precludes a director's liability for monetary damages unless the director: (1) breaches the duty of loyalty to the corporation or its stockholders; (2) commits acts that are not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) pays an illegal dividend or makes an illegal stock purchase; or (4) receives an improper personal benefit from a transaction. Maxtor's restated certificate of incorporation also provides that if Delaware law is amended in the future to authorize the elimination or limitation of a director's liability beyond the circumstances described in the previous sentence, then a director's liability shall be further eliminated or limited to the fullest extent permitted by the amendment of Delaware law. Any repeal or modification of this provision of Maxtor's restated certificate of incorporation is expressly precluded from adversely affecting a director's protection existing at the time of such repeal or modification.

     The Quantum restated certificate of incorporation eliminates a director's personal liability for breach of fiduciary duty as a director to the fullest extent allowed under Delaware law. Currently Delaware law permits the elimination of personal liability to the extent provided in Maxtor's restated certificate of incorporation, as described above.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Both Maxtor and Quantum indemnify their directors and officers to the fullest extent allowed under Delaware law.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     The Maxtor restated certificate of incorporation requires the affirmative vote of at least two-thirds of the then-outstanding shares in order to amend or repeal certain provisions of the certificate of incorporation, including those relating to:

     - the classified board and the right of stockholders to remove directors for cause;

     - the elimination of the stockholders' right to act by written consent;

     - the exclusive right of the board to set the number of directors and to fill vacancies and newly created directorships;

     - the authority to call special meetings of the stockholders;

     - the limitations on personal liability for the directors;

     - the amendment process for the company's bylaws and certificate of incorporation;

     - the elimination of the requirement that directors be elected by written ballot;

     - the powers and authority of the board of directors;

     - the limitation of transactions between Maxtor and Hyundai Electronics America and its affiliates; and

     - the authority of Hyundai Electronics America and its affiliates to engage in corporate opportunities of Maxtor.

All other amendments only need be approved by a majority of the outstanding shares of each class of stock entitled to vote.

     Quantum's restated certificate of incorporation requires only approval from a majority of the outstanding shares of each class of stock entitled to vote to amend any provision of the certificate of incorporation.

AMENDMENTS TO BYLAWS

     The Maxtor board of directors has authority to amend the bylaws. Maxtor stockholders may also amend the bylaws, but only by a two-thirds vote of the then-outstanding shares voting together as a single class.

     The Quantum board of directors has authority to amend the bylaws. Stockholders may also amend the bylaws if a majority of stockholders entitled to vote elect to do so.

AUTHORIZED CAPITAL STOCK

     The Maxtor restated certificate of incorporation authorizes the issuance of up to 250,000,000 shares of common stock, par value $.01 per share, and 95,000,000 shares of preferred stock, par value $.01 per share. The Maxtor board of directors is authorized, without further action by the stockholders, and subject to any limitations prescribed by law, to designate and issue the preferred stock in one or more series, and can fix the rights, preferences, and privileges of the shares of each series and any qualifications, limitations, or restrictions on these shares. The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Maxtor's common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, under certain circumstances, have the effect of delaying, deferring, or preventing a change in control of Maxtor. The Maxtor board has no current plans to issue any shares of its preferred stock.

     As of November 9, 2000, 116,169,646 shares of Maxtor common stock, and no shares of Maxtor preferred stock, were issued and outstanding.

     If the merger is approved, the Maxtor restated certificate of incorporation will be amended to authorize the issuance of an additional 275,000,000 shares of common stock. The total number of shares of Maxtor common stock that would be authorized after the merger would be 525,000,000.

     The Quantum restated certificate of incorporation authorizes the issuance of up to 1,000,000,000 shares of common stock designated the "Quantum Corporation -- DSSG Common Stock," or Quantum DSS common stock, having a par value of $.01 per share. Quantum may also issue up to 600,000,000 shares of common stock designated as "Quantum Corporation -- Hard Disk Drive Group Common Stock," or Quantum HDD common stock, having a par value of $.01 per share, as well as up to 20,000,000 shares of preferred stock. The Quantum board of directors is authorized, without further action by the stockholders, and subject to any limitations prescribed by law, to designate and issue the preferred stock in one or more series, and can fix the rights, preferences, and privileges of the shares of each series and any qualifications, limitations, or restrictions on these shares. The Quantum board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Quantum's common stock.

     As of November 9, 2000, 149,440,717 shares of Quantum DSS common stock and 77,855,234 shares of Quantum HDD common stock, were issued and outstanding.

DIVIDENDS

     Delaware law provides that the directors of a corporation may declare and pay dividends on capital stock. Dividends may only be paid out of surplus, which is the excess of net assets of the corporation over capital, or, if the corporation does not have adequate surplus, out of net profits for the current or immediately preceding fiscal year, unless the net assets are less than the capital of any outstanding preferred stock.

     The Maxtor restated certificate of incorporation places no additional restrictions on the board's ability to declare dividends.

     The Quantum restated certificate of incorporation, however, places an additional limitation on the board's ability to declare dividends for holders of the shares of Quantum HDD. Dividends for the shares of Quantum HDD may only be declared and paid for out of the surplus attributable to Quantum HDD. As a result, if Quantum on the whole is profitable, but Quantum HDD is not, the directors may not declare a dividend for the holders of Quantum HDD common stock.

STOCK REPURCHASES, REDEMPTIONS, AND CONVERSIONS

     In general, a corporation may not purchase or redeem its own shares if its capital is impaired or if the purchase or redemption would cause its capital to be impaired. A company may, however, purchase or redeem shares out of capital if the shares will then be retired, thereby reducing the capital of the corporation.

     The Maxtor restated certificate of incorporation does not place any additional limitations on the corporation's ability to repurchase or redeem stock.

     Subject to the above restrictions, the Quantum restated certificate of incorporation gives the board of directors authority to purchase, redeem, or convert the stock of Quantum HDD in a number of situations. The board may at any time convert the stock of Quantum HDD into stock of Quantum DSS. If Quantum elects to sell or otherwise transfer all or substantially all (generally defined as 80% or more) of the value of its Quantum HDD, the board has the option to pay a dividend on Quantum HDD common stock, redeem some or all of Quantum HDD common stock, or convert Quantum HDD common stock into Quantum DSS common stock.

ELECTION OF DIRECTORS

     Maxtor stockholders do not have cumulative voting rights.

     Quantum stockholders may cumulate their votes if they give timely notice of their intention to do so, and may either cast them for one candidate or distribute such votes among two or more candidates.

ACTION BY WRITTEN CONSENT

     The Maxtor restated certificate of incorporation prohibits the stockholders from acting by written consent. All stockholder actions must be effected at a duly called annual or special meeting.

     Quantum stockholders may act by written consent, provided the written consent is signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ANNUAL MEETING

     The annual meetings for both Maxtor and Quantum are held on the date and at the place fixed by their respective boards of directors.

SPECIAL MEETING OF STOCKHOLDERS

     The Maxtor bylaws provide that special meetings of the stockholders may only be called by the board of directors, the chairman of the board, or the chief executive officer of the corporation. The meeting shall be held at the time and place designated by the persons calling the meeting and the business transacted at the special meeting shall be confined to the purpose or purposes stated in the notice of the meeting.

     Special meetings of Quantum stockholders may only be called by the board of directors, the chairman of the board, the president of the corporation, or by one or more stockholders entitled to cast 10% or more of the votes at the special meeting. The place of the special meeting shall be fixed by the board of directors, and the business transacted shall be confined to the purpose or purposes stated in the notice of the meeting.

ADVANCE NOTICE REQUIREMENTS OF STOCKHOLDER NOMINATIONS

     In order to nominate an individual for election to the board of directors, Maxtor bylaws require a stockholder to provide written notice of the nomination to the corporation secretary at least 120 days before the first anniversary of the date written notice of the previous year's meeting was given.

     Under the Quantum bylaws, a stockholder may nominate an individual for election to the board if the stockholder provides timely notice of the nomination to the corporation secretary. Timely notice by a nominating stockholder is at least 20, but no more than 60, days prior to a scheduled stockholder's meeting, unless less than 30 days notice of the meeting is given to stockholders, in which case notice must be received by the secretary no later than the tenth day following the date notice was given to stockholders. The nominating stockholder must also provide additional information about himself as well as the person the stockholder is nominating for election.

ADVANCE NOTICE REQUIREMENTS FOR OTHER STOCKHOLDER BUSINESS

     In order to raise other business before the annual meeting, a Maxtor stockholder must provide written notice of such intent and a brief description of the issue and why it is to be brought before the meeting, the number of shares of the corporation the stockholder owns, and any material interest the stockholder may have in the matter. The information must be delivered to the corporation secretary at least 120 days before the first anniversary of the day written notice of the previous year's meeting was given.

     A Quantum stockholder wishing to raise other business before the annual meeting must give timely notice in writing to the secretary of the corporation. Timely notice is at least 60 but no more than 90 days prior to the meeting, unless less than 70 days notice of the meeting is given to stockholders, in which case notice must be received by the secretary no later than the tenth day following the date notice was given to stockholders. The notice must include a brief description of the issue and why it is to be brought before the meeting, the number of shares of the corporation the stockholder owns, and any material interest the stockholder may have in the matter.

RIGHTS OF INSPECTION

     Stockholders of both Maxtor and Quantum may inspect their respective corporation's books and records during normal business hours as long as such inspection is for a proper purpose, and as long as the stockholder has made proper written demand stating the purpose of the inspection. A proper purpose is any purpose reasonably related to the interests of the inspecting person as a stockholder.

TRANSACTIONS BETWEEN THE CORPORATION AND ITS DIRECTORS AND OFFICERS

     Delaware law provides that a transaction between a corporation and one of its directors or officers or between the corporation and an entity with which a director or officer is affiliated shall be valid if:

     - the director/officer discloses the material facts to the board of directors and the transaction is approved by a majority of disinterested directors;

     - the director/officer discloses the material facts to the stockholders and the stockholders approve the transaction; or

     - the transaction is fundamentally fair to the corporation as of the time it is authorized, approved, or ratified by the directors or the stockholders.

     The Maxtor restated certificate of incorporation generally tracks Delaware law, but includes additional protections for directors, officers, and Maxtor's former parent company, Hyundai Electronics America and any Hyundai Affiliate. "Hyundai Affiliate" includes Hyundai Electronics America and Hyundai Electronics Industries and any successors or entities controlled, directly or indirectly, other than Maxtor, by Hyundai Electronics America or Hyundai Electronics Industries. In a transaction between Maxtor and a Hyundai Affiliate or Maxtor and a director/officer (or entity with which the director/officer is affiliated), the Hyundai Affiliate, the director, officer, or the affiliated entity shall be deemed to have acted in good faith and to have satisfied all fiduciary duties and loyalty if:

     - the material facts of the transaction are disclosed to the board of directors and the transaction is approved by a majority of disinterested directors;

     - the material facts of the transaction are disclosed to the stockholders and a majority of disinterested stockholders approve the transaction; or

     - the transaction is fundamentally fair to the corporation as of the time it is authorized, approved, or ratified by the directors or the stockholders.

     The Quantum restated certificate of incorporation contains no similar provisions relating to transactions among directors.

THE CORPORATE OPPORTUNITY DOCTRINE

     In general, a director, officer, or major stockholder in a corporation may not compete against the corporation or usurp a corporate opportunity for personal benefit or the benefit of an entity with which the director, officer, or major stockholder is affiliated. The Maxtor restated certificate of incorporation, however, provides certain exceptions to this doctrine for Hyundai Electronics America and Hyundai Affiliates.

     Any Hyundai Affiliate may:

     - engage in the same or similar lines of business as Maxtor;

     - do business with any potential client or supplier of Maxtor; and/or

     - employ or otherwise engage any Maxtor employee.

     If Hyundai Electronics America acquires knowledge of a potential transaction that may be a corporate opportunity for both Maxtor and Hyundai Electronics America, Hyundai Electronics America is under no obligation to communicate or present such opportunity to Maxtor. Hyundai Electronics America will not be held liable to Maxtor or its stockholders for breach of any fiduciary duty as a stockholder of Maxtor by reason of the fact that Hyundai Electronics America pursues or acquires such corporate opportunity for itself, directs such opportunity to another person, or does not communicate such opportunity to Maxtor.

     If an individual who is either a director or officer of both Maxtor and a Hyundai Affiliate acquires knowledge of a transaction that may be a potential corporate opportunity for either Maxtor or Hyundai Affiliate, the individual will be deemed to have met all fiduciary duties and loyalty to Maxtor if the individual acts in a manner consistent with the following policies:

     - if the individual is a director (but not an officer) of Maxtor and an officer (whether or not a director) of a Hyundai Affiliate, the corporate opportunity shall belong to the Hyundai Affiliate unless it is expressly offered in writing to the individual in his capacity as a Maxtor representative;

     - if the individual is an officer (whether or not a director) of Maxtor and a director (but not an officer) of a Hyundai Affiliate, the corporate opportunity shall belong to Maxtor unless it is expressly offered in writing to the individual in his capacity as a representative of the Hyundai Affiliate; and

     - if the individual is either an officer of both Maxtor and a Hyundai Affiliate or a director of both Maxtor and a Hyundai Affiliate, the corporate opportunity shall belong to Maxtor unless it is expressly offered in writing to the individual in his capacity as a representative of the Hyundai Affiliate.

     Any corporate opportunity that belongs to Maxtor or any Hyundai Affiliate under the foregoing policy shall not be pursued by the other corporation unless and until Maxtor or the Hyundai Affiliate, as the case may be, decides not to pursue the opportunity.

     The Quantum charter documents do not contain comparable exceptions to the corporate opportunity doctrine.

STOCKHOLDERS' RIGHTS PLAN

     Quantum has a stockholders' rights plan that allows the Quantum board to resist hostile takeover attempts. The rights plan allows stockholders to purchase a fraction of a share of preferred stock for each common share held in the event of certain changes in Quantum's ownership. In addition, if an individual or entity acquires 20% or more of the outstanding shares of Quantum common stock, the plan entitles stockholders to purchase shares of common stock of either Quantum or, in certain instances, the acquiring company, for a greatly reduced price. The board has the authority to waive or amend the plan.

     Maxtor does not currently have a stockholders' rights plan.

                             MAXTOR PROPOSAL NO. 2
                         (FOR MAXTOR STOCKHOLDERS ONLY)

      APPROVAL OF AMENDMENT OF MAXTOR'S 1996 STOCK OPTION PLAN, AS AMENDED

     At the special meeting, the stockholders will be asked to approve an increase by 17,000,000 in the aggregate number of shares of common stock authorized for issuance under Maxtor's 1996 stock option plan.

     As previously approved by the stockholders, the 1996 stock option plan currently authorizes the issuance of a maximum 22,975,685 shares of common stock. The board of directors believes that long-term equity incentives are important factors in attracting and retaining qualified employees, consultants and directors, and on October 3, 2000, it amended the 1996 stock option plan, subject to stockholder approval, to increase the maximum number of shares issuable thereunder by 17,000,000 shares, to a total of 39,975,685 shares.

     Because of the large increase in the number of employees resulting from the Merger and the competition for highly qualified individuals in Maxtor's industry is intense, the board of directors believes that to successfully attract and retain the best candidates, Maxtor must continue to offer a competitive equity incentive program. It expects that the stock option plan will continue to be an important factor in meeting these aims and in motivating its participants to contribute to Maxtor's success. Accordingly, the board believes that approval of this proposal is in the best interests of Maxtor and its stockholders.

     Even if approved by stockholders, this proposal will only take effect if the merger is completed.

SUMMARY OF THE PROVISIONS OF THE AMENDED OPTION PLAN

     The following summary of the amended option plan is qualified in its entirety by the specific language of the amended option plan, a copy of which is available to any stockholder upon request.

General

     The amended option plan currently provides for the grant of incentive stock options, or ISOs, as defined in Section 422 of the Code, nonstatutory stock options and shares of restricted stock. As of November 9, 2000, there were outstanding under the 1996 stock option plan options to purchase an aggregate of 16,037,436 shares of common stock, and grants of 1,930,000 shares of restricted stock with a weighted average exercise price of $7.28 per share.

Shares Subject to the Amended Option Plan

     A maximum of 22,975,685 shares of Maxtor's authorized but unissued or reacquired common stock may be issued pursuant to the amended option plan. Of these, no more than 10,000,000 shares may be issued pursuant to ISOs, the "ISO limit". Further, in order to qualify compensation recognized by certain executive officers in connection with options granted under the amended option plan as "performance-based compensation" under Section 162(m)of the Code, the amended option plan includes the grant limit, under which the maximum number of shares for which options may be granted to any employee in any fiscal year of Maxtor is limited to 1,200,000. The grant limit does not apply to restricted stock awards.

     In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of Maxtor, appropriate adjustments will be made to the shares subject to the amended option plan, the grant limit, the ISO limit, the outside director options discussed below, and to outstanding awards. To the extent any outstanding option under the amended option plan expires or terminates prior to exercise in full or if Maxtor reacquires shares issued pursuant to the amended option plan, the shares for which that option is not exercised or the reacquired shares are returned to the amended option plan and will again be available for issuance under the plan.

Administration

     The amended option plan is administered by the board of directors or a duly appointed committee of the board, which, in the case of options intended to qualify for the performance-based compensation exemption under Section 162(m)of the Code, must consist solely of two or more "outside directors" within the meaning of Section 162(m). (For purposes of this summary, the term "board" refers to either the board of directors or any such committee.) Subject to the provisions of the amended option plan, the board determines the persons to whom options or shares of restricted stock (collectively, "awards") are to be granted, the number of shares to be covered by each award, whether an option is to be an ISO or a nonstatutory stock option, the terms of vesting and exercisability of each award, including the effect thereon of an individual's termination of service, the type of consideration to be paid to Maxtor upon exercise of an option, the duration of each option, and all other terms and conditions of the options. The amended option plan also provides that, except where prohibited by applicable law, Maxtor will indemnify any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from that person's action or failure to act in administering the amended option plan. The board will interpret the amended option plan, and all determinations of the board will be final and binding on all persons having an interest in the amended option plan or any award under the plan.

Eligibility

     Generally, all employees, directors and consultants of Maxtor or of any present or future parent or subsidiary corporations of Maxtor are eligible to participate in the amended option plan. In addition, the amended option plan permits the grant of awards to prospective employees and consultants in connection with written offers of employment or engagement. As of October 30, 2000, Maxtor had approximately 8,435 employees, including 11 executive officers, one of whom is also a member of the board of directors. Any person eligible under the option plan may be granted a nonstatutory stock option or restricted stock award. However, only employees may be granted ISOs.

     The amended option plan also provides for the automatic grant of nonstatutory stock options to members of the board who are not employees of Maxtor, or outside directors. Each outside director (other than a director who became an outside director as a result of his or her termination of employment) first elected or appointed to the board on or after December 1, 1998 will receive on the date he or she becomes an outside director an option to purchase 30,000 shares of common stock. On November 11, 1998, each outside director who previously received an initial grant of 20,000 shares under the 1996 stock option plan received a special one-time grant of an option to purchase 10,000 shares. In addition, for so long as an outside director remains a member of the board, he or she will receive on each third anniversary of the date of his or her initial grant an option to purchase 10,000 shares of common stock.

Terms and Conditions of Options

     Each option granted under the amended option plan is evidenced by a written agreement between Maxtor and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the amended option plan. The exercise price per share under an ISO must be no less than the fair market value of a share of Maxtor's common stock on the date of grant and under a nonstatutory stock option must be no less than 85% of the fair market value of a share of the common stock on the date of grant. The exercise price per share under each outside director option is the closing price of a share of Maxtor's common stock as quoted on The Nasdaq National Market on the date of grant. The exercise price of any ISO granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Maxtor or any parent or subsidiary corporation of Maxtor must be at least 110% of the fair market value of a share of Maxtor's common stock on the date of grant. The fair market value of Maxtor's common stock is based on the trading price of its shares on The Nasdaq National Market. On December , 2000, the closing price of
a share of common stock as quoted on The Nasdaq National Market was $          .

     Generally, the exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of Maxtor's common stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or a loan with respect to some or all of the shares of common stock being acquired upon the exercise of the option, by means of a promissory note, by any lawful method approved by the board or by any combination of these. The board may nevertheless restrict the forms of payment permitted in connection with any option grant.

     The board will specify when options granted under the amended option plan will become exercisable and vested. Shares subject to options generally vest and become exercisable in installments, subject to the optionee's continued employment or service. The maximum term for ISOs granted under the amended option plan is ten years, except that an ISO granted to a 10% stockholder may not have a term longer than five years. The amended option plan authorizes the board to grant nonstatutory stock options having a term in excess of ten years. Outside director options vest and become exercisable in installments of 25% on the first anniversary of the date of grant and 6.25% for each additional full calendar quarter of service and have a term of ten years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee.

Terms and Conditions of Restricted Stock Awards

     The board may also grant to eligible persons shares of common stock without requiring monetary payment. Each restricted stock award will be evidenced by a written restricted stock grant agreement between Maxtor and the recipient specifying the number of shares awarded and the other terms and conditions of the grant. The agreement will generally provide for the forfeiture of shares in the event the participant's employment or service with Maxtor is terminated for any reason prior to the vesting of such shares. Typically, shares of restricted stock will become vested and nonforfeitable in one or more installments over a number of years. A participant may not transfer shares of restricted stock until they have become vested.

Transfer of Control

     The amended option plan defines a "transfer of control" as any of the following events where the stockholders of Maxtor immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of Maxtor's voting stock immediately before the event, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the stock of Maxtor, its successor or the corporation to which the assets of Maxtor were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of Maxtor's voting stock; (ii) a merger or consolidation in which Maxtor is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of Maxtor; or (iv) a liquidation or dissolution of Maxtor. If a transfer of control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume Maxtor's rights and obligations under the outstanding options or substitute substantially equivalent options for such corporation's stock. If the options outstanding under the amended option plan are not assumed or substituted for, then the outstanding options will become immediately exercisable and vested in full as of the date ten days prior to the transfer of control. To the extent that the options outstanding under the amended option plan are not assumed, substituted for, or exercised prior to the transfer of control, they will terminate.

Termination or Amendment

     The amended option plan will continue in effect until the earlier of its termination by the board or the date on which all shares available for issuance under the plan have been issued and all restrictions on such shares under the terms of the plan and the agreements evidencing awards granted under the plan have lapsed. However, unless the amended option plan is sooner terminated, no ISOs may be granted under the plan after May 1, 2006. The board may terminate or amend the amended option plan at any time, but, without stockholder approval, the board may not adopt an amendment to the amended option plan which would increase the maximum aggregate number of shares of common stock that may be issued under the plan, change the class of persons eligible to receive ISOs, or effect any other change that would require stockholder approval under any applicable law, regulation or rule. No termination or amendment may adversely affect an outstanding option without the consent of the optionee, unless required to preserve the option's status as an ISO or necessary to comply with any applicable law.

CERTAIN FEDERAL TAX CONSEQUENCES

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to options granted under the amended option plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

ISOs

     An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an ISO qualifying under Section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, Maxtor will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise, referred to as a disqualifying disposition, the difference between the fair market value of the shares on the exercise date and the option exercise price, not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized, will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than one year. Generally, for federal income tax purposes, Maxtor should be able to deduct any ordinary income recognized by the optionee upon the disqualifying disposition of the shares, except to the extent the deduction is limited by applicable provisions of the Code or the regulations thereunder.

     The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if the tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options

     Options not designated or qualifying as ISOs will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, the ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than one year. No tax deduction is available to Maxtor with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to that grant. Maxtor generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent the deduction is limited by applicable provisions of the Code or the regulations thereunder.

AMENDED PLAN BENEFITS

     The board of directors administers the amended option plan which generally determines the amount and timing of option grants under the amended option plan. Accordingly, with the exception of outside director options, future grants under the amended option plan will be made at the discretion of the board of directors and are not yet determinable. Similarly, the exercise price of future options cannot be determined at this time because such exercise prices are typically based upon the fair market value of Maxtor's common stock on the date of grant.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes present or represented by proxy and voting at the special meeting of stockholders, at which a quorum representing a majority of all outstanding shares of common stock of Maxtor is present and voting, is required for approval of this proposal. Abstentions and broker non-votes will each be counted present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote, whereas broker non-votes will not have any effect on the outcome of the vote.

     The board of directors believes that approval of the amended option plan is in the best interests of Maxtor and its stockholders. THEREFORE, FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE 1996 STOCK OPTION PLAN, AS AMENDED.

                             MAXTOR PROPOSAL NO. 3
                         (FOR MAXTOR STOCKHOLDERS ONLY)

                   APPROVAL OF THE AMENDMENT OF MAXTOR'S 1998
                    EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

     At the special meeting, the stockholders will be asked to approve an amendment of Maxtor's 1998 employee stock purchase plan, as amended to increase by 3,500,000 the aggregate number of shares of Maxtor's common stock authorized for issuance under the plan. Currently, the 1998 stock employee purchase plan authorizes the issuance of a maximum of 4,500,000 shares of Maxtor's common stock. Because of the large increase in the number of employees resulting from the merger and the availability to officers and other employees of an opportunity to purchase shares at a discount from market price is important to attracting and retaining qualified officers and employees essential to the success of Maxtor, the board of directors amended the 1998 employee stock purchase plan, subject to stockholder approval, to increase the maximum number of shares issuable under the purchase plan by 3,500,000 shares to an aggregate total of 8,000,000 shares. The board of directors believes that approval of this proposal is in the best interests of Maxtor and its stockholders.

     Even if approved by stockholders, this proposal will only take effect if the merger is completed.

SUMMARY OF THE PROVISIONS OF THE STOCK PURCHASE PLAN

     The following summary of the amended purchase plan is qualified in its entirety by the specific language of the amended purchase plan, a copy of which is available to any stockholder upon request.

     In May 1998, the board of directors adopted, and in July 1998 the stockholders approved, the 1998 employee stock purchase plan. An aggregate of 3,400,000 shares of Maxtor's common stock was initially reserved for issuance under the plan, subject to adjustment in the event of a stock split, stock dividend or other similar change in Maxtor common stock or the capital structure of Maxtor. Also in May 1998, the board approved a one-for-two reverse split of Maxtor's outstanding common stock, which became effective upon Maxtor's filing of an amended and restated certificate of incorporation in Delaware on July 24, 1998, thus reducing the number of shares then reserved for issuance under the 1998 employee stock purchase plan to 1,700,000 shares. In August 1999, stockholders approved an increase in the share reserve to 2,400,000. In May 2000, stockholders approved an increase in the share reserve to 4,500,000.

     The purpose of the amended purchase plan is to provide employees of Maxtor who participate in the plan with an opportunity to purchase common stock of Maxtor through payroll deductions. The amended purchase plan is intended to qualify as an "employee stock purchase plan" under the provisions of Section 423 of the Code. Employees of Maxtor and its designated subsidiaries are eligible to participate in the amended purchase plan. Directors who are not employees are not eligible to participate. On October 3, 2000, subject to stockholder approval, the board of directors approved an amendment to the amended purchase plan increasing the number of shares available for issuance thereunder from 4,500,000 shares to 8,000,000 shares. As of November 9, 2000, a total of 2,421,640 shares of common stock had been sold pursuant to the plan at a weighted average price of $4.86 per share, with 2,078,360 shares remaining available for future issuance under the plan (without taking the proposed increase into account).

     Any person who is employed by Maxtor (or any subsidiary designated by the board of directors) for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the amended purchase plan, provided that the employee is employed on the first day of a purchase period (as defined below) and subject to certain limitations imposed by Section 423(b) of the Code. Eligible employees become participants in the amended purchase plan by delivering to Maxtor a subscription agreement authorizing payroll deductions prior to the commencement of the applicable purchase period.

     Under the amended purchase plan, an option is granted to each participant at the commencement of each six-month offering period, during which deductions are made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the plan. A new offering period commences each February 15 and August 15.

     However, no employee will be permitted to subscribe for shares under the amended purchase plan if, immediately after the grant of the option, the employee would own 5% or more of the voting power or value of all classes of stock of Maxtor or of a parent or of any of its subsidiaries (including stock which may be purchased under the plan or pursuant to any other options). Further, no employee will be granted an option that would permit the employee to buy pursuant to the amended purchase plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year.

     Participants may not make direct cash payments to their amended purchase plan accounts. However, a participant may change the rate of his or her payroll deduction for the remainder of an offering period by delivering an appropriate notice to Maxtor. The adjusted rate will become effective with the first practicable payroll period following the date on which Maxtor receives the notice and will remain in effect for the remainder of the offering period, unless the participant elects to withdraw from participation in the offering period. A participant may increase (to the 10% maximum allowed by the amended purchase plan) or decrease his or her rate of payroll deduction for a subsequent offering period by filing a new payroll deduction authorization with Maxtor prior to the start of that offering period. The new rate will become effective on the first day of the offering period provided the new authorization was received by Maxtor on or before the subscription date established by Maxtor. The new authorization will remain in effect for that offering period and each subsequent offering period until amended or cancelled.

     The price per share at which shares of common stock are purchased pursuant to the amended purchase plan for any offering period is the lesser of (a) 85% of the fair market value of common stock on the date of the grant of the option (the commencement of the offering period) or (b) 85% of the fair market value of common stock on the date of exercise of the option (the last business day of an offering period). The fair market value of the common stock for either date is
based on the closing price for the common stock. On December   , 2000, the
closing price of a share of Maxtor common stock as quoted on The Nasdaq National
Market was $          . On the last business day of each offering period,
amounts credited to the accounts of participants who have neither been terminated from the employ of Maxtor (or designated subsidiary) nor withdrawn from the amended purchase plan for such offering period are used to purchase shares of common stock. Only amounts credited to the accounts of participants may be applied to the purchase of shares of common stock under the amended purchase plan. The board of directors or a committee thereof may establish a maximum number of shares of common stock that any employee may purchase under the amended purchase plan during an offering period. The number of shares of common stock that may be purchased is subject to adjustment in the event of a stock split, stock dividend or other similar change in the common stock or the capital structure of Maxtor. If, for any offering period, the number of shares of common stock available for the offering period is insufficient, Maxtor will make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as Maxtor determines to be equitable.

     Maxtor makes no cash contributions to the amended purchase plan, but bears the expenses of administration. The amended purchase plan is administered by the compensation committee of the board of directors, which has the authority to determine the terms and conditions under which shares are to be offered and corresponding options are to be granted under the plan for any offering period during the term of the plan, and to resolve all questions immediately relating to the administration of the plan. The amended purchase plan will continue until terminated by the board of directors or until all of the shares reserved for issuance have been issued.

     A participant's interest in a given offering period may be terminated in whole or in part by signing and delivering to Maxtor a notice of partial or full withdrawal from the amended purchase plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period. Any total withdrawal by the participant of accumulated payroll deductions for a given offering period automatically terminates the participant's interest in that offering period. The failure to remain in the continuous employ of Maxtor (or a designated subsidiary) for at least 20 hours per week and more than five months in a calendar year during an offering period will be deemed to be a withdrawal from that offering period.

     No rights or accumulated payroll deductions of a participant under the amended purchase plan may be pledged, assigned or transferred for any reason. A purchase right may not be transferred in any manner other than by will or the laws of descent and distribution.

CERTAIN FEDERAL TAX CONSEQUENCES

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the amended purchase plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Amounts deducted from a participant's pay under the amended purchase plan are part of the employee's regular compensation and remain subject to federal, state and local income and employment withholding taxes. A participant will not recognize any additional income at the time the participant elects to participate in the amended purchase plan or purchases common stock under the plan.

     If a participant disposes of common stock purchased pursuant to the amended purchase plan within two years after the first day of the offering period or within one year after the purchase of common stock, or the minimum holding period, the participant will recognize, for federal tax purposes, ordinary compensation income at the time of disposition of the common stock in an amount equal to the excess of the fair market value of the common stock on the day the common stock was purchased over the purchase price paid. This amount may be subject to withholding for taxes. In addition, a participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the common stock and the participant's basis in the common stock (that is, the purchase price plus the amount taxed as compensation income).

     If a participant disposes of common stock purchased pursuant to the amended purchase plan at any time after the minimum holding period, the participant will recognize, for federal tax purposes, ordinary compensation income at the time of such disposition in an amount equal to the lesser of (a) the excess (or zero if there is no excess) of the fair market value of the common stock at the time of such disposition over the amount paid for the common stock, or (b) 15% of the fair market value of the common stock on the first day of the purchase period. In addition, the participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the common stock and the participant's basis in the stock (that is, the purchase price plus the amount, if any, taxed as compensation income).

     Although the amounts deducted from a participant's pay under the amended purchase plan generally are tax-deductible business expenses of Maxtor, Maxtor generally will not be allowed any additional deduction by reason of a participant's purchase of common stock under the plan. However, if a participant disposes of common stock purchased pursuant to the amended purchase plan within the minimum holding period, Maxtor should be entitled to a deduction in an amount equal to the compensation income recognized by the participant (subject to the requirements of reasonableness and perhaps, in the future, the satisfaction of a withholding obligation). If a participant disposes of common stock purchased under the amended purchase plan after the minimum holding period, Maxtor will not receive any deduction for federal income tax purposes with respect to the common stock.

AMENDED PLAN BENEFITS

     Because benefits under the amended purchase plan will depend on employees' elections to participate and the fair market value of Maxtor's common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the amended purchase plan is approved by the stockholders. Non-employee directors are not eligible to participate in the amended purchase plan.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes present or represented by proxy and voting at the special meeting of stockholders, at which a quorum representing a majority of all outstanding shares of common stock of Maxtor is present and voting, is required for approval of this proposal. Abstentions and broker non-votes will each be counted present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote, whereas broker non-votes will not have any effect on the outcome of the vote.

     The board of directors believes that the availability the amended purchase plan is important to attracting and retaining qualified officers and employees essential to the success of Maxtor, and that stock ownership is important to providing such persons with incentive to perform in the best interests of Maxtor and its stockholders. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE 1998 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED.

                             QUANTUM PROPOSAL NO. 2
                        (FOR QUANTUM STOCKHOLDERS ONLY)

   APPROVAL OF AMENDMENTS TO QUANTUM'S RESTATED CERTIFICATE OF INCORPORATION

GENERAL

     The purpose of the proposed amendment and restatement of the restated certificate of incorporation is to eliminate the existing tracking stock structure. Upon adoption of this proposal and consummation of the merger our restated certificate of incorporation will be amended and restated as follows:

     - all references and provisions in our restated certificate of incorporation relating to the tracking stock will be eliminated; and

     - the total authorized capital will consist of 1,000,000,000 shares of common stock and 20,000,000 shares of preferred stock.

     A total of 149,440,717 shares of Quantum DSS common stock and no shares of preferred stock were outstanding as of November 9, 2000. A description of certain provisions of the amended and restated certificate of incorporation is as follows:

Common Stock

     Pursuant to the amended and restated certificate of incorporation, the holders of Quantum common stock will be entitled to receive dividends as may be declared by Quantum's board of directors and paid out of legally available funds. Holders of shares of common stock will be entitled to one vote per share upon all matters upon which stockholders have the right to vote. In the event of a voluntary or involuntary liquidation, dissolution or winding up of Quantum, the holders of Quantum common stock will be entitled to receive and share ratably in all assets remaining available for distribution to stockholders after payment of any preferential amounts to which the holders of preferred stock may be entitled. Quantum common stock will have no preemptive rights and will not be redeemable, assessable or entitled to the benefits of any sinking fund. Shares of our common stock held by all other persons will not be convertible. All outstanding shares of Quantum common stock are validly issued, fully paid and nonassessable.

Preferred Stock

     Pursuant to the amended and restated certificate of incorporation, a total of 20,000,000 shares of preferred stock will be authorized for issuance, none of which has been designated in any series. Quantum's board of directors will be authorized, without further stockholder action, to authorize and issue any of the 20,000,000 undesignated shares of preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, preemption rights, redemption rights and terms, including sinking fund provisions and certain other rights and preferences of such shares of our preferred stock. The issuance of any class or series of preferred stock could adversely affect the rights of the holders of common stock by restricting dividends on, diluting the power of, impairing the liquidation rights of common stock, or delaying, deferring or preventing a change in control of Quantum. Quantum has no present plans to issue any preferred stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AND BYLAWS AND OF DELAWARE LAW

     Certain provisions of Quantum's amended and restated certificate of incorporation, bylaws and Delaware law, described below, may have the effect of delaying, deferring or discouraging another person from acquiring control of Quantum.

Effect of Delaware Anti-Takeover Statute

     Quantum is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

     - the transaction is approved by the board of directors prior to the date the interested stockholder attained such status;

     - upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

     - on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

VOTE REQUIRED

     The vote required to amend and restate Quantum's restated certificate of incorporation is:

     - a majority of the outstanding shares of Quantum common stock; and

     - a majority of the outstanding shares of Quantum HDD common stock, voting as a separate class, entitled to vote at the special meeting of stockholders, at which a quorum representing a majority of all outstanding shares of common stock of Quantum and of Quantum HDD, respectively, is present.

RECOMMENDATION

     The Quantum board of directors believes that approval of the amended and restated certificate of incorporation is in the best interest of Quantum and its stockholders. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law, Quantum's amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to Quantum or its stockholders. In addition, the amended and restated certificate of incorporation provides that each person who is a director or officer, employee or agent of Quantum is authorized to be indemnified and held harmless by Quantum to the fullest extent authorized by the Delaware General Corporation Law. The right to indemnification conferred in Quantum's amended and restated certificate of incorporation includes the right to be paid by Quantum the expenses incurred in connection with any such proceeding in advance of its final disposition, subject to certain limitations of Delaware law and Quantum's amended and restated certificate of incorporation.

     Quantum's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the bylaws, as well as certain additional procedural protections. The indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of Quantum, on account of their services as directors or executive officers of Quantum or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of Quantum. Pursuant to the indemnity agreements, Quantum will not be obligated to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the board of directors or brought to enforce a right to indemnification under such indemnity agreement, Quantum's amended and restated certificate of incorporation, bylaws or any statute or law, or as otherwise required under Section 145 of the Delaware General Corporation Law. Also under the indemnity agreements, Quantum is not obligated to indemnify the indemnified party for (i) any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous, (ii) acts, omissions or transactions on the part of the indemnified party from which such party may not be relieved of liability under applicable law or (iii) expenses and the payment of profits arising from the purchase and sale by the indemnified party of securities in violation of Section 16(b) of the Exchange Act, or amy similar or successor statute. The indemnification provisions in the amended and restated certificate of incorporation and the indemnification agreements entered into between Quantum and its directors and executive officers, may be sufficiently broad to permit indemnification of Quantum's officers and directors for liabilities arising under the Securities Act.

                         STOCK OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

MAXTOR STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of Maxtor common stock as of November 9, 2000: (i) by each person who is known by Maxtor to beneficially own more than 5% of Maxtor's common stock;
(ii) by Maxtor's chief executive officer and by each of the four other most highly compensated executive officers whose salary plus bonus exceeded $100,000 in Maxtor's last fiscal year and by each of Maxtor's directors; and (iii) by all Maxtor executive officers and directors as a group.

                                                               NUMBER OF SHARES     PERCENT OF STOCK
          NAME OR IDENTITY OF BENEFICIAL OWNER(1)             BENEFICIALLY OWNED      OUTSTANDING
          ---------------------------------------             ------------------    ----------------
Hyundai Electronics America(2)..............................      40,829,850             35.16%
  3101 North First Street
  San Jose, CA 95134
VGH Partners LLC(3).........................................       9,402,300              8.10%
  260 Franklin Street
  Boston, MA 02110

EXECUTIVE OFFICERS AND DIRECTORS:
Dr. Chong Sup Park(4)(5)....................................          31,375                 *
Michael R. Cannon(6)........................................       1,664,590              1.42%
Michael A. Brown............................................               *                 *
Charles F. Christ(7)........................................          31,375                 *
Thomas L. Chun(8)...........................................          15,000                 *
Chang See Chung(5)(9).......................................          17,500                 *
Charles Hill(10)............................................          31,375                 *
Y.H. Kim(5)(11).............................................          31,375                 *
Roger W. Johnson(12)........................................          13,125                 *
Dr. Victor B. Jipson(13)....................................         426,000                 *
Paul J. Tufano(14)..........................................         419,500                 *
K.H. Teh(15)................................................         339,750                 *
All executives officers and directors as a group (12
  persons)(16)..............................................       3,020,965              2.75%

-------------------------
   * Less than one percent (1%)

 (1) Number of shares beneficially owned and the percentage of shares beneficially owned are based on 116,169,646 shares outstanding as of November 9, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. All shares of Maxtor common stock subject to currently exercisable options or options exercisable within 60 days after November 9, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of Maxtor common stock shown as beneficially owned by them.

 (2) Hyundai has certain rights to nominate directors, and has agreed to certain limitations on the acquisition of Maxtor common stock and proxy solicitations. Includes 12,500,000 shares of Maxtor common stock owned by Hyundai Electronics America that may be delivered to the DECS Trust IV on or about February 15, 2002. Hyundai Electronics America may deliver fewer shares or may elect to settle its obligations to the DECS Trust IV in cash. Immediately after the completion of the merger, Hyundai Electronics America will own 17.5% of Maxtor's outstanding shares.

 (3) Based solely upon publicly available documents filed with the Securities and Exchange Commission.

 (4) All 17,500 shares are subject to options granted under the stock option plan that are exercisable within 60 days after November 9, 2000.

 (5) Excludes 40,829,850 shares of Maxtor common stock beneficially owned by Hyundai Electronics America. Each such individual disclaims beneficial ownership of such shares.

 (6) Includes 1,063,750 shares subject to options granted under the stock option plan that are exercisable within 60 days after November 9, 2000, 100,000 shares of Maxtor common stock granted to Mr. Cannon on June 26, 1998 pursuant to the restricted stock plan, and 500,000 shares of Maxtor common stock granted to him on June 23, 1999 pursuant to the restricted stock plan.

 (7) All 31,375 shares are subject to options granted under the stock option plan that are exercisable within 60 days after November 9, 2000.

 (8) All 15,000 shares are subject to options granted under the stock option plan that are exercisable within 60 days after November 9, 2000.

 (9) All 17,500 shares are subject to options granted under the stock option plan that are exercisable within 60 days after November 9, 2000.

(10) All 31,375 shares are subject to options granted under the stock option plan that are exercisable within 60 days after November 9, 2000.

(11) All 31,375 shares are subject to options granted under the stock option plan that are exercisable within 60 days after November 9, 2000.

(12) All 13,125 shares are subject to options granted under the stock option plan that are exercisable within 60 days after November 9, 2000.

(13) Includes 230,000 shares subject to options granted under the stock option plan that are exercisable within 60 days after November 9, 2000, 35,000 shares of Maxtor common stock granted to Dr. Jipson on June 26, 1998 pursuant to the restricted stock plan, and 150,000 shares of Maxtor common stock granted to him on June 23, 1999 pursuant to the restricted stock plan.

(14) Includes 230,000 shares subject to options granted under the stock option plan that are exercisable within 60 days after November 9, 2000, 35,000 shares of common stock granted to Mr. Tufano on June 26, 1998 pursuant to the restricted stock plan, and 150,000 shares of Maxtor common stock granted to him on June 23, 1999 pursuant to the restricted stock plan.

(15) Includes 173,750 shares subject to options granted under the stock option plan that are exercisable within 60 days after November 9, 2000, 35,000 shares of common stock granted to Mr. Teh on June 26, 1998 pursuant to the restricted stock plan, and 125,000 shares of Maxtor common stock granted to him on June 23, 1999 pursuant to the restricted stock plan.

(16) Includes 1,854,750 shares subject to options granted under the stock option plan that are exercisable within 60 days after November 9, 2000, 205,000 shares of common stock granted to executive officers on June 26, 1998 pursuant to the restricted stock plan and 925,000 shares of common stock granted to executive officers on June 23, 1999 pursuant to the restricted stock plan.

QUANTUM STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of Quantum common stock as of November 9, 2000: (i) by each person who is known by Quantum to beneficially own more than 5% of Quantum's common stock;
(ii) by Quantum's chief executive officer and by each of the four other most highly compensated executive officers whose salary plus bonus exceeded $100,000 in Quantum's last fiscal year and by each of Quantum's directors; and (iii) by all Quantum executive officers and directors as a group.

                                            NUMBER OF       APPROXIMATE      NUMBER OF       APPROXIMATE
                                             QUANTUM       PERCENTAGE OF      QUANTUM       PERCENTAGE OF
                                            DSS SHARES        QUANTUM        HDD SHARES        QUANTUM
                                           BENEFICIALLY     DSS SHARES      BENEFICIALLY     HDD SHARES
                  NAME                       OWNED(1)        OWNED(2)         OWNED(1)        OWNED (2)
                  ----                     ------------    -------------    ------------    -------------
Mellon Financial Corp....................           --           --           8,915,145(3)      11.5%
  One Mellon Bank Center
  500 Grant Street
  Pittsburgh, PA 15258
AXA Financial, Inc.......................   18,208,280(3)      12.2%                 --           --
  1290 Avenue of the Americas
  New York, NY 10104
Wellington Management Co. LLP............           --           --          10,929,689(3)      14.0%
  75 State Street
  Boston, MA 02109
Capital Research and Management
  Company................................    9,286,110(3)       6.2%                 --           --
  333 South Hope Street
  Los Angeles, CA 90071
FMR Corp.................................    8,538,433(3)       5.7%          9,711,672(3)      12.5%
  82 Devonshire Street
  Boston, MA 02109-3014
Citigroup Inc............................           --           --           9,083,705(3)      11.7
  153 East 53rd St.
  New York, NY 10043
Michael Brown............................    1,433,430(4)       1.0%            625,715(4)         *
Stephen M. Berkley.......................      520,625(5)         *             260,312(5)         *
Richard L. Clemmer.......................      548,285(6)         *             274,140(6)         *
Robert J. Casale.........................      109,166(7)         *              54,583(7)         *
David A. Brown...........................       98,125(7)         *              49,062(7)         *
John B. Gannon...........................      267,179(8)         *             133,587(8)         *
Edward M. Esber, Jr. ....................       13,125(7)         *               6,562(7)         *
Jerald L. Maurer.........................      230,594(9)         *             114,904(9)         *
Gregory W. Slayton.......................        8,500(10)        *               4,250(10)        *
W. Curt Francis..........................      118,736(11)        *              59,367(11)        *
All directors and executive officers as a
  group (10 persons).....................    3,396,815(12)      2.2           1,137,409(12)      2.0

-------------------------
  *  Less than 1%.

 (1) Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to Quantum's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Quantum DSS common stock and Quantum HDD common stock shown as beneficially owned by such stockholder.

 (2) Applicable percentage ownership is based on 149,440,917 shares of Quantum DSS common stock and 77,855,234 shares of Quantum HDD common stock outstanding as of November 9, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange

     Commission, based on factors including voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable, or exercisable within 60 days after November 9, 2000, are considered beneficially owned by the holder, but such shares are not deemed outstanding for computing the percentage ownership of any other person.

 (3) Based on the most recent public information available to Quantum as of November 9, 2000.

 (4) Represents 91,966 shares of Quantum DSS common stock, 45,983 shares of Quantum HDD common stock, 1,341,464 shares subject to Quantum DSS stock options and 579,732 shares subject to Quantum HDD stock options, each of which options were exercisable at November 9, 2000 or within 60 days thereafter.

 (5) Represents Quantum DSS and Quantum HDD stock options which were exercisable at November 9, 2000 or within 60 days thereafter. These totals include 241,250 shares subject to Quantum DSS stock options and 120,625 shares subject to Quantum HDD stock options for which voting power was transferred to Mary Hall. Mr. Berkley disclaims beneficial ownership of the 241,250 shares subject to Quantum DSS stock options and 120,625 shares subject to Quantum HDD stock options which Ms. Hall controls.

 (6) Represents 123,025 shares of Quantum DSS common stock, 61,512 shares of Quantum HDD common stock, 425,260 shares subject to Quantum DSS stock options and 212,628 shares subject to Quantum HDD stock options, each of which options were exercisable at November 9, 2000 or within 60 days thereafter.

 (7) Represents Quantum DSS and Quantum HDD stock options which were exercisable at November 9, 2000 or within 60 days thereafter.

 (8) Represents 84,868 shares of Quantum DSS common stock, 42,432 shares of Quantum HDD common stock, 182,311 shares subject to Quantum DSS stock options and 91,155 shares subject to Quantum HDD stock options, each of which options were exercisable at November 9, 2000 or within 60 days thereafter.

 (9) Represents 36,219 shares of Quantum DSS common stock, 17,718 shares of Quantum HDD common stock, 194,375 shares subject to Quantum DSS stock options and 97,186 shares subject to Quantum HDD stock options, each of which options were exercisable at November 9, 2000 or within 60 days thereafter.

(10) Represents 1,000 shares of Quantum DSS common stock, 500 shares of Quantum HDD common stock, 7,500 shares subject to Quantum DSS stock options and 3,750 shares subject to Quantum HDD stock options, each of which options were exercisable at November 9, 2000 or within 60 days thereafter.

(11) Represents 29,260 shares of Quantum DSS common stock, 14,629 shares of Quantum HDD common stock, 89,476 shares subject to Quantum DSS stock options and 44,738 shares subject to Quantum HDD stock options, each of which options were exercisable at November 9, 2000 or within 60 days thereafter.

(12) Represents 366,338 shares of Quantum DSS common stock, 182,774 shares of Quantum HDD common stock, 2,981,427 shares subject to Quantum DSS stock options and 1,399,708 shares subject to Quantum HDD stock options, each of which options were exercisable at November 9, 2000 or within 60 days thereafter.

MAXTOR STOCKHOLDER AGREEMENT WITH HYUNDAI

     On June 25, 1998, Maxtor, Hyundai Electronics America, and Hyundai Electronics Industries, collectively "Hyundai", entered into a stockholder agreement. In consideration of Maxtor entering into the merger agreement, the parties to the stockholder agreement entered into an amendment to the stockholder agreement dated as of October 3, 2000. The following describes the material terms of the stockholder agreement as amended.

     STANDSTILL RESTRICTIONS REGARDING HYUNDAI'S PURCHASE OF ADDITIONAL MAXTOR VOTING STOCK

     From the date of the merger agreement through the second anniversary of the effective time of the merger, Hyundai and its affiliates may not acquire additional shares of Maxtor voting stock unless the acquisition of such shares is approved by Maxtor.

     If the merger agreement is terminated, however, from the date of its termination through December 31, 2001, Hyundai and its affiliates may purchase additional shares of Maxtor voting stock if any person or group (other than Hyundai or a Hyundai affiliate), without the consent of Maxtor's board of directors:

     - makes a tender or exchange offer for 40% or more of the outstanding shares of Maxtor voting stock; or

     - acquires ownership of more than 20% of the outstanding shares of Maxtor voting stock.

     REGISTRATION RIGHTS

     Hyundai and any transferee are entitled to the following registration rights under the stockholder agreement, as amended:

     - the right to include their shares of Maxtor common stock in a registration of common stock effected by Maxtor under the Securities Act for sale, subject to certain customary exceptions; and

     - the right to request a total of two registrations (five if the merger agreement is terminated) of their shares of Maxtor common stock on Form S-3 for sale. A Hyundai transferee may only request one such registration in any 12-month period.

     Hyundai may transfer its registration rights to a transferee provided Hyundai has transferred at least 10% of the shares owned by it to the transferee. The transferee must agree to be bound by certain terms of the stockholder agreement. If Hyundai transfers its registration rights, the number of registrations to which it is entitled will be reduced.

     The stockholder agreement, as amended, contains customary provisions regarding expenses of registration, indemnification, Exchange Act reporting, assignment of registration rights, market stand-off agreements, termination of registration rights and limitations on subsequent registration rights.

     BOARD REPRESENTATION

     The procedure for the nomination of the slate of the board of directors is as set forth below:

     - if Hyundai and its affiliates own a majority of Maxtor's voting stock, Hyundai must maintain at least two directors on the board of directors who are not, and who never have been, an officer, employee or paid consultant of Hyundai or Maxtor;

     - provided Hyundai and its affiliates own at least 30% but less than a majority of Maxtor's voting stock, Hyundai may nominate one designee for each of the three classes of Maxtor's board of directors subject to the approval of Maxtor's stockholders;

     - provided Hyundai and its affiliates own at least 20% but less than 30% of Maxtor's voting stock, Hyundai may nominate one director in each of two of the three classes of Maxtor's board of directors subject to the approval of Maxtor's stockholders;

     - provided Hyundai and its affiliates own at least 10% but less that 20% of Maxtor's voting stock, Hyundai may nominate one director subject to the approval of Maxtor's stockholders;

     - if any director designated by Hyundai ceases to be a director, Hyundai may nominate a director to fill the vacancy subject to the approval of the board of directors;

     - if Hyundai does not nominate a director to serve on the board of directors within 90 days prior to the annual meeting at which such director would be elected, the board of directors may nominate a person selected by the nominating committee without regard to any later designation by Hyundai;

     - if Hyundai does not nominate a director to fill a vacancy on the board within 30 days of notification of the vacancy, the board of directors may fill the vacancy without regard to any later designation by Hyundai;

     - Hyundai and its affiliates will vote their shares in favor of the slate of directors nominated pursuant to the procedures set forth in the stockholder agreement; and

     - any employee of Hyundai or its affiliates serves on Maxtor's board of directors.

     Maxtor may suspend the sale of any of its securities by Hyundai if:

     - Maxtor determines that the offering would require the disclosure of material information that Maxtor has a bona fide business purpose for keeping confidential; or

     - Maxtor is unable to comply with Securities and Exchange Commission requirements.

     The above restriction will be removed when the information is no longer confidential or Maxtor complies with Securities and Exchange Commission requirements, as applicable.

     Following the completion of the merger, Hyundai will beneficially own approximately 17.5% of Maxtor's outstanding common shares.

     Trading Restrictions

     The stockholder agreement provides that Hyundai and its affiliates may only sell shares under any registration perfected by Maxtor during the period when a trading window for company insiders is open if Hyundai has the right to designate a nominee for director.

                             LEGAL AND TAX MATTERS

     The validity of the shares of Maxtor common stock to be issued in the merger will be passed upon for Maxtor by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. The tax consequences of the merger under section 368 of the Internal Revenue Code have been passed upon for Maxtor by Gray Cary Ware & Freidenrich LLP, Palo Alto, California, and for Quantum by Wilson Sonsini Goodrich & Rosati, A Professional Corporation, Palo Alto, California. The tax consequences of the separation and the redemption (by themselves and in conjunction with the merger) under section 355 of the Internal Revenue Code have been passed upon for Maxtor and Quantum by Ernst & Young LLP.

                                    EXPERTS

     The consolidated financial statements of Maxtor incorporated in this joint proxy statement/prospectus by reference to the annual report on Form 10-K for the year ended January 1, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Quantum, the combined financial statements of Quantum DSS and the combined financial statements of Quantum HDD appearing in Quantum's annual report on Form 10-K for the year ended March 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

MAXTOR ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next annual meeting of stockholders of Maxtor must be received by Maxtor at its offices at 510 Cottonwood Drive, Milpitas, California 95035 not later than March 8, 2001, and must satisfy the conditions established by the SEC for stockholder proposals to be included in Maxtor's proxy statement for that meeting and the other requirements contained in Maxtor's bylaws.

QUANTUM ANNUAL MEETING

     Proposals of stockholders for Quantum's 2001 annual meeting must be received by the secretary of Quantum no later than March 23, 2001 to be considered for inclusion in the proxy materials relating to that meeting. Alternatively, under Quantum's bylaws, a proposal that the stockholder does not seek to include in Quantum's proxy materials must be received by the secretary of Quantum for the 2001 annual meeting not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The stockholder's submission must include the information specified in Quantum's bylaws. Proposals not meeting these requirements will not be entertained at the annual meeting. Stockholders should contact the secretary of Quantum in writing at 500 McCarthy Blvd., Milpitas, California 95035 to make any submission or to obtain additional information as to the proper form and content of submissions.

                      WHERE YOU CAN FIND MORE INFORMATION

     Maxtor and Quantum each file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. Maxtor's common stock is traded on The Nasdaq National Market under the symbol "MXTR." Quantum HDD's common stock is traded on the NYSE under the symbol "HDD." You may read and copy any document filed by Maxtor or Quantum at the Securities and Exchange Commission's public reference facilities or on the Securities and Exchange Commission's website at http://www.sec.gov, as discussed in more detail below.

     Neither nor any of its subsidiaries comprising is a reporting company and therefore no additional reports or financial information about are publicly available.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows Maxtor and Quantum to "incorporate by reference" the information they file with the Securities and Exchange Commission, which means that they can disclose important information by referring you to documents previously filed with the Securities and Exchange Commission. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, and any later information that Maxtor or Quantum files with the Securities and Exchange Commission will automatically update and supersede this information. This joint proxy statement/prospectus is part of a registration statement on Form S-4 filed by Maxtor with the Securities and Exchange Commission.

     Maxtor incorporates by reference the documents listed below, and any additional documents filed by Maxtor with the Securities and Exchange Commission between the date of this joint proxy statement/prospectus and the date of the Maxtor special meeting. The documents Maxtor incorporates by reference are:

     - Maxtor's Form 8-A filed on July 28, 1998;

     - Maxtor's annual report on Form 10-K for the fiscal year ended January 1, 2000;

     - Maxtor's quarterly report on Form 10-Q for the quarter ended April 1, 2000;

     - Maxtor's quarterly report on Form 10-Q for the quarter ended July 1, 2000;

     - Maxtor's quarterly report on Form 10-Q for the quarter ended September 30, 2000; and

     - Maxtor's Form 8-K filed on October 16, 2000.

     Quantum incorporates by reference the documents listed below and any documents that Quantum may file with the Securities and Exchange Commission between the date of this joint proxy statement/ prospectus and the date of the Quantum special meeting. The documents Quantum incorporates by reference are:

     - Quantum's annual report on Form 10-K for the fiscal year ended March 31, 2000;

     - Quantum's quarterly report on Form 10-Q for the quarter ended July 2, 2000;

     - Quantum's quarterly report on Form 10-Q for the quarter ended October 1, 2000; and

     - Quantum's Form 8-K filed on October 13, 2000 and Form 8-K filed on December 8, 2000.

     Documents incorporated by reference are available without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You may obtain documents incorporated by reference by requesting them in writing or by telephone from the appropriate company as follows:

Maxtor Corporation.                        Quantum Corporation
510 Cottonwood Drive                       500 McCarthy Boulevard
Milpitas, California 95035                 Milpitas, California 95035
Attention: Jenifer Kirtland                Attention: Renee Budig
Investor Relations                         Investor Relations
Phone Number: (408) 432-4270               Phone Number: (408) 324-7044
E-Mail: jenifer_kirtland@maxtor.com        E-Mail: ir@quantum.com
Web Address: www.maxtor.com                Web Address: www.quantum.com

     In order to ensure timely delivery of the documents, any requests should be
made by December   , 2000.

     In addition, copies of the documents incorporated by reference may be inspected and copied at the following public reference facilities maintained by the Securities and Exchange Commission:

Judiciary Plaza              Citicorp Center              Seven World Trade Center
Room 1024                    500 West Madison Street      13th Floor
450 Fifth Street, N.W.       Suite 1400                   New York, New York 10048
Washington, D.C. 20549       Chicago, Illinois 60661

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements, and other information regarding each of Maxtor and Quantum. The address of the Securities and Exchange Commission website is http://www.sec.gov. Reports, proxy statements, and other information concerning Maxtor and Quantum can also be inspected at The Nasdaq National Market, Operations, 1735 K Street, N.W., Washington, D.C.

     Maxtor has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to the Maxtor common stock to be issued under the merger agreement with Quantum. This joint proxy statement/prospectus constitutes the prospectus of Maxtor filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the Securities and Exchange Commission. You may inspect and copy the registration statement at any of the addresses listed above.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you have additional questions about the merger, you should contact:

FOR MAXTOR STOCKHOLDERS:                   FOR QUANTUM STOCKHOLDERS:
Maxtor Corporation                         Quantum Corporation
510 Cottonwood Drive                       500 McCarthy Boulevard
Milpitas, California 95035                 Milpitas, California 95035
Attention: Jenifer Kirtland                Attention: Renee Budig
Phone Number: (408) 432-4270               Phone Number: (408) 324-7044
E-Mail: jenifer_kirtland@maxtor.com        E-Mail: ir@quantum.com

     If you have additional questions about the solicitation of your proxy, you should contact:

FOR MAXTOR STOCKHOLDERS:                   FOR QUANTUM STOCKHOLDERS:
MacKenzie Partners, Inc.                   Morrow & Co., Inc.
156 Fifth Avenue                           445 Park Avenue
New York, New York 10010                   New York, New York 10022-2606
(212) 929-5500 (call collect)              (212) 754-8000 (call collect)
(800) 322-2885                             (800) 654-2468

                         TRANSACTION OF OTHER BUSINESS

     At the date of this joint proxy statement/prospectus, the only business which the board of directors intends to present or knows that others will present at the meeting is as set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                             AGREEMENT AND PLAN OF
                           MERGER AND REORGANIZATION

                                  BY AND AMONG

                              QUANTUM CORPORATION,
                              INSULA CORPORATION,
                               MAXTOR CORPORATION

                                      AND

                         HAWAII ACQUISITION CORPORATION

                          DATED AS OF OCTOBER 3, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
ARTICLE I DEFINITIONS................................................     A-2
  1.1    Certain Defined Terms.......................................     A-2
ARTICLE II SEPARATION, REDEMPTION AND MERGER.........................     A-8
  2.1    The Separation and Redemption...............................     A-8
  2.2    The Merger..................................................     A-8
  2.3    Effective Time; Closing.....................................     A-9
  2.4    Effect of the Merger........................................     A-9
  2.5    Certificate of Incorporation and Bylaws of Surviving
         Corporation.................................................     A-9
  2.6    Management of the Surviving Corporation.....................     A-9
  2.7    Effect on Capital Stock.....................................     A-9
  2.8    Surrender of Certificates...................................    A-11
  2.9    No Further Ownership Rights in HDD Common Stock or Spinco
         Common Stock................................................    A-12
 2.10    Lost, Stolen or Destroyed Certificates......................    A-12
 2.11    Tax and Accounting Consequences.............................    A-12
 2.12    Taking of Necessary Action; Further Action..................    A-12
ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY................    A-12
  3.1    Organization and Good Standing..............................    A-13
  3.2    Charter Documents...........................................    A-13
  3.3    Capital Structure...........................................    A-13
  3.4    Subsidiaries................................................    A-14
  3.5    Authority...................................................    A-14
  3.6    Conflicts...................................................    A-14
  3.7    Consents....................................................    A-15
  3.8    SEC Filings; Financial Statements; Undisclosed
         Liabilities.................................................    A-15
  3.9    Absence of Certain Changes or Events........................    A-16
 3.10    Taxes.......................................................    A-16
 3.11    Intellectual Property.......................................    A-17
 3.12    Compliance; Permits; Restrictions...........................    A-18
 3.13    Litigation..................................................    A-19
 3.14    Brokers' and Finders' Fees..................................    A-19
 3.15    Employee Benefit Plans......................................    A-19
 3.16    Absence of Liens............................................    A-21
 3.17    Environmental Matters.......................................    A-21
 3.18    Labor Matters...............................................    A-21
 3.19    Agreements, Contracts and Commitments.......................    A-21
 3.20    Registration Statement; Proxy Statement; Other Filings......    A-22
 3.21    Board Approval..............................................    A-22
 3.22    State Takeover Statutes.....................................    A-22
 3.23    Fairness Opinion............................................    A-23
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SPINCO.......    A-23
  4.1    Organization and Good Standing..............................    A-23
  4.2    Charter Documents...........................................    A-23
  4.3    Capital Structure...........................................    A-23
  4.4    Subsidiaries................................................    A-24
  4.5    Authority...................................................    A-24
  4.6    Conflicts...................................................    A-25
  4.7    Consents....................................................    A-25
  4.8    SEC Filings; Financial Statements; Undisclosed
         Liabilities.................................................    A-26
  4.9    Absence of Certain Changes or Events........................    A-26

                                                                         PAGE
                                                                         ----
 4.10    Taxes.......................................................    A-27
 4.11    Intellectual Property.......................................    A-27
 4.12    Compliance; Permits; Restrictions...........................    A-29
 4.13    Litigation..................................................    A-29
 4.14    Brokers' and Finders' Fees..................................    A-29
 4.15    Employee Benefit Plans......................................    A-30
 4.16    Absence of Liens............................................    A-31
 4.17    Facilities..................................................    A-31
 4.18    Sufficiency of HDD Assets and Parent Intellectual
         Property....................................................    A-32
 4.19    Environmental Matters.......................................    A-32
 4.20    Labor Matters...............................................    A-32
 4.21    Agreements, Contracts and Commitments.......................    A-33
 4.22    Registration Statement; Proxy Statement; Other Filings......    A-33
 4.23    Board Approval..............................................    A-34
 4.24    State Takeover Statutes.....................................    A-34
 4.25    Fairness Opinion............................................    A-34
ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME........................    A-34
  5.1    Conduct of Business.........................................    A-34
  5.2    Restricted Conduct..........................................    A-34
ARTICLE VI ADDITIONAL AGREEMENTS.....................................    A-36
  6.1    Proxy Statement/Prospectus; Registration Statement..........    A-36
  6.2    Meetings of Stockholders....................................    A-37
  6.3    Access to Information; Confidentiality......................    A-39
  6.4    No Solicitation.............................................    A-39
  6.5    Public Disclosure...........................................    A-42
  6.6    Requirements of Law.........................................    A-42
  6.7    Third Party Consents........................................    A-42
  6.8    Notification of Certain Matters.............................    A-42
  6.9    Further Assurances..........................................    A-42
 6.10    Stock Options and Restricted Stock; Parent ESPP.............    A-43
 6.11    Form S-8....................................................    A-44
 6.12    Insurance Policy............................................    A-44
 6.13    D&O Insurance...............................................    A-44
 6.14    Tax-Free Reorganization/Insurance Opinion...................    A-45
 6.15    Nasdaq Listing..............................................    A-45
 6.16    Regulatory Filings; Commercially Reasonable Efforts.........    A-45
 6.17    Separation Agreements.......................................    A-45
 6.18    Employee Matters............................................    A-45
 6.19    Affiliate Agreements........................................    A-47
ARTICLE VII CONDITIONS TO THE MERGER.................................    A-47
  7.1    Conditions to Obligations of Each Party to Effect the
         Merger......................................................    A-47
  7.2    Additional Conditions to Obligations of Company.............    A-48
  7.3    Additional Conditions to the Obligations of Parent and
         Spinco......................................................    A-48
ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER......................    A-49
  8.1    Termination.................................................    A-49
  8.2    Notice of Termination; Effect of Termination................    A-50
  8.3    Fees and Expenses...........................................    A-50
  8.4    Amendment...................................................    A-52
  8.5    Extension; Waiver...........................................    A-52

                                                                         PAGE
                                                                         ----
ARTICLE IX  GENERAL PROVISIONS.......................................    A-53
  9.1    Non-Survival of Representations and Warranties..............    A-53
  9.2    Notices.....................................................    A-53
  9.3    Interpretation..............................................    A-53
  9.4    Counterparts................................................    A-54
  9.5    Entire Agreement............................................    A-54
  9.6    No Third Party Beneficiaries................................    A-54
  9.7    Severability................................................    A-54
  9.8    Other Remedies; Specific Performance........................    A-54
  9.9    Governing Law...............................................    A-54
 9.10    Assignment..................................................    A-54
 9.11    WAIVER OF JURY TRIAL........................................    A-54
 9.12    Release of Merger Sub.......................................    A-55
 9.13    Waiver of Certain Inaccuracies..............................    A-55

INDEX OF EXHIBITS

Exhibit A  Form of Parent Voting Agreement

Exhibit B  Form of Company Voting Agreement

INDEX OF SCHEDULES

Schedule 1  Form of General Assignment and Assumption Agreement

Schedule 2  Form of Master Separation and Redemption Agreement

Schedule 3  Form of Tax Sharing Agreement

Schedule 4  Form of Transitional Services Agreement

Schedule 5  Form of Intellectual Property Agreement

Schedule 6  Form of Indemnification Agreement

Schedule 7  Commitment to Issue Insurance Policies

Schedule 8 Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

                              AMENDED AND RESTATED
                             AGREEMENT AND PLAN OF
                           MERGER AND REORGANIZATION

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "AGREEMENT") is made and entered into as of October 3, 2000, by and among Quantum Corporation, a Delaware corporation ("PARENT"), Insula Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("SPINCO"), Maxtor Corporation, a Delaware corporation ("COMPANY"), and Hawaii Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Company ("MERGER SUB").

                                    RECITALS

     WHEREAS, the parties to this Agreement entered into an Agreement and Plan of Merger and Reorganization dated as of October 3, 2000 (the "ORIGINAL AGREEMENT") which provided that, upon the terms and subject to the conditions set forth in the Original Agreement and in accordance with Delaware Law (as defined below), Parent and Company were entering into a business combination transaction pursuant to which Merger Sub would merge with Spinco, with Spinco continuing after such merger as the surviving corporation and a wholly owned subsidiary of Company.

     WHEREAS, the parties to this Agreement desire to amend and restate the Original Agreement, by means of this Agreement, to provide for the business combination transaction between Parent and Company contemplated by the Original Agreement to be effected by a merger of Spinco with and into the Company (the "MERGER"), with the Company continuing after the Merger as the surviving corporation, to release Merger Sub from the Original Agreement and eliminate it as a party thereto, and to make certain other changes to the Original Agreement.

     WHEREAS, the Board of Directors of Parent has determined that, if the Merger receives all required approvals, Parent shall contribute and transfer to Spinco (the "SEPARATION") and Spinco shall receive and assume, directly or indirectly, substantially all of the assets and liabilities associated with the HDD Business (as defined below) including stock, investments or similar interests currently held by Parent in subsidiaries and other entities that conduct such business.

     WHEREAS, Parent currently contemplates that, following the transfer and assumption of such assets and liabilities to Spinco and immediately prior to and in connection with the Merger, Parent shall redeem all of the outstanding shares of HDD Common Stock (as defined below) pursuant to Section 2.4(d) of Parent's Restated Certificate of Incorporation in exchange for all of the outstanding shares of Spinco (the "REDEMPTION").

     WHEREAS, the Board of Directors of Parent (i) has determined that the Merger and the Redemption are consistent with and in furtherance of the long-term business strategy of Parent and fair to, advisable and in the best interests of, Parent and its stockholders; (ii) has approved this Agreement, the Redemption, the Separation, the Merger and the other transactions contemplated by this Agreement to be consummated by it; and (iii) has determined to recommend that the stockholders of Parent vote to approve the Parent Stockholder Proposal (as defined below).

     WHEREAS, the Board of Directors of Company (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Company and fair to, advisable and in the best interests of, Company and its stockholders; (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement to be consummated by it; and (iii) has determined to recommend the approval of the Company Stockholder Proposal (as defined below).

     WHEREAS, the Board of Directors of Spinco (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Spinco and fair to, advisable and in the best interests of, Spinco and Parent; (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement to be consummated by it; and (iii) has determined to recommend that Parent, as its sole stockholder, vote to adopt and approve the Agreement and the Merger.

     WHEREAS, concurrently with the execution and delivery of the Original Agreement, and as a condition and inducement to the willingness of Parent, Spinco, Company and Merger Sub to enter into the Original Agreement, certain affiliates of Parent entered into Voting Agreements, in substantially the form attached hereto as Exhibit A (collectively, the "PARENT VOTING AGREEMENTS"), and each such affiliate has confirmed in writing that such affiliate's Parent Voting Agreement applies with equal effect to this Agreement, and certain affiliates of Company entered into Voting Agreements, in substantially the form attached hereto as Exhibit B (collectively, the "COMPANY VOTING AGREEMENTS" and, together with the Parent Voting Agreements, the "VOTING AGREEMENTS"), and each such affiliate has confirmed in writing that such affiliate's Company Voting Agreement applies with equal effect to this Agreement.

     WHEREAS, the parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code.

     WHEREAS, Parent and Spinco intend the Redemption to qualify as a tax-free transaction under Section 355(a) of the Code.

     WHEREAS, the parties hereto intend to account for the Merger as a purchase for financial reporting purposes.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and restate the Original Agreement to provide as set forth in this Agreement and hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1 Certain Defined Terms. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

     "ACTION" or "ACTIONS" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

     "ACTUAL SEVERANCE" has the meaning set forth in Section 6.18(b) hereof.

     "AFFILIATE" or "AFFILIATES" means, with respect to any person, an affiliate of such person within the meaning of Rule 145 promulgated under the Securities Act.

     "AGREEMENT" has the meaning set forth in the introductory paragraph hereto.

     "APPROVED SEVERANCE COSTS" has the meaning set forth in Section 6.18(b) hereof.

     "CERTIFICATE" means a certificate representing shares of HDD Common Stock outstanding immediately prior to the Redemption.

     "CERTIFICATE OF MERGER" has the meaning set forth in Section 2.3 hereto.

     "CLOSING" has the meaning set forth in Section 2.3 hereto.

     "CLOSING DATE" has the meaning set forth in Section 2.3 hereto.

     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any successor statute thereto.

     "CODE" means the United States Internal Revenue Code of 1986, as amended, or any successor statute thereto.

     "CODE AFFILIATE" or "CODE AFFILIATES" means, with respect to any person, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with such person within the meaning of Section 414 of the Code.

     "COMPANY" has the meaning set forth in the introductory paragraph hereto.

     "COMPANY ACQUISITION" has the meaning set forth in Section 8.3(b)(iv) hereto.

     "COMPANY ACQUISITION PROPOSAL" has the meaning set forth in Section 6.4(a)(ii) hereto.

     "COMPANY ACQUISITION TRANSACTION" has the meaning set forth in Section 6.4(a)(ii) hereto.

     "COMPANY BALANCE SHEET" has the meaning set forth in Section 3.8(b) hereto.

     "COMPANY COMMON STOCK" means the Common Stock, par value $0.01 per share, of Company.

     "COMPANY CONTRACT" has the meaning set forth in Section 3.19(b) hereto.

     "COMPANY EMPLOYEE" has the meaning set forth in Section 3.15(a) hereto.

     "COMPANY ESPP" has the meaning set forth in Section 5.2(f) hereto.

     "COMPANY FINANCIAL STATEMENTS" has the meaning set forth in Section 3.8(b) hereto.

     "COMPANY INTELLECTUAL PROPERTY" has the meaning set forth in Section 3.11(a)(i) hereto.

     "COMPANY INTERNATIONAL EMPLOYEE PLAN" has the meaning set forth in Section 3.15(g) hereto.

     "COMPANY PERMITS" has the meaning set forth in Section 3.12(b) hereto.

     "COMPANY PLANS" has the meaning set forth in Section 3.15(a) hereto.

     "COMPANY RELATED AGREEMENTS" has the meaning set forth in Section 3.5 hereto.

     "COMPANY REGISTERED INTELLECTUAL PROPERTY" has the meaning set forth in
Section 3.11(a)(ii) hereto.

     "COMPANY REQUISITE VOTE" means at least a majority of the shares of Company Common Stock entitled to vote at the Company Stockholders' Meeting with respect to the Company Stockholder Proposal.

     "COMPANY SCHEDULES" has the meaning set forth in Article 3 hereto.

     "COMPANY SEC REPORTS" has the meaning set forth in Section 3.8(a) hereto.

     "COMPANY STOCK OPTION PLANS" means the Company's Amended and Restated 1996 Stock Option Plan and 1998 Stock Purchase Plan.

     "COMPANY STOCKHOLDER PROPOSAL" means the proposal, to be submitted to Company's stockholders at the Company Stockholders' Meeting, that provides for the adoption of this Agreement and the approval of the Merger.

     "COMPANY STOCKHOLDERS' MEETING" has the meaning set forth in Section 6.1(a) hereto.

     "COMPANY SUPERIOR OFFER" has the meaning set forth in Section 6.2(c) hereto.

     "COMPANY TERMINATION FEE" has the meaning set forth in Section 8.3(b)(i) hereto.

     "COMPANY TRIGGERING EVENT" has the meaning set forth in Section 8.1(h) hereto.

     "COMPANY VOTING AGREEMENTS" has the meaning set forth in the seventh recital hereto.

     "CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section 6.3(b) hereto.

     "CORPORATE HDD EMPLOYEES" has the meaning set forth in Section 6.18(a) hereof.

     "CONVERTED DSS RESTRICTED STOCK" has the meaning set forth in Section 6.10(d) hereto.

     "DELAWARE LAW" means the Delaware General Corporation Law as in effect from time to time (including interpretations thereof by the Delaware Court of Chancery and the Delaware Supreme Court).

     "DISCHARGE PERIOD" has the meaning as set forth in Section 6.18(b) hereto.

     "DOJ" means the United States Department of Justice, or any successor department thereto.

     "DOL" means the United States Department of Labor, or any successor department thereto.

     "DSS COMMON STOCK" means the DLT and Storage Systems Group Common Stock, par value $0.01 per share, of Parent.

     "DSS RESTRICTED STOCK" has the meaning set forth in Section 6.10(a) hereto.

     "EFFECTIVE TIME" has the meaning set forth in Section 2.3 hereto.

     "ENVIRONMENTAL CLAIM" means any claim made by any Governmental Authority based on, or arising from, an alleged violation of an Environmental Law.

     "ENVIRONMENTAL LAWS" are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Authorities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute thereto.

     "EXCHANGE AGENT" has the meaning set forth in Section 2.8(a) hereto.

     "EXCHANGE RATIO" has the meaning set forth in Section 2.7(a)(i) hereof.

     "FORMER PARENT SERVICE PROVIDER" means an employee or consultant of the Parent whose employment or consulting relationship with the Parent terminates prior to the Redemption Date.

     "FTC" means the United States Federal Trade Commission, or any successor agency thereto.

     "GAAP" means United States generally accepted accounting principles.

     "GOVERNMENTAL AUTHORITY" means any local, state, provincial, federal, or international court or governmental authority, department, commission, board, service, agency, political subdivision or other instrumentality.

     "HAZARDOUS MATERIAL" means any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

     "HDD ASSETS" has the meaning set forth in the Form of General Assignment and Assumption Agreement attached hereto as Schedule 1.

     "HDD BALANCE SHEET" has the meaning set forth in Section 4.8(b) hereto.

     "HDD BUSINESS" has the meaning set forth in the Form of General Assignment and Assumption Agreement attached hereto as Schedule 1.

     "HDD COMMON STOCK" means the Hard Disk Drive Group Common stock, par value $0.01 per share, of Parent.

     "HDD LIABILITIES" has the meaning set forth in the Form of General Assignment and Assumption Agreement attached hereto as Schedule 1.

     "HDD PRODUCTS" means the products currently manufactured, marketed and sold by the HDD Business.

     "HDD RESTRICTED STOCK" has the meaning set forth in Section 6.10(a) hereto.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor statute thereto.

     "IDENTIFIED CORPORATE HDD EMPLOYEES" has the meaning set forth in Section 6.18(a) hereof.

     "IDENTIFIED SENIOR MANAGEMENT" has the meaning set forth in Section 6.18(b) hereof.

     "INSURANCE COMMITMENT" means the insurance commitments collectively set forth as Schedule 7 hereto.

     "INSURANCE OPINION" means the tax opinion of Ernst & Young LLP dated October 3, 2000, referred to in the Insurance Commitments.

     "INSURANCE POLICY" means one or more insurance policies issued or to be issued pursuant to the Insurance Commitment(s).

     "INTELLECTUAL PROPERTY" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

     "IRS" means the United States Internal Revenue Service, or any successor agency thereto.

     "LAW" or "LAWS" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, judgment, decree or other requirement of law.

     "LIABILITY" or "LIABILITIES" means any and all debts, liabilities and obligations of any type or nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, including, without limitation, those arising under any Law, Action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

     "LIEN" or "LIENS" means any lien, security interest, adverse claim, charge, mortgage or other encumbrance.

     "MATERIAL ADVERSE EFFECT" when used with reference to an entity or business means any change, event, violation, inaccuracy, circumstance or effect that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity or business and its Subsidiaries taken as a whole or materially adverse to the ability of such entity or business to consummate or perform, in a timely manner, the transactions contemplated by this Agreement to be consummated by such party; provided, however, that in no event shall (i) a decrease in such entity's or business' stock price by itself constitute a Material Adverse Effect; or (ii) any change, event, violation, inaccuracy, circumstance or effect that results from (A) the public announcement or pendency of the Merger, the Separation and Redemption and the other transactions contemplated hereby; (B) changes generally affecting the industry in which such entity or business currently operates or conducts business and not disproportionately adversely affecting such entity or business; (C) changes generally affecting the United States economy and not disproportionately adversely affecting such entity or business or (D) stockholders' class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement and the transactions contemplated hereby, constitute a Material Adverse Effect.

     "MERGER" has the meaning set forth in the first recital hereto.

     "MERGER SUB" has the meaning set forth in the introductory paragraph hereto.

     "NASDAQ" means The Nasdaq Stock Market, Inc.

     "NASDAQ NATIONAL MARKET" means the Nasdaq National Market System operated by Nasdaq.

     "NON-CORPORATE HDD EMPLOYEES" has the meaning set forth in Section 6.18(a) hereof.

     "NON-TRANSFERRED EMPLOYEE" had the meaning set forth in Section 6.18(a) hereof.

     "ORDER" means any decree, judgment, injunction or other order (whether temporary, preliminary or permanent), issued by any court or tribunal, and any statute, rule, regulation or executive order issued by any Governmental Authority, which has the effect of prohibiting, preventing or restricting consummation of the Separation, the Redemption, the Merger or any other transaction contemplated by this Agreement.

     "OTHER HDD RESTRICTED STOCKHOLDERS" has the meaning set forth in Section 6.10(b) hereto.

     "OUTSTANDING DSS OPTIONS" has the meaning set forth in Section 6.10(a) hereto.

     "OUTSTANDING HDD OPTIONS" has the meaning set forth in Section 6.10(a) hereto.

     "PARENT" has the meaning set forth in the introductory paragraph hereto.

     "PARENT ACQUISITION" has the meaning set forth in Section 8.3(c)(iv) hereto.

     "PARENT ACQUISITION PROPOSAL" has the meaning set forth in Section 6.4(b)(ii) hereto.

     "PARENT ACQUISITION TRANSACTION" has the meaning set forth in Section 6.4(b)(ii) hereto.

     "PARENT BALANCE SHEET" has the meaning set forth in Section 4.8(b) hereto.

     "PARENT COMMON STOCK" has the meaning set forth in Section 4.3(a) hereto.

     "PARENT CONTRACTS" has the meaning set forth in Section 4.21(b) hereto.

     "PARENT EMPLOYEE" has the meaning set forth in Section 4.15(a) hereto.

     "PARENT ESPP" has the meaning set forth in Section 5.2(f) hereto.

     "PARENT FACILITIES" has the meaning set forth in Section 4.17 hereto.

     "PARENT FINANCIAL STATEMENTS" has the meaning set forth in Section 4.8(b) hereto.

     "PARENT INTELLECTUAL PROPERTY" has the meaning set forth in Section 4.11(a)(i) hereto.

     "PARENT INTERNATIONAL EMPLOYEE PLAN" has the meaning set forth in Section 4.15(g) hereto.

     "PARENT LEASES" has the meaning set forth in Section 4.17 hereto.

     "PARENT PERMITS" has the meaning set forth in Section 4.12(b) hereto.

     "PARENT PLANS" has the meaning set forth in Section 4.15(a) hereto.

     "PARENT REGISTERED INTELLECTUAL PROPERTY" has the meaning set forth in
Section 4.11(a)(ii) hereto.

     "PARENT RELATED AGREEMENTS" has the meaning set forth in Section 4.5 hereto.

     "PARENT REQUISITE VOTE" means (a) a majority of the shares of Parent Common Stock entitled to vote at the Parent Stockholders' Meeting with respect to the Parent Stockholder Proposal; (b) a majority of the shares of HDD Common Stock (voting as a separate class) entitled to vote at the Parent Stockholders' Meeting with respect to the Parent Stockholder Proposal; and (c) a majority of the votes present or represented by proxy and entitled to vote DSS Common Stock (voting as a separate class) at the Parent Stockholders' Meeting with respect to the Parent Stockholder Proposal.

     "PARENT SCHEDULES" has the meaning set forth in Article 4 hereto.

     "PARENT SEC REPORTS" has the meaning set forth in Section 4.8(a) hereto.

     "PARENT STOCKHOLDER PROPOSAL" means the proposal, to be submitted at the Parent Stockholders' Meeting, that provides for the adoption of this Agreement and the approval of the Merger.

     "PARENT STOCK OPTIONS" means outstanding stock options under the Parent Stock Option Plans.

     "PARENT STOCK OPTION PLANS" means Parent's 1986 Stock Option Plan, 1996 Board of Directors Stock Option Plan, 1999 Employee Stock Purchase Plan, 1993 Long-Term Incentive Plan, 1999 Supplemental Stock Option Plan and plans assumed in connection with the acquisition of Meridian Data, Inc. and ATL Products, Inc.

     "PARENT STOCKHOLDERS' MEETING" has the meaning set forth in Section 6.1(a) hereto.

     "PARENT SUPERIOR OFFER" has the meaning set forth in Section 6.2(d) hereto.

     "PARENT TERMINATION FEE" has the meaning set forth in Section 8.3(c)(i) hereto.

     "PARENT TRIGGERING EVENT" has the meaning set forth in Section 8.1(g) hereto.

     "PARENT VOTING AGREEMENTS" has the meaning set forth in the seventh recital hereto.

     "PROGRAMS" has the meaning set forth in Section 3.11(a)(iii) hereto.

     "PROXY STATEMENT" has the meaning set forth in Section 6.1(a) hereto.

     "REDEMPTION" has the meaning set forth in the third recital hereto.

     "REDEMPTION DATE" shall mean the date of the effectiveness of the Redemption.

     "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

     "REGISTRATION STATEMENT" has the meaning set forth in Section 6.1(a) hereto.

     "RESTATED CERTIFICATE OF INCORPORATION" means Parent's Restated Certificate of Incorporation filed with the State of Delaware in August of 1999.

     "RESTRICTED STOCK" has the meaning set forth in Section 4.3(a) hereto.

     "RETURNS" has the meaning set forth in Section 3.10(a) hereto.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor statute thereto.

     "SECURITIES AND EXCHANGE COMMISSION" means the United States Securities and Exchange Commission, or any successor agency thereto.

     "SEPARATION" has the meaning set forth in the second recital hereto.

     "SEPARATION DOCUMENTS" means the documents substantially in the form attached hereto as Schedules 1 through 7.

     "SEVERANCE RESERVE" has the meaning set forth in Section 6.18(b).

     "SIGNIFICANT SUBSIDIARY" means a Subsidiary which is a "SIGNIFICANT SUBSIDIARY" as defined in Regulation S-X promulgated under the Exchange Act and, in the case of Parent, any Subsidiary which has generated more than 10% of the gross revenues of the HDD Business in any of the fiscal quarters since Parent separated its Common Stock into HDD Common Stock and DSS Common Stock.

     "SPINCO" has the meaning set forth in the introductory paragraph hereto.

     "SPINCO COMMON STOCK" has the meaning set forth in Section 4.3(b) hereto.

     "SPINCO OFFEREES" shall have the meaning set forth in Section 6.18(a) hereof.

     "SPINCO OPTIONS" has the meaning set forth in Section 6.10(b) hereto.

     "SPINCO RESTRICTED STOCK" has the meaning set forth in Section 6.10(b) hereto.

     "SUBSIDIARY" or "SUBSIDIARIES" means any corporation, limited liability company, general or limited partnership, joint venture, business trust, unincorporated association or other business enterprise or entity controlled by a person, directly or indirectly through one or more intermediaries.

     "SURVIVING CORPORATION" has the meaning set forth in Section 2.2 hereto.

     "TAX" or "TAXES" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     "TRANSFERRED EMPLOYEES" has the meaning set forth in Section 6.18(a) hereof.

     "VOTING AGREEMENTS" has the meaning set forth in the seventh recital hereto.

                                   ARTICLE II
                       SEPARATION, REDEMPTION AND MERGER

     2.1  The Separation and Redemption.

        (a) Immediately prior to the Effective Time, and conditioned on the reasonable determination by Parent that all of the conditions in Article VII hereof to the obligation of Parent and Spinco to effect the Merger have been, or will immediately thereafter be, satisfied, Parent shall transfer the HDD Business to Spinco and thereafter redeem the HDD Common Stock in exchange for Spinco Common Stock by means of the Separation and the Redemption in a tax-free transaction. The Separation and the Redemption shall be effected in accordance with Section 2.4 of the Restated Certificate of Incorporation and the Separation Documents and on such other terms (including, without limitation, any amendments to the charter documents of Spinco) as are reasonably satisfactory, in form and substance, to Parent and Company, as well as in compliance with all applicable Laws.

        (b) No certificates representing shares of Spinco Common Stock shall be issued to former holders of record of shares of HDD Common Stock in connection with the Redemption. Instead, an entry shall be made in the books and records of Parent (or the transfer agent for HDD Common Stock) to reflect the entitlement of each such former holder of record of shares of HDD Common Stock to an equal number of shares of Spinco Common Stock, in exchange and replacement for such shares of HDD Common Stock, as a result of the Redemption. Without the need for any action by Parent, Spinco or former holders of Certificates, upon the Redemption all Certificates shall, for all purposes (including the provisions of Section 2.8 hereof), be deemed to represent a number of shares of Spinco Common Stock equal to the number of shares of HDD Common Stock represented thereby immediately prior to the Redemption.

     2.2 The Merger. At the Effective Time and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, Spinco shall be merged with and into

Company, the separate corporate existence of Spinco shall cease and Company shall continue as the surviving corporation of the Merger. As the surviving corporation after the Merger, Company is hereinafter sometimes referred to as the "SURVIVING CORPORATION" and references to Company, insofar as they are applicable to any period of time after the Effective Time, shall be deemed references to Company as the Surviving Corporation.

     2.3 Effective Time; Closing. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed upon in writing by the parties hereto and specified in the Certificate of Merger) being referred to herein as the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Palo Alto, California, at a time and date to be specified by the parties hereto, which time and date shall be no later than the 5th business day after the satisfaction or waiver of the conditions set forth in Article VII hereof, or at such other location, time and date as the parties hereto shall mutually agree in writing (the date upon which the Closing actually occurs being referred to herein as the "CLOSING DATE").

     2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Spinco and Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Spinco and Company shall become the debts, liabilities and duties of the Surviving Corporation.

     2.5  Certificate of Incorporation and Bylaws of Surviving Corporation.

        (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Company shall be amended and restated to read in its entirety as set forth in Schedule 8 hereto and as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation.

        (b) Bylaws. The Bylaws of Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

     2.6  Management of the Surviving Corporation.

        (a) Board of Directors. The Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of seven members, six of whom (including the Chairman of the Board) shall be designated by Company and one of whom shall be designated by Parent. As of the date of this Agreement, Parent has designated Michael Brown as its director. If Mr. Brown is unable to serve in this position, Parent shall designate another member of the Board of Directors of Parent, who is mutually acceptable to Parent and Company, to the Board of Directors of Company. Such designees shall be designated in writing by the parties prior to the mailing of the Proxy Statement.

        (b) Officers. From and after the Effective Time, and until his successor is duly elected or appointed and qualified in accordance with Delaware Law, the current Chief Executive Officer of the Company shall hold the title of Chief Executive Officer of the Surviving Corporation.

     2.7 Effect on Capital Stock. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company, Spinco or the holders of any of the following securities, the following shall occur:

          (a) Spinco Common Stock.

           (i) Each share of Spinco Common Stock to which a pre-Redemption holder of record of shares of HDD Common Stock became entitled in the Redemption (other than any shares of Spinco Common Stock to be canceled pursuant to Section 2.7(a)(ii) hereof) shall be canceled and extinguished and automatically converted (subject to Sections 2.7(a)(iii) and Section 2.7(a)(iv) hereof) into the right to receive 1.52 (the "EXCHANGE RATIO") shares of Company Common Stock, upon the surrender of the applicable Certificate in the manner provided in Section 2.8 hereof (or, in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in
Section 2.10 hereof); provided, however, that the Company, may, by written notice given to Parent at any time prior to the Effective Time, increase the Exchange Ratio to the extent that it determines such increase to be necessary or advisable in order to have reasonable assurance that the shares of Company Common Stock to be issued in the Merger will, in the aggregate, represent at least 50.1%, and in the Board's sole discretion up to not more than 51%, of the combined voting power of all shares of Company Common Stock that will be outstanding immediately after the Effective Time.

        (ii) Each share of Spinco Common Stock held in the treasury of Parent, or owned by Parent or any direct or indirect Subsidiary of Parent immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof or any consideration therefor.

        (iii) The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Spinco Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Spinco Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

        (iv) No fraction of a share of Company Common Stock shall be issued by virtue of the Merger, but in lieu thereof each pre-Redemption holder of record of shares of HDD Common Stock who would otherwise be entitled to a fraction of a share of Company Common Stock as a result of the Merger (after aggregating all fractional shares of Company Common Stock to be received by such holder) shall receive from Company an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product obtained by multiplying (x) such fraction, by (y) the average closing price of one (1) share of Company Common Stock for the five (5) consecutive trading days ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

        (v) Each of the Exchange Agent (as defined in Section 2.8(a) hereof) and Company shall be entitled to deduct and withhold from the consideration otherwise deliverable in connection with the Merger to any holder or former holder of shares of Spinco Common Stock such amounts as may be required to be deducted and withheld therefrom under the Code or any other applicable provision of Law. To the extent that such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been delivered or otherwise paid to the person to whom such amounts would otherwise have been delivered or paid in connection with the Merger pursuant to this Agreement.

     (b) Parent Stock Option Plans and Stock Options. Each option to purchase HDD Common Stock held by a Transferred Employee under the Parent Stock Option Plans outstanding as of the Effective Time shall be assumed by Company in accordance with Section 6.10 hereof.

     (c) Parent Convertible Notes. Pursuant to a supplemental indenture reasonably satisfactory, in form and substance, to Parent and Company and executed at the Closing, Company shall become obligated, upon conversion of any of Parent's 7% convertible notes after the Effective Time, to issue to the holder thereof a number of shares of Company Common Stock calculated (in accordance with the Exchange Ratio) to reflect the number of shares of HDD Common Stock that would have been issued to such holder if such holder had converted such note immediately before the Effective Time.

     (d) To the extent relevant, "Spinco Common Stock" as referred to in this
Section 2.7 shall include all former shares of HDD Common Stock which were exchanged for Spinco Common Stock in the Redemption.

     2.8  Surrender of Certificates.

        (a) Exchange Agent. Prior to the Effective Time, Company shall select and appoint an institution reasonably satisfactory to Parent to act as the exchange agent (the "EXCHANGE AGENT") for the Redemption and the Merger.

           (i) Stock and Cash to be Provided by Company. Promptly following the Effective Time, Company shall deposit with the Exchange Agent for purposes of exchange: (i) the certificates representing the shares of Company Common Stock into which shares of Spinco Common Stock have been converted in the Merger; (ii) cash in an amount sufficient to make all cash payments required to be made pursuant to Section 2.7(a)(iv) hereof in lieu of issuing fractional shares of Company Common Stock in the Merger; and (iii) any dividends or other distributions to which pre-Redemption holders of record of shares of HDD Common Stock may be entitled pursuant to Section 2.8(c) hereof.

        (b) Exchange Procedures. Promptly following the Effective Time, Company shall cause the Exchange Agent to mail to each holder of record (as of the Redemption) of shares of HDD Common Stock whose shares were exchanged for an equal number of shares of Spinco Common Stock in the Redemption, and which shares of Spinco Common Stock were thereafter converted into the right to receive shares of Company Common Stock pursuant to Section 2.7(a) hereof, cash in lieu of any fractional shares pursuant to Section 2.7(a)(iv) hereof, and any dividends or other distributions pursuant to Section 2.8(c) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and Company may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Company Common Stock pursuant to Section 2.7(a) hereof, cash in lieu of any fractional shares pursuant to Section 2.7(a)(iv), and any dividends or other distributions pursuant to Section 2.8(c) hereof. Upon the surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Company, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Company Common Stock and cash in lieu of fractional shares which such holders have the right to receive pursuant to Section 2.7(a)(iv) hereof, and any dividends or other distributions payable pursuant to Section 2.8(c) hereof, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, subject to the terms of Section 2.8(c) hereof as to the payment of dividends, to evidence the ownership of the number of full shares of Company Common Stock into which such shares of HDD Common Stock shall have been so converted pursuant to Section 2.7(a) hereof, and the right to receive an amount in cash in lieu of the issuance of any fractional shares pursuant to Section 2.7(a)(iv) hereof, and any dividends or distributions payable pursuant to Section 2.8(c) hereof.

        (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Company Common Stock with a record date after the Effective Time shall be paid to any holder of any unsurrendered Certificates with respect to the shares of Company Common Stock that such holder has the right to receive in the Merger until such holder shall surrender such Certificates in accordance with Section 2.8(b) hereof. Subject to applicable law, following the surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Company Common Stock issued in exchange therefor pursuant to Section 2.7(a) hereof, along with payment in lieu of fractional shares pursuant to Section 2.7(a)(iv) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Company Common Stock.

        (d) Transfers of Ownership. If certificates for shares of Company Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it shall be a condition to the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to

Company or any agent designated by Company any transfer or other taxes required by reason of the issuance of Certificates for shares of Company Common Stock in any name other than that of the registered holders of the Certificates surrendered, or established to the satisfaction of Company or any agent designated by it that such tax has been paid or is not payable.

        (e) No Liability. Notwithstanding anything to the contrary set forth in this Section 2.8, none of the Exchange Agent, Parent, Spinco, the Surviving Corporation nor any other party hereto shall be liable to a holder of shares of HDD Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.9 No Further Ownership Rights in HDD Common Stock or Spinco Common Stock. All shares of Company Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.7(a)(iv) and Section 2.8(c) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of HDD Common Stock (exchanged for an equal number of shares of Spinco Common Stock in the Redemption) surrendered therefor, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of HDD Common Stock which were outstanding immediately prior to the Redemption of shares of Spinco Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Company Common Stock, cash for fractional shares, if any, as may be required pursuant to
Section 2.7(a)(iv) hereof and any dividends or distributions payable pursuant to
Section 2.8(c) hereof; provided, however, that Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     2.11  Tax and Accounting Consequences.

        (a) Tax Treatment. It is intended by the parties hereto that the Merger constitute a "reorganization" within the meaning of Section 368 of the Code. In accordance therewith, the parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

        (b) Accounting Treatment. It is intended by the parties hereto that the Merger be accounted for as a purchase by Company of Spinco.

     2.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable in order to carry out the purposes and intent of this Agreement, to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Spinco and Company, the officers and directors of the Surviving Corporation shall be fully authorized to take all such action.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company hereby represents and warrants to Parent and Spinco, subject to (i) the documents, agreements and transactions contemplated by this Agreement, (ii) the exceptions disclosed in writing in the disclosure letter, dated as of the date hereof, delivered by Company and Merger Sub to Parent and Spinco concurrently with the execution and delivery of the Original Agreement, accepted by Parent, and deemed redelivered by Company and accepted by Parent for purposes of this Agreement (the "COMPANY

SCHEDULES"), and (iii) the information set forth in any Company SEC Reports (as defined in Section 3.8(a) hereof) filed by Company with the SEC prior to the date hereof, as follows:

     3.1 Organization and Good Standing. Company and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to conduct business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect on Company.

     3.2 Charter Documents. Company has delivered or made available to Parent a true and complete copy of the Certificate of Incorporation and Bylaws of Company and similar governing charter instruments of each of its Significant Subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Company nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing charter instruments.

     3.3  Capital Structure.

        (a) The authorized capital stock of Company consists of 250,000,000 shares of Common Stock, par value $0.01 per share, of which there were 116,125,550 shares issued and outstanding as of September 29, 2000, and 95,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized and validly issued, fully paid and nonassessable, and are not subject to any preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement or other instrument to which Company is a party or by which Company or its properties or assets are bound. As of September 29, 2000, (i) Company had reserved an aggregate of 21,328,990 shares of Company Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to Company's Amended and Restated 1996 Stock Option Plan, of which 14,672,301 shares were subject to outstanding options, 1,690,000 shares were issued as restricted stock grants and 4,966,689 shares were available for future grant, (ii) Company had reserved an aggregate of 390,000 shares of Company Common Stock for issuance under Company's 1998 Restricted Stock Plan, of which 345,000 shares were issued and 45,000 shares remained available for future issuances, (iii) Company had reserved an aggregate of 154,153 shares of Company Common Stock for issuance upon exercise of outstanding assumed options granted under the Creative Design Solutions, Inc. Incentive Stock Option Plan, and (iv) Company had reserved an aggregate of 4,500,000 shares for issuance under Company's 1998 Employee Stock Purchase Plan. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions set forth in the instruments pursuant to which they are issuable, would be duly authorized and validly issued, fully paid and nonassessable. Section 3.3(a) of the Company Schedules contains a complete and accurate list of each outstanding option to acquire shares of Company Common Stock as of September 29, 2000, the name of the holder of each such option, the number of shares subject to each such option, the exercise price of each such option, the number of shares as to which each such option was vested as of such date, and whether the exercisability of each such option will be accelerated in any way as a result of the Merger or any other transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any.

        (b) There are no equity securities, partnership interests or other similar ownership interests of any class or series of capital stock of Company, or any securities convertible into or exercisable or exchangeable for such equity securities, partnership interests or other similar ownership interests issued, reserved for issuance or outstanding. Except for securities Company owns, directly or indirectly through one or more Subsidiaries, there are no equity securities, partnership interests or other similar ownership interests of any class or series of capital stock of any Subsidiary of Company, or any securities convertible into or exercisable or exchangeable for such equity securities, partnership interests or other similar ownership interests issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, partnership interests or other similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any kind or character to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or other similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Company, there are no voting trusts, proxies or other agreements or understandings with respect to any class or series of capital stock of Company or with respect to any equity security, partnership interest or other similar ownership interest of any class or series of capital stock of any of its Subsidiaries.

     3.4 Subsidiaries. Section 3.4 of the Company Schedules contains a complete and accurate list of each Subsidiary of Company, indicating the jurisdiction of incorporation of each such Subsidiary and Company's percentage equity interest therein.

     3.5 Authority. Company has all requisite corporate power and authority to enter into this Agreement, the Company Affiliate Agreements, the Company Voting Agreements and the Separation Documents to be entered into or executed by Company (collectively, the "COMPANY RELATED AGREEMENTS"), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Company of this Agreement and the Company Related Agreements, the performance by Company of its obligations hereunder and thereunder, and the consummation by Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Company, subject only to the Company Requisite Vote. This Agreement and the Company Related Agreements have been (or, in the case of those Company Related Agreements that are not being executed and delivered by the Company concurrently with the execution and delivery of this Agreement, will, when they are executed and delivery by the Company, have been) duly executed and delivered by Company and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute (or, in the case of those Company Related Agreements that are not being executed and delivered by the Company concurrently with the execution and delivery of this Agreement, will, when they are executed and delivered by the Company, constitute) the valid and binding obligations of Company, enforceable in accordance with their respective terms, subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors' rights and the relief of debtors generally; and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principal of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.6 Conflicts. The execution and delivery of this Agreement and the Company Related Agreements by Company do not, and the performance by Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Company or the equivalent organizational documents of any of its Subsidiaries; (ii) subject to obtaining the Requisite Company Vote and the consents, approvals, orders and authorizations, and making the registrations, declarations and filings, described in Section 3.7 hereof, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Company or any of its Subsidiaries or by which any of their respective properties and assets are bound or affected; or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair rights of Company or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective properties and assets are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clauses (ii) or (iii) above, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

     3.7 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Company in connection with the execution and delivery by Company of this Agreement and the Company Related Agreements, the performance by Company of its obligations hereunder and thereunder, or the consummation by Company of the transactions contemplated hereby or thereby, except for (i) the filing of the Registration Statement (as defined in Section 6.1 hereof) with the SEC in accordance with the Securities Act; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) the filing of the Proxy Statement (as defined in Section 6.1 hereof) with the SEC in accordance with the Exchange Act; (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and the comparable Laws of any foreign countries; and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect on Company.

     3.8  SEC Filings; Financial Statements; Undisclosed Liabilities.

        (a) Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1998. All such required forms, reports and documents, and all exhibits and schedules thereto and documents incorporated by reference therein, (including those filed by Company after the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder; and (ii) did not at the time each such Company SEC Report was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Company is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (including any Company SEC Reports filed by Company after the date hereof until the Closing) (collectively, the "COMPANY FINANCIAL STATEMENTS"), (i) complied as to form in all material respects with the published rules and regulations of the SEC in effect, at the time of filing, with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and (iii) fairly presented the consolidated financial position of Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Company and its consolidated Subsidiaries for the periods indicated therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Company contained in the Company SEC Reports as of July 1, 2000, is hereinafter referred to as the "COMPANY BALANCE SHEET."

        (c) Neither Company nor any of its Subsidiaries has any Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its Subsidiaries taken as a whole, except Liabilities (i) reflected in the Company Balance Sheet; or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

        (d) Company has heretofore furnished to Parent a true and complete copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed following the date hereof, to forms, reports and documents which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

     3.9 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet: (a) there has not been, occurred or arisen: (i) any Material Adverse Effect on Company; (ii) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; or (iii) any revaluation by Company of any of its assets, including, without limitation, writing down of the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business; and (b) Company has not taken any action, or failed to take any action, the taking or failure to take which action would, if it had occurred after the execution and delivery of this Agreement, have constituted a breach by Company of Sections 5.1 or 5.2 hereof.

     3.10  Taxes.

        (a) Company and each of its Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by Company and each of its Subsidiaries with any Tax authority, except such Returns which are not material to Company. Company and each of its Subsidiaries have paid all Taxes shown to be due on such Returns.

        (b) Neither Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its Subsidiaries, nor has Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

        (c) No audit or other examination of any Return of Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

        (d) Neither Company nor any of its Subsidiaries has any Liability for any material unpaid Taxes which has not been accrued for or reserved on Company Balance Sheet in accordance with GAAP, which is material to Company, other than any Liability for unpaid Taxes that may have accrued since December 31, 1999, in connection with the operation of the business of Company and its Subsidiaries in the ordinary course.

        (e) There is no contract, agreement, plan or arrangement to which Company or any of its Subsidiaries is a party as of the date of this Agreement (including, without limitation, this Agreement), covering any employee or former employee of Company or any of its Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

        (f) Neither Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries.

        (g) Other than as set forth in the Separation Documents, neither Company nor any of its Subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement.

        (h) None of the assets of Company or any of its Subsidiaries are tax exempt use property within the meaning of Section 168(h) of the Code.

     3.11  Intellectual Property.

        (a) For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

           (i) "COMPANY INTELLECTUAL PROPERTY" means any Intellectual Property that is owned by, or exclusively licensed to, Company or any of its Subsidiaries.

           (ii) "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or any of its Subsidiaries.

           (iii) "PROGRAMS" means that a portion of a party's Intellectual Property having a plurality of instructions capable of being executed by a machine, whether or not such instructions are in a machine-readable form.

        (b) No Company Intellectual Property or product or service of Company or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property.

        (c) Either Company or one of its Subsidiaries owns and has good and exclusive title to, or has a valid license to (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted), each material item of Company Intellectual Property or other Intellectual Property used by the Company or the applicable Subsidiary free and clear of any Lien (excluding licenses and related restrictions), and either Company or one of its Subsidiaries is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company or the applicable Subsidiary, including the sale of any products or the provision of any services by Company or such Subsidiary.

        (d) Either Company or one of its Subsidiaries owns exclusively, and has good title to, all copyrighted works that are products of Company of the applicable Subsidiary or which Company or the applicable Subsidiary otherwise expressly purports to own.

        (e) To the extent that any material Intellectual Property has been developed or created by a third party for Company or any of its Subsidiaries, Company or such Subsidiary has a written agreement with such third party with respect thereto and Company or such Subsidiary thereby either (i) has obtained ownership of, and is the exclusive owner of; or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

        (f) Neither Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

        (g) To the knowledge of Company, the operation of the business of Company and its Subsidiaries as such business is currently conducted and currently proposed to be conducted, including Company's and its Subsidiaries' design, development, manufacture, marketing and sale of the products or services of Company and its Subsidiaries (including products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to the knowledge of Company, constitute unfair competition or trade practices under the laws of any jurisdiction.

        (h) Neither Company nor any of its Subsidiaries has received notice from any third party that the operation of the business of Company or any of its Subsidiaries or any act, product or service of Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (i) To the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

        (j) All Company Registered Intellectual Property included in the Company Intellectual Property is valid and subsisting. All maintenance and annuity fees have been fully paid and all fees paid during prosecution and after issuance of any Company Registered Intellectual Property have been paid in the correct entity status amounts.

        (k) There are no royalties, fees or other payments payable by Company or any of its Subsidiaries to any third party by reason of the ownership, use, sale or disposition of Company Intellectual Property.

        (l) Neither Company nor any of its Subsidiaries is in breach of any license, sublicense or other agreement relating to material Company Intellectual Property. Neither the execution of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger will contravene, conflict with or result in an impairment of Company's right to own or use any of the material Company Intellectual Property or any intellectual property of any third party.

        (m) To the knowledge of Company, it has at all times been Company's practice and procedure to require all employees of Company and its Subsidiaries to execute an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Company of any Intellectual Property arising from services performed for Company by such employees, the current form of which has been provided to Parent.

        (n) The Programs do not contain any open source code or any materials subject to the GNU Public License (GPL), GNU Lesser Public License (GLPL) or any similar license, and the Programs are not subject to any open source license restrictions, including without limit the GPL or GLPL.

        (o) To the knowledge of Company, the Programs will be free of any and all viruses, Trojan horses, trap doors, passwords, keys, protection codes or any other devices or mechanisms which are intended to cause it to perform any material functions other than those specified or intended or which are intended to halt, disrupt, limit access or grant improper access to or sabotage the operation of the Programs or any other process or device.

     3.12  Compliance; Permits; Restrictions.

        (a) Neither Company nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any Law, rule, regulation, order, judgment or decree applicable to Company or any of its Subsidiaries or by which any of their respective properties and assets are bound or affected; or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective properties and assets are bound or affected, except for conflicts, defaults or violations which, neither individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. To the knowledge of Company, no investigation or review by any Governmental Authority is pending or threatened against Company or its Subsidiaries, nor has any Governmental Authority indicated an intention to conduct the same, except for investigations which, neither individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. There is no material agreement, judgment, injunction, order or decree binding upon Company or any of its Subsidiaries which would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its Subsidiaries, any acquisition of material property by Company or any of its Subsidiaries or the conduct of business by Company and any of its Subsidiaries as currently conducted or currently proposed to be conducted.

        (b) Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Authorities for the operation of its respective business of Company, failure to hold which would, individually or in the aggregate, reasonably be expected to have a Material Adverse

Effect on Company (collectively, the "COMPANY PERMITS"). Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

     3.13 Litigation. There are no Actions pending, or as to which Company or any of its Subsidiaries has received any notice of assertion nor, to the knowledge of Company, is there a threatened Action against Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on Company, or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated by this Agreement.

     3.14 Brokers' and Finders' Fees. Except for fees payable to Salomon Smith Barney pursuant to an engagement letter, dated September 26, 2000, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any other transactions contemplated by this Agreement.

     3.15  Employee Benefit Plans.

        (a) Section 3.15(a) of the Company Schedules contains a complete and accurate list of all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of ERISA) covering any active or former employee, director or consultant of Company ("COMPANY EMPLOYEE" which shall for this purpose mean an employee of Company or a Code Affiliate of Company), any Subsidiary of Company, or with respect to which Company has or, to its knowledge, may in the future have Liability (collectively, the "COMPANY PLANS"). Company has provided or will make available to Parent prior to the Closing: (i) true and complete copies of all documents embodying each Company Plan including, without limitation, all amendments thereto, all trust documents related thereto, and all material written agreements and contracts relating to each such Company Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Plan; (iv) all IRS determination, opinion, notification and advisory letters relating to each Company Plan; (v) all material correspondence to or from any Governmental Authority relating to each Company Plan; (vi) all forms and related notices required under the COBRA; (vii) the most recent discrimination tests for each Company Plan; (viii) the most recent actuarial valuations, if any, prepared for each Company Plan; (ix) if the Company Plan is funded, the most recent annual and periodic accounting of the Company Plan assets; and (x) all material communication to Company Employees relating to any Company Plan and any proposed Company Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to Company or any Code Affiliate.

        (b) Each Company Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws, including, without limitation, ERISA and the Code, which are applicable to such Company Plans. No Action (excluding claims for benefits incurred in the ordinary course of Company Plan activities) has been brought, or to the knowledge of Company, is threatened, against or with respect to any Company Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or the DOL with respect to any Company Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Plans have been timely made or accrued. Any Company Plan intended to be qualified under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination; and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986, as amended.

To the knowledge of Company, no condition or circumstance exists giving rise to a material likelihood that any such Company Plan would not be treated as qualified by the IRS. Company does not have any plan or commitment to establish any new Company Plan, to modify any Company Plan (except to the extent required by applicable Law or the applicable Company Plan or to conform any such Company Plan to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by the terms of this Agreement), or to enter into any new Company Plan. Each Company Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Code Affiliates (other than ordinary administration expenses).

        (c) Neither Company, any of its Subsidiaries, nor any of their Code Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Company contributed to or been requested to contribute to any "multiemployer plan," as such term is defined under ERISA. Neither Company, any of its Subsidiaries, nor any officer or director of Company or any of its Subsidiaries is subject to any material Liability or penalty under
Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and
Section 408 of ERISA, has occurred with respect to any Company Plan which could subject Company or its Affiliates to material Liability.

        (d) None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable Law, and neither Company nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any Company Employee, former employee, director, consultant or other person, except to the extent required by applicable Law.

        (e) Neither Company nor any of its Subsidiaries is bound by or subject to (and none of its respective properties or assets is bound by or subject to) any arrangement with any labor union. No employee of Company or any of its Subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Company, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Company, threatened labor dispute involving Company or any of its Subsidiaries and any group of its employees nor has Company or any of its Subsidiaries experienced any labor interruptions over the past three (3) years, and Company and its subsidiaries consider their relationships with their employees to be good. Company is in compliance in all material respects with all applicable material Laws respecting employment, employment practices, terms and conditions of employment and wages and hours.

        (f) Neither the execution and delivery by Company of this Agreement or the Separation Documents, nor the performance by Company of its obligations hereunder and thereunder, nor the consummation by Company of the transactions contemplated hereby or thereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or Company Employee or any of its Subsidiaries under any Company Plan or otherwise; (ii) materially increase any benefits otherwise payable under any Company Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        (g) Each Company International Employee Plan (as defined below) has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all Laws that are applicable to such Company International Employee Plan. Furthermore, no Company International Employee Plan has unfunded Liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by applicable Law, no condition exists that would prevent Company or Parent from terminating or amending any Company International Employee Plan at any time for any reason. For all purposes of and under this Agreement, "COMPANY INTERNATIONAL EMPLOYEE PLAN" means each Company Plan that has been adopted or maintained by Company or any of its Subsidiaries, whether informally or formally, for the benefit of current or former employees of Company or any of its Subsidiaries outside the United States.

     3.16 Absence of Liens. Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets (real, personal and mixed) used in its business, free and clear of any Liens, except (i) Liens reflected in the Company Financial Statements; (ii) Liens for Taxes not yet due and payable; and (iii) Liens which are not material to Company and its Subsidiaries taken as a whole.

     3.17  Environmental Matters.

        (a) (i) To the knowledge of Company, Company and its Subsidiaries are in compliance with and have been in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Since December 31, 1997, neither Company nor any of its Subsidiaries has received any communication (written or oral), whether from a Governmental Authority, citizens' group, employee or otherwise, alleging that Company or any of its Subsidiaries is not in such compliance, except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

           (ii) There is no Environmental Claim pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or, to the knowledge of the Company, against any entity or business whose liability for any Environmental Claim Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would reasonably be expected to have a Material Adverse Effect on Company.

           (iii) There are no present or, to the knowledge of Company, past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release or presence of any Hazardous Material that could form the basis of any Environmental Claim against Company or any of its Subsidiaries or, to the knowledge of Company, against any entity or business whose liability for any Environmental Claim Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

        (b) Neither the Company nor any of its Subsidiaries is subject to any indemnity or other agreement relating to liability under any Environmental Laws or relating to Hazardous Materials, except for indemnity or similar provisions contained in Company contracts entered into in the ordinary course of business of the Company or any of its Subsidiaries.

     3.18 Labor Matters. There are no material controversies pending or, to the knowledge of Company, threatened, between Company or any of its Subsidiaries and any of their respective employees. As of the date of this Agreement, neither Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its Subsidiaries nor does Company know of any activities or proceedings of any labor union to organize any such employees. As of the date of this Agreement, Company has no knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Company or any of its Subsidiaries.

     3.19  Agreements, Contracts and Commitments.

        (a) Neither Company nor any of its Subsidiaries is a party to or is bound by:

           (i) any employment or consulting agreement, contract or commitment with any executive officer or member of the Board of Directors of Company, other than those that are terminable by Company or any of its Subsidiaries on no more than thirty (30) days' notice without Liability or financial obligation to Company;

           (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

           (iii) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of products or services in the ordinary course of business;

           (iv) any agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

           (v) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than its Subsidiaries; or

           (vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit.

        (b) Neither Company nor any of its Subsidiaries, nor to the knowledge of Company any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound that are required to be disclosed in the Company Schedules pursuant to this Agreement (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other material remedies (for any or all of such breaches, violations or defaults, or all of them in the aggregate).

     3.20 Registration Statement; Proxy Statement; Other Filings. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 6.1 hereof) will at the time it is declared or ordered effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; and (ii) the Proxy Statement (as defined in Section 6.1 hereof) shall not, on the date the Proxy Statement is first mailed to the stockholders of Company and the stockholders of Parent, at the time of the Company Stockholders' Meeting (as defined in Section 6.1 hereof) or the Parent Stockholders' Meeting (as defined in Section 6.1 hereof) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder that are applicable by reason of the Proxy Statement constituting a proxy statement of Company. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Spinco which is contained in any of the foregoing documents.

     3.21 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, made the determinations set forth in the sixth recital to this Agreement.

     3.22 State Takeover Statutes. The Board of Directors of Company has approved the Merger, this Agreement, the Company Related Agreements and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Company Related Agreements and the transactions contemplated hereby and thereby the provisions of Section 203 of Delaware Law to the extent, if any, such section is applicable to the Merger, this Agreement, the Company Related Agreements and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Company Related Agreements or the transactions contemplated hereby and thereby.

     3.23 Fairness Opinion. Company has received a written opinion from Salomon Smith Barney, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to the Company from a financial point of view and has delivered to Parent a copy of such opinion.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF PARENT AND SPINCO

     Parent and Spinco hereby represent and warrant to Company, subject to (i) the documents, agreements and transactions contemplated by this Agreement, (ii) the exceptions disclosed in writing in the disclosure letter, dated as of the date hereof, delivered by Parent and Spinco to Company and Merger Sub concurrently with the execution and delivery of the Original Agreement, accepted by Company, and deemed redelivered by Parent and Spinco and accepted by Company for purposes of this Agreement (the "PARENT SCHEDULES"), and (iii) the information set forth in any Parent SEC Reports (as defined in Section 4.8(a) hereof) filed by Parent with the SEC prior to the date hereof, as follows:

     4.1 Organization and Good Standing. Parent, Spinco and each of their respective Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as currently proposed to be conducted, and is duly qualified to conduct business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect on Spinco or the HDD Business.

     4.2 Charter Documents. Parent and Spinco have delivered or made available to Company a true and complete copy of the Restated Certificate of Incorporation and Bylaws of Parent and the Certificate of Incorporation and Bylaws of Spinco and similar governing charter instruments of each of its Significant Subsidiaries, each as amended to date, and each such instrument is in full force and effect. None of Parent or Spinco, nor any of their respective Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing charter instruments.

     4.3  Capital Structure.

        (a) The authorized capital stock of Parent consists of 600,000,000 shares of HDD Common Stock, par value $0.01 per share, of which there were 76,968,118 shares issued and outstanding as of September 30, 2000, 1,000,000,000 shares of DSS Common Stock, par value $0.01 per share, of which there were 148,823,768 shares issued and outstanding as of September 30, 2000 (together the "PARENT COMMON STOCK"), and 20,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized and validly issued, fully paid and nonassessable, and are not subject to any preemptive rights created by statute, the Restated Certificate of Incorporation or Bylaws of Parent or any agreement or other instrument to which Parent is a party or by which Parent or its properties or assets are bound. Of the shares of HDD Common Stock outstanding as of September 30, 2000, 1,494,409 were issued as shares of restricted stock and were subject to repurchase upon the termination of employment of the holder ("RESTRICTED STOCK") and of the shares of DSS Common Stock outstanding as of such date, 2,988,809 were shares of Restricted Stock. As of September 30, 2000, Parent had reserved an aggregate of 59,884,263 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Parent Stock Option Plans, under which (i) options were outstanding to purchase an aggregate of 54,630,672 shares; and (ii) 5,253,591 shares were available for future grant. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions set forth in the instruments pursuant to which they are issuable, would be duly authorized and validly issued, fully paid and nonassessable. Section 4.3(a) of the Parent Schedules contains a complete and accurate list of each outstanding option to acquire shares of Parent Common Stock as of September 30, 2000, the name of the holder of each such option, the number of shares subject to each such option, the exercise price of each such option, the number of shares as to which each such option was vested as of such date, the vesting schedule for each such option and whether the exercisability of each such option will be accelerated in any way as a result of the Merger or any other transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any.

        (b) At the Effective Time, the authorized capital stock of Spinco will consist of 100,000,000 shares of Common Stock, par value $0.01 per share. At the Effective Time, the number of shares of Spinco Common Stock which are issued and outstanding shall be equal to the number of shares of HDD Common Stock issued and outstanding immediately prior to the Redemption (the "SPINCO COMMON STOCK") and no shares of Preferred Stock will be issued and outstanding. All outstanding shares of Spinco Common Stock will be duly authorized and validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Spinco or any agreement or other instrument to which Spinco is a party or by which Spinco or its properties or assets are bound. All shares of Spinco Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions set forth in the instruments pursuant to which they are issuable, will be duly authorized and validly issued, fully paid and nonassessable.

        (c) There are no equity securities, partnership interests or other similar ownership interests of any class or series of capital stock of Parent, or any securities convertible into or exercisable or exchangeable for such equity securities, partnership interests or other similar ownership interests issued, reserved for issuance or outstanding. Except for securities Parent owns, directly or indirectly through one or more Subsidiaries, there are no equity securities, partnership interests or other similar ownership interests of any class or series of capital stock of any Subsidiary of Parent, or any securities convertible into or exercisable or exchangeable for such equity securities, partnership interests or other similar ownership interests issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, partnership interests or other similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any kind or character to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or other similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Parent, there are no voting trusts, proxies or other agreements or understandings with respect to any class or series of capital stock of Parent or with respect to any equity security, partnership interest or other similar ownership interest of any class or series of capital stock of any of its Subsidiaries.

     4.4 Subsidiaries. Section 4.4 of the Parent Schedules contains a complete and accurate list of each Subsidiary of Parent and Spinco, indicating the jurisdiction of incorporation of each such Subsidiary and Parent's and Spinco's percentage equity interest therein.

     4.5 Authority. Parent and Spinco have all requisite corporate power and authority to enter into this Agreement, the Parent Voting Agreements, the Parent Affiliate Agreements and the Separation Documents to be entered into or executed by Parent or Spinco (collectively, the "PARENT RELATED AGREEMENTS"), to perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Spinco of this Agreement and the Parent Related Agreements, the performance by Parent and Spinco of their respective obligations hereunder and thereunder, and the consummation by Parent and Spinco of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Parent or Spinco, as applicable (including, without limitation, the adoption of this Agreement and the approval of the Merger by Parent as the sole stockholder of Spinco), subject only to the Parent Requisite Vote. This Agreement and the Parent Related Agreements have been (or, in the case of those Parent Related Agreements that are not being executed and delivered by Parent or Spinco concurrently with the execution and delivery of this Agreement, will, when they are executed and delivered by Parent or Spinco, have been) duly executed and delivered by Parent and Spinco, and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute (or, in the case of those Parent Related Agreements that are not being executed and delivered by Parent or Spinco concurrently with the execution and delivery of this Agreement, will, when they are executed and delivered by Parent or Spinco, constitute) valid and binding obligations of Parent and Spinco, enforceable in accordance with their respective terms, subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors' rights and the relief of debtors generally; and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principal of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.6 Conflicts. The execution and delivery of this Agreement and the Parent Related Agreements by Parent and Spinco do not, and the performance by Parent and Spinco of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the Restated Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Spinco or the equivalent organizational documents of any of their Subsidiaries; (ii) subject to obtaining the Parent Requisite Vote and the consents, approvals, orders and authorizations, and making the registrations, declarations and filings, described in Section 4.7 hereof, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which any of their respective properties and assets are bound or affected; or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair rights of Parent or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Spinco or any of their respective Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Spinco or any of their respective Subsidiaries is a party or by which Parent or Spinco or any of their respective Subsidiaries or any of their respective properties and assets are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clauses (ii) or (iii) above, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco or the HDD Business.

     4.7 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or Spinco in connection with the execution and delivery by Parent or Spinco of this Agreement, the Separation Documents and the Parent Related Agreements, the performance by Parent or Spinco of their respective obligations hereunder and thereunder, or the consummation by Parent or Spinco of the transactions contemplated hereby or thereby, except for (i) the filing of a Registration Statement (as defined in Section 6.1 hereof) with the SEC in accordance with the Securities Act; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) the filing of the Proxy Statement (as defined in Section 6.1 hereof) with the SEC in accordance with the Exchange Act; (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and the comparable Laws of any foreign countries; and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect on Spinco or the HDD Business.

     4.8  SEC Filings; Financial Statements; Undisclosed Liabilities.

        (a) Parent has filed all forms, reports and documents relating to the HDD Business required to be filed with the SEC since December 31, 1998. All such required forms, reports and documents, and all exhibits and schedules thereto and documents incorporated by reference therein (including those filed by Parent relating to the HDD Business after the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports
(i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder; and (ii) did not at the time each such Parent SEC Report was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Parent or Spinco is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements of Parent and the combined financial statements of Parent's Hard Disk Drive Group (including, in each case, any related notes thereto) contained in the Parent SEC Reports (including any Parent SEC Reports filed by Parent after the date hereof until the Closing) (collectively, the "PARENT FINANCIAL STATEMENTS"), (i) complied as to form in all material respects with the published rules and regulations of the SEC in effect, at the time of filing, with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and (iii) fairly presented the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods indicated therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The consolidated balance sheet of Parent contained in the Parent SEC Reports as of June 30, 2000, is hereinafter referred to as the "PARENT BALANCE SHEET" and the separate combined balance sheet of Parent's Hard Disk Drive Group contained in the Parent SEC Reports as of June 30, 2000, is hereafter referred to as the "HDD BALANCE SHEET."

        (c) Neither Parent nor any of its Subsidiaries has any Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except Liabilities (i) reflected in the Parent Balance Sheet; or (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices. Spinco does not have any Liabilities as of the date of this Agreement, and, as of the Effective Time, will have no Liabilities other than the HDD Liabilities.

        (d) Neither Parent nor any of its Subsidiaries has any Liabilities of a nature relating to the HDD Business and included as HDD Liabilities that are required to be disclosed on a balance sheet or in the related notes to consolidated or combined financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except Liabilities (i) reflected in the HDD Balance Sheet; or (ii) incurred since the date of the HDD Balance Sheet in the ordinary course, consistent with past practices, of the HDD Business.

        (e) Parent has heretofore furnished to Company a true and complete copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed following the date hereof, to forms, reports and documents which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act relating to the HDD Business.

        4.9 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet: (a) there has not been, occurred or arisen: (i) any Material Adverse Effect on the HDD Business;

(ii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; or (iii) any revaluation by Parent of any of its assets, including, without limitation, writing down of the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business; and (b) Parent has not taken any action, or failed to take any action, the taking or failure to take which action would, if it had occurred after the execution and delivery of this Agreement, have constituted a breach by Parent of Section 5.1 or Section 5.2 hereof.

     4.10  Taxes.

        (a) Parent and each of its Subsidiaries have timely filed all Returns relating to Taxes required to be filed by Parent and each of its Subsidiaries with any Tax authority. Parent and each of its Subsidiaries have paid all Taxes shown to be due on such Returns.

        (b) Neither Parent nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

        (c) No audit or other examination of any Return of Parent or any of its Subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its Subsidiaries been notified of any request for such an audit or other examination.

        (d) Neither Parent nor any of its Subsidiaries has any Liability for any material unpaid Taxes which has not been accrued for or reserved on Parent Balance Sheet in accordance with GAAP, other than any Liability for unpaid Taxes that may have accrued since June 30, 2000.

        (e) There is no contract, agreement, plan or arrangement to which Parent or any of its Subsidiaries is a party as of the date of this Agreement (including, without limitation, this Agreement), covering any employee or former employee of Parent or any of its Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

        (f) Neither Parent nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent or any of its Subsidiaries.

        (g) Other than the Separation Documents contemplated hereby, neither Parent nor any of its Subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement.

        (h) None of the assets of Parent or any of its Subsidiaries are tax exempt use property within the meaning of Section 168(h) of the Code.

     4.11  Intellectual Property.

        (a) For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

           (i) "PARENT INTELLECTUAL PROPERTY" means all Intellectual Property that is owned by, or exclusively licensed to, Parent or any of its Subsidiaries and used in the HDD Business.

           (ii) "PARENT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent or any of its Subsidiaries and used in the HDD Business.

        (b) No Parent Intellectual Property or product or service of Parent or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

        (c) Either Parent or one of its Subsidiaries owns and has good and exclusive title to, or has a valid license to (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted), each material item of Parent Intellectual Property or other Intellectual Property used by Parent or the applicable Subsidiary free and clear of any Lien (excluding licenses and related restrictions), and either Parent or one of its Subsidiaries is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Parent or the applicable Subsidiary, including the sale of any products or the provision of any services by Parent or such Subsidiary.

        (d) Either Parent or one of its Subsidiaries owns exclusively, and has good title to, all copyrighted works that are products of Parent or the applicable Subsidiary or which Parent or the applicable Subsidiary otherwise expressly purports to own that are used in the HDD Business.

        (e) To the extent that any material Intellectual Property has been developed or created by a third party for Parent or any of its Subsidiaries that is used in the HDD Business, Parent or such Subsidiary has a written agreement with such third party with respect thereto and Parent or such Subsidiary thereby either (i) has obtained ownership of, and is the exclusive owner of; or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

        (f) Neither Parent nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Parent Intellectual Property, to any third party.

        (g) To the knowledge of Parent, the operation of the HDD Business of Parent and its Subsidiaries as such business is currently conducted and currently proposed to be conducted, including Parent's and its Subsidiaries' design, development, manufacture, marketing and sale of the products or services of Parent and its Subsidiaries (including products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to the knowledge of Parent, constitute unfair competition or trade practices under the laws of any jurisdiction.

        (h) Neither Parent nor any of its Subsidiaries has received notice from any third party that the operation of the HDD Business of Parent or any of its Subsidiaries or any act, product or service of Parent or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (i) To the knowledge of Parent, no person has or is infringing or misappropriating any Parent Intellectual Property.

        (j) All Parent Registered Intellectual Property included in the Parent Intellectual Property is valid and subsisting. All maintenance and annuity fees have been fully paid and all fees paid during prosecution and after issuance of any Parent Registered Intellectual Property have been paid in the correct entity status amounts.

        (k) There are no royalties, fees or other payments payable by Parent or any of its Subsidiaries to any third party by reason of the ownership, use, sale or disposition of Parent Intellectual Property.

        (l) Neither Parent nor any of its Subsidiaries is in breach of any license, sublicense or other agreement relating to material Parent Intellectual Property. Neither the execution of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger will contravene, conflict with or result in an impairment of Parent's right to own or use any of the material Parent Intellectual Property or any intellectual property of any third party.

        (m) To the knowledge of Parent, it has at all times been Parent's practice and procedure to require all employees of Parent and its Subsidiaries to execute an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Parent of any Intellectual Property arising from services performed for Parent by such employees, the current form of which has been provided to Company.

        (n) The Programs do not contain any open source code or any materials subject to the GNU Public License (GPL), GNU Lesser Public License (GLPL) or any similar license, and the Programs are not subject to any open source license restrictions; including without limit the GPL or GLPL.

        (o) To the knowledge of Parent, the Programs will be free of any and all viruses, Trojan horses, trap doors, passwords, keys, protection codes or any other devices or mechanisms which are intended to cause it to perform any material functions other than those specified or intended or which are intended to halt, disrupt, limit access or grant improper access to or sabotage the operation of the Programs or any other process or device.

     4.12  Compliance; Permits; Restrictions.

        (a) Neither Parent nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any Law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which any of their respective properties and assets are bound or affected; or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties and assets are bound or affected, except for conflicts, defaults or violations which, neither individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the HDD Business. To the knowledge of Parent, no investigation or review by any Governmental Authority is pending or threatened against Parent or its Subsidiaries, nor has any Governmental Authority indicated an intention to conduct the same, except for investigations which, neither individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the HDD Business or Spinco. There is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent and any of its Subsidiaries as currently conducted.

        (b) Parent and its Subsidiaries hold (or, in the case of Spinco, will hold upon the consummation of the Separation) all permits, licenses, variances, exemptions, orders and approvals from Governmental Authorities for the operation of the HDD Business, failure to hold which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the HDD Business or Spinco (collectively, the "PARENT PERMITS"). Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

     4.13 Litigation. There are no Actions pending, or as to which Parent or any of its Subsidiaries has received any notice of assertion nor, to the knowledge of Parent, is there a threatened Action against Parent or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on Spinco, or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated by this Agreement, except as is not material to Spinco.

     4.14 Brokers' and Finders' Fees. Except for fees payable to Lehman Brothers pursuant to an engagement letter, dated August 17, 2000, a copy of which has been provided to Company, neither Parent nor Spinco has incurred, nor will either incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any other transactions contemplated by this Agreement.

     4.15  Employee Benefit Plans.

        (a) Section 4.15(a) of the Parent Schedules contains a complete and accurate list of all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of ERISA) covering any active or former employee, director or consultant of Parent to be transferred in the Separation to Spinco ("PARENT EMPLOYEE" which shall for this purpose mean an employee of Parent or a Code Affiliate of Parent to be transferred in the Separation to Spinco), any Subsidiary of Parent, or with respect to which Parent has or, to its knowledge, may in the future have Liability, (collectively, the "PARENT PLANS"). Parent has provided or will make available to Company prior to the Closing: (i) true and complete copies of all documents embodying each Parent Plan including, without limitation, all amendments thereto, all trust documents related thereto; and all material written agreements and contracts relating to each such Parent Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Parent Plan; (iv) all IRS determination, opinion, notification and advisory letters relating to each Parent Plan; (v) all material correspondence to or from any Governmental Authority relating to each Parent Plan; (vi) all forms and related notices required under the COBRA; (vii) the most recent discrimination tests for each Parent Plan; (viii) the most recent actuarial valuations, if any, prepared for each Parent Plan; (ix) if the Parent Plan is funded, the most recent annual and periodic accounting of the Parent Plan assets; and (x) all material communication to Parent Employees relating to any Parent Plan and any proposed Parent Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to Parent or any Code Affiliate.

        (b) Each Parent Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws, including, without limitation, ERISA and the Code, which are applicable to such Parent Plans. No Action (excluding claims for benefits incurred in the ordinary course of Parent Plan activities) has been brought, or to the knowledge of Parent, is threatened, against or with respect to any Parent Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Parent, threatened by the IRS or the DOL with respect to any Parent Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Parent Plans have been timely made or accrued. Any Parent Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination; and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. To the knowledge of Parent, no condition or circumstance exists giving rise to a material likelihood that any such Parent Plan would not be treated as qualified by the IRS. Parent does not have any plan or commitment to establish any new Parent Plan, to modify any Parent Plan (except to the extent required by applicable Law or the applicable Parent Plan or to conform any such Parent Plan to the requirements of any applicable Law, in each case as previously disclosed to Company in writing, or as required by the terms of any Parent Plan or this Agreement), or to enter into any new Parent Plan. Each Parent Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Company, Parent or any of its Code Affiliates (other than ordinary administration expenses).

        (c) Neither Parent, any of its Subsidiaries, nor any of their Code Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Parent contributed to or been requested to contribute to any "multiemployer plan," as such term is defined under ERISA. Neither Parent, any of its Subsidiaries, nor any officer or director of Parent or any of its Subsidiaries is subject to any material Liability or penalty under
Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and
Section 408 of ERISA, has occurred with respect to any Parent Plan which could subject Parent or its Affiliates to material Liability.

        (d) None of the Parent Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable Law, and neither Parent nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any Parent Employee, former employee, director, consultant or other person, except to the extent required by applicable Law.

        (e) Neither Parent nor any of its Subsidiaries is bound by or subject to (and none of its respective properties or assets is bound by or subject to) any arrangement with any labor union. No employee of Parent or any of its Subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Parent, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Parent, threatened labor dispute involving Parent or any of its Subsidiaries and any group of its employees nor has Parent or any of its Subsidiaries experienced any labor interruptions over the past three (3) years, and Parent and its subsidiaries consider their relationships with their employees to be good. Parent is in compliance in all material respects with all applicable material Laws respecting employment, employment practices, terms and conditions of employment and wages and hours.

        (f) Neither the execution and delivery by Parent of this Agreement or the Separation Documents, nor the performance by Parent of its obligations hereunder or thereunder, or the consummation by Parent of the transactions contemplated hereby or thereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or Parent Employee or any of its Subsidiaries under any Parent Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Parent Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        (g) Each Parent International Employee Plan (as defined below) has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all Laws that are applicable to such Parent International Employee Plan. Furthermore, no Parent International Employee Plan has unfunded Liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by applicable Law, no condition exists that would prevent Parent or Company from terminating or amending any Parent International Employee Plan at any time for any reason. For all purposes of and under this Agreement, "PARENT INTERNATIONAL EMPLOYEE PLAN" means each Parent Plan covering employees to be transferred in the Separation to Spinco that has been adopted or maintained by Parent or any of its Subsidiaries, whether informally or formally, for the benefit of current or former employees of Parent or any of its Subsidiaries outside the United States.

     4.16 Absence of Liens. Parent and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets (real, personal and mixed) used in the HDD Business, free and clear of any Liens, except (i) Liens reflected in the Parent Financial Statements; (ii) Liens for Taxes not yet due and payable; and (iii) such Liens as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the HDD Business.

     4.17 Facilities. Section 4.19 of the Parent Schedules provides an accurate and complete list of any facility or real property, including without limitation, any improvement, equipment, structure, building or fixture that is currently owned, used, occupied, controlled or rented in connection with the HDD Business (collectively, the "PARENT FACILITIES"), and Parent has provided Company true and complete copies of all leases, licenses or other agreements relating to Parent's use or occupancy of the Parent Facilities

(collectively, the "PARENT LEASES"). Neither Parent nor any of its Subsidiaries, nor to the knowledge of Parent any other party to a Parent Lease, is in material breach, violation or default under, and neither Parent nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any Parent Lease.

     4.18 Sufficiency of HDD Assets and Parent Intellectual Property. The Parent Intellectual Property constitutes and includes all of the Intellectual Property used in the HDD Business, or necessary for the conduct of the HDD Business, as the HDD Business is currently conducted. The HDD Assets, together with the Parent Intellectual Property and the rights conferred under the contracts assigned to (or the economic benefits of which are conferred on) Spinco in the Separation pursuant to the Separation Documents, constitutes and includes all of the property and assets, tangible and intangible, and all agreements and rights, used in the HDD Business, or necessary for the conduct of the HDD Business, as the HDD Business is currently conducted.

     4.19  Environmental Matters.

        (a) (i) To the knowledge of Parent, the HDD Business is in compliance and has been in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the HDD Business and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco or the HDD Business. Since December 31, 1997, neither Parent, Spinco nor any of their respective Subsidiaries has received any communication (written or oral), whether from a Governmental Authority, citizens' group, employee or otherwise, indicating that the HDD Business is not in such compliance, except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco or the HDD Business.

           (ii) There is no Environmental Claim pending or, to the knowledge of Parent, threatened against the HDD Business or, to the knowledge of Parent, against any entity or business whose liability for any Environmental Claim Spinco or any of its Subsidiaries has or may have retained, assumed or been allocated, or that Spinco or any of its Subsidiaries may or will assume, be allocated or otherwise acquire, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco or the HDD Business.

           (iii) There are no present or, to the knowledge of Parent, past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release or presence of any Hazardous Material that could form the basis of any Environmental Claim against Parent (in connection with the HDD Business), Spinco or any of its Subsidiaries or the Surviving Corporation or, to the knowledge of Parent, against any entity or business whose liability for any Environmental Claim Spinco or any of its Subsidiaries has or may have retained, assumed or been allocated, or that Spinco or any of its Subsidiaries may or will assume, be allocated or otherwise acquire, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

        (b) Neither Spinco nor any of its Subsidiaries is subject to any indemnity or other agreement, or will after the Separation be subject to any indemnity or other agreement, relating to liability under any Environmental Laws or relating to Hazardous Materials, except for indemnity or similar provisions contained in Parent Contracts that were entered into in the ordinary course of Parent's business.

     4.20 Labor Matters. Except as would not be material to the HDD Business, there are no controversies pending or, to the knowledge of Parent, threatened, between Parent or any of its Subsidiaries and any of their respective employees. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its Subsidiaries nor does Parent know of any activities or proceedings of any labor union to organize any such employees. As of the date of this Agreement, Parent has no knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Parent or any of its Subsidiaries.

     4.21  Agreements, Contracts and Commitments.

        (a) Except as would not be material to the HDD Business, neither Parent nor any of its Subsidiaries is a party to or is bound by:

           (i) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of the Board of Directors of Parent, other than those that are terminable by Parent or any of its Subsidiaries on no more than thirty (30) days' notice without Liability or financial obligation to Parent;

           (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

           (iii) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of products or services in the ordinary course of business;

           (iv) any agreement, contract or commitment containing any covenant limiting in any respect the right of Parent or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

           (v) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Parent or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Parent has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than its Subsidiaries; or

           (vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit.

        (b) Neither Parent nor any of its Subsidiaries, nor to the knowledge of Parent any other party to a Parent Contract (as defined below), is in breach, violation or default under, and neither Parent nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound that are required to be disclosed in the Parent Schedules pursuant to this Agreement (any such agreements, contracts or commitments are "PARENT CONTRACTS") in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party to seek material damages or other material remedies (for any of such breaches, violations or defaults, or all of them in the aggregate).

     4.22 Registration Statement; Proxy Statement; Other Filings. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 6.1 hereof) will at the time it is declared or ordered effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; and (ii) the Proxy Statement (as defined in Section 6.1 hereof) shall not, on the date the Proxy Statement is first mailed to the stockholders of Parent and the stockholders of Company, at the time of the Parent Stockholders' Meeting (as defined in Section 6.1 of this Agreement) or the Company Stockholders' Meeting (as defined in Section 6.1 of this Agreement) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders' Meeting or the Company Stockholders' Meeting which has become false or misleading. The

Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder that are applicable by reason of the Proxy Statement constituting a proxy statement of Parent. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

     4.23 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, made the determinations set forth in the fifth recital to this Agreement.

     4.24 State Takeover Statutes. The Board of Directors of Parent has approved the Merger, this Agreement, the Parent Related Agreements and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, the Redemption, this Agreement, the Parent Related Agreements and the transactions contemplated hereby and thereby the provisions of Section 203 of Delaware Law to the extent, if any, such section is applicable to the Merger, the Redemption, this Agreement, the Parent Related Agreements and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Redemption, this Agreement, the Parent Related Agreements or the transactions contemplated hereby and thereby.

     4.25 Fairness Opinion. Parent has received a written opinion from Lehman Brothers, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to the holders of HDD Common Stock from a financial point of view and has delivered to Company a copy of such opinion.

                                   ARTICLE V
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     5.1 Conduct of Business. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to its terms or the Effective Time, except (i) in the case of Company as provided in Article V of the Company Schedules and in the case of Parent as provided in Article V of the Parent Schedules; or (ii) to the extent that the other party shall otherwise consent in writing, Company (which for the purposes of this Article V shall include Company and each of its Subsidiaries) and Parent (which for the purposes of this Article V shall include Parent and each of its Subsidiaries) shall (a) carry on its business diligently and in accordance with good commercial practices and in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (b) pay its debts and Taxes when due (unless being contested or disputed in good faith), (c) pay or perform other material obligations when due, (d) keep in force all insurance policies relating to the HDD Business and (e) use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, landlords, creditors, employees and others with which it has business dealings. In furtherance of the foregoing and subject to applicable Law, Company and Parent shall confer, as promptly as practicable, prior to taking any material actions or making any material management decisions with respect to the conduct of the HDD Business during the foregoing period.

     5.2  Restricted Conduct. Except (i) in the case of Company, as provided in
Article V of the Company Schedules; and (ii) in the case of Parent or Spinco, as provided in Article V of the Parent Schedules, or as provided in this Agreement, none of Company, Parent or Spinco shall do any of the following, and none of Company, Parent or Spinco shall permit its Subsidiaries to do any of the following, without the prior written consent of the other party hereto (provided, however, that subparagraphs (a), (b), (d), (e), (f), (g), (h), (i) and (j) shall only apply to the HDD Business and its employees and Spinco):

        (a) except as required by applicable Law or pursuant to the terms of a Company Plan or a Parent Plan, as the case may be, in effect as of the date hereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options, granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) grant any severance or termination pay to any director, officer or employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other party hereto, or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

        (c) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property or the Parent Intellectual Property, as the case may be, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

        (d) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its Subsidiaries, or Parent or its Subsidiaries, as the case may be, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

        (f) issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any kind or character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of Company Common Stock or Parent Common Stock, as the case may be, pursuant to the exercise of stock options therefor outstanding on the date hereof; (ii) the granting of options to purchase shares of Company Common Stock or Parent Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice (as to recipients, amounts and vesting); (iii) shares of Company Common Stock or Parent Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause (ii); and (iv) shares of Company Common Stock or Parent Common Stock, as the case may be, issuable to participants in Parent's 1999 Employee Stock Purchase Plan (the "PARENT ESPP") or the Company 1998 Employee Stock Purchase Plan (the "COMPANY ESPP") consistent with the terms thereof;

        (g) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or Parent, as the case may be, or enter into any joint ventures, strategic partnerships or alliances, other than in the ordinary course of business consistent with past practice;

        (h) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

        (i) incur any indebtedness or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or Parent, as the case may be, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, other than (i) in connection with the financing of ordinary course trade payables consistent with past practice; or (ii) pursuant to existing credit facilities in the ordinary course of business;

        (j) adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan other than routine amendments in the ordinary course and consistent with past practices, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee other than in the ordinary course of business consistent with past practices, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

        (k) revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

        (l) engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the terms of this Article V;

        (m) sell, dispose of or license any of the HDD Assets to any person, except Inventory in the ordinary course of business, or mortgage, pledge, subject to a Lien, grant a security interest in or otherwise encumber any of the HDD Assets;

        (n) change accounting methods or practices relating to or affecting the HDD Assets, the HDD Liabilities or the HDD Business (including, without limitation, methods and practices relating to the internal allocation of assets and liabilities as between the HDD Business and Parent's DLT & Storage Systems Group);

        (o) amend, terminate or waive any rights under any contract of Parent relating to the HDD Business, except in the ordinary course of the HDD Business consistent with past practices; or

        (p) agree in writing or otherwise to take any of the actions described in Section 5.1 through Section 5.2(p), inclusive.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

     6.1  Proxy Statement/Prospectus; Registration Statement.

        (a) As promptly as practicable after the execution of this Agreement,
(i) Company and Parent shall prepare and file with the SEC a joint proxy statement (the "PROXY STATEMENT") to be sent to the stockholders of Company and the stockholders of Parent in connection with the meeting of the stockholders of Company to consider the approval of the Company Stockholder Proposal (the "COMPANY STOCKHOLDERS' MEETING") and in connection with the meeting of the stockholders of Parent to consider the approval of the Parent Stockholder Proposal (the "PARENT STOCKHOLDERS' MEETING"), and (ii) Company shall prepare and file with the SEC a registration statement on Form S-4 (the "REGISTRATION STATEMENT"), in which the Proxy Statement will be included as a prospectus, to register under the Securities Act the issuance of shares of Company Common Stock in connection with the Merger. Each of Company and Parent shall respond to any comments of the SEC, use its respective commercially reasonable efforts to have the Registration Statement declared or ordered effective under the Securities Act as promptly as practicable after such filing, and cause the Proxy Statement to be mailed to its respective stockholders at the earliest practicable time. As promptly as practicable after the date hereof, Company and Parent shall prepare and file any other filings required under the Exchange Act or the Securities Act. Each party hereto shall notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information, and shall supply the other party or parties hereto with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Registration Statement. Each party hereto shall comply in all material respects with all requirements of Law applicable to such party in connection with the Proxy Statement and the Registration Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, Company or Parent, as the case may be, shall promptly inform the other party hereto of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Company or stockholders of Parent, such amendment or supplement. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and Company shall mail the Proxy Statement to their respective stockholders.

        (b) Subject to Section 6.2(c) and Section 6.2(d) hereof, the Proxy Statement shall also include the recommendations of (i) the Board of Directors of Company in favor of approval of the Company Stockholder Proposal, and (ii) the Board of Directors of Parent in favor of approval of the Parent Stockholder Proposal.

     6.2  Meetings of Stockholders.

        (a) Company shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting, to be held as promptly as practicable after the Registration Statement is declared effected under the Securities Act, for the purpose of voting upon the approval of the Company Stockholder Proposal and shall use its commercially reasonable efforts to convene and hold the Company Stockholders' Meeting on the same day and at the same time as the Parent Stockholders' Meeting. Parent shall take all action necessary in accordance with Delaware Law, the Restated Certificate of Incorporation and its Bylaws to convene the Parent Stockholders' Meeting, to be held as promptly as practicable after the Registration Statement is declared effected under the Securities Act, for the purpose of voting upon the approval of the Parent Stockholder Proposal and shall use its commercially reasonable efforts to hold the Parent Stockholders' Meeting on the same day and at the same time as the Company Stockholders' Meeting. Subject to Section 6.2(c) and Section 6.2(d) hereof, Parent and Company shall each use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Company Stockholder Proposal, in the case of Company, and in favor of the approval of the Parent Stockholder Proposal, in the case of Parent, and shall take all other action necessary or advisable to secure the Company Requisite Vote, in the case of Company's stockholders, and the Parent Requisite Vote, in the case of Parent's stockholders, in each case as required by Delaware Law and all other applicable legal requirements (including, without limitation, the rules of Nasdaq, in the case of Company, and the rules of the New York Stock Exchange, in the case of Parent).

        (b) Subject to Section 6.2(c) and Section 6.2(d) hereof: (i) the Board of Directors of Company shall recommend that the stockholders of Company vote in favor of approval of the Company Stockholder Proposal at the Company Stockholders' Meeting, and the Board of Directors of Parent shall recommend that the stockholders of Parent vote in favor of the approval of the Parent Stockholder Proposal at the Parent Stockholders' Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Company has recommended that the stockholders of Company vote in favor of approval of the Company Stockholder Proposal at the Company Stockholders' Meeting, and a statement to the effect that the Board of Directors of Parent has recommended that the stockholders of Parent vote in favor of the approval of the Parent Stockholder Proposal at the Parent Stockholders' Meeting; and (iii) neither Board of Directors, nor any committee thereof, shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to the other party hereto, its respective recommendation.

        (c) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its recommendation in favor of approval of the Company Stockholder Proposal by the stockholders of Company if
(i) a Company Superior Offer (as defined below) is made to Company and is not withdrawn; (ii) neither Company nor any of its representatives shall have violated any of the restrictions set forth in Section 6.4(a) hereof; and (iii) the Board of Directors of Company concludes in good faith, after consultation with its legal counsel, that, in light of such Company Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is necessary in order for the Board of Directors of Company to comply with its fiduciary obligations to the stockholders of Company under applicable Law. Nothing contained in this Section 6.2(c) shall limit Company's obligation to convene and hold the Company Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified). For purposes of this Agreement, "COMPANY SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company, pursuant to which the stockholders of Company immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of fifty percent (50%) of the fair market value of Company's assets immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of Company, in each case on terms that the Board of Directors of Company determines, in its reasonable judgment (after consultation with its financial advisor) to be more favorable to the Company stockholders from a financial point of view than the terms of the Merger; provided, however, that no such offer shall be deemed to be a Company Superior Offer if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the good faith judgment of the Board of Directors of Company to be obtained by such third party on a timely basis.

        (d) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent the Board of Directors of Parent from withholding, withdrawing, amending or modifying its recommendation in favor of the adoption and approval of this Agreement and the approval of the Merger by the stockholders of Parent if (i) a Parent Superior Offer (as defined below) is made to Parent and is not withdrawn; (ii) neither Parent nor any of its representatives shall have violated any of the restrictions set forth in Section 6.4(b) hereof; and (iii) the Board of Directors of Parent concludes in good faith, after consultation with its legal counsel, that, in light of such Parent Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is necessary in order for the Board of Directors of Parent to comply with its fiduciary obligations to the stockholders of Parent under applicable Law. Nothing contained in this Section 6.2(d) shall limit Parent's obligation to convene and hold the Parent Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Parent shall have been withdrawn, amended or modified). For purposes of this Agreement, "PARENT SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent, pursuant to which the holders of HDD Common Stock immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Parent of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of fifty percent (50%) of the fair market value of assets that would have been part of the HDD Business and transferred to Spinco if the Separation had taken place; or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding HDD Common Stock, in each case on terms that the Board of Directors of Parent determines, in its reasonable judgment (after consultation with its financial advisor) to be more favorable to the Parent stockholders than the terms of the Merger; provided, however, that no such offer shall be deemed to be a Parent Superior Offer if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely, in the good faith judgment of the Board of Directors of Parent, to be obtained by such third party on a timely basis.

        (e) Nothing in this Agreement shall prohibit the Company, Parent or their respective Boards of Directors from complying with Rule 14-2 and Rule 14d-9 promulgated under the Securities Exchange Act with respect to a tender or exchange offer made by a third party for any or their respective securities.

     6.3  Access to Information; Confidentiality.

        (a) Each party hereto shall afford the other party hereto and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the other party hereto during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other party hereto may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger or the other transactions contemplated hereby.

        (b) The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated August 14, 2000 (the
"CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

     6.4  No Solicitation.

        (a) Restrictions on Company.

           (i) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to its terms or the Effective Time, Company and its Subsidiaries shall not, nor shall they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (A) solicit, initiate, encourage or induce the making, submission or announcement of any Company Acquisition Proposal (as defined in Section 6.4(a)(ii) hereof); (B) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Company Acquisition Proposal or relating to any Company Acquisition Transaction; (C) engage in discussions with any person with respect to any Company Acquisition Proposal; (D) subject to Section 6.2(c) hereof, approve, endorse or recommend any Company Acquisition Proposal; or (E) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Company Acquisition Transaction (as defined in Section 6.4(a)(ii) hereof); provided, however, that until the date on which this Agreement is approved and adopted by the Company Requisite Vote, this Section 6.4(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its Subsidiaries to, entering into a confidentiality agreement or discussions or negotiations with, any person or group in response to a Company Superior Offer submitted by such person or group (and not withdrawn) if (w) neither Company nor any representative of Company and its Subsidiaries shall have violated any of the restrictions set forth in this
Section 6.4(a); (x) the Board of Directors of Company concludes in good faith, after consultation with its legal counsel, that such action is necessary in order for the Board of Directors of Company to comply with its fiduciary obligations to the stockholders of Company under applicable Law; (y) (1) at least forty-eight (48) hours prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, Company gives Parent written notice of the identity of such person or group and of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group, and (2) Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Company and containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement; and (z) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Company Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.4(a), any officer or director of Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.4(a) by Company. In addition to the foregoing, Company shall (i) provide Parent with at least forty-eight (48) hours' prior notice (or such lesser prior notice as provided to the members of the Board of Directors of Company but in no event less than eight
(8) hours) of any meeting of the Board of Directors of Company at which the Board of Directors of Company is reasonably expected to consider a Company Superior Offer, and (ii) provide Parent with at least forty-eight (48) hours' prior written notice of a meeting of the Board of Directors of Company at which the Board of Directors of Company is reasonably expected to recommend a Company Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such Company Superior Offer.

           (ii) For all purposes of and under this Agreement, "COMPANY ACQUISITION PROPOSAL" means any offer or proposal (other than an offer or proposal by Parent) relating to any Company Acquisition Transaction. For all the purposes of and under this Agreement, "COMPANY ACQUISITION TRANSACTION" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of fifty percent (50%) or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) beneficially owning fifteen percent (15%) or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of fifteen percent (15%) or more of the assets of Company; or (C) any liquidation or dissolution of Company.

           (iii) In addition to the obligations of Company set forth in Section 6.4(a)(i) hereof, as promptly as practicable, and in any event within twenty-four (24) hours, Company shall advise Parent orally and in writing of any request received by Company for non-public information which Company reasonably believes could lead to a Company Acquisition Proposal or of any Company Acquisition Proposal, the material terms and conditions of such request or Company Acquisition Proposal, and the identity of the person or group making any such request or Company Acquisition Proposal. Company shall keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request or Company Acquisition Proposal.

        (b) Restrictions on Parent.

           (i) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and its Subsidiaries shall not, nor shall they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (A) solicit, initiate, encourage or induce the making, submission or announcement of any Parent Acquisition Proposal (as defined in Section 6.4(b)(ii) hereof); (B) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Parent Acquisition Proposal or relating to any Parent Acquisition Transaction; (C) engage in discussions with any person with respect to any Parent Acquisition Proposal; (D) subject to Section 6.2(d) hereof, approve, endorse or recommend any Parent Acquisition Proposal; or (E) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Parent Acquisition

Transaction (as defined in Section 6.4(b)(ii) hereof); provided, however, until the date on which this Agreement is approved and adopted by the Parent Requisite Vote, this Section 6.4(b) shall not prohibit Parent from furnishing nonpublic information regarding Parent and its Subsidiaries to, entering into a confidentiality agreement or into discussions or negotiations with, any person or group in response to a Parent Superior Offer submitted by such person or group (and not withdrawn) if (w) neither Parent nor any representative of Parent and its Subsidiaries shall have violated any of the restrictions set forth in this Section 6.4(b); (x) the Board of Directors of Parent concludes in good faith, after consultation with its legal counsel, that such action is advisable in order for the Board of Directors of Parent to comply with its fiduciary obligations to the stockholders of Parent under applicable Law; (y) (1) at least forty-eight (48) hours prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, Parent gives Company written notice of the identity of such person or group and of Parent's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group, and (2) Parent receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Parent and containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement; and (z) contemporaneously with furnishing any such nonpublic information to such person or group, Parent furnishes such nonpublic information to Company (to the extent such nonpublic information has not been previously furnished by Parent to Company). Parent and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Parent Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.4(b) by any officer or director of Parent or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Parent or any of its Subsidiaries shall be deemed to be a breach of this Section 6.4(b) by Parent. In addition to the foregoing, Parent shall (i) provide Company with at least forty eight (48) hours' prior notice (or such lesser prior notice as provided to the members of the Board of Directors of Parent but in no event less than eight (8) hours) of any meeting of the Board of Directors of Parent at which the Board of Directors of Parent is reasonably expected to consider a Parent Superior Offer; and (ii) provide Company with at least forty-eight (48) hours' prior written notice of a meeting of the Board of Directors of Parent at which the Board of Directors of Parent is reasonably expected to recommend a Parent Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such Parent Superior Offer.

           (ii) For all purposes of and under this Agreement, "PARENT ACQUISITION PROPOSAL" means any offer or proposal (other than an offer or proposal by Company) relating to any Parent Acquisition Transaction. For all the purposes of and under this Agreement, "PARENT ACQUISITION TRANSACTION" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (A) any acquisition or purchase from Parent by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of fifteen percent (15%) or more in interest of the total outstanding HDD Common Stock of Parent or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) beneficially owning fifteen percent (15%) or more in interest of the total outstanding HDD Common Stock of Parent or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Parent pursuant to which the aggregate percentage equity interest in the surviving or resulting entity of such transaction held by the former holders of HDD Common Stock represents 50% or less of the aggregate equity interest in Parent represented by their shares of HDD Common Stock immediately before the transaction; or (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of fifteen percent (15%) or more of the HDD Business assets.

           (iii) In addition to the obligations of Parent set forth in Section 6.4(b)(i), as promptly as practicable, and in any event within twenty-four (24) hours, Parent shall advise Company orally and in writing of any request received by Parent for non-public information which Parent reasonably believes could lead to a Parent Acquisition Proposal or of any Parent Acquisition Proposal, the material terms and conditions of such request or Parent Acquisition Proposal and the identity of the person or group making any such request or Parent Acquisition Proposal.

     6.5 Public Disclosure. Parent and Company shall consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement, a Company Acquisition Proposal or a Parent Acquisition Proposal and shall not issue any such press release or make any such public statement prior to such agreement, except as may be required by applicable Law or any listing agreement with a national securities exchange or Nasdaq in which case reasonable efforts to consult with the other party hereto shall be made prior to such release or public statement; provided, however, that no such consultation or agreement shall be required if, prior to the date of such release or public statement, either party hereto shall have withheld, withdrawn, amended or modified its recommendation in favor of the transactions contemplated hereby.

     6.6 Requirements of Law. Each of Parent, Spinco and Company shall take all commercially reasonable actions necessary or desirable to comply promptly with all requirements of Law which may be imposed on them with respect to the consummation of the Merger or any other transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Authority, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to each other and any third party necessary in connection with any such requirements imposed upon any of them or their respective Subsidiaries in connection with the consummation of the Merger or any other transactions contemplated by this Agreement. Company shall use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Company Common Stock in connection with the Merger. Parent shall use its commercially reasonable efforts to assist Company as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Company Common Stock in connection with the Merger.

     6.7 Third Party Consents. As soon as practicable following the date hereof, Parent, Spinco and Company shall each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its Subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the Merger, the Separation, the Redemption and other transactions contemplated by this Agreement and to permit the Surviving Corporation to operate the HDD Business under the ownership of Company following the Effective Time.

     6.8 Notification of Certain Matters. Parent and Spinco shall give prompt notice to Company, and Company shall give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time, such that the conditions set forth in
Section 7.2(a) or Section 7.3(a) hereof, as the case may be, would not be satisfied as a result thereof; or (ii) any material failure of Parent and Spinco or Company as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party hereto receiving such notice.

     6.9 Further Assurances. Subject to the respective rights and obligations of Parent, Spinco and Company under this Agreement, each of the parties hereto shall use its commercially reasonable efforts to effectuate the Merger, the Separation, the Redemption and the other transactions contemplated hereby, and to fulfill and cause to be fulfilled the conditions to the other parties' obligations to proceed with the closing under this Agreement. Each party hereto agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, to supplement the respective forms of each of the Separation Documents and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intent and purposes of this Agreement.

     6.10  Stock Options and Restricted Stock; Parent ESPP.

        (a) Outstanding HDD & DSS Options and Restricted Stock. The Parent Stock Options covering shares of HDD Common Stock that are outstanding as of the Redemption Date shall be referred to herein as "OUTSTANDING HDD OPTIONS." The Parent Stock Options covering shares of DSS Common Stock that are outstanding as of the Redemption Date shall be referred to herein as "OUTSTANDING DSS OPTIONS." Restricted Stock covering shares of HDD Common Stock as of the Redemption Date shall be referred to herein as "HDD RESTRICTED STOCK." Restricted Stock covering shares of DSS Common Stock as of the Redemption Date shall be referred to herein as "DSS RESTRICTED STOCK."

        (b) Spinco Assumption of Outstanding HDD Options and Restricted Stock Held by Transferred Employees, Former Parent Service Providers and Other Individuals Holding Vested HDD Restricted Stock. In the Redemption, (i) all Outstanding HDD Options and HDD Restricted Stock held by Transferred Employees, whether or not vested; (ii) all vested Outstanding HDD Options and HDD Restricted Stock held by Former Parent Service Providers; and (iii) all vested HDD Restricted Stock held by other individuals shall be assumed by Spinco ("OTHER HDD RESTRICTED STOCKHOLDERS"). Each Outstanding HDD Option and share of HDD Restricted Stock so assumed by Spinco under this Agreement shall continue to have, and be subject to, the same terms and conditions of such options and restricted stock agreements immediately prior to the Redemption Date (including, without limitation, any repurchase rights or post-termination exercise provisions), and shall cover the same number of shares of Spinco Common Stock, at the same per share exercise price, as the number of shares of HDD Common Stock covered by the option or subject to the HDD Restricted Stock award prior to the assumption. Such assumed options shall be referred to herein as "SPINCO OPTIONS." Such assumed HDD Restricted Stock shall be referred to herein as "SPINCO RESTRICTED STOCK."

        (c) Company Assumption of Spinco Options and Spinco Restricted Stock Held by Transferred Employees, Former Parent Service Providers and Other HDD Restricted Stockholders. At the Effective Time, (i) all Spinco Options and Spinco Restricted Stock held by Transferred Employees, whether or not vested;
(ii) all vested Spinco Options and vested Spinco Restricted Stock held by Former Parent Service Providers; and (iii) all vested Spinco Restricted Stock held by Other HDD Restricted Stockholders shall be assumed by Company. Each Spinco Option and share of Spinco Restricted Stock so assumed by Company under this Agreement shall continue to have, and be subject to, the same terms and conditions of such options and restricted stock agreements immediately prior to the Effective Time (including, without limitation, any repurchase rights, or post-termination exercise provisions), except that (i) for purposes of determining vesting, continuous service shall include service for Parent immediately prior to the Effective Time and service with Company from and after the Effective Time; (ii) each Spinco Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Company Common Stock equal to the product obtained by multiplying (x) the number of shares of Spinco Common Stock that were issuable upon exercise of such Spinco Option immediately prior to the Effective Time; by (y) the Exchange Ratio, rounded down to the nearest whole number of shares of Company Common Stock, (iii) the per share exercise price for the shares of Spinco Common Stock issuable upon exercise of such assumed Spinco Option shall be equal to the quotient determined by dividing (x) the exercise price per share of Spinco Common Stock at which such Spinco Option was exercisable immediately prior to the Effective Time, by (y) the Exchange Ratio, rounded up to the nearest whole cent; and (iv) each share of Spinco Restricted Stock shall be converted into that number of whole shares of Company Common Stock equal to the product obtained by multiplying (x) the number of shares of Spinco Common Stock subject to the Spinco Restricted Stock, by (y) the Exchange Ratio, rounded down to the nearest whole number of shares of Company Common Stock.

        (d) Treatment of Outstanding DSS Options Held by Transferred
Employees. At the Effective Time (i) Transferred Employees holding Outstanding DSS Options vested as of such date shall have the post-termination exercise period as set forth in relevant provisions of the applicable stock option agreement to exercise such vested Outstanding DSS Options after which such vested Outstanding DSS Options shall terminate and be without further force and effect; and (ii) Outstanding DSS Options that are unvested as of such date shall be converted into shares of DSS restricted stock with a per share purchase price equal to par value (the "CONVERTED DSS RESTRICTED STOCK"). The conversion formula for the Converted DSS Restricted Stock shall be determined by Parent, but shall confer an economic value at least equal to the option spread at the time of conversion. The Converted DSS Restricted Stock shall vest as to fifty percent (50%) of the shares upon the earlier of (i) three (3) months following the Effective Time, subject to the optionee's continued employment or consulting relationship with the Company or its affiliates through such vesting date; or
(ii) upon the optionee's involuntary termination other than for Cause, death or Disability or upon his or her voluntary termination for Good Reason, as such terms are defined in the applicable restricted stock agreement. The remaining fifty percent (50%) of the Converted DSS Restricted Stock shall vest ratably each month over the succeeding nine (9) month period, subject to the optionee's continued employment or consulting relationship with the Company or its affiliates through such monthly vesting dates, so as to be 100% vested one (1) year following the Effective Time.

        (e) Outstanding HDD Options and Unvested HDD Restricted Stock Held by Individuals Other than Transferred Employees and Former Parent Service Providers. Outstanding HDD Options (both vested and unvested) and unvested HDD Restricted Stock held by individuals other than Transferred Employees and Former Parent Service Providers shall be converted into DSS Options and DSS Restricted Stock as determined by Parent (and consistent with the terms of the Insurance Opinion and the statement of facts provided therein).

        (f) Parent ESPP. As of the Redemption Date, Transferred Employees will cease to participate in the Parent ESPP. In accordance with the terms of the Parent ESPP, any monies set aside under such Plan that were not previously used to purchase ESPP shares shall promptly be returned to the Transferred Employees.

     6.11 Form S-8. Company agrees to file a registration statement on Form S-8 for the shares of Company Common Stock issuable with respect to assumed Parent Stock Options as soon as is reasonably practicable following the Effective Time, but in no event later than ten (10) business days following the Effective Time.

     6.12 Insurance Policy. Company and Parent shall cooperate in obtaining the Insurance Policy. Unless Parent otherwise consents in writing, the Insurance Policy shall be issued in the name of Parent, as insured, and shall include Company as a "loss payee" as its interests may appear. Company shall pay all premiums due and owing to obtain and maintain the Insurance Policy in effect.

     6.13  D&O Insurance.

        (a) For a period of six (6) years after the Effective Time, Company shall maintain in effect directors' and officers' liability insurance for any claims in connection with this Agreement and the transactions contemplated hereby (and only such claims) covering those persons who are currently covered by Parent's directors' and officers' liability insurance policy on terms comparable to those applicable to the then current directors and officers of Company; provided, however, that Company shall not be obligated to spend annually more than 150% of the annual premium most recently charged to Parent for such insurance and, if such insurance is not readily available on commercially reasonable terms within such limit, Company shall be required to obtain only such insurance as is readily available on reasonable terms within such limit; and provided, further, that Company may elect to satisfy its obligation under this Section 6.13(a) by purchasing one or more "tail" or "run-off" policies providing the required coverage for such six-year period.

        (b) The terms and provisions of this Section 6.13 are (i) intended to be for the benefit of, and shall be enforceable by, each of the persons referred to in Section 6.13(a) hereof, Parties; and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any of such persons may have by contract or otherwise.

        (c) This Section 6.13 shall survive any termination of this Agreement and the consummation of the Merger at the Effective Time, and shall be binding on all successors and assigns of Company and the Surviving Corporation.

     6.14 Tax-Free Reorganization/Insurance Opinion. Neither Parent nor Company shall, nor shall either permit any of its respective Subsidiaries to, take or cause to be taken any action that would reasonably be expected to disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code or would make any certification or representation or warranty given by either party to the issuer of the Insurance Opinion and referenced in the Insurance Opinion untrue or incorrect in any material respect.

     6.15 Nasdaq Listing. Company shall authorize for listing on Nasdaq National Market the shares of Company Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     6.16  Regulatory Filings; Commercially Reasonable Efforts.

        (a) As soon as reasonably practicable after the date of this Agreement, Company and Parent each shall file with the FTC and the Antitrust Division of the DOJ, Notification and Report Forms relating to the Merger and any other transactions contemplated by this Agreement as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control Laws of any other applicable jurisdiction, as agreed to by the parties hereto. Company and Parent each shall promptly (i) supply the other with any information which may be required in order to effectuate such filings; and
(ii) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate. Each of Company and Parent shall use all commercially reasonable efforts to cause the early termination or expiration of the waiting periods applicable to all such filings as soon as reasonably practicable.

        (b) Each of Company and Parent shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of Company and Parent shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such Action.

     6.17 Separation Agreements. The parties will use all commercially reasonable efforts to execute all agreements relating to the Separation in substantially the forms attached hereto as Schedules 1 through 6.

     6.18  Employee Matters.

        (a) Transferred Employees. Non-Transferred Employees. Within twenty (20) days prior to the Company Stockholders' Meeting, Parent shall provide to Company a list of all corporate employees providing services to the HDD Business (the "CORPORATE HDD EMPLOYEES") and all other employees primarily engaged in the HDD Business up to a maximum of 2,600 individuals (the "NON-CORPORATE HDD EMPLOYEES"). Commencing not later than thirty (30) days prior to the Redemption Date, Company shall notify Parent of the names of the Non-Corporate HDD Employees and Corporate HDD Employees to whom Company (in its sole discretion) and Spinco shall make written offers of employment (the "SPINCO OFFEREES"). Spinco and the Company agree to hire the Spinco Offerees who accept their offer of employment in writing. The Company agrees to hire, or be responsible for the Approved Severance Costs (as provided in Section 6.18(b) below) of the Non-Corporate HDD Employees and 535 Corporate HDD Employees provided that such Corporate HDD Employees shall be identified by the Company in its sole discretion ("IDENTIFIED CORPORATE HDD EMPLOYEES"). Parent agrees to use commercially reasonable efforts to assist the Company and Spinco with the delivery of written offers of employment. Spinco Offerees and Identified Corporate HDD Employees who accept their employment offers in writing and commence work with Spinco or the Company pursuant to such offers shall be referred to herein as "TRANSFERRED EMPLOYEES." All other Non-Corporate HDD Employees and Identified Corporate HDD Employees shall be referred to herein as "NON-TRANSFERRED EMPLOYEES."

        (b) Certain Terminations of Employment of Non-Transferred Employees. In the event that any Non-Transferred Employee is terminated by Parent primarily because of the transaction contemplated by this Agreement within thirty (30) days prior to the Effective Time but after the signing of this Agreement, or in the case of any Non-Transferred Employee who is terminated within nine (9) months after the Effective Time (the "DISCHARGE PERIOD"), then the Company shall be responsible for severance costs payable pursuant to the severance policy agreed to by Parent and Company and attached as
Schedule 6.18(b) of the Parent Schedules (the "APPROVED SEVERANCE COSTS") for such employee, provided, however, that the aggregate number of Identified Corporate HDD Employees for whom Company has responsibility to pay Approved Severance Costs shall not exceed 535 less the number of Identified Corporate HDD Employees who are Transferred Employees. Parent shall disclose to the Company the Non-Transferred Employees terminated or to be terminated within the Discharge Period prior to the Effective Time. Parent shall withhold an amount equal to the Approved Severance Costs from the monies otherwise transferable to Spinco pursuant to the transfer of the HDD Business as specified in Section 2.1 hereof to pay for such Approved Severance Costs (the "SEVERANCE RESERVE"). Following the Discharge Period, Parent shall provide the Company with a final accounting of the Approved Severance Costs associated with terminations of employment of the Non-Transferred Employees (the "ACTUAL SEVERANCE"). Parent shall issue a check or an invoice to the Company for the difference (including interest at 6.20%), if any, between the Severance Reserve and the Actual Severance. Company agrees to pay Parent for fifty percent (50%) (one hundred percent (100%) for Messrs. Gannon and Shoquist) of the severance costs, up to the maximum Company payment reflected on Parent Schedule 6.18(b), associated with the termination of employment of those members of Parent's senior management team as agreed to and set forth on Parent Schedule 6.18(b) ("IDENTIFIED SENIOR MANAGEMENT") that arise primarily due to the transactions contemplated by this Agreement and which termination occurs within 9 months following the Effective Time. Notwithstanding the foregoing, in the event any member of Identified Senior Management (i) becomes employed by Company within the Discharge Period, or (ii) rejects a Company employment offer within the Discharge Period for a position with comparable pay and within forty (40) miles of such member's current office location, the Company will not be required to pay Parent for severance costs associated with such person. Except for the Approved Severance Costs and except as otherwise specified in this Agreement, the Company is not responsible or liable for any claim for severance benefits or other cash or equity compensation under any severance plan, program, policy or arrangement maintained by Parent or agreement covering severance or change of control benefits between Parent and any individual providing services to Parent.

        (c) Liability for Terminated Employees. Parent shall be responsible and assume all liability for all notices, benefits or payments (other than those required to be paid by the Company pursuant to Section 6.18(b) above) due to any Non-Transferred Employees, and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by Parent prior to the Effective Date, including but not limited to the Worker Adjustment and Retraining Notification Act and COBRA and any rules or regulations thereunder. Such severance benefits shall be made consistent with the severance methodology for such individuals discussed with the Company prior to the signing of this Agreement. The Company and Spinco shall be responsible and assume all liability for all notices, benefits or payments due to any Transferred Employees, and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by the Company or Spinco after the Effective Time, including but not limited to the Worker Adjustment and Retraining Notification Act and COBRA and any rules or regulations thereunder.

        (d) 401(k) Plan-to-Plan Transfer. Parent and Company each covenant and agree, as soon as administratively feasible following the Effective Time, as follows: (i) to facilitate a plan-to-plan transfer of the account balances of Transferred Employees in Parent's 401(k) plan; (ii) Parent agrees to provide the Company with information concerning the Transferred Employees who are participants in the Parent 401(k) Plan, including such participants' Parent 401(k) Plan account balances, vesting, outstanding loan balances, and any additional information which may be necessary in order to administer a transfer of assets; and (iii) Parent and the Company shall make reasonable efforts to take any and all actions necessary to accomplish the plan-to-plan transfer as soon as administratively feasible following the Effective Time.

     6.19 Affiliate Agreements. Parent will use commercially reasonably efforts to cause its Affiliates to execute and deliver agreements with the Company in a form customary for transactions of the nature of the Merger and reasonably acceptable to both parties prior to the Closing.

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

     7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or fulfillment, at or prior to the Effective Time, of the following conditions:

        (a) Stockholder Approvals. The Company Stockholder Proposal shall have been approved at the Company Stockholders' Meeting by the Company Requisite Vote and the Parent Stockholder Proposal shall have been approved at the Parent Stockholders' Meeting by the Parent Requisite Vote.

        (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective in accordance with the provisions of the Securities Act; and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

        (c) HSR Act and Comparable Laws. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated and clearance for such transactions shall have been obtained under the comparable Laws of any foreign countries where consummation of such transactions prior to such clearance would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company or Parent.

        (d) Insurance Opinion. The Insurance Opinion shall have been re-issued to Company and Parent and re-dated at and as of the Closing without any adverse qualifications or modifications.

        (e) Tax Opinions. Company and Parent shall each have received substantially identical written opinions from their counsel, Gray Cary Ware & Freidenrich LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, respectively, in form and substance reasonably satisfactory to each, to the effect that the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code, and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Company or Parent does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (f) Nasdaq Listing. The shares of Company Common Stock issuable to stockholders of Spinco in connection with the Merger and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

        (g) Separation and Redemption. The Separation and the Redemption shall have been consummated in accordance with the terms and provisions of the Form of Separation and Redemption Agreement attached hereto as Schedule 2.

        (h) Insurance Policy. The Insurance Policy shall have been issued and be in full force and effect.

        (i) No Orders. No Order shall be in effect and no person shall have initiated any Action seeking an Order.

     7.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction or fulfillment, at or prior to the Effective Time, of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

        (a) Representations and Warranties. (i) The representations and warranties of Parent and Spinco contained in this Agreement (without giving effect to any qualifiers and exceptions therein relating to materiality or Material Adverse Effect) shall have been true and correct as of the date of this Agreement, except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco or the HDD Business; (ii) the representations and warranties of Parent and Spinco contained in this Agreement (without giving effect to any qualifiers and exceptions therein relating to materiality or Material Adverse Effect) shall be true and correct on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco; (iii) the representations, warranties and certifications of Parent incorporated by reference into the Insurance Opinion shall have been true and correct as of the date of the Insurance Opinion, and shall be true and correct on and as of the Effective Time, except in any respect that would not reasonably be expected to alter any of the conclusions set forth in the Insurance Opinion; and (iv) Company shall have received a certificate with respect to the foregoing signed on behalf of Parent and Spinco by their respective Chief Executive Officers and by the Chief Financial Officers of Parent.

        (b) Agreements and Covenants. Parent and Spinco shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Company shall have received a certificate to such effect signed for on behalf of Parent and Spinco by the Chief Executive Officer and the Chief Financial Officer of Parent and Spinco, as applicable.

     7.3 Additional Conditions to the Obligations of Parent and Spinco. The obligations of Parent and Spinco to consummate and effect the Merger shall be subject to the satisfaction or fulfillment, at or prior to the Effective Time, of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

        (a) Representations and Warranties. (i) The representations and warranties of Company contained in this Agreement (without giving effect to any qualifiers and exceptions therein relating to materiality or Material Adverse Effect) shall have been true and correct as of the date of this Agreement, except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company; (ii) the representations and warranties of Company contained in this Agreement (without giving effect to any qualifiers and exceptions therein relating to materiality or Material Adverse Effect) shall be true and correct on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company; (iii) the representations, warranties and certifications of Company incorporated by reference into the Insurance Opinion shall have been true and correct as of the date of the Insurance Opinion, and shall be true and correct on and as of the Effective Time, except in any respect that would not reasonably be expected to alter any of the conclusions set forth in the Insurance Opinion; and (iv) Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by its President and its Chief Financial Officer.

        (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate to such effect signed for and on behalf of Company by the President and the Chief Financial Officer of Company.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after adoption and approval of this Agreement and approval of the Merger by the stockholders of Parent or the approval of the issuance of shares of Company Common Stock in connection with the Merger by the stockholders of Company:

        (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

        (b) by either Company or Parent if the Merger shall not have been consummated by June 30, 2001; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

        (c) by either Company or Parent if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

        (d) by either Company or Parent if the Company Requisite Vote is not obtained upon a vote taken on the Company Stockholder Proposal at the Company Stockholders' Meeting (or at any adjournment or postponement thereof) or the Parent Requisite Vote is not obtained upon a vote taken on the Parent Stockholder Proposal at the Parent Stockholders' Meeting (or at any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party where the failure to obtain stockholder approval of such party shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a material breach of this Agreement;

        (e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Spinco set forth in this Agreement, or if any representation or warranty of Parent or Spinco shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in the representations and warranties of Parent and Spinco or breach by Parent or Spinco is curable by Parent or Spinco through the exercise of their respective commercially reasonable efforts, then Company may not terminate this Agreement pursuant to this Section 8.1(e) for thirty (30) calendar days after delivery of written notice from Company to Parent and Spinco of such breach, provided Parent and Spinco continue to exercise their respective commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by Parent or Spinco is cured during such thirty (30) calendar day period);

        (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement pursuant to this Section 8.1(f) for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by Company is cured during such thirty (30) calendar day period);

        (g) by Parent if a Parent Triggering Event (as defined below) shall have occurred. For all purposes of and under this Agreement, a "PARENT TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the approval of the issuance of shares of Company Common Stock in connection with the Merger; (ii) Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Company in favor of the approval of the issuance of shares of Company Common Stock in connection with the Merger; (iii) the Board of Directors of Company shall have failed to reaffirm its recommendation in favor of the approval of the Merger within ten
(10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the announcement of a Company Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or recommended any Company Acquisition Proposal; (v) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Company Acquisition Proposal or relating to any Company Acquisition Transaction; (vi) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement that Company recommends rejection of such tender or exchange offer; or (vii) Company shall have breached the terms of Section 6.4(a) hereof; or

        (h) by Company if a Company Triggering Event (as defined below) shall have occurred. For all purposes of and under this Agreement, a "COMPANY TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Parent or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Company its recommendation in favor of the adoption and approval of this Agreement or the approval of the Merger; (ii) Parent shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Parent in favor of the adoption and approval of this Agreement or the approval of the Merger; (iii) the Board of Directors of Parent shall have failed to reaffirm its recommendation in favor of the adoption and approval of this Agreement and the approval of the Merger within 10 business days after Company requests in writing that such recommendation be reaffirmed at any time following the announcement of a Parent Acquisition Proposal; (iv) the Board of Directors of Parent or any committee thereof shall have approved or recommended any Parent Acquisition Proposal; (v) Parent shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Parent Acquisition Proposal or relating to any Company Acquisition Transaction; (vi) a tender or exchange offer relating to securities of Parent shall have been commenced by a person unaffiliated with Company, and Parent shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement that Parent recommends rejection of such tender or exchange offer; or
(vii) Parent shall have breached the terms of Section 6.4(b) hereof.

     8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement pursuant to Section 8.1 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.2, Section 8.3 and Article IX hereof, each of which shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any party hereto from Liability for any intentional breach of this Agreement.

     8.3  Fees and Expenses.

        (a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred (i) in connection with the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto; and (ii) in connection with the filing of the pre-merger notification and report forms under the HSR act.

        (b) Company Payments.

           (i) Company shall pay to Parent in immediately available funds, within one (1) business day after notice of termination is delivered, an amount equal to $35 million (the "COMPANY TERMINATION FEE") if this Agreement is terminated by Parent pursuant to Section 8.1(g) hereof.

           (ii) Company shall pay Parent in immediately available funds, within two (2) business days after demand by Parent, an amount equal to the Company Termination Fee, if this Agreement is terminated by Parent or Company, as applicable, pursuant to Section 8.1(b) or Section 8.1(d) hereof as a result of the Company Stockholder Proposal not receiving the Company Requisite Vote upon the vote being taken thereon at the Company Stockholders' Meeting (or any adjournment or postponement thereof) and any of the following shall occur:

               (1) if following the date hereof and prior to the taking of such vote, a third party has publicly announced, and not publicly withdrawn, a Company Acquisition Proposal and within twelve (12) months following the termination of this Agreement a Company Acquisition (as defined below) is consummated; or

               (2) if following the date hereof and prior to the taking of such vote, a third party has publicly announced, and not publicly withdrawn, a Company Acquisition Proposal and within twelve (12) months following the termination of this Agreement Company enters into an agreement or letter of intent providing for a Company Acquisition.

           (iii) Company acknowledges that the agreements contained in this
Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would have not entered into this Agreement. Accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 8.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of the Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

           (iv) For the purposes of this Section 8.3, "COMPANY ACQUISITION" means any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interest in the surviving or resulting entity of such transaction; (B) a sale or other disposition by Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of Company's assets immediately prior to such sale; or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of Company.

        (c) Parent Payments.

           (i) Parent shall pay to Company in immediately available funds, within one (1) business day after notice of termination is delivered, an amount equal to $35 million (the "PARENT TERMINATION FEE") if this Agreement is terminated by Company pursuant to Section 8.1(h) hereof.

           (ii) Parent shall pay Company in immediately available funds, within two (2) business days after demand by Company, an amount equal to the Parent Termination Fee, if this Agreement is terminated by Company or Parent, as applicable, pursuant to Section 8.1(b) or Section 8.1(d) hereof as a result of the Parent Stockholder Proposal not receiving the Parent Requisite Vote upon the vote being taken thereon at the Parent Stockholders' Meeting (or any adjournment or postponement thereof) and any of the following shall occur:

               (1) if following the date hereof and prior to the taking of such vote, a third party has publicly announced, and not publicly withdrawn, a Parent Acquisition Proposal and within twelve (12) months following the termination of this Agreement a Parent Acquisition (as defined below) is consummated; or

               (2) if following the date hereof and prior to the taking of such vote, a third party has publicly announced, and not publicly withdrawn, a Parent Acquisition Proposal and within twelve (12) months following the termination of this Agreement Parent enters into an agreement or letter of intent providing for a Parent Acquisition.

           (iii) Parent acknowledges that the agreements contained in this
Section 8.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Company would not have entered into this Agreement. Accordingly, if Parent fails to pay in a timely manner the amounts due pursuant to this Section 8.3(c) and, in order to obtain such payment, Company makes a claim that results in a judgment against Parent for the amounts set forth in this Section 8.3(c), Parent shall pay to Company its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(c) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(c) shall not be in lieu of damages incurred in the event of breach of this Agreement.

           (iv) For the purposes of this Section 8.3, "PARENT ACQUISITION" means any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent pursuant to which the aggregate percentage equity interest in the surviving or resulting entity of such transaction held by the former holders of HDD Common Stock represents 50% or less of the aggregate equity interest in Parent represented by their shares of HDD Common Stock immediately before the transaction; (B) a sale or other disposition by Parent of assets representing in excess of fifty percent (50%) of the aggregate fair market value of assets that would have been part of the HDD Business and transferred to Spinco if the Separation had taken place; or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the HDD Common Stock then outstanding.

     8.4 Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     8.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally permitted, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto; (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE IX
                               GENERAL PROVISIONS

     9.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Spinco contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

        (a) if to Parent or Spinco, to:

            Quantum Corporation
            500 McCarthy Blvd.
            Milpitas, CA 95035
            Attention: General Counsel
            Telephone No.: (408) 894-4000
            Facsimile No.: (408) 232-6798

            with copies to:

            Wilson Sonsini Goodrich & Rosati
            Professional Corporation
            One Market, Spear Street Tower
            Suite 3300
            San Francisco, California 94105
            Attention: Larry W. Sonsini, Esq.
                       Michael J. Kennedy, Esq.
            Telephone No.: (415) 947-2000
            Facsimile No.: (415) 947-2099

        (b) if to Company, to:

            Maxtor Corporation
            510 Cottonwood Drive
            Milpitas, CA 95035
            Attention: General Counsel
            Telephone No.: (303) 678-2050
            Facsimile No.: (303) 678-3111

            with copies to:

            Gray Cary Ware & Freidenrich
            400 Hamilton Street
            Palo Alto, California
            Attention: Diane Holt Frankle, Esq.
                       Henry Lesser, Esq.
            Telephone No.: (650) 833-2400
            Facsimile No.: (650) 327-3699

     9.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.

     9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party or parties hereto, it being understood that all parties hereto need not sign the same counterpart.

     9.5 Entire Agreement. This Agreement, the Separation Documents and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedules and the Parent Schedules (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (ii) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein.

     9.6 No Third Party Beneficiaries. Except as provided in Section 6.12, this Agreement is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

     9.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

     9.8 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the terms of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, SPINCO AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT,

SPINCO OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     9.12 Release of Merger Sub. Merger Sub is hereby forever unconditionally and irrevocably released and discharged from the Original Agreement and from all of its obligations and liabilities thereunder and shall cease for all purposes to be party to this Agreement.

     9.13 Waiver of Certain Inaccuracies. Notwithstanding any other provision of this Agreement, any failure of any of the representations and warranties made by any party in this Agreement to be true and correct in all material respects solely due to the fact that the Original Agreement provided for the merger of Merger Sub with and into Spinco whereas this Agreement contemplates the merger of Spinco with the Company (the "CHANGE IN MERGER FORM") shall not be a breach of, or constitute a failure of condition under, this Agreement, provided, at the Closing, such party shall set forth in its certificate under Section 7.2(a) or 7.3(a) (as the case may be) the respects in which its representations and warranties made in this Agreement failed to be true and correct in all material respects at the Closing solely due to the Change in Merger Form, and provided further that nothing herein shall relieve any party of its obligations under
Section 6.7 hereof.

                    [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Parent, Spinco Company and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized, each as of the date first written above.

                                          QUANTUM CORPORATION

                                          By:  /s/ Michael A. Brown
                                            ------------------------------------
                                          Name:  Michael A. Brown
                                              ----------------------------------
                                          Title:  President & CEO
                                             -----------------------------------

                                          INSULA CORPORATION

                                          By:  /s/ Michael A. Brown
                                            ------------------------------------
                                          Name:  Michael A. Brown
                                              ----------------------------------
                                          Title:  President & CEO
                                             -----------------------------------

                                          MAXTOR CORPORATION

                                          By:  /s/ Michael R. Cannon
                                            ------------------------------------
                                          Name:  Michael R. Cannon
                                              ----------------------------------
                                          Title:  President & CEO
                                             -----------------------------------

                                          HAWAII ACQUISITION CORPORATION

                                          By:  /s/ Michael R. Cannon
                                            ------------------------------------
                                          Name:  Michael R. Cannon
                                              ----------------------------------
                                          Title:  CEO
                                             -----------------------------------

                        SALOMON SMITH BARNEY LETTERHEAD

                                                                         ANNEX B

October 3, 2000

Board of Directors
Maxtor Corporation
510 Cottonwood Drive
Milpitas, California 95035

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to Maxtor Corporation ("Maxtor") of the Exchange Ratio (as defined below) in connection with the Merger (as defined below) contemplated by the Agreement and Plan of Merger (the "Merger Agreement") to be entered into by Quantum Corporation ("Quantum") Insula Corporation, a wholly owned subsidiary of Quantum ("Spinco"), Hawaii Acquisition Corporation, a wholly owned subsidiary of Maxtor, and Maxtor.

     As more specifically set forth in the Merger Agreement, and subject to the terms and conditions thereof, Spinco will merge with and into Maxtor (the "Merger"), and each issued and outstanding share of the common stock, par value $0.01 per share, of Spinco (the "Spinco Common Stock") other than certain shares to be cancelled pursuant to the Merger Agreement, will be converted into the right to receive 1.52 (the "Exchange Ratio") shares of the common stock, par value $0.01 per share, of Maxtor (the "Maxtor Common Stock"). As more specifically set forth in, and subject to the terms and conditions of, the Master Separation and Redemption Agreement (the "Separation Agreement"), the General Assignment and Assumption Agreement (the "Assignment Agreement"), the Tax Sharing Agreement (the "Tax Agreement"), the Transitional Services Agreement (the "Services Agreement"), the Intellectual Property Agreement (the "Property Agreement") and the Indemnification Agreement (the "Indemnification Agreement," and together with the Merger Agreement and the other agreements referred to in this sentence, the "Agreements"), in each case to be entered into by Maxtor, Spinco and Quantum, immediately prior to the effective time of the Merger, Quantum will transfer the HDD Business (as defined in the Merger Agreement) to Spinco and in connection therewith each share of the Hard Disk Drive Group Common Stock, par value $0.01, of Quantum (the "HDD Common Stock") will be redeemed in exchange for one share of Spinco Common Stock (the transactions referred to in this sentence, the "Spin Off").

     In arriving at our opinion, we reviewed a draft of the Merger Agreement dated October 2, 2000, and drafts of the Separation Agreement, the Assignment Agreement, the Tax Agreement, the Services Agreement, the Property Agreement and the Indemnification Agreement , in each case dated October 2, 2000, and held discussions with certain senior officers, directors and other representatives and advisors of each of Maxtor, Quantum and the combined company concerning the businesses, operations and prospects of Maxtor and the HDD Business. We examined certain publicly available business and financial information relating to Maxtor and the HDD Business, as well as certain financial forecasts and other information and data for Maxtor, the HDD Business and Spinco which were provided to or otherwise discussed with us by the managements of Maxtor and Quantum, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Maxtor Common Stock and HDD Common Stock; the historical earnings and other operating data of Maxtor and the HDD Business; the projected earnings and other operating data for Maxtor and Spinco; the historical capitalization and financial condition of Maxtor and the HDD Business; and the projected capitalization and financial condition of Maxtor and Spinco. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that we considered relevant in evaluating the Exchange Ratio and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Maxtor and the HDD

Business. We also evaluated the pro forma financial impact of the Merger on Maxtor. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of the managements of Maxtor and Quantum that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Maxtor and Quantum that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Maxtor and Quantum as to the future financial performance of Maxtor, the HDD Business and Spinco and the strategic implications and operational benefits anticipated to result from the Merger. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for U.S. federal income tax purposes pursuant to Section 368 of the Code (as defined in the Merger Agreement). We have further assumed, with your consent, that the Spin Off will be treated as a tax-free reorganization for U.S. federal income tax purposes pursuant to Sections 355 of the Code. We have not independently verified that such tax treatment will be available in respect of the Merger and/or Spin Off, and we express no view with respect to the tax treatment that will be required to be applied to the Merger and Spin Off. We have further assumed, with your consent, that no indemnification payments in respect of any taxes in connection with the Merger or Spin Off will be required to made by Maxtor in excess of any insurance proceeds actually received in respect of such payments. We have assumed, with your consent, that no adjustments will be made to the Exchange Ratio. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Maxtor or the HDD Business nor have we made any physical inspection of the properties or assets of Maxtor or the HDD Business. You have advised us, and we have assumed, that the final terms of the Agreements will not vary materially from those set forth in the drafts reviewed by us. We have further assumed that the Spin Off and Merger will be consummated in a timely fashion in accordance with the terms of the Agreements without waiver of any of the conditions precedent to the Spin Off or Merger contained in the Agreements.

     Our opinion, as set forth herein, relates to the relative values of Maxtor and Spinco. We are not expressing any opinion as to what the value of the Maxtor Common Stock actually will be when issued in the Merger or the price at which Maxtor Common Stock will trade subsequent to the Merger. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Maxtor or the effect of any other transaction in which Maxtor might engage. We were not requested to consider, and our opinion does not address, any term of the Spin Off or Merger or any of the related transactions or Agreements, other than the Exchange Ratio. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

     Salomon Smith Barney Inc. is acting as financial advisor to Maxtor in connection with the Merger and will receive a fee for our services, a portion of which is payable only upon the consummation of the Merger. We have in the past provided and currently are providing investment banking services to Maxtor and Quantum unrelated to the Merger, for which we have received and will receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Maxtor, Spinco and Quantum for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Maxtor, Spinco and Quantum and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Maxtor in its evaluation of the Merger and our opinion is not intended to be and does not constitute a recommendation of the Merger to Maxtor or a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the Merger.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Maxtor.

                                          Very truly yours,

                                             /s/ SALOMON SMITH BARNEY INC.
                                          --------------------------------------
                                         SALOMON SMITH BARNEY INC.

                                                                         ANNEX C

                                LEHMAN BROTHERS

October 3, 2000

Board of Directors
Quantum Corporation
500 McCarthy Boulevard
Milpitas, CA 95035

Members of the Board:

     We understand that Quantum Corporation ("Quantum" or the "Company") proposes to reorganize itself by distributing to the holders of the Hard Disk Drive Group Common Stock, par value $0.01 per share (the "HDD Common Stock"), of the Company all of the shares of common stock of a new corporation ("Newco") to be composed of Quantum's Hard Disk Drive Group ("HDD") such that holders of HDD Common Stock will receive one share of common stock of Newco for each share of HDD Common Stock (the "Split-off"). We further understand that, immediately following the Split-off, pursuant to an Agreement and Plan of Merger dated October 3, 2000 (the "Merger Agreement") between Quantum, Newco and Maxtor Corporation ("Maxtor"), Newco will be merged with and into Maxtor and each outstanding share of common stock of Newco will be converted into 1.52 shares of common stock of Maxtor (the "Merger" and, together with the Split-off, the "Proposed Transaction"). For the purpose of this opinion, the consideration to be received by the holders of HDD Common Stock in exchange for shares of HDD Common Stock in the Proposed Transaction is deemed to consist of the shares of common stock of Maxtor to be received in the Merger (the "Exchange Ratio"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Distribution Agreement dated as of October 3, 2000 between Quantum and Newco, the Transaction Services Agreement dated as of October 3, 2000 between Quantum and Maxtor and the Merger Agreement (together, the "Agreements").

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the holders of shares of HDD Common Stock of the Exchange Ratio to be offered to such holders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreements and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company, HDD and Maxtor that we believe to be relevant to our analysis, including Annual Reports on Form 10-K for the fiscal year ended December 31, 1999 and Quarterly Reports on the form 10-Q for the quarter ended June 30, 2000, (3) financial and operating information with respect to the business, operations and prospects of the Company, HDD and Newco furnished to us by the Company, (4) financial and operating information with respect to the business, operations and prospects of Maxtor furnished to us by Maxtor, (5) a trading history of the HDD Common Stock from July 26, 1999 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) a trading history of the Maxtor's common stock from July 26, 1999 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of HDD and Maxtor with those of other companies that we deemed relevant, (8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (9) the potential pro forma impact of the Proposed Transaction on Maxtor, including the cost savings, operating synergies and strategic benefits expected by management of the Company and Maxtor to result from a combination of the businesses of HDD and Maxtor and (10) the relative contributions of HDD and Maxtor to the historical and future financial performance of the combined company on a pro forma basis. In addition, we have had discussions with the managements of the Company and Maxtor concerning the respective businesses, operations, assets, financial conditions, and prospects of HDD and Maxtor and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and Maxtor that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of HDD and Maxtor on a stand alone basis, and the financial projections of Maxtor on a pro forma basis following consummation of the Proposed Transaction, upon advice of the Company and Maxtor we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of the Company and Maxtor as to the future financial performance of HDD and Maxtor, as the case may be, and that on a stand alone basis HDD and Maxtor would perform, and on a pro forma basis Maxtor will perform, substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or HDD and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or HDD. Upon advice of the Company and its legal advisors and with your consent, we have assumed that the Split-off shall qualify as a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code of 1986 (the "Code"), and the Merger shall qualify as a tax-free reorganization within the meaning of
Section 355(e) of the Code, and therefore that the Proposed Transaction will be a tax-free transaction for Quantum and the holders of HDD Common Stock. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     In addition, we do not express any opinion as to the prices at which shares of common stock of Maxtor will actually trade following the consummation of the Proposed Transaction and this opinion should not be viewed as providing any assurance that the market value of the shares of Maxtor Common Stock to be received by holders of HDD Common Stock pursuant to the Proposed Transaction will be in excess of the market value of the shares of HDD Common Stock owned by such stockholder at any time prior to announcement or consummation of the Proposed Transaction.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the holders of HDD Common Stock in the Proposed Transaction is fair to such holders.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we may actively trade in the securities of the Company and Maxtor for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                                                         ANNEX D

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                            OF QUANTUM CORPORATION,
                             A DELAWARE CORPORATION

     Quantum Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that:

          1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 28, 1987.

          2. The amendment and restatement herein set forth has been duly approved by the Board of Directors of the corporation and by the stockholders of the Corporation pursuant to Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware ("Delaware Law").

          3. The amendment and restatement herein set forth has been duly adopted pursuant to Section 245 of the Delaware Law. This Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the corporation's Certificate of Incorporation.

          4. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

                                   "ARTICLE I

     The name of this Corporation is Quantum Corporation (the "Corporation").

                                   ARTICLE II

     The address of the registered office of the Corporation in the State of Delaware is 410 South State Street, in the city of Dover, County of Kent, 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under Delaware Law.

                                   ARTICLE IV

     This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. Each share of Common Stock shall have a par value of $0.01 and each share of Preferred Stock shall have a par value of $0.01. The total number of shares of Common Stock this Corporation shall have authority to issue is 1,000,000,000 and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 20,000,000. The Board of Directors of the corporation, subject to any restrictions contained in Delaware Law, the Bylaws, any preferences and relative, participating, optional or other special rights of any outstanding class or series of preferred stock of the Corporation and any qualifications or restrictions on the Common Stock created thereby, may declare and pay dividends upon the shares of its capital stock. The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

     The Preferred Stock initially shall be undesignated as to series. Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights of each such series of Preferred Stock and the qualifications, limitations or restrictions of such powers, designations, preferences or rights. The Board of Directors is also authorized to fix the number of shares of each such series of Preferred Stock. The Board of Directors is authorized to alter the powers, designation, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

     The Corporation shall from time to time in accordance with Delaware Law increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion, if applicable, of the Preferred Stock.

                                   ARTICLE V

     Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                   ARTICLE VI

     The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors constituting the whole Board of Directors shall be designated in the Bylaws of the Corporation.

                                  ARTICLE VII

     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VIII

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE IX

     To the fullest extent permitted by Delaware Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article IX shall, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this
Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE X

     Subject to Article XI hereof, at all elections of directors of the Corporation, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as he may see fit.

                                   ARTICLE XI

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                  ARTICLE XII

     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

     Unless otherwise required by law, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by either (i) the Board of Directors of the Corporation, (ii) the Chairman of the Board of Directors of the Corporation, if there be one, or (iii) the President of the Corporation.

                                  ARTICLE XIII

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XIV

     The Corporation shall have perpetual existence."

                                    *  *  *

     IN WITNESS WHEREOF, the undersigned has executed this certificate on
December   , 2000.

                                          Quantum Corporation

                                          By:
                                            ------------------------------------
                                                    Richard L. Clemmer,
                                                         President

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. Maxtor's certificate of incorporation and bylaws provide that Maxtor shall indemnify its directors, officers, employees, and agents to the full extent permitted by Delaware law. The certificate of incorporation and bylaws further provide that Maxtor may indemnify directors, officers, employees, and agents in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, Maxtor entered into separate indemnification agreements with Maxtor's directors and officers which would require Maxtor, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officer's liability insurance, if available on reasonable terms.

     These indemnification provisions and the indemnification agreements that Maxtor have entered into with Maxtor's officers and directors may be sufficiently broad to permit indemnification of Maxtor's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

     Maxtor has a policy of directors' and officers' liability insurance that insures Maxtor's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

     At present, there is no pending litigation or proceeding involving any of Maxtor's directors, officers, employees or other agents in which indemnification is being sought. Maxtor is not aware of any threatened litigation that may result in a claim for indemnification by any of Maxtor's directors, officers, employees or other agents.

ITEM 21. EXHIBITS.

     The following exhibits are filed with this registration statement:

EXHIBIT
NUMBER                            EXHIBIT TITLE                          NOTES
-------                           -------------                          -----
 2.1       Amended and Restated Agreement and Plan of Merger and
           Reorganization, dated as of October 3, 2000 by and among
           Quantum Corporation, Insula Corporation, Hawaii Acquisition
           Corporation and Maxtor                                         (1)
 2.2       Form of Separation and Redemption Agreement between Quantum
           Corporation, Insula Corporation and Maxtor
 2.3       Form of General Assignment and Assumption Agreement between
           Quantum Corporation, Insula Corporation and Maxtor
 2.4       Form of Tax Sharing and Indemnity Agreement between Quantum
           Corporation, Insula Corporation and Maxtor
 2.5       Form of Transitional Services Agreement between Quantum
           Corporation, Insula Corporation and Maxtor
 2.6       Form of Intellectual Property Agreement between Quantum
           Corporation, Insula Corporation and Maxtor
 2.7       Form of Indemnification Agreement between Quantum
           Corporation, Insula Corporation and Maxtor
 3.1       Restated Certificate of Incorporation of Maxtor
 4.1       Form of Voting Agreement, dated as of October 3, 2000,
           between Maxtor and certain stockholders of Quantum
 4.2       Form of Voting Agreement, dated as of October 3, 2000,
           between Quantum and certain stockholders of Maxtor

EXHIBIT
NUMBER                            EXHIBIT TITLE                          NOTES
-------                           -------------                          -----
 4.3       Stockholder Agreement dated June 25, 1998                      (2)
 4.4       Amendment No. 1 to Stockholder Agreement, dated as of
           October 3, 2000, by and among Hyundai Electronics America,
           Hyundai Electronics Industries, Ltd. and Maxtor
 5.1*      Legal opinion of Gray Cary Ware & Freidenrich LLP, counsel for Maxtor
 8.1*      Tax opinion of Gray Cary Ware & Freidenrich LLP, counsel for
           Maxtor
 8.2*      Tax opinion of Wilson Sonsini Goodrich & Rosati,
           Professional Corporation, counsel for Quantum
 8.3*      Tax opinion of Ernst & Young LLP
23.1*      Consent of Gray Cary Ware & Freidenrich LLP (see Exhibit
           5.1)
23.2       Consent of PricewaterhouseCoopers LLP, independent auditors
23.3       Consent of Ernst & Young LLP, independent auditors
23.4       Consent of Ernst & Young LLP
23.5*      Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (see Exhibit 8.2)
24.1       Power of Attorney (included as page II-4)
99.1       Form of Proxy Card of Maxtor
99.2       Form of Proxy Card of Quantum Corporation
99.3       Consent of Salomon Smith Barney Inc.
99.4       Consent of Lehman Brothers

-------------------------
 *  To be filed by amendment

(1) Included as an Annex to this Form S-4 registration statement.

(2) Incorporated by reference to exhibits of Form S-1 filed July 30, 1998.

ITEM 22. UNDERTAKINGS.

     The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The registrant hereby undertakes to respond to requests for information that is incorporated by reference into this joint proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 8th day of December, 2000.

                                          MAXTOR CORPORATION

                                          By:
                                                  /s/ MICHAEL R. CANNON
                                            ------------------------------------
                                              Michael R. Cannon
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Each of the officers and directors of Maxtor Corporation. whose signature appears below hereby constitutes and appoints Michael R. Cannon and Glenn H. Stevens his true and lawful attorneys and agents, with full power of substitution, and with power to act alone, to sign on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-4 (including post-effective amendments) and any and all new registration statements filed pursuant to Rule 462 under the Securities Act and to perform any acts necessary to file such amendments or registration statements, with exhibits thereto and other documents in connection therewith, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorneys and agents to any and all such documents and all that said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on December 8, 2000 by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
               /s/ DR. CHONG SUP PARK                     Chairman of the Board       December 8, 2000
-----------------------------------------------------
                 Dr. Chong Sup Park

                /s/ MICHAEL R. CANNON                   President, Chief Executive    December 8, 2000
-----------------------------------------------------     Officer, and Director
                  Michael R. Cannon

                 /s/ PAUL J. TUFANO                       Senior Vice President,      December 8, 2000
-----------------------------------------------------            Finance,
                   Paul J. Tufano                      Chief Financial Officer, and
                                                       Principal Accounting Officer

                  /s/ CHARLES HILL                               Director             December 8, 2000
-----------------------------------------------------
                    Charles Hill

                /s/ CHARLES F. CHRIST                            Director             December 8, 2000
-----------------------------------------------------
                  Charles F. Christ

                    /s/ Y.H. KIM                                 Director             December 8, 2000
-----------------------------------------------------
                      Y.H. Kim

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                   /s/ THOMAS CHUN                               Director             December 8, 2000
-----------------------------------------------------
                     Thomas Chun

                /s/ ROGER W. JOHNSON                             Director             December 8, 2000
-----------------------------------------------------
                  Roger W. Johnson

                 /s/ CHANG SEE CHUNG                             Director             December 8, 2000
-----------------------------------------------------
                   Chang See Chung

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            EXHIBIT TITLE                          NOTES
-------                           -------------                          -----
 2.1       Amended and Restated Agreement and Plan of Merger and
           Reorganization, dated as of October 3, 2000 by and among
           Quantum Corporation, Insula Corporation, Hawaii Acquisition
           Corporation and Maxtor                                         (1)
 2.2       Form of Separation and Redemption Agreement between Quantum
           Corporation, Insula Corporation and Maxtor
 2.3       Form of General Assignment and Assumption Agreement between
           Quantum Corporation, Insula Corporation and Maxtor
 2.4       Form of Tax Sharing and Indemnity Agreement between Quantum
           Corporation, Insula Corporation and Maxtor
 2.5       Form of Transitional Services Agreement between Quantum
           Corporation, Insula Corporation and Maxtor
 2.6       Form of Intellectual Property Agreement between Quantum
           Corporation, Insula Corporation and Maxtor
 2.7       Form of Indemnification Agreement between Quantum
           Corporation, Insula Corporation and Maxtor
 3.1       Restated Certificate of Incorporation of Maxtor
 4.1       Form of Voting Agreement, dated as of October 3, 2000,
           between Maxtor and certain stockholders of Quantum
 4.2       Form of Voting Agreement, dated as of October 3, 2000,
           between Quantum and certain stockholders of Maxtor
 4.3       Stockholder Agreement dated June 25, 1998                      (2)
 4.4       Amendment No. 1 to Stockholder Agreement, dated as of
           October 3, 2000, by and among Hyundai Electronics America,
           Hyundai Electronics Industries, Ltd. and Maxtor
 5.1*      Legal opinion of Gray Cary Ware & Freidenrich LLP, counsel for Maxtor
 8.1*      Tax opinion of Gray Cary Ware & Freidenrich LLP, counsel for
           Maxtor
 8.2*      Tax opinion of Wilson Sonsini Goodrich & Rosati,
           Professional Corporation, counsel for Quantum
 8.3*      Tax opinion of Ernst & Young LLP
23.1*      Consent of Gray Cary Ware & Freidenrich LLP (see Exhibit
           5.1)
23.2       Consent of PricewaterhouseCoopers LLP, independent auditors
23.3       Consent of Ernst & Young LLP, independent auditors
23.4       Consent of Ernst & Young LLP
23.5*      Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (see Exhibit 8.2)
24.1       Power of Attorney (included as page II-4)
99.1       Form of Proxy Card of Maxtor
99.2       Form of Proxy Card of Quantum Corporation
99.3       Consent of Salomon Smith Barney Inc.
99.4       Consent of Lehman Brothers

-------------------------
 *  To be filed by amendment

(1) Included as an Annex to this Form S-4 registration statement.

(2) Incorporated by reference to exhibits of Form S-1 filed July 30, 1998.